As filed with the Securities and Exchange Commission on December 17, 2007

Registration No. 333-146093

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOMENTIVE PERFORMANCE MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	6719	20-5748297
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

187 Danbury Road

Wilton, CT 06897

(203) 761-2500

(Address, including zip code, and telephone number, including area code, the registrant’s principal executive offices)

Jonathan D. Rich

Chief Executive Officer

Momentive Performance Materials Inc.

187 Danbury Road

Wilton, CT 06897

(203) 761-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

[SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS]

Copies to:

Douglas A. Johns

Secretary and General Counsel

Momentive Performance Materials Inc.

187 Danbury Road

Wilton, CT 06897

(203) 761-2500

Approximate date of commencement of proposed exchange offer:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
9 3/4% Senior Notes due 2014	$765,000,000	100%	$765,000,000	$23,485.50
9% Senior Notes due 2014(2)	€275,000,000	100%	€275,000,000	$11,738.45
10 1/8%/10 7/8% Senior Toggle Notes due 2014(3)	$434,597,230	100%	$300,000,000	$13,342.13
11 1/2% Senior Subordinated Notes due 2016	$500,000,000	100%	$500,000,000	$15,350.00
Guarantees of the $765,000,000 aggregate principal amount of its 9 3/4% Senior Notes due 2014, €275,000,000 aggregate principal amount of its 9% Senior Notes due 2014, $300,000,000 aggregate principal amount of its 10 1/8%/10 7/8% Senior Toggle Notes due 2014, $500,000,000 aggregate principal amount of its 11 1/2% Senior Subordinated Notes due 2016(4)(5)	$2,081,957,230	n/a	n/a	(5)

(1)	Estimated solely for the purpose of calculating the registration fee, which was paid with the initial filing of the registration statement, pursuant to Rule 457(f)(2) under the Securities Act at a rate of $30.70 per million.
(2)	The amount of registration fee was calculated based on the noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on September 12, 2007 of $1.3904 = €1.00.
(3)	Includes $134,597,230 principal amount of PIK notes which may be issued, at the option of the Registrants, in lieu of cash interest payments thereon. Such additional principal amount constitutes the Registrants’ reasonable good faith estimate of the amount of such notes which may be paid as interest in lieu of cash.
(4)	The entities listed on the Table of Additional Registrant Guarantors on the following page have guaranteed the notes being registered hereby.
(5)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors

Exact Name	Jurisdiction of Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Name, Address and Telephone Number of Principal Executive Offices
Momentive Performance Materials Worldwide Inc.	Delaware	2800	20-5748357	187 Danbury Road Wilton, CT 06897 (203) 761-2500

Momentive Performance Materials USA Inc.	Delaware	2800	20-5748388	187 Danbury Road Wilton, CT 06897 (203) 761-2500

Momentive Performance Materials China SPV Inc.	Delaware	2800	20-5748469	187 Danbury Road Wilton, CT 06897 (203) 761-2500

Momentive Performance Materials South America Inc.	Delaware	2800	20-5834895	187 Danbury Road Wilton, CT 06897 (203) 761-2500

MPM Silicones, LLC	New York	2800	22-3775481	187 Danbury Road Wilton, CT 06897 (203) 761-2500

Momentive Performance Materials Quartz, Inc.	Delaware	3299	34-1839929	187 Danbury Road Wilton, CT 06897 (203) 761-2500

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 17, 2007

PROSPECTUS

Momentive Performance Materials Inc.

EXCHANGE OFFER FOR

9 3/4% Senior Notes due 2014 ($765,000,000)

9% Senior Notes due 2014 (€275,000,000)

10 1/8%/10 7/8% Senior Toggle Notes due 2014 ($300,000,000)

11 1/2% Senior Subordinated Notes due 2016 ($500,000,000)

Momentive Performance Materials Inc. (the “Company”) hereby offers to exchange up to $765,000,000 aggregate principal amount of its 9 3/4% Senior Notes due 2014, €275,000,000 aggregate principal amount of its 9% Senior Notes due 2014, $300,000,000 aggregate principal amount of its 10 1/8%/10 7/8% Senior Toggle Notes due 2014, $500,000,000 aggregate principal amount of its 11 1 /2% Senior Subordinated Notes due 2016 registered under the Securities Act of 1933, or the “exchange notes,” for an equal principal amount of its 9 3/4% Senior Notes due 2014, 9% Senior Notes due 2014, 10 1/8%/10 7/8% Senior Toggle Notes due 2014, 11 1/2% Senior Subordinated Notes due 2016, or the “outstanding notes,” which we issued previously without registration under the Securities Act. We refer to the outstanding notes and the exchange notes collectively in this prospectus as the “notes.” The exchange notes are substantially identical to the outstanding notes, except that the exchange notes will not be subject to transfer restrictions or entitled to registration rights, and the additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer will not apply to the exchange notes. The outstanding notes were issued initially by the Company, and the exchange notes will be issued by the Company and guaranteed by Momentive Performance Materials USA Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., MPM Silicones, LLC and Momentive Performance Materials Quartz, Inc. The exchange notes will represent the same debt as the outstanding notes and the Company will issue the exchange notes under the same indentures.

Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on [•], 2008, unless extended.

•	Completion of the exchange offer is subject to certain customary conditions, which the Company may waive.

•	The exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered for exchange.

•	You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

•	All outstanding notes that are validly tendered and not withdrawn will be exchanged for exchange notes.

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Certain of our subsidiaries who guaranteed the outstanding notes will guarantee our obligations under the exchange notes to the same degree, including the payment of principal, premium, if any, and interest on the notes. The guarantees of the senior notes are senior unsecured obligations of the subsidiary guarantors. The guarantees of the senior subordinated notes are the senior subordinated unsecured obligations of the subsidiary guarantors. Additional subsidiaries will be required to guarantee the exchange notes, and the guarantees of the subsidiary guarantors terminate, in each case in the circumstances described under “Description of the Exchange Notes—Note Guarantees.”

•	The dollar notes that are sold to qualified institutional buyers will be eligible for trading in The PORTALSM market.

See “ Risk Factors” beginning on page 20 for a discussion of the factors you should consider in connection with the exchange offer and exchange of outstanding notes for exchange notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OUTSTANDING NOTES OR THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The accompanying letter of transmittal relating to the exchange offer for the dollar-denominated notes states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of time ending on the earlier of 180 days after consummation of the registered exchange offer or the date upon which a broker-dealer is no longer required to deliver a prospectus, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the United States Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, which we refer to as the “exchange offer registration statement,” under the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the “Securities Act”, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Momentive Performance Materials Inc. and the exchange offer, reference is made to the exchange offer registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

After the registration statement becomes effective, we will file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain copies of the information and documents referenced or incorporated by reference in this prospectus at no charge by accessing the SEC’s website or by requesting them from us in writing or by telephone at:

Momentive Performance Materials Inc.

187 Danbury Road

Wilton, CT 06897

(203) 761-2500

We also maintain an Internet site at http://www.momentive.com. We will, as soon as reasonably practicable after the electronic filing of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports if applicable, make available such reports free of charge on our website. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to exchange our securities.

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than [                    ], 2008. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We may extend the exchange offer in our sole discretion. See “The Exchange Offer” for more detailed information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain “forward-looking statements,” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” The safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to any such statements which are made in connection with this exchange offer. You can identify certain forward-looking statements by our use of forward-looking terminology such as, but not limited to, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “likely”, “will”, “would”, “could” and similar expressions (or the negative of aforementioned terminologies or expressions) that identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained or incorporated by reference in this prospectus. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	our substantial leverage;

•	limitations on flexibility in operating our business contained in the documents governing our indebtedness;

•	increases in interest rates;

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changes in prices and availability of raw materials and key intermediates, including changes due to anti-dumping actions or duties, and our ability to pass on changes in prices of raw materials and key intermediates to customers on a timely basis;

•	rising energy costs;

•	risks associated with our non-U.S. operations;

•	fluctuations in currency exchange rates;

•	changes in government regulation;

•	increases in the cost of compliance with laws and regulations, including environmental laws and regulations;

•	risks associated with our separation from General Electric Company;

•	risks of competition, including U.S. and non-U.S. competition, in our existing and future markets;

•	reliance on patents, unpatented proprietary know-how and trade secrets;

•	risks of exposure of workers, customers or users of end-products to hazardous materials;

•	increases in the amounts we are required to contribute to our pension plans;

•	disputes with the unions or works councils to which our employees belong;

•	the control of our company by the Sponsors (as defined under “Terms Used in This Prospectus”) may be in conflict with our interests or your interest as a holder of notes;

•	our ability to attract and retain skilled employees, particularly research scientists, technical sales professionals and engineers or chemists; and

•	the other factors presented under the heading “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained or incorporated by reference in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF NON-GAAP FINANCIAL INFORMATION

Certain covenants contained in the credit agreement governing our credit facilities and the indentures governing the senior notes and senior subordinated notes require us to calculate Adjusted EBITDA. We have provided EBITDA and Adjusted EBITDA information in this prospectus because we believe they provide investors with additional information relative to our credit agreement and indentures to measure our performance and evaluate our ability to service our indebtedness. EBITDA and Adjusted EBITDA are not presentations made in accordance with U.S. generally accepted accounting principles (“GAAP”), and our use of the terms “EBITDA” and “Adjusted EBITDA” varies from others in our industry. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or liquidity. EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness.

Adjusted EBITDA, in addition to the adjustments set forth under EBITDA above, adds back expected stand-alone cost savings, U.S. benefit plan savings, restructuring/severance charges and certain noncash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Because of these limitations, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally.

TERMS USED IN THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, in this prospectus:

•	the term “Holdings” refers to Momentive Performance Materials Holdings Inc., the parent of the Company;

•	the term “Momentive Group” refers to Holdings together with its subsidiaries, collectively;

•	the term “Acquisition” refers to the acquisition by the Momentive Group of certain assets, subsidiaries and liabilities of General Electric Company in December 2006;

•	the term “Business” refers to the assets, subsidiaries and liabilities of General Electric Company that were acquired by the Momentive Group in December 2006;

•	the terms “Company” and “Successor” refer to Momentive Performance Materials Inc., the issuer of the notes;

•	the terms “we”, “us”, “our” and “Momentive” refer to the Company together with its subsidiaries, collectively;

•	the term “Apollo” refers to Apollo Management VI, L.P. and its affiliates;

•	the term “GE” refers to General Electric Company;

•	the term “Sponsors” refers to Apollo and GE;

•	the term “Predecessor” refers to GE Advanced Materials, an operating unit within the Industrial segment of GE prior to the Acquisition;

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the term “guarantors” refers to each of Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., MPM Silicones, LLC, Momentive Performance Materials Quartz, Inc. and future domestic subsidiaries of the Company that will guarantee the notes;

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the term “outstanding notes” refers to the 9 3/4% Senior Notes due 2014, 9% Senior Notes due 2014, 10 1/8%/10 7/8% Senior Toggle Notes due 2014 and 11 1/2% Senior Subordinated Notes due 2016 which we issued previously without registration under the Securities Act;

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the term “exchange notes” refers to the 9 3/4% Senior Notes due 2014, 9% Senior Notes due 2014, 10 1/8%/10 7/8% Senior Toggle Notes due 2014 and 11 1/2% Senior Subordinated Notes due 2016 that are registered under the Securities Act of 1933, and which we are hereby offering to exchange for the outstanding notes;

•	the term “dollar fixed-rate notes” refers to the portion of the exchange notes made up of the 9 3/4% Senior Notes due 2014;

•	the term “euro fixed-rate notes” refers to the portion of the exchange notes made up of the 9% Senior Notes due 2014;

•	the term “senior toggle notes” refers to the portion of the exchange notes made up of the 10 1/8%/10 7/8% Senior Toggle Notes due 2014;

•	the term “senior subordinated notes” refers to the portion of the exchange notes made up of the 11 1/2% Senior Subordinated Notes due 2016;

•	the term “senior notes” refers to the dollar fixed-rate notes, euro fixed-rate notes and senior toggle notes;

•	the term “notes” refers to the outstanding notes and the exchange notes;

•	the term “GDP” refers to the gross domestic product of the United States;

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•	the term “Transactions” refers to the Acquisition and the financing transactions related thereto;

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the term “Seller Note” refers to the 10.5-year, 11% pay-in-kind senior discount note, which is generally non-callable for five years, with a stated principal amount of $400 million issued to GE by Holdings in connection with the Transactions; and

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the term “Registrants” refers to Momentive Performance Materials Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., MPM Silicones, LLC and Momentive Performance Materials Quartz, Inc.

The Company’s fiscal year end is December 31. However, it has been the Company’s practice, and GE’s practice with respect to the Business, to establish interim closing dates using fiscal months that end on the Sunday that is closest to the calendar month end. Therefore, the Company’s third fiscal quarter during 2006 and 2007 ended on October 1, 2006 and September 30, 2007, respectively.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision.

Company Overview

Momentive Performance Materials Inc. was incorporated in Delaware on September 6, 2006. Prior to November 21, 2006, Momentive Performance Materials Inc. was known as Nautilus Holdings Intermediate Corp. We are the world’s second-largest producer of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. Silicones are a multi-functional family of materials used in a wide variety of products and serve as a critical ingredient in many construction, transportation, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure-sensitive adhesive labels, foam products, cosmetics and tires. Our Quartz division manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications.

Both our Silicones and Quartz divisions feature attractive industry dynamics and strong growth characteristics. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. According to True North, a chemical industry research and consulting group, the global silicones market grew, based on revenues, at a compounded annual growth rate (“CAGR”) of 6%, from $3 billion in 1986 to $9 billion in 2005. Further, the figures for 2006 indicate that the global industry continued to expand at a pace of over 8% and is currently estimated at $10 billion. True North expects the global silicones market to continue to grow, based on revenues, at a CAGR of 6%, to $12 billion in 2010. The cost of our products typically represents a small percentage of the overall cost of our customers’ products.

We believe that our scale and global reach provide significant efficiencies in our fixed and variable cost structure and that our breadth of related products provides significant operational, technological and commercial advantages. We internally produce the substantial majority of one of our key intermediates, siloxane, which facilitates a low-cost operating structure and provides security of supply.

We are one of two producers in the silicones market with global production capacity. As of September 30, 2007, we had 28 production sites strategically located around the world, which allows us to produce the substantial majority of our key products locally in the Americas, Europe and Asia. Through this worldwide network of production facilities, we serve approximately 14,000 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, BASF, The Home Depot and Lowe’s.

We believe we have created a value-added, technical service-oriented business model that enables us to target and participate in high-margin and high-growth specialty markets. For these reasons, we believe that customers of our products are less price-sensitive, reducing our vulnerability to economic downturns. These specialty markets account for the majority of our revenues and continue to be a growing part of our business.

Our Strengths

Our company has the following competitive strengths:

Leading Global Silicones Producer. We are the world’s second-largest producer of silicones and silicone derivatives, with leading positions in various product lines and geographic areas. We believe our scale, global reach and breadth of product offerings provide us with significant advantages over many of our competitors by allowing us to serve global customers with precise specifications, particularly those expanding production in developing nations.

Attractive Industry Growth Profile. The broad molecular characteristics of silicones continually lead to new uses and applications, which have led to worldwide industry growth in excess of GDP over the past 20 years. Drivers of growth include end-market growth and increased market penetration, with silicones increasingly being used as a value-added substitute for traditional materials or as a functional additive, which yields new properties for our customers’ products. For instance, silicones act as the conditioning ingredient in “2-in-1” shampoo.

Broad-Based Diversification.

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Industry Diversification. Our Silicones business has a diversified revenue base across a variety of end-markets, reducing our vulnerability to macroeconomic trends. Furthermore, our products are often used in niche applications that represent a small portion of our customers’ material costs. For example, our products are used in scratch-resistant coating on automobile headlamps. Our leading end-market is building and construction, which consists primarily of industrial and infrastructure construction and repair.

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Customer Diversification. We have a diverse customer base of approximately 14,000 customers between our Silicones and Quartz businesses and are well balanced across multiple geographies. In 2006, our top 20 customers accounted for only 17% of our total revenues, and no single customer accounted for more than 3% of our total revenues. We have maintained long-standing relationships with many of our customers.

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Geographic Diversification. We have a global sales presence, with approximately 41%, 32% and 27% of our 2006 revenues generated in the Americas, Europe and Asia, respectively, compared to 35%, 36% and 29% in 2005.

Global Infrastructure. We are a global company with significant manufacturing capacity in each of the Americas, Europe and Asia. We have 28 production facilities located around the world, R&D centers on three continents and sales to customers in over 100 countries. The silicones business has three siloxane production facilities located in Waterford, New York; Ohta, Japan and Leverkusen, Germany and two silanes production facilities in Sisterville, West Virginia and Termoli, Italy. The Quartz production sites are located throughout Ohio, Geestacht, Germany and in Wuxi, China.

We use our global platform to deliver products to companies efficiently on a worldwide basis. Many of our customers are expanding internationally to serve developing areas in Asia, Eastern Europe, Latin America, India and Russia. Maintaining close proximity to our international customers allows us to serve them more quickly and efficiently and thus build strong relationships.

Attractive Intermediate Position. We maintain our own manufacturing capacity for approximately 86% of our requirements for siloxane, the key intermediate required to produce silicones, and source the remainder through long-term supply agreements. We believe our internal siloxane supply reduces our overall cost structure and strengthens our overall competitiveness.

The most important raw material used in the production of silicones, silicon metal, is an inorganic material that is not derived from petrochemicals.

Leading Fused Quartz and Specialty Ceramics Producer. We are a global leader in the fused quartz and ceramics product markets in which we compete. In particular, we are the largest manufacturer of quartz products for the semiconductor market and the second largest manufacturer of quartz products for light bulbs and fiber optics. Our leadership position and profitability are driven by several factors, including strong customer relationships and the precise quality and purity specifications of our products. Additionally, we believe we are a leader in several ceramic materials markets, including cosmetic additives.

Strong and Experienced Management Team. We are run by a strong management team led by Chief Executive Officer Dr. Jonathan Rich and Chief Financial Officer Steven Delarge. Since joining the Business in June 2007, Dr. Rich has been improving the service and quality of the Business and its products. Initiatives have been launched to increase commercial effectiveness, improve manufacturing efficiencies and capture cost savings.

Our Strategy

We are focused on increasing cash flow and augmenting growth through the following strategies:

Increase Shift to High-Margin Specialty Products. We plan to continue to utilize our global platform and research and development application capabilities to develop new silicone products. In 2003, we acquired the OSi Specialties business from Crompton Corporation (later re-named “Chemtura”), which enhanced our new product development initiatives. As a result, revenues from new product introductions (defined as those developed within the previous three years) have grown from approximately $90 million in 2004 to approximately $214 million in 2006. We believe that our focus on sales and research will foster future growth.

Expand Global Reach and Presence in Faster Growing Regions. The Silicones division’s most significant growth opportunity is in developing countries, most notably China. In 2006, the Silicones division’s revenues from sales in China grew by approximately 9% compared to 2005. In the second quarter of 2006, we began construction of an 18,000 metric-ton capacity silicone finishing plant in Nantong, China. This facility will complement our current presence in the region and is expected to generate further growth in China. The new plant is expected to produce materials for the electronics, furniture, textiles, bedding, adhesives, personal care, agriculture and healthcare markets and is scheduled to commence operations at the end of 2008, making us one of the first silicone producers with a large presence in the Chinese specialty silicones market. Additionally, in April 2007, we entered into a joint venture for the construction and operation of a new siloxane manufacturing facility in Jiande, China.

Pursue New End-Markets and Product Opportunities. We have identified a number of end-markets in which we believe we are presently under-penetrated. For instance, we have historically not participated significantly in the healthcare industry, where we believe several growth opportunities exist for the manufacture of silicone products with medical applications. We expect to target many of these opportunities, such as contact lenses and surgical equipment. We believe that we can apply our technical capabilities to enter these markets and capture market share.

Implement Strategic Cost and Working Capital Reduction Initiatives to Drive Free Cash Flow. We have implemented and are currently implementing a number of projects aimed at increasing margins through cost reduction and efficiency improvements. We have achieved cost savings of approximately $26.0 million per year as a result of our separation from GE due to the reduction of corporate overhead through the elimination of GE corporate assessments and other cost-saving measures as a stand-alone entity, such as the consolidation of field offices. We are also exploring further cost-saving opportunities of at least $50 million on an annual basis related to workforce restructuring, reduction of indirect costs and material productivity measures. Including all initiatives, we expect annualized savings of at least $76.0 million from the opportunities mentioned above. We have also achieved significant working capital savings and expect to continue to do so over the next 12 months.

Our Business Segments

Silicones. We are the world’s second largest producer of silicones and silicone derivatives, manufacturing a wide range of high-performing elastomers, sealants, coatings and fluids. Product families within our silicones business include specialty fluids (textiles, personal care, home care, agriculture and oil and gas applications), resins and silanes (tires, additives for coatings, masonry water repellents and protective coatings for plastics and rubber), elastomers (healthcare and automotive applications), room temperature vulcanizing products (adhesives and sealants), urethane additives (polyurethane foam additives) and general consumer and construction sealants.

Silicones are used in product formulations primarily due to two distinguishing factors: (1) their high degree of inertness (i.e., resistance to heat, electricity and chemical reactions); and (2) their ability during manufacturing to greatly modify their viscosity, enabling production of end-products with a significant variation in levels of lubricity or adhesion. Silicones are developed using separate finishing processes to generate a wide variety of different performance characteristics and are typically used in applications where traditional materials cannot perform under required conditions. Entirely new applications for silicones continue to emerge as a result of their versatility and broad range of properties. We have a broad range of specialty silicones technologies, with highly advanced research, applications development and technical service capabilities.

For the fiscal nine-month period ended September 30, 2007, our Silicones division generated revenues of $1,678.0 million compared to $1,620.1 million for the fiscal nine-month period ended October 1, 2006. In 2006, our Silicones division generated revenues of $2,144.9 million.

Product Portfolio

Our silicones product portfolio consists of the following:

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Specialty Fluids. Specialty fluids products are surfactants, elastomer gel networks, high-performance antifoams and emulsions. Silicone fluids exhibit low surface tension, excellent gloss, excellent sensory, softening and conditioning properties, good thermal stability and excellent viscosity over a wide temperature range, which permits usage in a number of applications. Specialty fluids are used primarily in the personal care, home care, textiles, oil and gas and agriculture end-markets and are sold under the Magnasoft®, Sagtex®, Formasil®, Silwet®, Silshine®, Tospearl® and Velvesil® brands. Specialty fluids products represented approximately 9% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 compared to approximately 8% of Silicones revenues in 2006 and 2005.

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Silanes, Resins and Specialties (“SR&S”). SR&S products are primarily used as components in specialty coating applications. Resins are used as the binder in the production of formulated products such as adhesives, laminates, paints and coatings, and sealants and caulks. Their use is generally restricted to situations where required performance characteristics, such as high-temperature resistance or good weathering, are beyond the scope of traditional materials. Silanes are used as high-performance coupling agents, adhesion promoters or as reactive intermediates. SR&S products are sold into a diverse range of end-markets, including aerospace, construction, coatings and ink, paint, paper, adhesives, electronics, motor vehicles, sealants and plastics. We sell specialty resins brands including Tospearl®, Silprint®, Silblock™ and Anchorsil®. Silanes brands include Silquest®, CoatOSil®, NXT®, XL-Pearl™ and Silcat®. SR&S products represented approximately 13% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 and in 2006 compared to 12% in 2005.

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Elastomers. Silicone elastomers are blends of silicone polymers and various fillers and include solid and liquid elastomers. Favorable performance characteristics include a broad temperature range, excellent resistance to weathering, low toxicity, good electrical insulation properties and acoustical damping qualities. Silicone elastomers are used in the production of a variety of products, including gaskets, seals, hoses and tubing, as well as numerous consumer items. Elastomers products are used primarily in the healthcare, consumer products and automotive end-markets and are sold under the

Tufel®, Ultra Tufel®, Silplus®, LIM®, Silopren®, and Addisil® brand names. Elastomers products represented approximately 13% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 and in 2006 compared to 12% in 2005.

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Room Temperature Vulcanization. Room temperature vulcanization products consist of highly engineered gels, greases, adhesives and sealants. Different types of chemistries are employed based on the application to cure the material at room temperature, with heat or by UV light. Custom fillers and additives are used to enhance performance in areas such as electrical and thermal conductivity, cure speed, adhesion to plastics and metals, optical clarity and resistance to heat. Room temperature vulcanization products are used primarily in micro- and macro-electronics assembly, consumer electronics, automotive, aerospace and industrial sealing applications. Room temperature vulcanization products include SilCool®, InvisiSil® and SnapSil® brand names. Room temperature vulcanization products represented approximately 8% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 as well as in 2006 and 2005.

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Urethane Additives. Urethane additive products include silicone surfactants that are used for stabilizing polyurethane foam and catalysts used in polyurethane-foam reaction. Polyurethane foams are used in furniture and bedding, auto seating, appliances, construction and footwear applications. Urethane additive products are sold under the Niax® brand. Urethane additive products represented approximately 10% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 compared to 9% of Silicones revenues in 2006 and 2005.

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Consumer Sealants and Adhesives. This product line includes bathroom and shower caulk, the most well known of silicones applications. Silicone sealants and adhesives are primarily used for consumer products and the commercial and residential construction markets. These products have strong followings from both consumer remodelers and professional contractors. Our consumer sealants and adhesives products are sold under the GE, Lighthouse and VIP brands. We have the right to use the GE brand name for these products. We believe GE-branded silicone is one of the most highly regarded consumer sealants available and is the only branded silicone available at The Home Depot and Lowe’s. Additionally, we produce private label branded sealants for a number of hardware and paint retailers. Consumer sealant and adhesive products represented approximately 9% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 compared to 8% of Silicones revenues in 2006 and 2005.

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Core. The core product family consists of a variety of elastomers, fluids and silanes that have more standardized specifications than our broader product portfolio. These products are often sold to other silicones formulators, who upgrade them through further processing or mixing with other materials. Core products are sold to virtually every silicone and silane end-market, including personal care, construction, automotive, cable and wire and electronic markets. Products in this category require lower sales force dedication and technological application than our specialty product portfolio. For this reason, we have grouped these standard products into this category in order to increase selling and development efficiencies.

End-Markets and Applications. The physical properties of silicones, such as weatherability, longevity and tolerance to a wide temperature range, make them versatile products with broad commercial applications. In the building and construction industry, silicone sealants and caulks are used to seal expansion and control joints in pre-cast exterior concrete panels and metal curtain walls, as well as in siding, window and door perimeters. In the transportation industry, silicones are used in a variety of OEM and aftermarket applications. In the electronics industry, silicones’ tolerance to high temperatures give them a considerable advantage relative to other, traditional materials in a variety of computers and electronics manufacturing applications. In the personal care industry, silicones are used in consumer goods such as hair care and shaving products, antiperspirants and deodorants, cosmetics and shower and bath products. In the healthcare industry, silicones are used in medical equipment, as well as in surgeries and other general medical procedures. We believe that such a broad range of commercial uses not only helps to maintain a steady demand for our products in industries that are vulnerable to economic cycles but also allows us to explore new applications for our products in high-growth industries.

Customers. Our Silicones division had sales to over 12,500 different customers in 2007 in a variety of industries. In 2006, our top 20 customers accounted for only 16% of our total revenues, and no single customer accounted for more than 3% of our total revenues. We have maintained long-standing relationships with many of our customers. For example, we have served one of our largest customers, The Home Depot, Inc., for over 20 years.

Key Raw Materials.

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Silicon Metal. Silicon, found in clay, sand and various types of rock such as granite and sandstone, is the second most abundant element in the Earth’s crust, making up 28% of its mass. Silicon metal is an inorganic material that is not derived from petrochemicals. Major silicon metal suppliers include Becancour, Globe, Elkem Norway, Liasa, Itochu and other smaller vendors located around the world. Our silicon metal contracts typically are for one year, and range up to three years, with fixed prices typically determined on an annual basis.

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Siloxane. Siloxane is a key intermediate required to produce the silicones polymer. We produce siloxane for our internal use in Waterford, New York; Leverkusen, Germany and Ohta, Japan. We source approximately 86% of our siloxane from our own internal production and the majority of the remainder from an existing off-take agreement with Asia Silicones Monomer Limited (“ASM”) at a cost-plus pricing formula. In connection with the Acquisition, Holdings and our subsidiary, Momentive Performance Materials (Thailand) Ltd., formerly known as GE Toshiba Silicones Thailand Ltd., entered into a 20-year supply arrangement with GE and GE Monomer (Holdings) Pte. Ltd., formerly known as GETOS Singapore Pte. Ltd., to obtain a supply of siloxane from ASM or an alternative source in certain circumstances. See “Certain Relationships and Related Party Transactions.”

•	Methanol. Methanol is a key raw material for the production of methyl chloride, which is used to produce chlorosilanes. Major methanol suppliers include Ashland, Mitsubishi, Solvadis and Deutsche.

Quartz. Our Quartz division is a global leader in the development and manufacturing of fused quartz and ceramic materials. Fused quartz, a man-made glass manufactured principally from quartz sand, is used in processes requiring extreme temperature, high purity and other specific characteristics. Fused quartz and ceramic materials are used in a wide range of industries, including semiconductor, lamp tubing, manufacturing, packaging, cosmetics and fiber optics. Our Quartz division is a leading global producer of quartz tubing, ingots and crucibles and high-performance, non-oxide ceramic powders, coatings and solids. In addition, our Quartz division is currently developing a number of high-end crystal products, primarily geared towards the electronics and lighting markets.

Our Quartz division’s products are used as a superior substitute for glass. On a microscopic level, normal glass is filled with impurities, bubbles and other flaws. For this reason, applications that require transparency and a high level of purity or stress-resistance (such as process equipment for semiconductor manufacturing or lamp lenses for video projectors) require the use of quartz. The manufacture of quartz products for use in the production of semiconductors generated approximately 60% of our Quartz division’s revenue for the fiscal nine-month period ended September 30, 2007 compared to 62% for 2006 and 55% in 2005. When microchip makers add to or adjust their manufacturing lines for newly developed products, they usually require quartz products.

For the fiscal nine-month period ended September 30, 2007, our Quartz division generated revenues of $206.2 million compared to $196.6 for the fiscal nine-month period ended October 1, 2006. In 2006, our Quartz division generated revenues of $269.2 million.

Raw Materials. Naturally occurring quartz sand is the key raw material for fused quartz products. The natural quartz sand market is dominated by the Unimin Corporation, which owns the Harris and Hawkins District mine in North Carolina. This is substantially the only mine in the world currently identified as having the high quality quartz sand required for semiconductor quartz fabrication and is believed to maintain 20 years of proven reserves.

Because Unimin controls more than 90% of this market, they exercise significant control over quartz sand prices, which have been steadily increasing. In recent years, these increases have been approximately 5-10% per year. We expect these price increases to continue, and we periodically evaluate other quartz sand sources around the world.

Competition. We compete with a variety of companies, including large global chemical companies and small specialty chemical companies, in each of our product lines. The principal factors of competition in our industry include product quality, customer service and breadth of product offerings, product innovation, manufacturing efficiency, distribution and price. Some of our competitors are larger, have greater financial resources and have less debt than we do and may, as a result, be better able to withstand changes in conditions throughout our industry relating to pricing or otherwise and the economy as a whole. We believe that no single company competes with us across all of our existing product lines.

Marketing and Distribution. We market an extensive product line to meet a wide variety of customer needs. We focus on customers who are, or have the potential to be, leaders in their industries and have growth objectives that support our own growth objectives. In addition, we focus on customers who value our service-oriented business model. This approach includes high-quality, reliable products backed by local sales support and technical expertise. An important component of our strategy is to utilize our broad product capabilities to win high-end specialty business from our customers. These customers value these capabilities and, as a result, we are able to become a supplier of choice, given our relationship and ability to develop solutions to meet their precise needs.

Intellectual Property. We own or have licenses to use a large number of patents relating to our products and processes. We currently have the right to utilize more than 1,000 active patents in the United States, over 3,000 active patents in the other countries of the world and over 2,800 pending patent applications worldwide. While the remaining durations of these patents range from less than one year to almost twenty years, the portion of the portfolio dealing with our new products comprises patents with durations of fourteen to twenty years. We also have the right to utilize 100 registered U.S. trademarks protecting our products, with counterpart registrations in commercially significant non-U.S. countries. Our rights under such patents and licenses are a significant strategic asset in the conduct of our business. Patents, patent applications, trademark applications and trademarks relating to our Velvesil®, Silwet®, Silsoft®, Spur®, and NXT® technologies and products are considered material to our business. See “Certain Relationships and Related Party Transactions.”

Legal Proceedings

Various claims, lawsuits and administrative proceedings are pending or threatened against us and our subsidiaries, arising from the ordinary course of business with respect to commercial, product liability, employee, environmental and toxic exposure matters. Historically, we have not faced any litigation matters or series of litigation matters that have had a material adverse impact on our business. In addition, we do not believe that there is any pending or threatened litigation, either individually or in the aggregate, that is likely to have a material adverse effect on our business. We have a number of lawsuits pending against us alleging personal injury due to exposure to hazardous materials, many of which are multi-defendant lawsuits on behalf of large groups of plaintiffs. We have been indemnified by GE for any liability arising from any such lawsuits existing prior to the consummation of the Acquisition. However, we cannot predict with certainty the outcome of any litigation or the potential for future litigation and any such matters, if they occur, could materially adversely affect our business and operations.

The Acquisition

On December 3, 2006, the Momentive Group acquired the Business from GE, through the acquisition of the assets and stock of various subsidiaries of GE comprising GE’s Advanced Materials business. The Company is 100% owned by Holdings, which was formed in September of 2006 and is a Delaware corporation. Holdings’ principal stockholders are Apollo Investment Fund VI, L.P., AP Momentive Holdings LLC and GE Capital Equity Investments, Inc. Apollo Investment Fund VI, L.P. and AP Momentive Holdings, LLC are affiliates of Apollo Management, L.P., which is a private investment firm that was founded in 1990. Companies owned or controlled by Apollo Management, L.P. or in which Apollo Management, L.P. or its affiliates have a significant equity investment include, among others, Berry Plastics Group, Inc., Goodman Global, Inc., Hexion Specialty Chemicals, Inc., Metals USA, Inc. and Realogy Corp.

In connection with the Acquisition, funds controlled by Apollo contributed approximately $453 million in cash to Holdings, and GE received 10% of Holdings common equity, with the remaining 90% held by Apollo. Following the Acquisition, certain members of our management team also invested in Holdings common equity. Holdings also issued to GE the Seller Note, with a stated principal amount of $400 million, as well as warrants to acquire 3% of Holdings common equity. GE’s 10% interest of Holdings common equity and the Seller Note are now held by GE Capital Equity Investments, Inc.

In connection with the Acquisition, we issued the senior notes and senior subordinated notes, and certain of our subsidiaries entered into a senior credit facility consisting of a term loan, a revolving credit facility and a synthetic letter of credit facility, as described under “Description of Certain Other Indebtedness—Senior Credit Facility.”

Risk Factors

Despite our competitive strengths discussed elsewhere in this prospectus, investing in our notes involves substantial risk. Our ability to execute our strategy is also subject to risk. The risk described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. You should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Additional Information

The Company is a Delaware corporation, with principal executive offices at 187 Danbury Road, Wilton, Connecticut 06897. Our telephone number is (203) 761-2500, and our website is located at www.momentive.com. The information that appears on our website is not a part of, and is not incorporated into, this prospectus.

Summary of the Terms of the Exchange Offer

The following is a brief summary of the terms of the exchange offer. We entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for the exchange notes. We also agreed to use our commercially reasonable efforts to file the registration statement as soon as practicable with the SEC and to use all commercially reasonable efforts to cause it to become effective under the Securities Act as promptly as possible. Because the Registration Statement was not effective prior to December 4, 2007, the Company is required to pay additional interest of 0.25% per annum from December 5, 2007 until the effectiveness of the Registration Statement. In addition, the Company does not expect to have consummated the Exchange Offer by January 18, 2008 and thus will either continue or resume payment of such additional interest during the period beginning January 18, 2008 and ending upon the consummation of the Exchange Offer. The total amount of indebtedness under the exchange notes will be the same as that under the outstanding notes. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered

Up to $765,000,000 aggregate principal amount of dollar fixed-rate notes, €275,000,000 aggregate principal amount of euro fixed-rate notes, $300,000,000 aggregate principal amount of senior toggle notes and $500,000,000 aggregate principal amount of senior subordinated notes, which have been registered under the Securities Act.

The form, terms and aggregate amount of debt of these exchange notes are identical in all material respects to those of the outstanding notes of the same series except that:

•	the exchange notes are registered under the U.S. federal securities laws and do not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes;

•	the exchange notes are not subject to transfer restrictions or entitled to registration rights; and

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the exchange notes are not entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

The Exchange Offer	Momentive is offering to exchange the exchange notes for a like principal amount of the outstanding notes.

Momentive will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [                    ], 2008, the date that is 30 days after the commencement of the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, with respect to the dollar fixed-rate notes, senior toggle notes and senior subordinated notes, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount, in excess of $2,000. The euro fixed-rate notes may be tendered only in integral multiples of €2,000, subject to a minimum denomination of €50,000. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $765,000,000 aggregate principal amount outstanding of its dollar fixed-rate notes, €275,000,000 aggregate principal amount outstanding of its euro fixed-rate notes, $300,000,000 aggregate principal amount outstanding of its senior toggle notes and $500,000,000 aggregate principal amount outstanding of its senior subordinated notes. Momentive will issue exchange notes promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Transferability of Exchange Notes

Based on interpretations by the staff of the SEC, as detailed in previous no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 under the Securities Act.

If you are an affiliate of ours, or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in the exchange offer for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us, in the absence of an exemption therefrom,

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may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on [•], 2008, the date that is 30 days after the commencement of the exchange offer, unless we extend the expiration date.

Exchange Date; Issuance of Exchange Notes

The date of acceptance for exchange of the outstanding notes is the exchange date, which will be the first business day following the expiration date of the exchange offer. Momentive will issue the exchange notes in exchange for the outstanding notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions. Momentive may assert or waive these conditions in our reasonable discretion. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Special Procedures for Beneficial Holders

If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. See “The Exchange Offer—Procedures for Tendering Outstanding Euro-Denominated Notes” and “The Exchange Offer—Procedures for Tendering Outstanding Dollar-Denominated Notes.”

Effect of Not Tendering

Any outstanding notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the outstanding notes except under an exemption from the requirements of the Securities Act or unless the outstanding notes are registered under the Securities Act. Upon the completion of the exchange offer, Momentive will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the U.S. federal securities laws. See “The Exchange Offer—Effect of Not Tendering.”

Withdrawal Rights	You may withdraw your tender at any time before the exchange offer expires.

Interest on Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, Momentive will accept for exchange any and all outstanding notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes.”

Material United States Federal Income Tax Considerations

The exchange by a holder of outstanding notes for exchange notes to be issued in the exchange offer should not result in a taxable transaction for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Accounting Treatment

Momentive will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that Momentive pays will be charged to expense in accordance with generally accepted accounting principles. See “The Exchange Offer—Accounting Treatment.”

Exchange Agent

Wells Fargo Bank, National Association, (“Wells Fargo”) the trustee under the indentures, is serving as exchange agent in connection with the exchange offer for all but the euro fixed-rate notes. Bank of New York Mellon (“BONY”) will serve as the exchange agent for the euro fixed-rate notes. The address and telephone number of the exchange agents are listed under the heading “The Exchange Offer—The Exchange Agents.”

Use of Proceeds	Momentive will not receive any proceeds from the issuance of exchange notes in the exchange offer. Momentive will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the transfer restrictions, registration rights and additional interest provisions in some circumstances relating to the timing of the exchange offer, which are applicable to the outstanding notes, do not apply to the exchange notes. The exchange notes will evidence the same principal amount of debt as the outstanding notes and will be governed by the same indentures.

Issuer	Momentive Performance Materials Inc.

Securities Offered

Up to $765,000,000 aggregate principal amount of dollar fixed-rate notes, €275,000,000 aggregate principal amount of euro fixed-rate notes, $300,000,000 aggregate principal amount of senior toggle notes and $500,000,000 aggregate principal amount of senior subordinated notes.

Maturity	The senior notes mature on December 1, 2014. The senior subordinated notes mature on December 1, 2016.

Interest Payment Dates	The dollar fixed-rate notes will bear interest at a rate of 9 3/4% per annum, payable semiannually on June 1 and December 1 of each year, commencing on June 1, 2008.

The euro fixed-rate notes will bear interest at a rate of 9% per annum, payable semiannually on June 1 and December 1 of each year, commencing on June 1, 2008.

The senior subordinated notes will bear interest at a rate of 11 1/2% per annum, payable semiannually on June 1 and December 1 of each year, commencing on June 1, 2008.

Interest on the Senior Toggle Notes

Cash interest on the senior toggle notes will accrue at a rate of 10 1/8% per annum, and PIK interest (as defined below), if any, will accrue at a rate of 10 7/8% per annum. The initial interest payment on the senior toggle notes was payable in cash. For all interest periods thereafter through December 1, 2010, we may elect to pay interest on the senior toggle notes entirely in cash or entirely by increasing the principal amount of the senior toggle notes or issuing new senior toggle notes (“PIK interest”). After December 1, 2010, all interest on the senior toggle notes will be payable in cash. If we elect to pay PIK interest, we will increase the principal amount of the senior toggle notes or issue new senior toggle notes in an amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000) to holders of the senior toggle notes on the relevant record date.

Guarantees

The senior notes will be guaranteed on an unsecured senior basis, and the senior subordinated notes will be guaranteed on an unsecured senior subordinated basis, in each case, by each of our existing and future U.S. subsidiaries that is a borrower or guarantor under our senior credit facility. If we fail to make payments on the exchange notes, our guarantors must make them instead.

The majority of our business is conducted through non-U.S. subsidiaries that will not be guarantors of the exchange notes. As of and for the fiscal nine-month period ended September 30, 2007, the guarantors represented only 32% of our total consolidated assets, 8% of our total consolidated liabilities and 44% of our net sales. As of and for the year ended December 31, 2006, the guarantors represented 38% of our total combined assets, 8% of our total combined liabilities and 47% of our net sales. In each case after intercompany eliminations.

Ranking	The senior notes and the guarantees thereof will be our and the guarantors’ unsecured senior obligations and will:

•	rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness, including the senior subordinated notes and the guarantees thereof; and

•	rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness.

The senior subordinated notes and the guarantees thereof will be our and the guarantors’ unsecured senior subordinated obligations and will:

•	rank junior in right of payment to all of our and the guarantors’ existing and future senior indebtedness, including the senior notes, the guarantees thereof and our senior credit facility;

•	rank equally in right of payment with all of our and the guarantors’ existing and future senior subordinated indebtedness; and

•	rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness.

The exchange notes and the guarantees thereof will be effectively subordinated in right of payment to all of our and the guarantors’ existing and future secured indebtedness, including indebtedness under our senior credit facility, to the extent of the value of the assets securing such indebtedness.

The exchange notes and the guarantees thereof will also be effectively subordinated to all of the liabilities and obligations, including trade payables, of each of our non-guarantor subsidiaries, some of whom are providing guarantees of our senior credit facility.

As of September 30, 2007, we had outstanding on a consolidated basis:

•	approximately $1,072.2 million of senior secured indebtedness, consisting of indebtedness under our senior credit facility;

•	approximately $1,446.4 million of unsecured senior indebtedness, consisting of the senior notes; and

•	$500.0 million of unsecured senior subordinated indebtedness, consisting of the senior subordinated notes.

Optional Redemption

We may redeem some or all of the senior notes at any time after December 1, 2010, and some or all of the senior subordinated notes at any time after December 1, 2011, at the redemption prices set forth under “Description of the Exchange Notes—Optional Redemption.”

We may also redeem some or all of the exchange notes prior to the dates specified above at 100% of their principal amount, together with any accrued and unpaid interest, plus a “make-whole” premium.

In addition, we may redeem up to 35% of the original principal amount of each issue of exchange notes using the net cash proceeds of certain equity offerings completed on or before December 1, 2009. See “Description of the Exchange Notes—Optional Redemption.”

Mandatory Principal Redemption

If the senior toggle notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of the first accrual period ending after the fifth anniversary of the senior toggle notes’ issuance (the “AHYDO redemption date”), we will be required to redeem for cash a portion of each senior toggle note then outstanding equal to the “mandatory principal redemption amount” (such redemption, a “mandatory principal redemption”). The redemption price for the portion of each senior toggle note redeemed pursuant to a mandatory principal redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “mandatory principal redemption amount” means the portion of a senior toggle note required to be redeemed to prevent such senior toggle note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the senior toggle notes prior to the AHYDO redemption date pursuant to any other provision of the senior toggle note indenture will alter our obligation to make the mandatory principal redemption with respect to any senior toggle notes that remain outstanding on the AHYDO redemption date.

Change of Control

Upon the occurrence of a change of control, unless we have exercised our right to redeem your exchange notes as described above, you will have the right to require us to purchase all or a portion of your exchange notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of purchase. See “Description of the Exchange Notes—Change of Control.”

Certain Covenants	The indenture governing the exchange notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with our affiliates;

•	grant liens on assets;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets.

These covenants are subject to important and significant exceptions and qualifications. See “Description of the Exchange Notes—Certain Covenants.”

Original Issue Discount

We have the option to pay interest on the senior toggle notes in cash interest or PIK interest for any interest payment period after the initial interest payment and through December 1, 2010. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the senior toggle notes will be qualified stated interest, even if we never exercise the option to pay PIK interest. Consequently, the senior toggle notes will be treated as issued with original issue discount, and U.S. holders will be required to include the original issue discount in gross income for U.S. federal income tax purposes on a constant yield to maturity basis, regardless of whether interest is paid currently in cash.

SUMMARY CONSOLIDATED AND COMBINED FINANCIAL DATA AND PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL DATA

The following table presents our summary consolidated and combined financial data and pro forma condensed consolidated and combined financial data. This information is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Unaudited Pro Forma Condensed and Combined Financial Information” and with the consolidated and combined audited and unaudited financial statements of Momentive and GE Advanced Materials, as well as the other financial information.

The combined statement of operations and cash flow data for the period from January 1, 2006 to December 3, 2006 for each of the years in the two-year period ended December 31, 2005 and 2004 (Predecessor) and the combined balance sheet data as of December 31, 2005 and 2004 have been derived from the audited combined financial statements. The consolidated statements of operations and cash flow data for the period from December 4, 2006 to December 31, 2006 (Successor) and the consolidated balance sheet data as of December 31, 2006 have been derived from the audited consolidated financial statements. The consolidated balance sheet and the related statement of operations and cash flow data for the fiscal nine-month period ended September 30, 2007 and the combined balance sheet and statement of operations and cash flow data for the fiscal nine-month period ended October 1, 2006 are derived from the unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

The summary unaudited pro forma condensed combined statements of operations give effect, in the manner described under “Unaudited Pro Forma Condensed and Combined Financial Information” and the notes thereto, to the Transactions as if these events occurred on January 1, 2006.

The summary unaudited pro forma condensed consolidated and combined financial data is for informational purposes only and does not purport to present what the results of operations and financial condition would have been had the Transactions actually occurred, nor does it project our results of operations for any future period or our financial condition at any future date. Furthermore, this data does not reflect any non-recurring separation costs necessary to become a stand-alone company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Historical						Pro Forma
	Successor	Predecessor	Successor	Predecessor	Predecessor		Year Ended December 31,
			Period from		Year Ended December 31,
	Fiscal nine-month period ended September 30, 2007	Fiscal nine-month period ended October 1, 2006	December 4, 2006 to December 31, 2006	January 1, 2006 to December 3, 2006	2005	2004	2006
(Dollars in millions)	(unaudited)						(unaudited)
Statement of Operations Data:
Net sales	$1,884.2	$1,816.7	$246.1	$2,168.0	$2,341.9	$2,228.1	$2,414.2
Cost of sales	1,232.8	1,152.9	185.2	1,397.6	1,429.6	1,397.2	1,532.4

Gross profit	651.4	663.8	60.9	770.4	912.3	830.9	881.8
Selling, general and administrative expenses	532.4	432.5	52.9	534.6	617.3	587.3	667.2
Research and development expenses	57.0	55.8	7.4	72.8	72.2	65.5	80.2
In-process research and development	—	—	52.0	—	—	—	—
Restructuring and other costs	24.0	3.0	0.2	10.6	—	—	10.8

Operating income (loss)	38.0	172.5	(51.6)	152.4	222.8	178.1	123.6
Other income (expenses)
Interest expense, net	(209.4)	(14.7)	(21.6)	(11.8)	(16.6)	(23.4)	(273.5)
Other income (expenses), net	2.8	(2.7)	—	(4.7)	(1.7)	(7.0)	(5.3)
Minority interests	—	(46.5)	(0.1)	(43.9)	(64.7)	(34.7)	0.9

Income (loss) before income taxes	(168.6)	108.6	(73.3)	92.0	139.8	113.0	(154.3)
Income taxes (benefit)	7.8	61.7	(2.7)	58.3	65.5	45.6	47.1

Net income (loss)	$(176.4)	$46.9	$(70.6)	$33.7	$74.3	$67.4	$(201.4)

Balance Sheet Data (at period end):
Cash and cash equivalents	$255.4	$565.7	$198.0		$638.2	$492.6
Working capital (1)	$614.6	$723.1	$744.1		$724.0	$678.9
Property and equipment, net	$1,242.8	$1,036.1	$1,468.8		$1,091.6	$1,177.0
Total assets	$4,409.1	$3,392.9	$4,418.2		$3,436.1	$3,412.7
Total debt (2)	$3,028.9	$85.2	$2,972.6		$91.1	$62.9
Total shareholders’ equity	$382.9	$2,171.0	$576.8		$2,174.7	$2,238.8
Cash Flow Data:
Operating activities	$234.0	$194.4	$100.6	$(201.2)	$420.1	$263.7
Investing activities	$(188.6)	$(193.8)	$(3,726.1)	$(243.7)	$(178.8)	$(216.1)
Financing activities	$4.4	$(100.1)	$3,799.0	$39.7	$(63.3)	$149.1
Other Financial Data:
Capital expenditures	$123.7	$100.2	$21.7	$148.3	$131.2	$152.4
Maintenance capital expenditures (3)	$43.6	$32.2	$8.3	$54.8	$63.3	$51.8
Ratio of earnings to fixed charges (4)	0.2	2.2	—	1.9	2.4	2.1

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Covenant Compliance” for EBITDA and Adjusted EBITDA data. Although these are non-GAAP measures, they are required measures under certain covenants contained in the credit agreement governing our credit facilities and the indentures governing the senior notes and senior subordinated notes.

(1)	Working capital is defined as current assets net of current liabilities.

(2)	Total debt includes short-term borrowings, current installments of long-term debt, current installments of obligations under capital leases, long-term debt and obligations under capital leases.

(3)	Includes maintenance and environmental, health and safety capital expenditures, which amounts are also included in total capital expenditures.

(4)	For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance cost and a portion of rental expense that management believe is representative of the interest component of rental expense. For the period from December 4, 2006 to December 31, 2006, earnings were insufficient to cover fixed charges and there was a deficiency of $73.3 million.

RISK FACTORS

Investing in the exchange notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained and incorporated by reference in this prospectus, including our financial statements and the related notes, before deciding to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the following risks materialize, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose some or all of your investment.

Risks Related to Our Business

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt-service payments on the exchange notes.

We have a substantial amount of long-term indebtedness. As of September 30, 2007, we had $3,026.0 million of outstanding long-term indebtedness (including payments due within the next twelve months). Based on the amount of indebtedness outstanding at September 30, 2007, our annualized cash interest expense was approximately $273.3 million based on current interest rates, of which $196.0 million represented cash interest expense on fixed-rate obligations. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside of our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings, working capital reductions and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms, or at all, which could cause us to default on our obligations and may impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences, including the following:

•	it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, dividend payments, debt service requirements, strategic initiatives or other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the exchange notes;

•	a substantial portion of our cash flows from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	it may adversely affect terms under which suppliers provide material and services to us;

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Furthermore, our interest expense would increase if interest rates increased because certain of our indebtedness, including borrowings under our senior credit facility, is at variable rates of interest. Assuming the amount of our variable rate indebtedness remains the same, an increase of 1% in the interest rates payable on our variable rate indebtedness would increase our fiscal 2007 estimated debt-service requirements by approximately $10.7 million. Accordingly, an increase in interest rates from current levels could cause our annual debt-service obligations to increase significantly.

If we do not have sufficient earnings or cash flows, we may be required to refinance all or part of our existing debt, sell assets, borrow money or sell securities, none of which we can guarantee we will be able to do.

Changes in pricing or supply of silicon metal may adversely affect the results of our operations.

Our Silicones business is highly dependent upon access to silicon metal. While silicon is itself abundant, silicon metal is produced through a manufacturing process and, in certain geographic areas, is currently available through a limited number of suppliers. For example, there are only two significant silicon metal suppliers in North America. Silicon metal producers face a number of regulations that affect the supply or price of silicon metal in some or all of the jurisdictions in which we operate. For example, significant anti-dumping duties of up to 139.5% imposed by the United States Department of Commerce and the International Trade Commission against producers of silicon metal in China, Russia and Brazil effectively block the sale by all or most producers in these jurisdictions to U.S. purchasers, which restricts the supply of silicon metal and results in increased prices. In late 2006, the ITC revoked anti-dumping duties against Brazilian producers but this matter is currently under appeal. We cannot predict whether additional restrictions may be imposed in the future, which may result in reduced supply of silicon metal or further increases in silicon metal prices. We generally enter into one-year fixed-price contracts for the supply of silicon metal and cannot assure investors that we will be able to renew our current contracts or enter into replacement contracts on commercially acceptable terms, or at all. Fluctuations in the price of silicon metal, the loss of a key source of supply or any delay in the supply of silicon metal could result in a material adverse effect on our business. See “—Recent or new regulations may increase our compliance costs and reduce our ability to compete in certain markets.”

Changes in the pricing, supply or regulation of intermediates such as siloxane may adversely affect the results of our operations.

Our Silicones business relies heavily on siloxane as an intermediate product. We manufacture approximately 86% of our siloxane requirements and purchase the remainder from ASM under an existing off-take agreement. There are a limited number of third-party siloxane providers, and the supply of siloxane is limited. If we were unable to produce enough siloxane to meet our requirements or if GE, GE Monomer (Holdings) Pte. Ltd. (formerly GETOS Singapore Pte. Ltd.), or ASM failed to perform under our off-take or long-term supply agreements to provide us with siloxane in Asia to meet our requirements, our results of operations could be adversely affected. In addition, regulation of siloxane producers can also affect the supply of siloxane. For example, in January 2006 the Ministry of Commerce of the People’s Republic of China issued a final determination of an anti-dumping investigation that imposed anti-dumping duties on all siloxane manufacturers, including us, ranging from 13% to 22%. We cannot predict any future actions by China’s Ministry of Commerce or other government or regulatory bodies that may reduce the supply of siloxane or increase our costs, which may adversely affect the results of our operations.

Our Quartz division is dependent upon a particular type of sand currently available from a single source.

Our Quartz production relies heavily on a specific type of sand, which is currently available in the necessary quality and quantity from substantially one supplier, Unimin Corporation. We have entered into a contract with Unimin, which provides for sufficient sand to continue production and growth through 2010. The price we pay for quartz sand under this contract increases on a yearly basis. We cannot assure investors that we will be able to renew this contract on reasonable terms or at all. If Unimin breaches its supply contract with us, we would not be able to produce quartz on a cost-effective basis or at all, and our business could suffer a material adverse effect.

Rising energy costs could increase our operating expenses, reduce net income and negatively affect our financial condition.

Natural gas and electricity are essential to our manufacturing processes, which are energy-intensive. The costs of these resources can vary widely and unpredictably. Our energy costs represented approximately 8% of our total cost of sales for the fiscal nine-month period ended September 30, 2007 as well as in 2006 and 2005. Energy costs have risen significantly over the past several years due to the increase in the cost of oil and natural gas. Our operating expenses increased in 2005 and 2006 and will continue to increase if these costs continue to rise or do not return to historical levels. Rising energy costs may also increase our raw material costs. If we cannot pass these costs through to our customers, our profitability may decline. In addition, rising energy costs may also negatively affect our customers and the demand for our products.

As a global business, we are subject to risks associated with our non-U.S. operations that are not present in the United States.

We have significant manufacturing and other operations outside the United States. Some of these operations are in jurisdictions with unstable political or economic conditions. There are inherent risks in international operations due to:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	tariffs and trade barriers;

•	export duties and quotas;

•	changes in local economic conditions;

•	changes in laws and regulations;

•	exposure to possible expropriation or other government actions;

•	hostility from local populations;

•	diminished ability to legally enforce our contractual rights in non-U.S. countries;

•	restrictions on our ability to repatriate dividends from our subsidiaries; and

•	unsettled political conditions and possible terrorist attacks against American interests.

Our international operations expose us to different local political and business risks and challenges. For example, we are faced with potential difficulties in staffing and managing local operations, and we have to design local solutions to manage credit risks of local customers and distributors. In addition, certain jurisdictions in which we operate may be politically unstable. We also operate in jurisdictions where our status as a United States company may expose us to increased risk of terrorist attacks, or to greater impact from the national and global military, diplomatic and financial response to any future attacks or other threats.

Some of our operations are located in regions with particular exposure to storms, floods, riots, fires, sabotage, terrorism, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity, or failure of energy sources. Production efficiency prevents us from relocating such operations, and as a result any of the aforementioned occurrences could materially adversely affect our business.

In addition, intellectual property rights may be more difficult to enforce in non-U.S. countries.

Our overall success as a global business depends, in part, upon our ability to succeed in different economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, and failure to do so could have a material adverse effect on our business financial condition and results of operations.

Our business is subject to foreign currency risk.

In 2006, approximately 64% of our revenues originated outside the United States. In our consolidated and combined financial statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international revenues and earnings would be reduced because the local currency would translate into fewer U.S. dollars.

In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it records revenues. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, and volatility in currency exchange rates may materially adversely affect our financial condition or results of operations. Since most of our indebtedness is denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

We have various hedging and other programs in place to protect against adverse changes in the non-U.S. exchange markets to attempt to minimize potential adverse effects. We cannot ensure that these programs will be successful in protecting against these risks. Our results of operations could be materially adversely affected if the U.S. dollar strengthens against non-U.S. currencies and our protective strategies are not successful. Likewise, a strengthening dollar provides opportunities to source raw materials cheaper from foreign countries.

Our Sponsors control us and may have conflicts of interest with our investors or us in the future.

Our Sponsors, together with our management, beneficially own 100% of the common equity of Holdings, which owns 100% of our common equity. As a result, our Sponsors control our ability to enter into any corporate transaction and can prevent any transaction that requires the approval of equity holders, regardless of whether or not the note holders believe that any such transactions are beneficial to the note holders of Momentive. For example, our Sponsors could cause us to make acquisitions that increase the amount of indebtedness that is secured or senior to the senior subordinated notes or to sell revenue-generating assets, impairing our ability to make payments under the exchange notes. Additionally, Apollo is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete, directly or indirectly, with us. Our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our Sponsors continue to own a significant amount of the equity of Holdings, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions. Because our equity securities will not be registered under the securities laws of the United States or in any other jurisdiction and are not listed on any U.S. securities exchange, we are not subject to certain of the corporate governance requirements of U.S. securities authorities or to any corporate governance requirements of any U.S. securities exchanges.

We may be required to expend greater time and expense than other companies in dealing with our employees, some of whom are unionized, represented by works councils or subject to local laws that are less favorable to employers than the laws of the United States.

As of September 30, 2007, approximately 60% of our employees were unionized or represented by works councils that have collective bargaining agreements. In addition, some of our employees reside in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the United States. These employment rights may require us to expend more time and money altering or amending employees’ terms of employment or making staff reductions. For example, most of our employees in Europe are represented by works councils, which generally must approve changes in conditions of employment, including salaries and benefits. While we believe that we maintain good relationships with our employees and their representatives, a significant dispute could divert management’s attention and otherwise hinder our ability to conduct our business or to achieve planned cost savings.

If we fail to extend or renegotiate our collective bargaining agreements with our labor unions as they expire from time to time, or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially adversely affected.

We cannot assure investors that we will be able to successfully extend or renegotiate our collective bargaining agreements as they expire from time to time. A majority of the manufacturing personnel at our Waterford, New York; Pickering, Ontario; Sistersville, West Virginia and Willoughby, Ohio sites are covered by collective bargaining agreements that expired at the end of September 2007. We have reached agreement with the unions representing such manufacturing personnel on the terms of new collective bargaining agreements that would expire in 2010. The union members have approved these terms and we expect to formally enter into such new collective bargaining agreements in the first quarter of 2008. If we fail to enter into these collective bargaining agreements or fail to extend or renegotiate our other collective bargaining agreements, if disputes with our unions arise or if our unionized workers engage in a strike or other work stoppage, we could incur higher labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business, financial position and results of operations.

Our future success will depend in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could have an adverse effect on our competitive advantage.

We rely on the patent, trademark, copyright and trade-secret laws of the United States and the countries where we do business to protect our intellectual property rights. Despite the protection afforded by these laws, we may be unable to prevent third parties from using our intellectual property without our authorization. The unauthorized use of our intellectual property could reduce any competitive advantage we have developed, reduce our market share or otherwise harm our business. In the event of unauthorized use of our intellectual property, litigation to protect or enforce our rights could be costly, and we may not prevail.

Although we have numerous issued and pending U.S. and non-U.S. patents, these patents, issued or pending, may not provide us with any competitive advantage and could be challenged by third parties. Our inability to secure issuance of our pending patent applications may limit our ability to protect the intellectual property rights these pending patent applications were intended to cover. Our competitors may attempt to design around our patents to avoid liability for infringement, and if successful our competitors could adversely affect our competitive advantage and market share. Moreover, the expiration of our patents may lead to increased competition.

We have obtained and applied for several U.S. and non-U.S. trademark registrations, and we will continue to evaluate the registration of additional trademarks and service marks where appropriate. Our pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our products and their associated trademarks and impede our marketing efforts in those jurisdictions.

Where a product formulation or process is kept as a trade secret, third parties may independently develop or invent and patent products or processes identical to our trade-secret products or processes. This could have an adverse impact on our ability to make and sell products or use such processes and could potentially result in costly litigation in which we might not prevail.

Our production facilities are subject to operating hazards.

Our production facilities are subject to hazards associated with the manufacturing, handling, storage and transportation of chemical materials and products, including exposure to hazardous substances, pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failures, unscheduled downtime, transportation interruptions, remedial complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. Additionally, our operations in Leverkusen, Germany and Map Ta Phut, Thailand are adjacent to operations of independent entities that engage in hazardous and potentially dangerous activities. While we manufacture our products in a large number of diversified facilities and maintain insurance covering our facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of our key manufacturing facilities due to accident, labor issues, weather conditions, natural disaster or otherwise, at our facilities or adjacent third-party facilities, could have a material adverse effect on us. Moreover, while we believe that we have effective management systems and engineering controls in place at all of our production facilities to minimize risk, these systems and controls may not be successful in preventing all potential hazards and could fail to prevent personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, each of which could have a material adverse effect on our business.

We may be adversely affected by environmental, health, safety, production and product regulations or concerns.

Our operations are subject to a wide variety of U.S. federal, state, local and non-U.S. environmental laws and regulations, including those governing emissions to air, discharges to waters, the generation, use, storage, transportation, treatment and disposal of hazardous materials and wastes, and employee health and safety matters. Compliance with environmental, health and safety laws and regulations can be costly, and we have incurred and will continue to incur costs, including capital expenditures, to comply with these requirements. If we are unable to comply with environmental, health and safety laws and regulations, we could incur substantial costs, including fines and civil or criminal sanctions, or costs associated with upgrades to our facilities or changes in our manufacturing processes in order to achieve and maintain compliance. In addition, environmental, health and safety requirements change frequently and have tended to become more stringent over time. We cannot predict what environmental, health and safety laws or regulations will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced or the amount of future expenditures that may be required to comply with such laws or regulations. We therefore cannot assure investors that our costs of compliance with current and future environmental, health and safety requirements will not be material.

In addition, as an owner and operator of real property and a generator of hazardous waste, we may be subject to environmental cleanup liability, regardless of fault, pursuant to Superfund or analogous state or non-U.S. laws. Thus, we could incur substantial costs, including cleanup costs and costs arising from third-party property damage or personal injury claims, relating to environmental contamination at properties currently or formerly operated by us or at third-party sites at which wastes from our operations have been disposed. Contaminants have been discovered at some of our facilities. While we are not aware of any contaminated sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability.

Future chemical regulatory actions may decrease profitability.

Several governmental entities have enacted, are considering or may consider in the future, regulations that may impact our ability to sell certain chemical products in certain geographic areas. In December 2006, the European Commission enacted a regulation known as REACH, which stands for Registration, Evaluation and

Authorization of Chemicals. This regulation requires manufacturers, importers, and consumers of certain chemicals manufactured in, or imported into, the European Union to register such chemicals and evaluate their potential impacts on human health and the environment. Based on the results of the evaluation, the implementing agency will determine if the chemical should be further tested, regulated, restricted or banned from use in the European Union. When implemented, REACH may result in significant adverse market impacts on the Momentive chemical products sold, used, or distributed in the European Union. Momentive may also incur significant costs in complying with REACH. If we fail to comply with REACH or other similar laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, which would have an adverse effect on our financial condition, cash flows and profitability.

Similarly, the Canadian government has announced an initiative to review certain chemical products for potential environmental, health, and safety impact. The list of products being reviewed includes several chemicals sold by Momentive. Momentive is part of an industry organization that is working with the Canadian government to develop relevant data and information. Upon review of such data and information, the Canadian government may enact regulations that would limit Momentive’s ability to sell the affected chemicals in Canada.

Recent or new regulations may increase our compliance costs and reduce our ability to compete in certain markets.

On October 4, 2006, President Bush signed a bill authorizing the Department of Homeland Security to regulate security at certain chemical facilities. Momentive’s U.S. chemical manufacturing facilities are subject to this law. Momentive has implemented a variety of security measures at its facilities. However, it is likely that one or more of Momentive’s facilities will be required to implement additional security measures to comply with the law. The cost of such new measures may be significant.

We participate with other companies in trade associations and regularly contribute to the research and study of the safety and environmental impact of our products and raw materials, including siloxanes and silica. These programs are part of a program to review the environmental impacts, safety, and efficacy of our products. The test results are periodically reviewed by state, national, and international regulatory agencies, and there is some risk that regulations could be adopted in the future restricting the manufacture or use of our products.

Some of our pension plans are unfunded or underfunded.

We sponsor various pension plans worldwide. All of our non-U.S. defined benefit plans are underfunded, except for the German plans, which are unfunded. Our non-U.S. defined benefit pension plans are underfunded in the aggregate by approximately $71.9 million as of December 31, 2006, which has been recorded as a liability in the Company’s consolidated financial statements in accordance of Statement of Financial Accounting Standard No. 158. In the future, if the performance of assets in the funded plans does not meet our expectations, our cash contributions for these plans could be higher than we expect.

We assumed certain pension obligations from GE for our U.S. Employees. These obligations, which are unfunded, were $38.7 million as of December 31, 2006. We established our pension plan for U.S. employees in August 2007. The pension obligations assumed from GE and those arising from subsequent employee service will be administered under this plan. We fully intend to meet the minimum funding requirements by September 2008.

We are dependent on certain of our key executives and our ability to attract and retain qualified employees.

Our ability to operate our business and implement our strategies depends, in part, on the efforts of our chief executive officer and key members of our leadership team. While we were able to hire Wayne Hewett’s successor, Jonathan Rich, within a relatively short period of time, we may not be able to replace key executives as quickly in the future, and the results of our operations may suffer. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel, particularly research scientists, technical sales professionals and engineers. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business.

We cannot predict with certainty the cost of defense, of prosecution or of the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards, and adverse results in any litigation and other proceedings may materially harm our business. Litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, international trade, commercial arrangements, product liability, environmental, health and safety, joint venture agreements, labor and employment or other harms resulting from the actions of individuals or entities outside of our control. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that are subject to third-party patents or other third-party intellectual property rights. Litigation based on environmental matters or exposure to hazardous substances in the workplace or from our products could result in significant liability for us.

If we fail to achieve and maintain effective internal controls, it could have a material adverse effect on our business in the future.

We are in the process of documenting and testing our internal control procedures in order to enable us to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act on a stand-alone basis in the future. As part of GE, we operated using GE’s internal control procedures. As a stand-alone entity, certain adjustments to our internal control procedures are required. This process may be time-consuming or costly. If we fail to achieve and maintain an effective internal control environment, it could have a material adverse effect on our business.

Risks Related to Our Separation from GE

Limitations on our use of certain product-identifying information, including the GE name and monogram, could adversely affect our business and profitability.

Historically, we have marketed our products and services using the GE brand name and monogram, and we believe the association with GE has provided us with preferred status among our customers and employees due to GE’s globally recognized brands and perceived high-quality products and services.

GE and Holdings are parties to a trademark license agreement that granted us a limited right to, among other things, use the GE mark and monogram on our sealant, adhesive and certain other products. These rights will extend for an initial term of seven years, with a one-time option that will allow us to renew the license for an additional five-year period, subject to certain terms and conditions. We also retained the right to use numerous product specifications that contain the letters “GE” for the life of the respective products. While we continue to use the GE mark and monogram on these products and continue to use these product specifications, we will not be able to use the GE mark and monogram on other products, use GE as part of our name or advertise ourselves as a GE company. See “Certain Relationships and Related Party Transactions.” While we have not yet experienced any significant loss of business as a result of our limited use of the GE mark and monogram, our business may still be disadvantaged in the future by the loss of association with the GE name.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we may experience increased costs.

Prior to the Acquisition, our business was principally operated as business units of GE, and GE performed many corporate functions for our operations, including managing financial and human resources systems, internal auditing, treasury services, select accounting functions, finance and tax administration, benefits administration, legal, regulatory and corporate branding functions.

GE and its subcontractors are currently providing support to us on a transitional basis with respect to certain of these functions, for which we pay GE a monthly fee. We may be unable to replace, in a timely manner or on comparable terms, the services or other assistance that GE previously provided or that GE and its subcontractors currently provide under the transition services agreement or the other commercial service agreements we have entered into with GE. Also, upon the expiration of the transition services agreement or other agreements, many of the services that are covered in these agreements will be provided internally or by unaffiliated third parties, and we may in some instances incur higher costs to obtain these services than we incurred under the agreements with GE. In addition, if GE and its subcontractors do not continue to perform the transition and other services that are called for under the transition services agreement and other commercial agreements, we may not be able to operate our business effectively, and our business may be materially adversely affected. See “Certain Relationships and Related Party Transactions.” In addition, GE recently divested the GE Plastics business unit to Saudi Basic Industries Corporation. This unit supported many of our transition services. It is expected the services and support will continue under the new ownership.

There may be an additional adverse operational impact on our business as a result of the significant management time and internal resources that need to be dedicated to developing our internal support functions and stand-alone operations during the next few years. Such management time and internal resources would otherwise be available for other business initiatives and opportunities. Although there has not been any significant impact on our business to date, when we begin to operate these functions independently, if we have not developed adequate systems and business functions, or obtained them from other providers, we may not be able to operate the Company effectively, and our profitability may decline.

We may no longer be able to enjoy certain benefits of GE’s operating diversity and resources, including bargaining power with third parties.

While a part of GE, we were able to enjoy certain benefits of GE’s operating diversity, purchasing and borrowing leverage, available capital for investments and opportunities to pursue integrated strategies with GE’s other businesses, which benefits may no longer be available to us.

As a unit of GE, our business was able to benefit from GE’s substantial bargaining power in negotiating certain contracts or, in the case of GE contracts, from our affiliated relationships, which often resulted in terms that were more favorable, and in some cases substantially more favorable, than we would have obtained had we not been a part of GE. See “Certain Relationships and Related Party Transactions.” An inability to obtain favorable contract provisions in our contracts could materially adversely affect our business although there has been no significant impact on the financial results to date.

We may be unable to achieve the cost savings that we expect to achieve from our separation from GE.

We have not yet realized all of the cost savings we expect to achieve as a result of our separation from GE, and may not be able to realize such cost savings. For a more detailed description of these cost saving measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Financial Presentation.” A variety of risks could cause us not to realize the expected cost savings, including, among others, the following:

•	higher than expected severance costs related to staff reductions;

•	higher than expected retention costs for employees that will be retained;

•	higher than expected stand-alone overhead expenses;

•	increased cost related to the use of transition services;

•	delays in the anticipated timing of activities related to our cost-saving plan;

•	increased difficulty and cost in establishing ourselves as a stand-alone business; and

•	other unexpected costs associated with operating the business.

Our designated executive team has not previously worked together to lead an independent company.

While our executive officers have significant industry experience and significant experience managing business units, they have not worked together as managers of an independent, stand-alone company. Our success will depend, in part, on the ability of our executives to work effectively as a team in this new environment.

Risks Related to Our Exchange Notes and the Exchange Offer

If you fail to exchange your outstanding notes, they will continue to be restricted securities and may become less liquid.

Outstanding notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the outstanding notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering Outstanding Dollar-Denominated Notes” and “The Exchange Offer—Procedures for Tendering Outstanding Euro-Denominated Notes.” Because we anticipate that most holders of the outstanding notes will elect to exchange their outstanding notes, we expect that the liquidity of the market for the outstanding notes remaining after the completion of the exchange offer will be substantially limited. Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the outstanding notes at maturity. Further, following the exchange offer, if you did not tender your outstanding notes, you generally will not have any further registration rights, and such outstanding notes will continue to be subject to certain transfer restrictions.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act, and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your outstanding notes only if you properly tender the outstanding notes before expiration of the exchange offer. Neither we nor the applicable exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of the outstanding notes for exchange. If you are the beneficial holder of outstanding notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your outstanding notes are held and instruct that person to tender on your behalf.

A substantial portion of our historical revenues and cash flow has been, and is expected to continue to be, derived from subsidiaries that are not guarantors of the exchange notes, and the exchange notes are effectively subordinated to all liabilities of our non-guarantor subsidiaries.

The exchange notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries that are not guarantors of the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries must satisfy all their obligations, including trade payables, before they will be able to distribute any of their assets to us.

The majority of our historical revenues and cash flow has been, and is expected to continue to be, derived from our non-guarantor subsidiaries. As of and for the fiscal nine-month period ended September 30, 2007, the guarantors represented only 32% of our total consolidated assets and 44% of our net sales, respectively, compared to 38% and 57% of our total consolidated and combined assets, 47% and 49% of our net sales, as of and for the year ended December 31, 2006 and December 31, 2005, respectively, in each case before intercompany eliminations. At September 30, 2007, December 31, 2006 and December 31, 2005, our non-guarantor subsidiaries had $2,873.5 million, $2,004.8 million and $652.5 million, respectively, of total liabilities outstanding. Several of our other non-guarantor subsidiaries are guarantors of the indebtedness under our senior credit facility. Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors.

In addition, as is customary in comparably rated debt securities, there are limited restrictions in the exchange notes on the ability of our guarantor subsidiaries to transfer assets to our non-guarantor subsidiaries. In this event, the risks described above would be exacerbated.

The exchange-note holders’ right to receive payments on the senior subordinated notes is junior to all of our and the guarantors’ senior indebtedness, including our and the guarantors’ obligations under the senior notes and other existing and future senior debt.

The senior subordinated notes will be general unsecured obligations that will be junior in right of payment to all our existing and future senior indebtedness, including the senior notes. The senior subordinated guarantees will be general unsecured obligations of the guarantors that will be junior in right of payment to all of the applicable guarantor’s existing and future senior indebtedness, including its guarantee of the senior notes.

Neither the Company nor the guarantors may pay principal, premium, if any, interest or other amounts on account of the senior subordinated notes or the senior subordinated guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under our senior credit facility and senior notes, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the senior subordinated notes or the senior subordinated guarantees for a designated period of time.

Due to the subordination provisions in the senior subordinated notes and the senior subordinated guarantees, in the event of a bankruptcy, liquidation or dissolution of us or any guarantor, our or the applicable guarantor’s assets will not be available to pay obligations under the senior subordinated notes or the applicable senior subordinated guarantee until we or the applicable guarantor has made all payments on our or its senior indebtedness, respectively. We cannot assure investors that, after all these payments have been made, sufficient assets will remain to make any payments on the senior subordinated notes or the applicable senior subordinated guarantee, including payments of principal or interest when due.

As of September 30, 2007, we had $3,012.0 million of senior indebtedness (excluding approximately $12.9 million of letters of credit issued under our synthetic letter of credit facility) and $300 million of availability under our revolving credit facility (excluding $28.5 million of letters of credit issued under the revolving credit facility). The senior subordinated note indenture will permit the incurrence of substantial additional indebtedness, including senior debt, by us and our subsidiaries in the future.

The terms of our senior credit facility and the indentures governing the exchange notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our senior credit facility and the indentures governing the exchange notes contain, and any future indebtedness we incur would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our shareholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, our revolving credit facility requires us not to exceed a maximum senior secured leverage ratio at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. A downturn in our business could cause us to fail to comply with the financial or other covenants in our senior credit facility.

A failure to comply with the covenants contained in our senior credit facility or our other existing indebtedness could result in an event of default under the facilities or the existing agreements which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our senior credit facility or our other indebtedness, the lenders thereunder:

•	would not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making debt-service payments on the notes,

any of which could result in an event of default under the notes.

If the indebtedness under our senior credit facility were to be accelerated, our assets may not be sufficient to repay such indebtedness in full.

We may not be able to repurchase the exchange notes upon a change of control.

A change of control, as defined in the indentures governing the exchange notes, would require us to make an offer to repurchase all exchange notes at 101% of their principal amount, plus accrued and unpaid interest, within 30 days of the change of control event. We may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control offer. The occurrence of a change of control would also constitute an event of default under our senior credit facility and could constitute an event of default under our other indebtedness. Our bank lenders may have the right to prohibit any such repurchase, in which event we will seek to obtain waivers from the required lenders under our senior credit facility and our other indebtedness, but may not be able to do so.

A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture. As a result, if Momentive experiences a change of control, it and its subsidiaries may not have sufficient financial resources to satisfy its obligations under the exchange notes offered hereby and may not have sufficient resources to continue as a going concern. See “Description of the Exchange Notes—Change of Control.”

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks arising from our normal business activities. These market risks principally involve the possibility of changes in interest rates, currency exchange rates or commodity prices that would adversely affect the value of our financial assets and liabilities or future cash flows and earnings. Market risk is the potential loss arising from adverse changes in market rates and prices.

Interest rate risk. We have issued fixed and variable-rate debt to finance the Acquisition and will be subject to the variations in interest rates in respect of our floating-rate debt. Borrowings under our senior credit facility accrue interest at variable rates, and, assuming our term loan is funded entirely in U.S. dollars, a 100-basis-point increase in LIBOR on our debt balances outstanding as of September 30, 2007, under our senior credit facility and synthetic letter of credit facility, would increase our annual interest expense by $10.7 million. While we may enter into agreements intending to limit our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Commodity price risk. We are subject to changes in our costs of sales caused by fluctuations in prices of commodities and raw materials. We pursue ways to diversify and minimize material costs through second sourcing and low-cost country sourcing. Also, we will consider hedging strategies that minimize risk or reduce volatility when available.

Foreign exchange risk. Revenue denominated in foreign currencies accounted for approximately 46% of our total worldwide revenue for 2006 and 2005. As a result, we have exposure to foreign exchange risk related to transactions denominated in many foreign currencies. These transactions include foreign currency—denominated imports and exports of raw materials and finished goods (both intercompany and third-party) and loan repayments. If the U.S. dollar strengthens by 1%, our operating income would be reduced by approximately $2 million per year.

We aim to reduce foreign currency cash flow exposure due to exchange rate fluctuations by hedging foreign currency transactions when economically feasible. Our use of forward and option contracts will be designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount under contract. We will not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flow. We will not speculate in foreign currency, nor will we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results or other foreign currency net asset or liability positions. The counterparties to our hedge contracts will be financial institutions with investment-grade credit ratings.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for the exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement as soon as practicable with the SEC and to use all commercially reasonable efforts to cause it to become effective under the Securities Act as promptly as possible. Because the Registration Statement was not effective prior to December 4, 2007, the Company is required to pay additional interest of 0.25% per annum from December 5, 2007 until the effectiveness of the Registration Statement. In addition, the Company does not expect to have consummated the Exchange Offer by January 18, 2008 and thus will either continue or resume payment of such additional interest during the period beginning January 18, 2008 and ending upon the consummation of the Exchange Offer. The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes do not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to consummate the exchange offer.

Within 180 days of the occurrence of any of the circumstances outlined below, we have agreed to file a shelf registration statement with the SEC to cover the resale of the outstanding notes by the holders thereof. We have further agreed that we will use our commercially reasonable efforts to cause the SEC to declare such a shelf registration statement effective within 365 days of the occurrence of such an event and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. The circumstances are:

•	the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not consummated within 30 days of the date on which the exchange offer is required to be mailed to the holders of outstanding notes; or

•	any holder of outstanding notes notifies us prior to the 20th day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer, or

(b)	that it may not resell to the public the exchange notes acquired by it in the exchange offer without delivering a prospectus (other than by reason of such holder’s status as our affiliate), and the prospectus contained in this exchange offer registration statement is not appropriate or available for such resales; or

(c)	that it is a broker-dealer and owns outstanding notes acquired directly from us or our affiliate.

Transferability of the Exchange Notes

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. We, however, have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person or entity receiving such exchange notes is, acquiring such exchange notes in the ordinary course of business;

•	you are not, nor is any such person or entity, participating in or intending to participate in a distribution of the exchange notes within the meaning of the U.S. federal securities laws;

•	you do not, nor does any such person or entity, have an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	you are not, nor is any such person or entity, our “affiliate” as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

In order to participate in the exchange offer, each holder of exchange notes must represent to us that each of these statements is true:

•	such holder is not an affiliate of ours;

•	such holder is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

•	any exchange notes such holder receives will be acquired in the ordinary course of business.

Broker-dealers and each holder of outstanding notes intending to use the exchange offer to participate in a distribution of exchange notes (1) may not rely, under the SEC’s policy in effect as of December 4, 2006, on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988); Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991); and Shearman & Sterling, SEC no-action letter (July 2, 1993) and (2) must comply with the registration and prospectus requirements of the Securities Act in connection with a secondary resale transaction and will deliver a prospectus in connection with any such resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for the outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of time ending on the earlier of 180 days after the expiration date for the exchange offer or the date upon which a broker-dealer is no longer required to deliver a prospectus, we will make this prospectus available to broker-dealers for use in connection with any such resale, if requested by the initial purchasers or by a broker-dealer that receives the exchange notes for its own account in the exchange offer in exchange for the outstanding notes, as a result of market-making activities or other trading activities.

Maturity and Interest on the Exchange Notes

Interest will accrue at a per annum rate of 9 3/4% on the dollar fixed-rate notes, 9% on the euro fixed-rate notes and 11 1/2 % on the senior subordinated notes from the most recent date to which interest on the outstanding notes has been paid.

Cash interest on the senior toggle notes will accrue at a per-annum rate of 10 1/8%. PIK interest on the senior toggle notes will accrue at a per-annum rate of 10 7 /8%. Cash interest and PIK interest will accrue from the most recent date to which interest on the outstanding notes has been paid.

Interest on all of the exchange notes will be paid semiannually to holders of record at the close of business on the May 15 and the November 15 immediately preceding the interest payment dates of June 1 and December 1 of each year, commencing on June 1, 2008.

Each of the senior notes will mature on December 1, 2014. The senior subordinated notes will mature on December 1, 2016.

Terms of the Exchange Offer; Acceptance of Tendered Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [•], 2008, the date that is 30 days after the commencement of the exchange offer. The date of acceptance for exchange of the outstanding notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $1,565.0 million and €275.0 million of exchange notes in exchange for a like principal amount of outstanding notes tendered and accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, with respect to the dollar fixed-rate senior notes, senior toggle notes and senior subordinated notes, outstanding notes may be tendered only in integral multiples of $1,000, subject to a minimum denomination of $2,000. The outstanding euro fixed-rate senior notes may be tendered only in integral multiples of €2,000, subject to a minimum denomination of €50,000.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except that:

•	the exchange notes are registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes;

•	the exchange notes are not subject to transfer restrictions or entitled to registration rights; and

•

the holders of the exchange notes are not entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indentures.

As of the date of this prospectus, $1,565.0 million and €275.0 million aggregate principal amount of the outstanding notes was outstanding. The exchange notes offered will be limited to $1,565.0 million and €275.0 million in aggregate principal amount.

In connection with the issuance of the dollar-denominated outstanding notes, we arranged for the outstanding notes to be issued in the form of global notes through the facilities of The Depository Trust Company (“DTC”) acting as depositary. The dollar-denominated exchange notes will also be issued in the form of global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. Wells Fargo will act as the exchange agent for the dollar-denominated notes (“dollar exchange agent”).

In connection with the issuance of the euro-denominated outstanding notes, we arranged for the outstanding notes to be issued in the form of global notes through the facilities of the Euroclear System (“Euroclear”) and Clearstream Banking (“Clearstream”), with BONY acting as depositary. The euro-denominated exchange notes will also be issued in the form of global notes registered in the name of BONY or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through Euroclear and Clearstream. BONY will act as the exchange agent for the euro-denominated notes (“euro exchange agent”). BONY and Wells Fargo are collectively referred to as the “exchange agents.”

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indentures under which they were issued, including accrual of interest but, subject to a limited exception, will not be entitled to any registration rights under the applicable registration rights agreement. See “—Effect of Not Tendering.”

We will be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice of our acceptance to the applicable exchange agent. The exchange agents will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return any unaccepted outstanding notes, at our expense, to the tendering holder promptly after expiration of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of outstanding notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading “—Solicitation of Tenders; Fees and Expenses.” However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “—Fees and Expenses” in this section below.

Expiration Date; Extensions; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on [•], 2008, the date that is 30 days after the commencement of the exchange offer, or the “expiration date,” unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agents and each registered holder of outstanding notes of any extension before 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, to delay accepting any tendered outstanding notes or, if any of the conditions described below under the heading “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner. We will give the exchange agents oral or written notice of such delay, extension, termination or amendment.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we decide to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so through a timely release to an appropriate news agency.

If we delay accepting any outstanding notes or terminate the exchange offer, we will promptly pay the consideration offered, or return any outstanding notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Procedures for Tendering Outstanding Dollar-Denominated Notes

The dollar-denominated notes may be tendered via a letter of transmittal unless the tender is being made in book-entry form as described under the heading “—Book-entry Delivery Procedures.” To tender in the exchange offer using a letter of transmittal, you must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•

mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

By executing the letter of transmittal, you will make to us the representations set forth in the second paragraph under the heading “—Transferability of the Exchange Notes.”

All tenders not withdrawn before the expiration date, and the acceptance of the tender by us, will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal, including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date, free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of the outstanding dollar-denominated notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand-delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

If you are a beneficial owner whose outstanding dollar-denominated notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding dollar-denominated notes yourself, you must either:

•	make appropriate arrangements to register ownership of the outstanding dollar-denominated notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding euro-denominated notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date and you must make these arrangements or follow these procedures prior to completing and executing the letter of transmittal and delivering the outstanding dollar-denominated notes.

The exchange of outstanding dollar-denominated notes will be made only after timely receipt by the exchange agent of a letter of transmittal, where applicable, and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason, or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with DTC. Solely the dollar-denominated notes shall be tendered using a letter of transmittal.

Procedures for Tendering Outstanding Euro-Denominated Notes

To tender outstanding euro-denominated notes in the applicable exchange offer:

•

the euro exchange agent must receive a timely confirmation of book-entry transfer of outstanding euro-denominated notes into the euro exchange agent’s account at Euroclear or Clearstream, as applicable, according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	holder must comply with the guaranteed delivery procedures described below.

All tenders not withdrawn before the expiration date, and the acceptance of the tender by us, will constitute agreement between you and us under the terms and subject to the conditions in this prospectus, including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date, free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of all required documents to the euro exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand-delivery service. In all cases, you should allow for sufficient time to ensure delivery to the euro exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note or other required document to us.

If you are a beneficial owner whose outstanding euro-denominated notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding euro-denominated notes yourself, you must either:

•	make appropriate arrangements to register ownership of the outstanding euro-denominated notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding euro-denominated notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

The euro exchange agent, Euroclear and Clearstream have confirmed that any registered holder of original securities that is a participant in Euroclear’s or Clearstream’s book-entry transfer facility system may tender original securities by book-entry delivery by causing Euroclear or Clearstream to transfer the original securities into the euro exchange agent’s account at Euroclear or Clearstream in accordance with Euroclear’s or Clearstream’s procedures for such transfer. However an agent’s message, and any other required documents, must nonetheless be transmitted to and received by the euro exchange agent at the address set forth below under “—The Exchange Agent” prior to the expiration date. The term “agent’s message” means a message transmitted by Euroclear or Clearstream, as applicable, received by the exchange agent and forming a part of a book-entry confirmation, which states that:

•

Euroclear or Clearstream, as applicable, has received an express acknowledgment from each participant in such book-entry transfer facility’s ATOP that it is tendering outstanding euro-denominated notes that are the subject of the book-entry confirmation;

•	in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against the participant.

The exchange of outstanding euro-denominated notes will be made only after timely receipt by the exchange agents of all required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason, or if outstanding euro-denominated notes are submitted for a greater principal amount than the holder desires to exchange, the euro exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding euro-denominated notes tendered by book-entry transfer, the euro exchange agent will credit the non-exchanged notes to an account maintained with Euroclear or Clearstream.

DTC, Euroclear and Clearstream are collectively referred to herein as the “book-entry transfer facilities” and, individually as a “book-entry transfer facility.”

Book-entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agents will each establish an account with respect to the outstanding notes at either DTC, Euroclear or Clearstream as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, solely with respect to the dollar-denominated notes, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth below prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Guarantee of Signatures

Signatures on letters of transmittal, with respect to the dollar-denominated notes, or notices of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; and

•	for the account of an eligible guarantor institution.

In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be made by:

•	a member firm of a registered national securities exchange of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; and

•	another eligible guarantor institution.

Signature on the Letter of Transmittal; Bond Powers and Endorsements

If the letter of transmittal, solely used for the tender of dollar-denominated notes, is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”

If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit to the exchange agent satisfactory evidence of your authority to act in such capacity.

Determination of Valid Tenders; Our Rights under the Exchange Offer

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

Although we intend to request the exchange agents to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agents nor any other person will have any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agents that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agents to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal and all other required documents to reach the applicable exchange agent on or prior to the expiration date or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “—Guarantee of Signatures”;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the applicable exchange agent on or prior to the expiration date as provided below; and

•

a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a book-entry confirmation of the transfer of such notes into the exchange agent account at the book-entry transfer facility as described above and a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the applicable exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the applicable exchange agent on or prior to the expiration of the exchange offer at the address set forth herein. Any notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•

identify the outstanding notes to be withdrawn and principal amount of such notes or, in the case of notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

If the outstanding notes have been tendered under the book-entry delivery procedures described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the applicable book-entry transfer facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such outstanding notes in our sole discretion, and our determination will be final and binding on all parties. Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “—Procedures for Tendering Outstanding Dollar-Denominated Notes” or “—Procedures for Tendering Outstanding Euro-Denominated Notes.”

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer before the acceptance of the outstanding notes, if:

•

we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights will not be considered a waiver of such right, and such right will be considered an ongoing right that may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the Indentures under the Trust Indenture Act of 1939. In any such event, we must use commercially reasonable efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of Not Tendering

To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered, and a holder’s ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Because the outstanding notes have not been registered under the

U.S. federal securities laws, they bear a legend restricting their transfer, absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a “shelf” registration statement for a continuous offer of outstanding notes.

Accordingly, the outstanding notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement that has been declared effective under the Securities Act;

•

for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•

pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

Other than the U.S. federal securities laws, there are no U.S. federal or state regulatory requirements that we must comply with, and there are no approvals that we must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

We will bear the expenses of soliciting tenders and are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agents reasonable and customary fees for their services and may reimburse them for their reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agents and trustee, accounting and legal fees and printing costs, among others.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the transfer taxes, fees and expenses of the exchange agent and certain accounting and legal fees.

Holders who tender their outstanding notes for exchange will not be obligated to pay transfer taxes. However, if:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be charged to expense in accordance with generally accepted accounting principles.

The Exchange Agents

Dollar-Denominated Notes

Wells Fargo Bank, National Association is serving as the exchange agent for the exchange offer with respect to the dollar-denominated notes. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO WELLS FARGO AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal with respect to the dollar-denominated notes should be directed to Wells Fargo at the address or telephone number listed below.

By Registered or Certified Mail:	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480

By Overnight Courier or Regular Mail:	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479

By Hand Delivery:	Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South Northstar East Building—12th Floor Minneapolis, MN 55402

Confirm by Telephone:	(800) 344-5128

Confirm by Facsimile:	(612) 667-6282

Originals of all documents sent by facsimile pertaining to dollar-denominated notes should be promptly sent to the Wells Fargo by registered or certified mail, by hand or by overnight delivery service.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY WITH RESPECT TO THE DOLLAR-DENOMINATED NOTES.

Euro-Denominated Notes

BONY is serving as the exchange agent for the exchange offer with respect to the euro-denominated notes. No letter of transmittal shall be used to tender outstanding euro-denominated notes. Questions, requests for assistance and requests for additional copies of this prospectus should be directed to BONY at the address or telephone number listed below.

By Registered or Certified Mail:	The Bank of New York, London Lower Ground Floor 30 Cannon Street London, England EC4 M6XH

By Overnight Courier or Regular Mail:	The Bank of New York, London Lower Ground Floor 30 Cannon Street London, England EC4 M6XH

By Hand Delivery:	The Bank of New York, London Lower Ground Floor 30 Cannon Street London, England EC4 M6XH

Confirm by Telephone:	+44 20 7964 7227

Originals of all documents sent by facsimile with respect to the euro-denominated notes should be promptly sent to BONY by registered or certified mail, by hand or by overnight delivery service.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH IMMEDIATELY ABOVE WILL NOT CONSTITUTE A VALID DELIVERY WITH RESPECT TO THE EURO-DENOMINATED NOTES.

USE OF PROCEEDS

Momentive will not receive any proceeds from the issuance of exchange notes in the exchange offer. The net proceeds from the issuance of the outstanding notes were used to consummate the acquisition of GE’s Advanced Materials Business by the Momentive Group. In consideration for issuing the exchange notes, Momentive will receive in exchange the outstanding notes of like principal amount. The outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. Momentive has agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

CAPITALIZATION

The following table sets forth our cash and equivalents and capitalization as of September 30, 2007 on an actual consolidated basis for Momentive.

This table should be read in conjunction with “Summary Consolidated and Combined Financial Data and Pro Forma Condensed Consolidated and Combined Financial Data”, “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included elsewhere in this prospectus.

As of September 30, 2007 (unaudited)
(dollars in millions)
Cash and equivalents	$255.4

Long-term debt:
Term loan tranche B-1 $525 million	$521.1
Term loan tranche B-2 €400 million	551.1
Senior notes $765 million	765.0
Senior notes €275 million	381.4
Senior toggle notes $300 million	300.0
Senior subordinated notes $500 million	493.4
Other long-term debt	14.0

Total long-term debt, including current portion	3,026.0

Total shareholder’s equity	382.9

Total capitalization	$3,408.9

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND

COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated and combined statement of operations for the year ended December 31, 2006 is based on the historical combined financial information of our Predecessor for the period from January 1, 2006 to December 3, 2006, and the historical consolidated financial information of the Successor for the period from December 4, 2006 to December 31, 2006 and give effect to the Transactions as if they had occurred on January 1, 2006 for purposes of the pro forma condensed consolidated and combined statement of operations.

Pro forma adjustments were made to reflect:

•	changes in depreciation and amortization expenses resulting from fair value adjustments to net tangible assets and amortizable intangible assets;

•	increase in interest expense resulting from additional indebtedness and amortization of debt issuance costs incurred in connection with the Transactions;

•	elimination of minority interests resulting from the acquisition by GE Advanced Materials of the remaining shareholder interests in the joint ventures with Toshiba and Bayer; and

•	the effect to deferred income taxes on the adjustments.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma information presented, including allocation of purchase price, is based upon our preliminary estimates of the fair value of the assets acquired and liabilities assumed, available information and other management assumptions. The purchase price allocation is expected to be revised based upon an independent third-party valuation. A final determination of these fair values will reflect our consideration of a final valuation prepared by independent third-party appraisers. Any final adjustment may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed consolidated and combined statement of operations.

As a division of GE, our practice had been to sell a substantial portion of our receivables to third parties and related financial institutions. Receivables that were sold were no longer owned by us and therefore are not reflected on our historical combined balance sheets. We discontinued this practice of selling our receivables during the second half of 2006. However, no adjustment for the cessation of the sales of receivables has been reflected in the accompanying unaudited pro forma condensed consolidated and combined statement of operations.

The historical financial statements of our Predecessor include expenses for certain corporate services provided by GE and allocated to GE Advanced Materials. Expenses for these corporate services included in selling, general and administrative expenses on our historical combined statements of operations totaled $57.6 million for the period from January 1, 2006 to December 3, 2006. These historical charges and allocations may not be representative of expenses that we will incur as a stand-alone entity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Financial Presentation.” However, no adjustment has been reflected in the accompanying unaudited pro forma condensed consolidated and combined statement of operations for any differences between the amount of estimated costs to be incurred as a stand-alone entity and the amounts of allocated costs from GE.

The unaudited pro forma condensed consolidated and combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated and combined financial statements, included elsewhere in this document. The unaudited pro forma condensed consolidated and combined statement of operations is presented for information purposes only and is not intended to represent or be indicative of the consolidated and combined results of operations or financial position that we would have reported had the Transactions been completed as of January 1, 2006, and should not be taken as representative of our combined results of operations or financial condition following the completion of the Transactions.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED

STATEMENT OF OPERATIONS

For the year ended December 31, 2006

	Historical(a)	Pro forma adjustments		Pro forma
		(dollar in millions)
Net sales	$2,414.2	$—		$2,414.2
Cost of sales	1,582.9	(50.5	)(b)(c)	1,532.4

Gross profit	831.3	50.5		881.8
Selling, general and administrative expenses	587.5	79.7	(d)	667.2
Research and development expenses	80.2	—		80.2
In-process research and development	52.0	(52.0	)(e)	—
Restructuring and other costs	10.8	—		10.8

Operating income	100.8	22.8		123.6
Other income (expense):
Interest expense, net	(33.4)	(240.1	)(f)	(273.5)
Other income (expense), net	(4.7)	(0.6	)(b)	(5.3)
Minority interests	(44.0)	44.9	(g)	0.9

Income (loss) before income taxes	18.7	(173.0)		(154.3)
Income taxes (benefit)	55.6	(8.5	)(h)	47.1

Net income (loss)	$(36.9)	$(164.5)		$(201.4)

Notes to Unaudited Pro Forma Condensed Consolidated and Combined

Statement of Operations

(a)	Represents the historical combined results operations of GE Advanced Materials from January 1, 2006 to December 3, 2006 (Predecessor) and information of our historical consolidated results of operations for the period from December 4, 2006 to December 31, 2006 (Successor).

(b)	Reflects the net effect on combined margins, a reduction in equity in earnings of affiliates as recorded in other income, and other operating expense, each resulting from the acquisition of the remaining interests in OSi Italy. OSi Italy is a manufacturing entity that sells substantially all of its production to joint venture entities that were consolidated by us. The adjustment eliminates OSi Italy revenue, while recognizing the margins that were earned in connection with such sales.

(c)	Reflects the reversal of non-recurring charges of $33.5 million resulting from the sale of inventory that had been revalued at fair value in purchase accounting at the date of the Acquisition.

(d)	Reflects:

(1)	the net increase of $67.2 million resulting from (i) the elimination of historical depreciation and amortization expense; and (ii) an increase in depreciation and amortization expense resulting from the new values allocated on a preliminary basis to our property and equipment and identifiable intangible assets. Depreciation and amortization is computed using the straight-line method over the assets’ related useful lives;

(2)	the elimination of the noncash amortization of actuarial gain or losses of $0.6 million;

(3)	incremental expense resulting from the acquisition of the remaining interests in OSi Italy of $13.1 million.

(e)	Reflects the reversal of non-recurring charge of $52.0 million of in-process research and development assets recorded in December 2006 as a result of the purchase accounting at the date of the Acquisition.

(f)	Reflects the pro forma net effect of the increase in interest expense related to the additional indebtedness, consisting of the notes issued and borrowings under our senior credit facility, bearing interest at a weighted average interest rate of 8.9%. The interest rates used for pro forma purposes are based on assumptions of the rates that were effective upon closing of the Transactions and assuming cash interest on the senior toggle notes. The adjustment also eliminates all historical interest expense for the predecessor period, because no historical indebtedness was assumed by us in connection with the Acquisition. A 0.125% change in the interest rates on our pro forma indebtedness would change pro forma interest expense by approximately $1.6 million.

(g)	Reflects the elimination of minority interests resulting from the acquisition by GE Advanced Materials of the remaining shareholder interests in joint ventures with Toshiba and Bayer.

(h)	Reflects the tax effect of the pro forma adjustments on historical combined results of GE Advanced Materials. The Company operates in numerous international tax jurisdictions and expects to have taxable income in certain jurisdictions, which cannot be offset by taxable losses in other jurisdictions. As a result, the Company may report consolidated net tax expense despite reporting a consolidated net loss.

SELECTED HISTORICAL FINANCIAL DATA

The following table presents our selected historical consolidated and combined financial data. The following information should be read in conjunction with, and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and audited and unaudited financial statements of GE Advanced Materials and Momentive Performance Materials Inc.

The combined statement of operations and cash flow data for the period from January 1, 2006 to December 3, 2006 and for the years ended December 31, 2005 and 2004 (Predecessor) and the combined balance sheet data as of December 31, 2005 and 2004 have been derived from our audited combined financial statements. The consolidated statements of operations and cash flow data for the period from December 4, 2006 to December 31, 2006 (Successor) and the consolidated balance sheet data as of December 31, 2006 have been derived from the audited consolidated financial statements. The consolidated balance sheet and the related statement of operations and cash flow data for the fiscal nine-month period ended September 30, 2007 and the combined balance sheet and the related statement of operations and cash flow data for the fiscal nine-months ended October 1, 2006 are derived from the unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

	Successor	Predecessor	Successor	Predecessor	Predecessor
	Fiscal nine-month period ended September 30, 2007	Fiscal nine-month period ended October 1, 2006	Period from		Year Ended December 31,
			December 4, 2006 to December 31, 2006	January 1, 2006 to December 3, 2006	2005	2004
(Dollars in millions)	(unaudited)
Statement of Operations Data:
Net sales	$1,884.2	$1,816.7	$246.1	$2,168.0	$2,341.9	$2,228.1
Cost of sales	1,232.8	1,152.9	185.2	1,397.6	1,429.6	1,397.2

Gross profit	651.4	663.8	60.9	770.4	912.3	830.9
Selling, general and administrative expenses	532.4	432.5	52.9	534.6	617.3	587.3
Research and development expenses	57.0	55.8	7.4	72.8	72.2	65.5
In-process research and development	—	—	52.0	—	—	—
Restructuring and other costs	24.0	3.0	0.2	10.6	—	—

Operating income (loss)	38.0	172.5	(51.6)	152.4	222.8	178.1
Other income (expenses)
Interest expense, net	(209.4)	(14.7)	(21.6)	(11.8)	(16.6)	(23.4)
Other income (expenses), net	2.8	(2.7)	—	(4.7)	(1.7)	(7.0)
Minority interests	—	(46.5)	(0.1)	(43.9)	(64.7)	(34.7)

Income (loss) before income taxes	(168.6)	108.6	(73.3)	92.0	139.8	113.0

Income taxes (benefit)	7.8	61.7	(2.7)	58.3	65.5	45.6

Net income (loss)	$(176.4)	$46.9	$(70.6)	$33.7	$74.3	$67.4

Balance Sheet Data (at period end):
Cash and cash equivalents	$255.4	$565.7	$198.0		$638.2	$492.6
Working capital (1)	$614.6	$723.1	$744.1		$724.0	$678.9
Property and equipment, net	$1,242.8	$1,036.1	$1,468.8		$1,091.6	$1,177.0
Total assets	$4,409.1	$3,392.9	$4,418.2		$3,436.1	$3,412.7
Total debt (2)	$3,028.9	$85.2	$2,972.6		$91.1	$62.9
Total shareholders’ equity	$382.9	$2,171.0	$576.8		$2,174.7	$2,238.8
Cash Flow Data:
Operating activities	$234.0	$194.4	$100.6	$(201.2)	$420.1	$263.7
Investing activities	$(188.6)	$(193.8)	$(3,726.1)	$(243.7)	$(178.8)	$(216.1)
Financing activities	$4.4	$(100.1)	$3,799.0	$39.7	$(63.3)	$149.1
Other Financial Data:
Capital expenditures	$123.7	$100.2	$21.7	$148.3	$131.2	$152.4
Maintenance capital expenditures (3)	$43.6	$32.2	$8.3	$54.8	$63.3	$51.8
Ratio of earnings to fixed charges (4)	0.2	2.2	—	1.9	2.4	2.1

(1)	Working capital is defined as current assets net of current liabilities.

(2)	Total debt includes short-term borrowings, current installments of long-term debt, current installments of obligations under capital leases, long-term debt and obligations under capital leases.

(3)	Includes maintenance and environmental, health and safety capital expenditures, which amounts are also included in total capital expenditures.

(4)	For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance cost and a portion of rental expense that management believe is representative of the interest component of rental expense. For the period from December 4, 2006 to December 31, 2006, earnings were insufficient to cover fixed charges and there was a deficiency of $73.3 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition includes periods prior to the consummation of the Transactions as well as the period from December 4, 2006 to December 31, 2006, which is subsequent to the Transactions. For comparison purposes, the results of operations and cash flows information for the fiscal nine-month period ended September 30, 2007 and the period from December 4, 2006 to December 31, 2006 (Successor) are presented on a consolidated basis. The results of operations and cash flows information for the period from January 1, 2006 to December 3, 2006 and for the years ended December 31, 2005 and 2004 (Predecessor) are presented on a combined basis. The Predecessor period does not reflect the impact of the Transactions. You should read the following discussion of our results of operations and financial condition with the audited consolidated and combined financial statements and related notes included elsewhere herein. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. See “Disclosure Regarding Forward-Looking Statements.”

Stand-Alone Company and Basis of Presentation

On December 3, 2006, the Momentive Group acquired GE Advanced Materials, an operating unit within the Industrial Segment of GE. The purchase price for GE Advanced Materials as of the Acquisition date was approximately $3.8 billion. During August 2007, we paid GE a final purchase price adjustment of approximately $62 million, together with related interest of $2.3 million. We also recognized a $15 million obligation to GE in our consolidated balance sheet at September 30, 2007 related to a purchase accounting adjustment associated with a pre-Acquisition intercompany liability with our Quartz business in China. Such amount will be paid to GE upon satisfaction of certain conditions, which we expect to complete in 2008.

Before the Transactions, we did not operate as a stand-alone business, but instead as a division of GE. Our historical combined financial information included herein has been derived from the historical combined financial statements of GE. The preparation of this information was based on certain assumptions and estimates that we believe are reasonable, including with respect to the costs charged to us by GE. This financial information may not, however, reflect what our results of operations, financial position and cash flows would have been if we had been a separate, stand-alone entity during the periods presented, or our future results of operations, financial position and cash flows.

For example, our historical financial statements included herein include expenses for certain corporate services provided to us by GE, including:

•

General corporate assessments. A significant portion of our selling, general and administrative expenses include costs attributable to services that have been performed by GE, or by third party providers made available to us by GE, and charged to us by GE in the form of periodic assessments. These costs are primarily related to corporate functions such as accounting, tax, treasury, payroll and benefits administration, risk management, legal, information management and technology. The expenses of the corporate services provided to us by GE or by these third-party providers have historically been allocated to us based on various methods, including direct consumption, percent of operating costs and number of employees. Expenses for such corporate services included in our selling, general and administrative expenses totaled $57.6 million, $62.5 million and $52.1 million for the years ended December 31, 2006, 2005 and 2004, respectively. We have also historically been charged for use of certain of GE’s research and development facilities and capabilities, which are included in research and development expense. Since the close of the Transactions, we have been in a period of transition during which many of these services continue to be provided by GE pursuant to a transition services agreement. See “Certain Relationships and Related Party Transactions—Transition Services Agreement.” During this period, we will pay GE for the provision of some of these services.

We believe the cost of obtaining the services historically provided by GE to us is less than the corporate assessments described above. Following the transition period, we expect to obtain the services historically provided by GE from our internal operations or third-party service providers. We currently estimate the cost savings that we will ultimately achieve with respect to these services will be approximately $15.7 million per year.

•

Employee benefits and incentives allocation. Our costs include certain GE-sponsored benefits programs for U.S. employees and global management incentives for employees. We have been providing similar benefit programs for U.S. employees effective January 29, 2007.

•

Interest expense and debt service costs. Although from time to time we have borrowed from third-party lenders, GE and its affiliates have historically provided us with the majority of our financing requirements. The interest expense associated with any such financing has historically been allocated to us by GE based on specifically identified borrowings and has been included in our historical statements of operations.

We also believe that, based on benchmarking analyses and a review of our existing policies, there are significant opportunities as a stand-alone company to reduce our operating working capital over the next 12 months.

In addition, for the predecessor periods presented, our business was included in the consolidated income tax returns of GE. In the historical financial statements included herein, income taxes have been presented based on a calculation of the income tax that would have been generated if we had operated as a separate taxpayer. Accordingly, our historical income tax expense may not necessarily reflect and may differ materially from what our income tax expense and cash tax payments would have been or will be as a stand-alone entity.

Recent Developments

In connection with the issuance of our third quarter 2007 financial report of consolidated results, we restated our first and second quarter financial reports for fiscal periods ended April 1 and July 1, 2007, respectively. The first quarter financial report was restated to reflect a $6.8 million decrease in cost of sales. The second quarter financial report was restated to reflect a $6.8 million increase in cost of sales, $9.3 million increase in depreciation expense and a $4.3 million reduction in tax expense. The restatements had no effect on Adjusted EBITDA, as defined in the notes, or the statement of cash flows. Additional details, pertaining to the above noted adjustment, may be found in the notes to Condensed Consolidated and Combined Financial Statements included in this prospectus.

Components of Our Financial Presentation

Sales. Our sales consist of our total sales net of rebates, discounts and allowances, and are affected by changes in the price of our products and the quantity of product sold to our customers. Due to the specialty nature of our products, the prices that we charge our customers are not heavily dependent on input costs, but rather are more closely related to the value of our products as perceived by our customers. Sales volume growth is primarily a function of macroeconomic growth, expansion into new and growing regions and introduction of new products and applications. Our ability to successfully introduce new products is driven by the unique properties of our materials and is dependent on our research and development efforts. Decreases in the volume of products sold does not necessarily result in a reduction in overall sales due to our strategy of shifting production to higher priced products as we manage and optimize our mix.

Our Silicones business has a diversified revenue base across a variety of end-markets, reducing our vulnerability to macroeconomic trends. Furthermore, our Silicones products are often used in niche applications that represent a small portion of our customers’ material costs. Our Quartz business is more directly affected by the growth of a small number of industries and generally follows trends in those industries.

We have a global sales presence with 41%, 32% and 27% of our 2006 revenue compared to 35%, 36% and 29% of our 2005 revenue generated in the Americas, Europe and Asia, respectively. The diversity of the customer base coupled with our strategy of growing our sales of high value, specialty products enhances the stability of our revenues. With respect to the Silicones business, over time, we have migrated our product mix toward more specialty formulations, which tend to be somewhat insulated from economic downturns. With respect to our Quartz business, selling prices are relatively stable due to the high value, technology content of our applications.

Cost of Sales. The principal components of our cost of sales are raw materials, labor and energy costs.

The cost of silicon metal comprises approximately one-fifth of our total raw material costs. Silicon metal prices are not normally volatile in the short term, but have shown inflationary pressure recently driven by the cost of energy, the capacity of our suppliers and government regulation in certain geographies. We also use methanol, which comprises approximately 8% of our total raw material costs in our Silicones segment, in our manufacturing processes. Our Quartz production relies heavily on a specific type of sand, which is currently available in the necessary quality and quantity from substantially one supplier, Unimin Corporation. The price we pay for quartz sand under our contract with Unimin has been increasing on a yearly basis. Because Unimin controls more than 90% of the quartz sand market, it exercises significant control over quartz sand prices, which have been steadily increasing. Our other primary raw material inputs range from platinum to hydrochloric acid with no other single raw material accounting for a material portion of our total raw material costs.

The other significant components of our cost of sales are labor, which includes wages, salary and benefit expenses attributable to our plant personnel, and energy. Our labor costs are primarily driven by inflation and represent approximately 15% of our cost of sales. Plant employees at a non-managerial level are primarily unionized or represented by works councils. Energy costs include the cost of natural gas and electricity that are used to convert raw materials to finished goods in our production processes.

We have pursued and will continue to pursue various cost reduction initiatives focused on the efficiency of our production processes and control of labor costs. Examples of cost reduction projects include energy conservation, yield improvements, sourcing through low-cost countries, overtime reduction and labor efficiency.

After giving effect to the Acquisition, our cost of sales as a percentage of sales increased as a result of the purchase accounting treatment of the Acquisition. Under purchase accounting, we adjusted the value of our assets (including the inventory we acquired) and liabilities at the date of the Acquisition to their respective estimated fair values. As a result of these adjustments to our asset bases, following the Acquisition, our costs of sales increased by such noncash increase in our asset bases. However, this increase did not have a cash impact and did not affect our cost of sales for any inventory produced after the Acquisition.

Selling, General and Administrative Expenses. The principal components of our selling, general and administrative expenses are wages and benefits for salaried personnel around the world relating to a variety of functions, other than research and development. Selling, general and administrative expenses include (1) marketing, advertising, travel and entertainment expenses and (2) depreciation and amortization of property, plant and equipment and intangibles. Up to December 3, 2006, selling, general and administrative expenses have also included a portion of the costs that have been allocated to us for corporate services provided by GE. These costs represented 10% in 2006 and 2005 of our total selling, general and administrative expenses. Selling, general and administrative expenses also include payments we will make in connection with many of the transition services that GE provides us under the transition services agreement. See “Certain Relationships and Related Party Transactions—Transition Services Agreement.”

Research and Development Expenses. Research and development expenses include wages and benefits for research personnel including engineers and chemists, payments to consultants, costs of supplies and chemicals used in in-house laboratories and costs of research and development facilities. Our research and development efforts focus on the development of new applications for our existing products and technological advances that we hope will lead to new products. We have historically budgeted a percentage of our prior year revenues for research and development. In 2006 and in 2005, we have spent an amount equal to approximately 3% of the prior year’s revenues on research and development, respectively. In connection with the Acquisition, we acquired approximately $52.0 million of in-process research and development that was expensed immediately.

Other Income (Expense). Other income (expense) includes interest income and expense and expense attributable to minority interest. Prior to the Transactions, as a part of GE, we partially funded our operations through intercompany loans from GE and a limited amount of third-party indebtedness. Since the completion of the Transactions, we have a significant amount of third-party indebtedness and substantial debt service requirements that has resulted in significantly higher interest expense.

Currency Exchange Rates. A significant portion of our revenues and expenses are denominated in non-U.S. currencies. Revenues and expenses are translated using rates of exchange in effect during the period. Gains and losses from currency translation are included in shareholders’ equity.

Critical Accounting Policies. Our principal accounting policies are described under the “Notes to Consolidated and Combined Financial Statements—Summary of Significant Accounting Policies.” The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

Revenue Recognition. We recognize revenue primarily when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and probable.

Property and Equipment. Property and equipment are stated at cost, net of accumulated depreciation. Property and equipment considers the preliminary allocation of fair value as of the date of our Acquisition, which is reflected in our balance sheet as of December 31, 2006 and the final allocation of fair value as of September 30, 2007. Property and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation expense on property and equipment is calculated using (i) accelerated methods over the estimated useful lives of the assets through December 3, 2006 and (ii) the straight-line method from December 4, 2006. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

Impairment of Long-Lived Assets. Long-lived assets such as property and equipment, and intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Goodwill and Other Intangible Assets. Our intangible assets with estimable useful lives of up to 20 years are amortized using the straight-line method. Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill acquired in a purchase business combination is not amortized, but instead tested for impairment annually. An impairment charge is recognized whenever events or changes in circumstances indicate that the carrying amount of the goodwill or intangible assets may not be recoverable.

Income Taxes. Our domestic operations were included in GE’s consolidated U.S. and certain state and local tax returns through December 3, 2006 and have been aggregated for purposes of our combined financial statements as if we were filing a separate consolidated U.S. tax return. GE also filed non-U.S. income tax returns for certain of our foreign operations. From December 4, 2006, domestic operations of the Company were included in a new, consolidated U.S. income tax return of the Successor separate from GE. In addition, the majority of the Company’s non-U.S. operations have been treated as branches of the U.S. company and are included in the Company’s U.S. consolidated income tax return. The Company files certain state and local tax returns on a combined basis. The Company will also file foreign income tax returns for certain of its non-U.S. operations.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates.

Environmental Costs and Obligations. Costs associated with environmental obligations, such as remediation or closure costs, are accrued when such costs are probable and reasonably estimable and no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are not discounted to their present value when the expected cash flows are reasonably determinable.

Derivative Instruments and Hedging Activities. We conduct business activities in diverse markets around the world. We are exposed to the impact of market fluctuations of the price of platinum, natural gas and electricity, as well as currency exchange risks of our business operations. We have historically managed our exposure to these risks using derivative instruments placed through GE. After the Transactions, hedging activities are conducted by the Company. We apply strict policies to manage each of these risks, including prohibitions on derivatives trading, derivatives market making or other speculative activities. All derivative instruments are recorded on our balance sheets at their respective fair values, and changes in the fair value are recognized immediately in income, unless the derivatives qualify as hedges of cash flows. We use internal valuation models that incorporate market-based information to value derivative contracts that are not exchange-traded instruments. Derivative contracts representing unrealized gain positions and purchased options are recorded as assets. Derivative contracts representing unrealized losses and options sold are recorded as liabilities.

Results of Operations

For comparison purposes, the results of operations and cash flows information for the fiscal nine-month period ended September 30, 2007 are presented on a consolidated basis, and for the fiscal nine-month period ended October 1, 2006 are presented on a combined basis. For year ended December 31, 2006, the results of operations consist of the historical combined results of operations for the Predecessor period, from January 1, 2006 to December 3, 2006, and the consolidated results of operations for the Successor period, from December 4, 2006 to December 31, 2006. A split presentation of an annual period is required under GAAP when a change in accounting basis occurs. Consequently, the combined presentation for 2006 is not a recognized presentation under GAAP. Accounting for an acquisition requires that the historical carrying values of assets acquired and liabilities assumed be adjusted to fair value. A resulting higher cost basis associated with the allocation of the purchase price impacts post-acquisition period results, and consequently affects period-to-period comparisons. We believe a discussion of the separate periods presented for the year ended December 31, 2006 in our consolidated statements of operations may impede understanding of our operating performance. The impact of the Acquisition on the 28-day Successor period affects the comparison of the annual periods and have been highlighted in the narratives, accordingly, we have prepared the discussion of our results of operations by comparing the year ended December 31, 2006 (combined) with the year ended December 31, 2005 without regard to the differentiation between Predecessor and Successor results of operations for the Predecessor period from January 1, 2006 to December 3, 2006 and the Successor period from December 4, 2006 to December 31, 2006.

Results of Operations—Fiscal Nine-Month Period Ended September 30, 2007 (Successor) Compared to Fiscal Nine-Month Period Ended October 1, 2006 (Predecessor) (Unaudited)

The following table sets forth certain historical consolidated and combined financial information, in both dollars and percentages of net sales, for the fiscal nine-month periods ended September 30, 2007 and October 1, 2006:

Fiscal nine-month period ended September 30, 2007 (Successor) compared to Fiscal nine-month period ended October 1, 2006 (Predecessor) (Unaudited)

	Successor		Predecessor
	Fiscal nine-month period ended
	September 30, 2007		October 1, 2006
	(dollars in millions)
Net sales	$1,884.2	100.0%	$1,816.7	100.0%
Cost of sales	1,232.8	65.4%	1,152.9	63.5%

Gross profit	651.4	34.6%	663.8	36.5%
Selling, general and administrative expenses	532.4	28.3%	432.5	23.8%
Research and development expenses	57.0	3.0%	55.8	3.1%
Restructuring and other costs	24.0	1.3%	3.0	0.2%

Operating income	38.0	2.0%	172.5	9.5%
Other income (expenses):
Interest expense, net	(209.4)	(11.1)%	(14.7)	(0.8)%
Other income (expense), net	2.8	0.1%	(2.7)	(0.1)%
Minority interests	—	—	(46.5)	(2.6)%

Income (loss) before income taxes	(168.6)	(8.9)%	108.6	6.0%
Income taxes (benefit)	7.8	0.4%	61.7	3.4%

Net income (loss)	$(176.4)	(9.4)%	$46.9	2.6%

Net Sales by Segment
Silicones	1,678.0	89.1%	1,620.1	89.2%
Quartz	206.2	10.9%	196.6	10.8%

Total	$1,884.2	100.0%	$1,816.7	100.0%

Net sales. Net sales in the fiscal nine-month period ended September 30, 2007 were $1,884.2 million, compared to $1,816.7 million for the same period in 2006, an increase of 3.7%. The increase was due to an increase in sales volume of 1.0%, an increase in selling prices and exchange rate fluctuations of 2.0%.

Net sales for our Silicones segment in the fiscal nine-month period ended September 30, 2007 were $1,678.0 million, compared to $1,620.1 million for the same period in 2006, an increase of 3.6%. This increase was primarily due to higher sales volume of 0.7%, an increase in selling prices, and exchange rate fluctuations of 2.2%.

Net sales for our Quartz segment in fiscal nine-month period ended September 30, 2007 were $206.2 million, compared to $196.6 million for the same period in 2006, an increase of 4.9%. The increase was primarily due to an increase in selling price, higher semiconductor related sales volume and favorable exchange rates.

Cost of sales. Cost of sales in the fiscal nine-month period ended September 30, 2007 were $1,232.8 million, compared to $1,152.9 million for the same period in 2006, an increase of 6.9%. The increase was primarily due to higher raw material, energy and labor costs. In addition, cost of sales was impacted by the sales volume noted above, unfavorable exchange rates and the reversal of purchase accounting step-up related to inventory of $23.4 million and $4.3 million for the amortization of the fair value of acquired purchase contracts.

Gross Profit. Gross profit in the fiscal nine-month period ended September 30, 2007 was $651.4 million compared to $663.8 million for the same period in 2006, a decrease of 1.9%. The decrease was primarily due to the non-recurring purchase accounting adjustments described above.

Selling, general and administrative expenses. Selling, general and administrative expenses in the fiscal nine-month period ended September 30, 2007 were $532.4 million, compared to $432.5 million for the same period in 2006, an increase of 23.1%. The increase was primarily due to additional depreciation and amortization expense of $96.0 million associated with the purchase accounting step-up of property, equipment and amortizable intangible assets.

Research and development expenses. Research and development expenses in the fiscal nine-month period ended September 30, 2007 were $57.0 million, compared to $55.8 million for the same period in 2006, an increase of 2.2%. The increase was primarily due to the timing of program expenditures.

Restructuring and other costs. Restructuring and other costs in fiscal nine-month period ended September 30, 2007 were $24.0 million, compared to $3.0 million in fiscal nine-month period ended October 1, 2006. For the fiscal nine-month period ended September 30, 2007, these stand-alone business costs were comprised of restructuring costs (retention and benefit payments) of $2.4 million and consulting and other services of $21.6 million. For the fiscal nine-month period ended October 1, 2006, these costs were related to severance costs for the transfer of production to a new facility and the European sales force reorganization.

Interest expense, net. Interest expense, net for the fiscal nine-month period ended September 30, 2007 was $209.4 million, compared to $14.7 million for the same period in 2006. The increase was primarily due to our indebtedness issued for the purpose of consummating our Acquisition.

Income taxes. The effective income tax rate decreased to -4.67% for the fiscal nine-month period ended September 30, 2007 compared to 56.78% for the same period of 2006. The decrease was primarily as a result of a change in the amount of profit and loss before tax earned, decrease in certain tax jurisdictions, the maintenance of a valuation allowance against the Company’s net deferred tax assets and recognition of a deferred tax liability for certain long-lived taxable temporary differences. The valuation allowance, which relates principally to U.S. deferred tax assets was maintained based on our assessment that a portion of the deferred tax assets will likely not be realized. Deferred tax liabilities are established in certain jurisdictions due to basis differences in goodwill. We determined that the most appropriate estimate of the effective tax rate for the fiscal nine-month period ended September 30, 2007 would result from the use of the discrete approach. We adopted the provisions for Financial Standards Accounting Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes (FIN 48”), an interpretation of FASB Statement No. 109 (“SFAS 109) on January 1, 2007. As a result of the implementation of FIN 48, we did not recognize any adjustment in the liability for unrecognized income tax benefits. At the adoption date of January 1, 2007, we had no unrecognized tax benefits and have not recognized any additional tax benefits as of September 30, 2007.

Net income. Net loss in the fiscal nine-month period ended September 30, 2007 was $176.4 million, compared to net income of $46.9 million for the same period in 2006. The decrease was a result of the effects described above.

Results of Operations—2006 Successor and Predecessor Company Results—Combined non-GAAP compared to the results of operations for the fiscal years ended December 31, 2005 and December 31, 2004, respectively

As noted above, GAAP does not allow for such combination of the 2006 Predecessor Company’s and the Successor Company’s financial results; however, we believe a discussion of the separate periods presented for the year ended December 31, 2006 in our consolidated statements of operations may impede understanding of our operating performance. We also believe the combined results provide information that is useful in evaluating our financial performance. The combined information is the result of merely adding the two columns and does not include any pro forma assumptions or adjustments.

The following table sets forth certain historical consolidated and combined financial information, in both dollars and percentages of net sales, for the years ended December 31, 2005 and 2004 and the combined successor and predecessor periods for the year ended December 31, 2006:

	Successor		Predecessor		Combined Predecessor and Successor Year Ended December 31, 2006		Predecessor
	December 4, 2006 to December 31, 2006		January 1, 2006 to December 3, 2006				Year Ended December 31,
							2005		2004
			(dollars in millions)
Net sales	$246.1	100.0%	$2,168.0	100.0%	$2,414.1	100.0%	$2,341.9	100.0%	$2,228.1	100.0%
Cost of sales	185.2	75.3%	1,397.6	64.5%	1,582.8	65.6%	1,429.6	61.0%	1,397.2	62.7%

Gross profit	60.9	24.7%	770.4	35.5%	831.3	34.4%	912.3	39.0%	830.9	37.3%

Selling, general and administrative expenses	52.9	21.5%	534.6	24.7%	587.5	24.3%	617.3	26.4%	587.3	26.4%
Research and development expenses	7.4	3.0%	72.8	3.4%	80.2	3.3%	72.2	3.1%	65.5	2.9%
In-process research and development	52.0	21.1%	—	0.0%	52.0	2.2%	—	—	—	—
Restructuring and other costs	0.2	0.1%	10.6	0.5%	10.8	0.4%	—	—	—	—

Operating income (loss)	(51.6)	(21.0)%	152.4	7.0%	100.8	4.2%	222.8	9.5%	178.1	8.0%
Other income (expenses)
Interest expense, net	(21.6)	(8.8)%	(11.8)	(0.5)%	(33.4)	(1.4)%	(16.6)	(0.7)%	(23.4)	(1.1)%
Other income (expenses), net	—	—	(4.7)	(0.2)%	(4.7)	(0.2)%	(1.7)	(0.1)%	(7.0)	(0.3)%
Minority interests	(0.1)	—	(43.9)	(2.0)%	(44.0)	(1.8)%	(64.7)	(2.8)%	(34.7)	(1.6)%

Income (loss) before income taxes	(73.3)	(29.8)%	92.0	4.2%	18.7	0.8%	139.8	6.0%	113.0	5.1%

Income taxes (benefit)	(2.7)	(1.1)%	58.3	2.7%	55.6	2.3%	65.5	2.8%	45.6	2.0%

Net income	$(70.6)	(28.7)%	$33.7	1.6%	$(36.9)	(1.1)%	$74.3	3.2%	$67.4	3.0%

Net Sales by Segment
Silicones	$219.2	89.1%	$1,925.7	88.8%	2,144.9	88.8%	$2,094.5	89.4%	$1,961.4	88.0%
Quartz	$26.9	10.9%	$242.3	11.2%	269.2	11.2%	247.4	10.6%	266.7	12.0%

Total	$246.1	100.0%	$2,168.0	100.0%	$2,414.1	100.0%	$2,341.9	100.0%	$2,228.1	100.0%

Combined Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net Sales. Net sales in 2006 were $2,414.1 million, compared to $2,341.9 million in 2005, an increase of 3.1%. The increase was driven by a 4.7% increase in sales volume, reflecting growth in both our Silicones and Quartz divisions, which was partially offset by unfavorable exchange rates fluctuations of 0.9% and a modest decrease in selling prices.

Net sales for our Silicones segment in 2006 were $2,144.9 million, compared to $2,094.5 million in 2005, or an increase of 2.4%. This increase was primarily due to a 4.3% increase in sales volume as a result of specialty product and market growth in substantially all of our geographic markets. The volume increase was partially offset by unfavorable exchange rate fluctuations of 0.9% and a modest decrease in selling prices of 0.8%, primarily in our core products sold in Asia and Europe.

Net sales for our Quartz segment in 2006 were $269.2 million, compared to $247.5 million in 2005, an increase of 8.8%. The increase was primarily due to an increase in sales volume of 8.6% from semiconductor product demand, as a result of continued infrastructure build-out by our customers.

Cost of Sales. Cost of sales in 2006 was $1,582.8 million, compared to $1,429.6 million in 2005, an increase of 10.7%. Cost of sales increased by $153.2 million primarily due to increases in sales volume, higher costs of raw materials and energy and increased labor costs, and the impact of a $33.5 million charge to cost of sales during December 2006 resulting from the sale of inventory that had been revalued at fair value in the purchase accounting at the date of the Acquisition.

Gross Profit. Gross profit in 2006 was $831.3 million or 34.4% of net sales, compared to $912.3 million or 39% of net sales, a decrease of 8.9%. The decrease is primarily due to the impact of increase in cost of net sales described above.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in 2006 were $587.5 million, compared to $617.3 million in 2005, a decrease of 4.8%. The decrease was primarily due to the deconsolidation of GE Bayer Specialties S.r.l. (or “OSi Italy”) in May 2006, which was fully consolidated in 2005, and cost reduction initiatives, which was partially offset by the impact of $10.8 million in amortization and depreciation expense during December 2006, resulting from the fair value of intangible assets and property and equipment in the purchase accounting at the date of Acquisition and amortization.

Research and Development Expenses. Research and development expenses in 2006 were $80.2 million, compared to $72.2 million in 2005, an increase of 11.1%. The increase was primarily due to the effort to develop new products.

In-process Research and Development. In-process research and development was a charge of $52.0 million recorded in December 2006, as a result of the purchase accounting at the date of the Acquisition.

Restructuring and Other Costs. Restructuring and other costs were $10.8 million in 2006. These costs were related to restructuring and initial stand-alone activities, including: consulting services related to setting up the U.S. Benefit Plan and other services; retention payments; transferring production to a new facility; and reorganizing a sales force in Europe.

Interest Expense, Net. Interest expense, net in 2006 was $33.4 million, compared to $16.6 million in 2005, an increase of 101.2%. The increase was primarily the result of our indebtedness issued on December 4, 2006 for the purpose of consummating our Acquisition, which increased our interest expense in December 2006.

Income Taxes. Income tax expense decreased from $65.5 million in 2005 to $55.6 million in 2006. Our effective income tax rate increased in the Predecessor period in 2006 as compared to 2005 primarily as a result of foreign deemed dividends. The effective income tax rate increased in the Successor period in 2006 as compared to 2005 primarily as a result of the maintenance of full valuation allowances against most of our net deferred tax assets. The valuation allowance was established and maintained based on our assessment that the net deferred tax assets will not be fully realized.

Net Income. Net income decreased from $74.3 million in 2005 to a net loss of $36.9 million in 2006 as a result of the effects described above.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Net Sales. Net sales in 2005 were $2,341.9 million, compared to $2,228.1 million in 2004, an increase of 5.1%. The increase was driven by a 5.5% increase in selling prices, reflecting price increases in both our Silicones and Quartz divisions, and a 1.0% increase due to favorable exchange rates fluctuations. These increases were partially offset by Quartz volume decreases as described below.

Net sales for our Silicones segment in 2005 were $2,094.5 million, compared to $1,961.4 million in 2004, or an increase of 6.8%. This was primarily due to the implementation of initiatives to increase product pricing throughout our Silicones division, partially in response to rising raw material costs and energy costs. The increase was partially offset by decreases in volume, partially attributable to our strategy of improving product mix by growing our specialties business.

Net sales for our Quartz segment in 2005 were $247.4 million, compared to $266.7 million in 2004, a decrease of 7.2%. The decrease was caused by lower volume of 8.1% due to a downturn in our semiconductor end-markets, which was partially offset by an increase in selling price of 0.5%, despite the reduction in volume.

Cost of Sales. Cost of sales in 2005 was $1,429.6 million, compared to $1,397.2 million in 2004, an increase of 2.3%. Cost of sales increased by $32.4 million. $67.9 million of the increase was due to higher prices for silicon metal, chemicals and energy, as well as wage inflation. The increase was partially offset by the cost reductions and efficiency improvements described above.

Gross Profit. Gross profit in 2005 was $912.3 million or 39.0% of net sales, compared to $830.9 million or 37.3% of net sales in 2004, an increase of 9.8%. The increase was a result of effect described above.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in 2005 were $617.3 million, compared to $587.3 million in 2004, an increase of 5.1%. The increase was primarily due to wage inflation and increased headcount.

Research and Development Expenses. Research and development expenses in 2005 were $72.2 million, compared to $65.5 million in 2004, an increase of 10.2%. The increase was primarily attributable to our decision to increase research and development investment in new product initiatives as part of our strategy to expand specialty products growth.

Interest Expense, Net. Interest expense, net in 2005 was $16.6 million, compared to $23.4 million in 2004, a decrease of 29.1%. The decrease was primarily the result of significantly higher interest income resulting from cash balances.

Income Taxes. Income tax expense increased from $45.6 million in 2004 to $65.5 million in 2005, primarily as a result of a one-time benefit in 2004 related to foreign tax credits.

Net Income. Net income increased by 10.2% from $67.4 million in 2004 to $74.3 million in 2005 as a result of the effects described above. The improvement in net income from 2004 to 2005 was primarily due to the increase in net sales and an increase in gross profit margin.

Liquidity and Capital Resources

	Fiscal nine-month period ended
	Successor	Predecessor
	September 30, 2007	October 1, 2006
	(Dollar amounts in millions)
Cash provided by operating activities	$234.0	$194.4
Cash used in investing activities	(188.6)	(193.8)
Cash provided by (used in) financing activities	4.4	(100.1)

Increase (decrease) in cash and cash equivalents	49.8	(99.5)

Operating activities. Cash provided by operating activities totaled $234.0 million in the fiscal nine-month period ended September 30, 2007, compared to $194.4 million in the fiscal nine-month period ended October 1, 2006. The increase was primarily due to reductions in working capital.

Investing activities. Cash used in investing activities totaled $188.6 million in the fiscal nine-month period ended September 30, 2007, compared to $193.8 million in the fiscal nine-month period ended October 1, 2006. For the fiscal nine-month period ended September 30, 2007, the investing activities included planned capital expenditures and payment to GE of $62.0 million related to the Acquisition. The cash used for investing activities in 2006 was primarily related to an investment in GE Bayer Specialties Srl of $37.5 million, costs associated with the acquisition of OrganoSilicones Inc. of $54.4 million and planned capital expenditures.

Financing activities. Cash generated in financing activities totaled $4.4 million in the fiscal nine-month period ended September 30, 2007, compared to $100.1 million of usage in the fiscal nine-month period ended October 1, 2006. The cash flow provided by financing activities in 2007 is primarily related to borrowings for our new facility in Nantong, China offset by term loan principal repayments. The cash used for financing activities in 2006 related to a dividend paid to a former joint venture partner of $63.7 million and net transfers to GE of $31.2 million.

For Successor Period from December 4, 2006 to December 31, 2006 and Predecessor Period from January 1, 2006 to December 3, 2006 and the Fiscal Year Ended December 31, 2005 and 2004, Respectively

	Successor	Predecessor	Combined Predecessor and Successor for the year ended December 31, 2006	Predecessor
	Period from			Year ended December 31,
	December 4, 2006 to December 31, 2006	January 1, 2006 to December 3, 2006		2005	2004
	(dollars in millions)
Cash provided by (used in) operating activities	$100.6	$(201.2)	$(100.6)	$420.1	$263.7
Cash used in investing activities	(3,726.1)	(243.7)	(3,969.8)	(178.8)	(216.1)
Cash provided by (used in) financing activities	3,799.0	39.7	3,838.7	(63.3)	149.1

Increase (decrease) in cash and cash equivalents	$173.5	$(405.2)	$(231.7)	$178.0	$196.7

Operating Activities. Cash flow used in operating activities totaled $100.6 million in 2006, compared to cash provided by operating activities of $420.1 million in 2005 and $263.7 million in 2004. The decrease in operating activities cash flow in 2006 compared with 2005 was mainly due to the end of the securitization of receivables during the second half of 2006. The increase in 2005 operating activities cash flow compared to 2004 was mainly due to an increase in trade payables and accrued income taxes, increased earnings from operations, higher levels of receivables monetization and the extension of payment terms with certain suppliers. This increase in 2005 was partially offset by higher inventory levels.

Investing Activities. Cash flow used in investing activities totaled $3,969.8 million in 2006, compared to $178.8 million in 2005 and $216.1 million in 2004. The increase in cash used in investing activities in 2006 was mainly due to the cash used in our Acquisition of $3,704.4 million and an increase in capital expenditures in connection with our quartz plant expansion in China, higher capital expenditures related to our wastewater treatment project in the Waterford, New York facility, and the investment in a non-consolidated affiliate in Italy of $37.5 million during the Predecessor period. The decrease in investing activities in 2005 compared to 2004 was mainly due to a decrease in capital expenditures resulting from the completion of a plant expansion in Thailand.

Financing Activities. Cash flow provided by financing activities totaled $3,838.7 million in 2006, compared to $63.3 million of cash used in 2005, and $149.1 million of cash provided in 2004. Cash flow from financing activities in 2006 was mainly attributable to the proceeds from the debt issued on December 4, 2006 of approximately $3,023.9 million, the equity contribution of Holdings of $903.5 million and an increase in net transfers from GE of approximately $101.6 million, which was partially offset by the deferred financing costs of $78.2 million incurred on December 4, 2006 as part of the Transactions, payment of long-term debt of $50.0 million and dividends paid to joint venture partners of $63.7 million during the predecessor period in 2006.

Following the Transactions

Following the Transactions, our primary sources of liquidity are the cash flow from operations and funds available under a senior credit facility. Our primary continuing liquidity needs are to finance our working capital, capital expenditures and debt service. We incurred substantial indebtedness in connection with the Transactions.

We had $3,027.2 million of indebtedness including obligation under capital leases of $1.2 million as of September 30, 2007 compared to $2,972.7 million of indebtedness, including obligations under capital leases of $2.4 million, as of December 31, 2006. Accordingly, we have significant debt service obligations following the Transactions.

In connection with our separation from GE, we are incurring costs associated with establishing the U.S. benefits plan, personnel recruitment, consulting services and IT infrastructure so that we can operate the Business on a stand-alone basis. GE funded a portion of these anticipated costs in connection with the Acquisition. These separation costs may offset some or all of the positive cash impact from reductions in costs we currently expect to realize over the course of the transition period, which we currently expect will be approximately two years. In addition, as described above, during the transition period, a number of services will be provided to us by GE. During that period, some of the costs we incur may be duplicative for a short period of time as we make our transition to a stand-alone company. Any portion of the separation costs that we must bear could decrease our liquidity for the periods during which those costs are incurred.

As part of the Transactions, we issued notes and entered into a senior credit facility. At closing, our senior credit facility consisted of two tranches of term loans in the amounts of $525 million and €400 million, a revolving credit facility in an aggregate amount of up to $300.0 million, and a synthetic letter of credit facility in an aggregate amount up to $35 million. The outstanding aggregate principal amount of the terms loans was approximately $1,072.2 million at September 30, 2007. The outstanding borrowing and letters of credit under the revolving credit facility at September 30, 2007 were $0 and $28.5 million, respectively, leaving unused borrowing capacity of $271.5 million. Outstanding letters of credit issued under the synthetic letter of credit facility at September 30, 2007 were $12.9 million and the maximum amount of the synthetic letter of credit facility available as of such date was approximately $34.6 million. Borrowings under the term loan are due and payable in quarterly installments of 0.25% of the original principal amount. The remaining balance of the term loan will be due and payable in full in 2013. The revolving credit facility is available until 2012. The synthetic letter of credit facility amortizes at a rate of 1% of the original commitment per annum in annual installments, and is due and payable in full in 2013.

Our senior credit facilities contain various restrictive covenants that prohibit us from prepaying other indebtedness, including the notes issued, and, if there are any borrowers under the revolving credit agreement (or outstanding letters of credit that have not been cash collateralized), requires us not to exceed a specified maximum senior leverage ratio. In addition, our senior credit facility, among other things, restricts our ability to incur indebtedness or liens, make investments or declare or pay any dividends. However, all of these covenants are subject to significant exceptions.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness, including the notes, or to fund planned capital expenditures, will depend on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior credit facility, will be adequate to meet our short-term liquidity needs. We cannot assure investors, however, that our business will generate sufficient cash flow from operations or that future borrowing will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes issued, or to fund our other liquidity needs. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure investors that we will be able to refinance any of our indebtedness, including our senior credit facility and the notes issued, on commercially reasonable terms or at all.

Prior to the Transactions

Prior to the Transactions, our principal sources of liquidity were the cash generated from operations and cash generated through the monetization of our receivables. We also had, from time to time, borrowed from third-party lenders and our parent and affiliates. Our primary liquidity requirements have been the funding of capital expenditures and working capital requirements.

Effect of Inflation

While inflationary increases in certain input costs, such as methanol, silicon metal, natural gas and wages, have an impact on our operating results, inflation has had minimal net impact on our operating results during the last three years, as overall inflation has been offset by increased selling prices and cost reduction actions. We cannot assure investors, however, that we will not be affected by general inflation in the future.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements other than the letters of credit disclosed in Note 9, operating leases disclosed in Note 13 and purchase commitments disclosed in Note 15 (b) to the Consolidated and Combined Financial Statements.

Seasonality

We do not experience significant seasonality of demand, although sales are generally slightly higher during the second and fourth quarters due to increased industrial activity.

Contractual Obligations and Commitments

The following table reflects certain of our contractual obligations and commitments as of September 30, 2007, and the period in which such contractual obligations come due. The table below does not include pension liabilities or deferred tax liabilities.

	Payments due by period
	Total	less than 1 year	1-3 years	4-5 years	More than 5 years
	(dollars in million)
Long-term debt (1)	$3,026.0	10.8	24.4	27.2	2,963.6
Interest on long-term debt (2)	2,074.0	273.3	546.5	546.5	707.7
Operating leases	13.4	1.3	4.0	2.7	5.4
Capital leases	1.2	1.2	—	—	—
Purchase obligations (3)	1,456.0	129.0	195.0	173.0	959.0

	$6,570.6	415.6	769.9	749.4	4,635.7

(1)	Long-term debt includes principal payments recorded in current liabilities as of September 30, 2007. In addition, portions of the term loan and senior notes are denominated in euros.

(2)	Interest on long-term debt considers interest until the debt due date at fixed rate for senior notes and senior subordinated notes and interest is calculated using current LIBOR of 5.56% for term loan denominated in U.S.$ and 4.42% for term loan denominated in Euros under the senior secured credit facility at September 30, 2007.

(3)	Purchase obligations include our unconditional purchase obligations, which include all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and delivery dates. Purchase obligations include existing agreements to purchase siloxane and silica and are based upon the applicable purchase price at September 30, 2007.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Effective January 1, 2007, the Company adopted the requirements of FIN 48. The Company prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in its tax return. The Company also applies the guidance prescribed under FIN 48 relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. There was no material impact on the Company’s financial statements as a result of adopting this required accounting policy. A valuation allowance is established, as needed, to reduce deferred tax assets to the amount expected to be realized.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108. SAB No. 108 Considering the Effect of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements, which requires us to use both the balance sheet and income statement approach when quantifying and evaluating the materiality of a misstatement. In addition, we must evaluate correcting errors in prior years. If prior-year errors that had been previously considered immaterial now are considered material based on SAB No. 108, we will need to restate prior period financial statements. The adoption of SAB No. 108 did not have a material effect on our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are in the process of evaluating this guidance and therefore have not yet determined the impact that SFAS 157 will have on our financial statements upon adoption.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. We are in the process of evaluating this guidance and therefore have not yet determined the impact that SFAS 159 will have on our financial statements upon adoption.

Covenant Compliance

Certain covenants contained in the credit agreement governing our credit facilities and the indentures governing the senior notes and senior subordinated notes (i) require the maintenance of a net first-lien secured indebtedness to Adjusted EBITDA ratio and/or (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet certain financial tests. For example, the indenture covenants restrict our ability to incur additional indebtedness unless we are able to comply, on a pro forma basis, with an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Inability to comply with such covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. The Company is in compliance with the covenant requirements at September 30, 2007.

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Within our debt agreement, Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing the notes to test the permissibility of certain types of transactions. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following tables reconcile net income to EBITDA and Adjusted EBITDA for the periods presented:

	Historical
	Successor	Predecessor	Predecessor & Successor
	Fiscal nine-month period ended		Period from October 1, 2006 to September 30, 2007
	September 30, 2007	October 1, 2006
	(dollars in millions)
Net income (loss)	$(176.4)	$46.9	$(260.2)
Interest expense, net	209.4	14.7	228.3
Income taxes (benefit)	7.8	61.7	1.7
Depreciation and amortization	219.9	123.9	276.4

EBITDA	$260.7	$247.2	$246.2

Minority interests (a)	—	49.6	0.2
Non-cash, purchase accounting effects (b)	26.9	—	113.3
Stand-alone cost adjustment (c)	0.4	13.8	2.3
U.S. benefit plan savings (d)	—	3.2	0.8
Cost savings—new initiatives (e)	1.9	5.6	3.7
Restructuring and stand alone costs (f)	24.0	3.0	31.8
Transaction and other costs (g)	24.8	3.4	42.6

Adjusted EBITDA	$338.7	$325.8	$440.9

(a)	Reflects the elimination of minority interests resulting from the acquisition of the partner interest in joint ventures with Toshiba and Bayer of $14.2 million in the fiscal three-month period ended October 1, 2006, $46.5 million for the fiscal nine-month period ended October 1, 2006, and $44.9 million for the year ended December 31, 2006 along with the consolidation of OSi Italy from May 2006 to December 3, 2006.

(b)	For the fiscal nine-month period ended September 30, 2007 and the year ended December 31, 2006, represents (i) non cash charges of $23.4 million and $34.4 million, respectively, resulting from the sales of inventories revalued at fair value through purchase accounting at the date of the Acquisition; (ii) $4.3 million of non-cash costs recognized that were associated with supply contracts revalued at fair value through purchase accounting at the date of the Acquisition; and (iii) $0.8 million reduction in previously recognized non-cash charges related to in-process research and development. For the fiscal year end December 31, 2006, represents non-cash charges outlined above and $52.0 million of in-process research and development.

(c)	For the predecessor period during the year ended December 31, 2006 and the fiscal nine-month period ended October 1, 2006, represents pro-forma stand-alone cost savings for functions and services previously provided by GE. These services were historically billed to us through an assessment and related to services such as IT, finance, treasury, operations, research and development, insurance, legal, and human resources. The assessment was $62.6 million for 2006. These assessments were discontinued at the time of the Acquisition. For the fiscal nine-month period ended September 30, 2007, reflects additional cost required to achieve normalized stand-alone functionality offset by transition services provided by GE of $3.0 million and stand-alone cost incurred of $9.5 million.

(d)	Represents savings related to our U.S. benefit plans as compared to the cost historically billed directly to us by GE.

(e)	Represents cost savings from initiatives which have been implemented by management, including headcount reductions, reduction in the number of legal entities and consolidation of warehouses and offices.

(f)	Relates primarily to restructuring and start up costs.

(g)	For the fiscal nine-month period ended September 30, 2007, represents (i) impact of management inventory optimization efforts (ii) non-cash mark to market revaluation of foreign exchange contracts, (iii) management fee paid to Apollo, and (iv) other non-recurring costs. For the fiscal nine-month period ended October 1, 2006, reflects discontinuation of royalty payments to Toshiba and other non recurring charges. For the year ended December 31, 2006, represents (i) non-cash charges of $14.9 million that will not repeat including inventory reserves; (ii) other consulting fees and services of $3.6 million and (iii) the discontinuation of royalty payments to Toshiba of $2.7 million.

	Historical
	Successor	Predecessor	Combined Successor and Predecessor Year Ended December 31, 2006	Predecessor
	Period from			Year Ended December 31,
	December 4, 2006 to December 31, 2006	January 1, 2006 to December 3, 2006		2005	2004
	(dollars in millions)
Net income (loss)	$(70.6)	$33.7	$(36.9)	$74.3	$67.4
Interest expense, net	21.6	11.8	33.4	16.6	23.4
Income taxes (benefit)	(2.7)	58.3	55.6	65.5	45.6
Depreciation and amortization	27.0	153.4	180.4	186.3	182.1

EBITDA	$(24.7)	$257.2	$232.5	$342.7	$318.5

Minority interests (a)	—	$49.8	49.8	$63.4
Non-cash, purchase accounting effects (b)	86.4	—	86.4	—
Stand-alone cost adjustment (c)	(1.4)	17.1	15.7	14.4
U.S. benefit plan savings (d)	0.3	3.7	4.0	2.8
Cost savings—new initiatives (e)	0.6	6.8	7.4	—
Restructuring and stand alone costs (f)	0.2	10.6	10.8	0.5
Transaction and other costs (g)	3.6	17.6	21.2	(6.6)

Adjusted EBITDA	$65.0	$362.8	$427.8	$417.2

(a)	Reflects the elimination of minority interests resulting from the acquisition of the remaining shareholder interest in joint ventures with Toshiba and Bayer of $63.4 million in 2005 and $44.9 million in 2006 and the consolidation from May 2006 to December 3, 2006 of OSi Italy.

(b)	Represents noncash charges of that have been revalued at fair value at the date of the Acquisition. The noncash charges primarily comprise (i) $33.5 million to cost of sales during December 2006 resulting from the sales of inventories; and (ii) $52.0 million of in-process research and development intangible assets charged in December 2006.

(c)	Represents stand-alone cost savings for functions and services previously provided by GE and its affiliated companies. These services were historically billed to us via an assessment and related to functions such as IT, finance, treasury, operations, research and development, insurance, legal and human resources. The assessment was $62.5 million for 2005 and $57.6 million for 2006 and will not continue on a stand-alone basis.

(d)	Represents savings related to the design of our U.S. benefit plans as compared to the cost historically billed directly to us by GE for the administration of benefit programs in the U.S.

(e)	Represents cost savings from initiatives that have been implemented by management, including headcount reductions, reduction in number of legal entities and consolidation of warehouses and offices.

(f)	Primarily relates to restructuring and initial stand-alone costs related to the transaction, including (i) consulting services related to setting up our U.S. benefit plan and other services of $3.3 million; (ii) retention payments of $3.3 million; (iii) costs for the transfer of production to a new facility and a reorganization of a sales force in Europe of $3.0 million, and other adjustments of $1.2 million.

(g)	Represents initial and start-up cost related to establishing Momentive as a stand-alone entity in 2006, which includes (i) noncash items of $14.9 million that will not repeat including inventory reserves and other nonrecurring one-time charges; (ii) other consulting fees and services of $3.6 million; and (iii) the discontinuation of royalty payments to Toshiba of $2.7 million. In 2005, represents the elimination of a gain on sale of our 49% interest in the Dong Yang Silicones Co. Ltd. joint venture to the majority owner in the second quarter of 2005 of $4.1 million and other adjustments of $2.5 million.

BUSINESS

Company Overview

Momentive Performance Materials Inc. was incorporated in Delaware on September 6, 2006. Prior to November 21, 2006, Momentive Performance Materials Inc. was known as Nautilus Holdings Intermediate Corp. We are the world’s second-largest producer of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. Silicones are a multi-functional family of materials used in a wide variety of products and serve as a critical ingredient in many construction, transportation, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure sensitive adhesive labels, foam products, cosmetics and tires. Our Quartz division manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications.

Both our Silicones and Quartz divisions feature attractive industry dynamics and strong growth characteristics. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. According to True North, a chemical industry research and consulting group, the global silicones market grew based on revenues, at a compounded annual growth rate (“CAGR”) of 6% from $3 billion in 1986 to $9 billion in 2005. Further, the figures for 2006 indicate that the global industry continued to expand at a pace of over 8% and is currently estimated at $10 billion. True North expects the global silicones market to continue to grow, based on revenues, at a CAGR of 6% to $12 billion in 2010. The cost of our products typically represents a small percentage of the overall cost of our customers’ products. The key markets that the Quartz division competes in are expected to grow at a rate of 7%, based on revenues, through 2010, according to Techcet, a quartz industry research and consulting group.

We believe that our scale and global reach provide significant efficiencies in our fixed and variable cost structure and that our breadth of related products provides significant operational, technological, and commercial advantages. We internally produce the substantial majority of one of our key intermediates, siloxane, which facilitates a low-cost operating structure and provides security of supply.

We are one of two producers in the silicones market with global production capacity. As of September 30, 2007, we had 28 production sites strategically located around the world, which allows us to produce the substantial majority of our key products locally in the Americas, Europe and Asia. Through this worldwide network of production facilities, we serve approximately 14,000 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, BASF, The Home Depot and Lowe’s.

We believe we have created a value-added, technical service-oriented business model that enables us to target and participate in high-margin and high-growth specialty markets. For these reasons, we believe that customers of our products are less price-sensitive, reducing our vulnerability to economic downturns. These specialty markets account for the majority of our revenues and continue to be a growing part of our business.

Our Strengths

Our company has the following competitive strengths:

Leading Global Silicones Producer

We are the world’s second-largest producer of silicones and silicone derivatives, with leading positions in various product lines and geographic areas. We believe our scale, global reach and breadth of product offerings provide us with significant advantages over many of our competitors by allowing us to serve global customers with precise specifications, particularly those expanding production in developing nations.

Attractive Industry Growth Profile

Silicones’ broad molecular characteristics continually lead to new uses and applications, which have led to worldwide industry growth in excess of GDP over the past 20 years. Drivers of growth include end-market growth and increased market penetration with silicones increasingly being used as a value-added substitute for traditional materials or as a functional additive, which yields new properties for our customers’ products. For instance, silicones act as the conditioning ingredient in “2-in-1” shampoo.

Broad-Based Diversification

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Industry Diversification. Our Silicones business has a diversified revenue base across a variety of end-markets, reducing our vulnerability to macroeconomic trends. Furthermore, our products are often used in niche applications that represent a small portion of our customers’ material costs. For example, our products are used in scratch-resistant coating on automobile headlamps. Our leading end-market is building and construction, which consists primarily of industrial and infrastructure construction and repair.

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Customer Diversification. We have a diverse customer base of approximately 12,500 customers under our Silicones business and are well balanced across multiple geographies. In 2006, our top 20 customers accounted for only 17% of our total revenues and no single customer accounted for more than 3% of our total revenues. We have maintained long-standing relationships with many of our customers.

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Geographic Diversification. We have a global sales presence, with approximately 41%, 32% and 27% of our 2006 revenues generated in the Americas, Europe and Asia, respectively, compared to 35%, 36% and 29% in 2005.

Global Infrastructure

We are a global company with significant manufacturing capacity in each of the Americas, Europe and Asia. We have 28 production facilities located around the world, major R&D centers on three continents and sales to customers in over 100 countries. The silicones business has three siloxane production facilities located in Waterford, New York; Ohta, Japan and Leverkusen, Germany and two silanes production facilities in Sisterville, West Virginia and Termoli, Italy. The Quartz production sites are located throughout Ohio, Geestacht, Germany and in Wuxi, China.

We use our global platform to deliver products to companies efficiently on a worldwide basis. Many of our customers are expanding internationally to serve developing areas in Asia, Eastern Europe, Latin America, India and Russia. Maintaining close proximity to our international customers allows us to serve them more quickly and efficiently and thus build strong relationships.

Attractive Intermediate Position

We maintain our own manufacturing capacity for approximately 86% of our requirements for siloxane, the key intermediate required to produce silicones, and source the remainder through long-term supply agreements. We believe our internal siloxane supply reduces our overall cost structure, and strengthens our overall competitiveness.

Leading Fused Quartz and Specialty Ceramics Producer

We are a global leader in the fused quartz and ceramics product markets in which we compete. In particular, we are the largest manufacturer of quartz products for the semiconductor market and the second-largest manufacturer of quartz products for light bulbs and fiber optics. Our leadership position and profitability are driven by several factors, including strong customer relationships and the precise quality and purity specifications of our products. Additionally, we believe we are a leader in several ceramic materials markets, including cosmetic additives.

Strong and Experienced Management Team

We are run by a strong management team led by Chief Executive Officer Dr. Jonathan Rich and Chief Financial Officer Steven Delarge. Since joining the Business in June 2007, Dr. Rich has been focused on improving the service and quality of the business and its products. Initiatives have been launched to increase commercial effectiveness, improve manufacturing efficiencies and capture cost savings.

Our Strategy

We are focused on increasing cash flow and augmenting growth through the following strategies:

Increased Shift to High-Margin Specialty Products

We plan to continue to utilize our global platform and research and development application capabilities to develop new silicone products. In 2003, we acquired the OSi Specialties business from Crompton Corporation (later re-named “Chemtura”), which significantly enhanced our new product development initiatives. As a result, revenues from new product introductions (defined as those developed within the previous three years) have grown from approximately $90 million in 2004 to approximately $214 million in 2006. We believe that our focus on sales and research will foster future growth.

Expand Global Reach and Presence in Faster Growing Regions

The Silicones division’s most significant growth opportunity is in developing countries, most notably China. In 2006, the Silicones division’s revenues from sales in China grew by approximately 9% compared to 2005. In the second quarter of 2006, we began construction of an 18,000 metric-ton capacity silicone finishing plant in Nantong, China. This facility will complement our current presence in the region and is expected to generate further growth in China. The new plant is expected to produce materials for the electronics, furniture, textiles, bedding, adhesives, personal care, agriculture and healthcare markets and is scheduled to commence operations at the end of 2008, making us one of the first silicones producers with a large presence in the Chinese specialty silicones market. Additionally, in April 2007, we entered into a joint venture for the construction and operation of a new siloxane manufacturing facility in Jiande, China.

Pursue New End-Markets and Product Opportunities

We have identified a number of end-markets in which we believe we are presently under penetrated. For instance, we have historically not participated significantly in the healthcare industry where we believe several growth opportunities exist for the manufacture of silicone products with medical applications. We expect to target many of these opportunities, such as contact lenses and surgical equipment. We believe that we can apply our technical capabilities to enter these markets and capture market share.

Implement Strategic Cost and Working Capital Reduction Initiatives to Drive Free Cash Flow

We have implemented and are currently implementing a number of projects aimed at increasing margins through cost reduction and efficiency improvements. We have achieved cost savings of approximately $26.0 million per year as a result of our separation from GE due to the reduction of corporate overhead through the elimination of GE corporate assessments and other cost-saving measures as a stand-alone entity, such as the consolidation of field offices. We are also exploring further cost-saving opportunities of at least $50 million on an annual basis related to workforce restructuring, reduction of indirect costs and material productivity measures.

Including all initiatives, we expect annualized savings of at least $76.0 million from the opportunities mentioned above. We have also achieved significant working capital savings and will continue to do so over the next 12 months.

Our Business Segments

Silicones

We are the world’s second largest producer of silicones and silicone derivatives, manufacturing a wide range of high-performing elastomers, sealants, coatings and fluids. Product families within our silicones business include specialty fluids (textiles, personal care, home care, agriculture and oil and gas applications), resins and silanes (tires, additives for coatings, masonry water repellents and protective coatings for plastics and rubber), elastomers (healthcare and automotive applications), room temperature vulcanizing products (adhesives and sealants), urethane additives (polyurethane foam additives), and general consumer and construction sealants.

Silicones are used in product formulations primarily due to two distinguishing factors: (1) their high degree of inertness (i.e., resistance to heat, electricity and chemical reactions); and (2) their ability during manufacturing to greatly modify their viscosity, enabling production of end-products with a significant variation in levels of lubricity or adhesion. Silicones are developed using separate finishing processes to generate a wide variety of different performance characteristics, and are typically used in applications where traditional materials cannot perform under required conditions. Entirely new applications for silicones continue to emerge as a result of their versatility and broad range of properties. We have a broad range of specialty silicones technologies, with highly advanced research, applications development and technical service capabilities.

For the fiscal nine-month period ended September 30, 2007, our Silicones division generated revenue of $1,678.0 million compared to $1,620.1 million for the fiscal nine-month period ended October 1, 2006. In 2006, our Silicones division generated revenues of $2,144.9 million.

Product Portfolio

Our silicones product portfolio consists of the following:

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Specialty Fluids. Specialty fluids products are surfactants, elastomer gel networks, high-performance antifoams and emulsions. Silicone fluids exhibit low surface tension, excellent gloss, excellent sensory, softening and conditioning properties, good thermal stability and excellent viscosity over a wide temperature range, which permits usage in a number of applications. Specialty fluids are used primarily in the personal care, home care, textiles, oil and gas and agriculture end-markets and are sold under the Magnasoft®, Sagtex®, Formasil®, Silwet®, Silshine®, Tospearl® and Velvesil® brands. Specialty fluids products represented approximately 9% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 compared to approximately 8% of Silicones revenues in 2006 and 2005.

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Silanes, Resins and Specialties (“SR&S”). SR&S products are primarily used as components in specialty coating applications. Resins are used as the binder in the production of formulated products, such as adhesives, laminates, paints and coatings, and sealants and caulks. Their use is generally restricted to situations where required performance characteristics, such as high temperature resistance or good weathering, are beyond the scope of traditional materials. Silanes are used as high-performance coupling agents, adhesion promoters, or as reactive intermediates. SR&S products are sold into a diverse range of end-markets, including aerospace, construction, coatings and ink, paint, paper, adhesives, electronics, motor vehicles, sealants and plastics. We sell specialty resins brands including Tospearl®, Silprint®, Silblock™ and Anchorsil®. Silanes brands include Silquest®, CoatOSil®, NXT®, XL-Pearl™ and Silcat®. SR&S products represented approximately 13% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 and in 2006 compared to 12% in 2005.

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Elastomers. Silicone elastomers are blends of silicone polymers and various fillers and include solid and liquid elastomers. Favorable performance characteristics include a broad temperature range, excellent resistance to weathering, low toxicity, good electrical insulation properties and acoustical damping qualities. Silicone elastomers are used in the production of a variety of products, including gaskets, seals, hoses and tubing, as well as numerous consumer items. Elastomers products are used primarily in the healthcare, consumer products and automotive end-markets and are sold under the Tufel®, Ultra Tufel®, Silplus®, LIM®, Silopren®, and Addisil® brand names. Elastomers products represented approximately 13% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 as well as in 2006 and 12% in 2005.

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Room Temperature Vulcanization. Room temperature vulcanization products consist of highly engineered gels, greases, adhesives and sealants. Different types of chemistries are employed based on the application to cure the material at room temperature, with heat or by UV light. Custom fillers and additives are used to enhance performance in areas such as electrical and thermal conductivity, cure speed, adhesion to plastics and metals, optical clarity and resistance to heat. Room temperature vulcanization products are used primarily in micro- and macro-electronics assembly, consumer electronics, automotive, aerospace and industrial sealing applications. Room temperature vulcanization products include SilCool®, InvisiSil® and SnapSil® brand names. Room temperature vulcanization products represented approximately 8% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 as well as in 2006 and 2005.

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Urethane Additives. Urethane additive products include silicone surfactants that are used for stabilizing polyurethane foam and catalysts used in polyurethane foam reaction. Polyurethane foams are used in furniture and bedding, auto seating, appliances, construction and footwear applications. Urethane additive products are sold under the Niax® brand. Urethane additive products represented approximately 10% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 compared to 9% of Silicones revenues in 2006 and 2005.

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Consumer Sealants and Adhesives. This product line includes bathroom and shower caulk, the most well known of silicones applications. Silicone sealants and adhesives are primarily used for consumer products and the commercial and residential construction markets. These products have strong followings both from consumer remodelers and professional contractors. Our consumer sealants and adhesives products are sold under the GE, Lighthouse and VIP brands. We will continue to have the right to use the GE brand name for these products after the Acquisition. We believe GE-branded silicone is one of the most highly regarded consumer sealants available, and is the only branded silicone available at The Home Depot and Lowe’s. Additionally, we produce private label branded sealants for a number of hardware and paint retailers. Consumer sealant and adhesive products represented approximately 9% of Silicones revenues for the fiscal nine-month period ended September 30, 2007 compared to 8% of Silicones revenues in 2006 and 2005.

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Core. The core product family consists of a variety of elastomers, fluids and silanes that have more standardized specifications than our broader product portfolio. These products are often sold to other silicones formulators who upgrade them through further processing or mixing with other materials. Core products are sold to virtually every silicone and silane end-market, including personal care, construction, automotive, cable and wire and electronic markets. Products in this category require lower sales force dedication and technological application than our specialty product portfolio. For this reason, we have grouped these standard products into this category in order to increase selling and development efficiencies.

End-Markets and Applications

Silicones’ physical properties, such as weatherability, longevity and tolerance to a wide temperature range, make them versatile products with broad commercial applications. In the building and construction industry, silicone sealants and caulks are used to seal expansion and control joints in pre-cast exterior concrete panels and metal curtain walls, as well as in siding, window and door perimeters. In the transportation industry, silicones are used in a variety of OEM and aftermarket applications. In the electronics industry, silicones’ tolerance to high temperatures give them a considerable advantage relative to other, traditional materials in a variety of computers and electronics manufacturing applications. In the personal care industry, silicones are used in consumer goods such as hair care and shaving products, antiperspirants and deodorants, cosmetics, and shower and bath products. In the healthcare industry, silicones are used in medical equipment, as well as in surgeries and other general medical procedures. We believe that such a broad range of commercial uses not only helps to maintain a steady demand for our products in industries that are vulnerable to economic cycles, but also allows us to explore new applications for our products in high-growth industries.

Customers

Our Silicones division had sales to over 12,500 different customers in 2007 in a variety of industries. In 2006, our top 20 customers accounted for only 16% of our total revenues and no single customer accounted for more than 3% of our total revenues. We have maintained long-standing relationships with many of our customers. For example, we have served one of our largest customers, The Home Depot, Inc., for over 20 years.

Key Raw Materials

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Silicon Metal. Silicon, found in clay, sand and various types of rock such as granite and sandstone, is the second most abundant element in the Earth’s crust, making up 28% of its mass. Silicon metal is an inorganic material that is not derived from petrochemicals. Major silicon metal suppliers include Becancour, Globe, Elkem Norway, Liasa, Itochu and other smaller vendors located around the world. Our silicon metal contracts typically are for one year, and range up to three years, with fixed prices typically determined on an annual basis.

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Siloxane. Siloxane is a key intermediate required to produce the silicones polymer. We produce siloxane for our internal use in Waterford, New York; Leverkusen, Germany and Ohta, Japan. We source approximately 86% of our siloxane from our own internal production and the majority of the remainder from an existing off-take agreement with ASM. In connection with the Acquisition, Holdings and our subsidiary, Momentive Performance Materials (Thailand) Ltd., formerly known as GE Toshiba Silicones Thailand Ltd., entered into a 20-year supply arrangement with GE and GE Monomer (Holdings) Pte. Ltd., formerly known as GETOS Singapore Pte. Ltd., one of the two joint venture partners in ASM, to obtain a supply of siloxane from ASM or an alternative source in certain circumstances. See “Certain Relationships and Related Party Transactions.”

•	Methanol. Methanol is a key raw material for the production of methyl chloride, which is used to produce chlorosilanes. Major methanol suppliers include Ashland, Mitsubishi, Solvadis and Deutsche.

Quartz

Our Quartz division is a global leader in the development and manufacturing of fused quartz and ceramic materials. Fused quartz, a man-made glass manufactured principally from quartz sand, is used in processes requiring extreme temperature, high purity and other specific characteristics. Fused quartz and ceramic materials are used in a wide range of industries including semiconductor, lamp tubing, manufacturing, packaging, cosmetics and fiber optics. Our Quartz division is a leading global producer of quartz tubing, ingots and crucibles and high-performance, non-oxide ceramic powders, coatings and solids. In addition, our Quartz division is currently developing a number of high-end crystal products, primarily geared towards the electronics and lighting markets.

Our Quartz division’s products are used as a superior substitute for glass. On a microscopic level, normal glass is filled with impurities, bubbles and other flaws. For this reason, applications that require transparency and a high level of purity or stress-resistance (such as process equipment for semiconductor manufacturing or lamp lenses for video projectors) require the use of quartz. The manufacture of quartz products for use in the production of semiconductors generated approximately 62% of our Quartz division’s revenues for 2006 compared to 55% in 2005. When microchip makers add to or adjust their manufacturing lines for newly developed products, they usually require quartz products.

For the fiscal nine-month period ended September 30, 2007, our Quartz division generated revenues of $206.2 million compared to $196.6 million for the fiscal nine-month period ended October 1, 2006. In 2006, our Quartz division generated revenues of $269.2 million.

Raw Materials

Naturally occurring quartz sand is the key raw material for fused quartz products. The natural quartz sand market is dominated by the Unimin Corporation, which owns the Harris and Hawkins mine in North Carolina. This is substantially the only mine in the world currently identified as having the high quality quartz sand required for semiconductor quartz fabrication and is believed to maintain 20 years of proven reserves.

Because Unimin controls more than 90% of this market, they exercise significant control over quartz sand prices, which have been steadily increasing. In recent years, these increases have been approximately 5-10% per year. We expect these price increases to continue, and we periodically evaluate other quartz sand sources around the world.

Competition

We compete with a variety of companies, including large global chemical companies and small specialty chemical companies, in each of our product lines. The principal factors of competition in our industry include product quality, customer service, and breadth of product offerings, product innovation, manufacturing efficiency, distribution and price. Some of our competitors are larger, have greater financial resources and have less debt than we do and may, as a result, be better able to withstand changes in conditions throughout our industry relating to pricing or otherwise and the economy as a whole. We believe that no single company competes with us across all of our existing product lines.

Marketing and Distribution

We market an extensive product line to meet a wide variety of customer needs. We focus on customers who are, or have the potential to be, leaders in their industries and have growth objectives, which support our own growth objectives. In addition, we focus on customers who value our service-oriented business model. This approach includes high-quality, reliable products backed by local sales support and technical expertise. An important component of our strategy is to utilize our broad product capabilities to win high-end specialty business from our customers. These customers value these capabilities and as a result we are able to become a supplier of choice given our relationship and ability to develop solutions to meet their precise needs.

Intellectual Property

We own or have licenses to use a large number of patents relating to our products and processes. We currently have the right to utilize more than 1,000 active patents in the United States, over 3,000 active patents in the other countries of the world, and over 2,800 pending patent applications worldwide. While the remaining durations of these patents range from less than one year to almost twenty years, the portion of the portfolio dealing with our new products comprise patents with durations of fourteen to twenty years. We also have the right to utilize 100 registered U.S. trademarks protecting our products, with counterpart registrations in commercially significant non-U.S. countries. Our rights under such patents and licenses are a significant strategic asset in the conduct of our business. Patents, patent applications, trademark applications and trademarks relating to our Velvesil®, Silwet®, Silsoft®, Spur®, and NXT® technologies and products are considered material to our business. See “Certain Relationships and Related Party Transactions.”

Governmental Regulation and Environment

Our operations are subject to extensive legal requirements intended to protect human health and the environment. These requirements govern, among other things, air emissions, wastewater discharges, waste disposal, health and safety of employees, and the use, management, and transportation of hazardous chemicals. In addition, some countries in which we sell products have regulations governing the registration and sale of chemical products, including products that we sell. Government agencies responsible for such regulations periodically revise these regulations and also enact new requirements. Revised and/or new requirements enacted in the future may require us to incur additional capital costs and/or operating expenses. New requirements could also result in increases in the cost of products and services that we purchase from others. Finally, such new or revised requirements may adversely impact the ability of Momentive and its subsidiaries to sell its products in certain countries.

Financial Information about Segments

For information regarding revenues from external customers, measures of profit or loss and total assets for the last three years for each segment, see the Segment Results discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Research and Development

Research and development expenses include wages and benefits for research personnel including engineers and chemists; payments to consultants, costs of supplies and chemicals used in in-house laboratories and costs of research and development facilities. Our research and development efforts focus on the development of new applications for our existing products and technological advances that we hope will lead to new products. We have historically budgeted a percentage of our prior year revenues for research and development. In 2006 and in 2005, we have spent an amount equal to approximately 3% of the prior year’s revenues on research and development, respectively. In connection with the Acquisition, we acquired approximately $52.0 million of in-process research and development, which was expensed immediately.

Seasonality

We do not experience significant seasonality of demand, although sales are generally slightly higher during the second and fourth quarters due to increased industrial activity.

Backlog

Due to the relatively small number of backlogged orders, we do not believe the information on backlog of orders is material to an understanding of our business.

Description of Property

The following table sets forth our manufacturing facilities:

Location	Real Property Interest	Segment in Which Property is Used
Americas

Waterford, NY	Owned	Silicones

Sistersville, WV	Owned	Silicones

Chino, CA	Leased	Silicones

Garrett, IN	Leased	Silicones

New Smyrna Beach, FL	Owned	Silicones

Euless, TX	Owned	Silicones

Pickering, Canada	Owned	Silicones

Itatiba, Brazil	Owned	Silicones

Strongsville, OH	Owned	Quartz

Willoughby, OH	Owned	Quartz

Richmond Heights, OH	Owned	Quartz

Newark, OH	Owned	Quartz

Europe

Leverkusen, Germany	Leased	Silicones

Bergen op Zoom, Netherlands	Leased	Silicones

Lostock, U.K.	Leased	Silicones

Termoli, Italy	Owned	Silicones

Antwerp, Belgium	Leased	Silicones

Bangalore, India	Leased	Silicones

Geestacht, Germany	Owned	Quartz

Asia Pacific

Nantong, China	Leased	Silicones

Ohta, Japan	Owned	Silicones

Rayong, Thailand	Leased	Silicones

Shanghai, China	Leased	Silicones

Shenzhen, China (1)	Owned	Silicones

Songjiang, China	Leased	Silicones

Kobe, Japan	Leased	Quartz

Kozuki, Japan	Owned	Quartz

Wuxi, China	Owned	Quartz

(1)	51% owned by Momentive. The remaining 49% is owned by a Chinese partner.

We believe that our property and equipment are well maintained, in good operating condition and adequate for our present needs.

Employees

As of September 30, 2007, we had 5,075 employees compared to 4,982 employees as of December 31, 2006.

MANAGEMENT

The following sets forth the directors of Holdings, of which we are a wholly owned subsidiary, and the executive officers and directors of the Company as indicated below:

Name	Age	Title
Dr. Jonathan Rich	52	President, CEO, Director of the Company and Director of Holdings
Steven Delarge	50	Chief Financial Officer
Douglas Johns	50	Secretary, General Counsel and Director of the Company
Raymond Kolberg	46	President and CEO—Quartz
Shawn Williams	44	President Silicones Americas
Edward Wu	41	President and CEO—Asia Pacific
Ian Moore	48	President and CEO—Europe, Middle East, Africa and India
Dr. Eric Thaler	47	General Manager—Technology
Joerg Krueger	44	Global Operations Leader
Mark Irwin	42	Manager—Global Business Development
Edward Stratton	49	Human Resources Manager
Jacky Wright	48	Chief Information Officer
Stan Parker	31	Director of the Company and Holdings
Joshua Harris	42	Director of Holdings
Dr. William Joyce	73	Director of Holdings
Scott Kleinman	34	Director of Holdings
Wayne Hewett	43	Director of Holdings
Marv Schlanger	59	Director of Holdings

Dr. Jonathan Rich—Dr. Rich was elected a Director of the Company and Holdings, and appointed President and CEO on June 8, 2007. Prior to this role, beginning in 2002, Dr. Rich was President, North American Tire—Goodyear Tire and Rubber Company, and Chairman of the Board, Goodyear Dunlop Tires NA. At Goodyear, he had previously served as Director, Chemical R&D and as President of Goodyear Chemical. Dr. Rich began his career at GE in 1982 as a research chemist with Corporate R&D and progressed through a series of management positions to become Manager of Operational Excellence at GE Silicones from 1996 to 1998. He was then promoted to Technical Director, GE Bayer Silicones in Germany from 1998 to 2000. Dr. Rich has a bachelor’s of science degree in Chemistry from Iowa State University, and a PhD in Chemistry from the University of Wisconsin. He has been published in numerous journals and publications, and has served as a Director for a variety of professional associations.

Steven Delarge—Mr. Delarge serves as Chief Financial Officer of the Company. Prior to the Acquisition, Mr. Delarge previously served as Chief Financial Officer of GE Advanced Materials. He began his GE career in 1979, and joined GE Plastics in 1994 when he was appointed Manager, Productivity and Business Support. Some of his prior responsibilities include serving as Finance Director—Greater China of GE Plastics, responsible for the financial operations of GE Plastics in China, Taiwan and Hong Kong, and serving as Finance Director for GE Plastics North America Commercial Operations. Mr. Delarge holds a bachelor’s degree in economics/finance and government from St. Lawrence University.

Douglas Johns—Mr. Johns serves as Director, Secretary and General Counsel of the Company. Prior to the Acquisition, Mr. Johns served as General Counsel for GE Advanced Materials since 2004. Mr. Johns began his career with GE in 1991 and has served as Senior Counsel for global regulatory and environmental matters and Senior Business Counsel at GE Plastics’ European headquarters in Bergen Op Zoom, The Netherlands from 2001 to 2004. He has served as a director on several joint venture boards and has been a member of GE’s Legal Corporate Executive Council. Mr. Johns holds a law degree from Northeastern University School of Law, an MBA from the University of Massachusetts, Amherst, and a bachelor’s degree in history (with Honors) from Oberlin College.

Raymond Kolberg—Dr. Kolberg serves as President and Chief Executive Officer of the Quartz division. Dr. Kolberg has previously served as Vice President of Marketing and Product Management for GE Quartz. He joined GE Plastics in 1986 as an Application Design Engineer and held roles with increasing responsibility including the Commercial Technology Leader and the Polymerland Supply Chain Leader. From 2000 to 2002 he was the Six Sigma Quality Leader for GE Plastics. In 2002, he was appointed General Manager for GE Advanced Materials Global Sourcing. Dr. Kolberg holds a Ph.D. in mechanical engineering from the University of Michigan.

Shawn Williams—Mr. Williams serves as President of the Silicones Americas business. Mr. Williams began his career with GE in 1986 in the Technical Sales Program for GE Supply. He joined GE Silicones as Director of GE Sealants and Adhesives (GESA) Consumer Sales in June 2003, and was named General Manager of GESA in September 2003. Mr. Williams holds a bachelor’s degree in electrical engineering from Purdue University and a MBA from the University of California, Berkeley.

Edward Wu—Mr. Wu serves as President and CEO of the Asia Pacific business. Mr. Wu joined GE in Hong Kong in 1992 as Sales and Marketing Development Manager for GE Plastics in Hong Kong and Guangdong. After several regional general manager roles, in 1999 he was named Marketing Director for GE Plastics, with responsibility for all marketing activities in the Greater China region. In January 2004, Mr. Wu was named President of GE Advanced Materials, Silicones, Greater China, and in February 2006 he was appointed President and CEO of GE Toshiba Silicones. Mr. Wu holds a bachelor’s degree in chemistry from the University of Hong Kong and an MBA from the Hong Kong University of Science and Technology.

Ian Moore—Dr. Moore serves as President and CEO of the Europe, Middle East, Africa and India business. Dr. Moore joined GE in August 2003 through GE’s acquisition of the OSi Specialties business from Crompton Corporation. At Crompton Corporation, he was Vice President of the Silanes business, which he continued to lead until December 2006. Dr. Moore holds a doctorate in chemical engineering from the University of Manchester in the U.K.

Dr. Eric Thaler—Dr. Thaler serves as Chief Technology Officer of the Company. Dr. Thaler joined GE in 1989 as a staff chemist at Corporate Research and Development in Schenectady, New York where he worked on projects in support of Silicones, Lighting and Plastics. In 1994 he joined GE Silicones as the Specialty Silicones Team Leader and from there moved into the role of Sealants and Adhesives Technology Manager. Dr. Thaler also spent 2 years outside of GE developing a start up specialty silicones business before returning to the GE as a refrigeration project manager for the Appliance business. In 2000, he was promoted to Engineering manager for Dishwasher and Disposal and in 2001 he was promoted to Business Programs Manager for Appliances. In 2003 he moved into the role of Global Technology Manager for the GE Quartz business where he was for 4 years prior to taking the role of Chief Technology Officer for the Company. Mr. Thaler holds a Bachelor’s of Science degree from the University of Louisville and a Ph.D. in Inorganic Chemistry from Indiana University.

Joerg Krueger—Mr. Krueger serves as Global Operations Leader. Prior to the Acquisition, Mr. Krueger served as Managing Director and COO of GE Bayer Silicones since 2002. Prior to that role, he served in a variety of engineering, procurement and construction, and manufacturing roles at Bayer Corporation in the US, and Bayer AG in Germany. Mr. Krueger began his career at Bayer AG as a Project Engineer. Mr. Krueger earned a bachelor’s degree and a master’s degree in Chemical Engineering from Dortmund University, Germany.

Mark Irwin—Mr. Irwin serves as the Global Business Development Manager of the Company since joining in December 2006. Previously, Mr. Irwin served as Group Vice President and President of the Paper Services Division of Nalco Company since 2003. Prior to that Mr. Irwin held a number of business leadership roles in GE Silicones including Commercial Manager for Australia and New Zealand, General Manager for South East Asia based in Singapore, Business Leader for Resins & Specialties at GE Toshiba Silicones in Tokyo, Japan and Global Business Leader for Fluids, Resins & Specialties based in Waterford, NY. Mr. Irwin holds a bachelor’s degree in applied science from Monash University (Australia), a graduate degree in international business from Deakin University (Australia) and a MBA from Victoria University (Australia).

Edward Stratton—Mr. Stratton serves as our Human Resources Manager. Since 2002, Mr. Stratton has served as Human Resources Manager of GE Silicones, later renamed GE Advanced Materials. He joined GE in 1981 on the Human Resources Leadership Program and held subsequent human resources roles at GE Motors, GE Aircraft Engines and GE Aerospace in Fort Wayne, Indiana, Juarez, Mexico and Binghamton, New York. He joined GE Electrical Distribution and Control in 1992 as human resources manager for Sales and Marketing. In 2000, Mr. Stratton moved to GE Power Systems in Houston, Texas as human resources manager for the Aero-Energy business. Mr. Stratton holds a bachelor’s degree in industrial and labor relations from Cornell University.

Jacky Wright—Ms. Wright serves as Chief Information Officer of the Company. Since July 2004, Ms. Wright has served as Chief Information Officer of GE Advanced Materials. Previously, Ms. Wright was the Chief Information Officer of Shared Services for GE’s Consumer & Industrial division in Plainville, CT. She began her GE career at GE Industrial Systems in 2000. Prior to joining GE, Ms. Wright had numerous IT leadership roles spanning over 15 years, including Director of IT for AutoNation, Senior Manager at Accenture, Group Manager of Ryder System Inc. and Chief Information Officer of Ryder’s Public Transportation Division. Ms. Wright holds a bachelor’s degree in computer science and accounting from CUNY—Baruch College.

Stan Parker—Mr. Parker serves as a Director of the Company and Holdings. Mr. Parker has been employed with Apollo since 2000. From 1998 to 2000, Mr. Parker was employed by Salomon Smith Barney, Inc. Mr. Parker serves on several boards of directors, including AMC Entertainment Inc., UAP Holding Corp., Affinion Group Inc., and CEVA Group Plc.

Joshua Harris—Mr. Harris serves as Chairman of the Board of Directors of Holdings. Mr. Harris is a founding Senior Partner at Apollo and has served as an officer of certain affiliates of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Allied Waste Industries, Inc., Metals USA Holdings Corp., Covalence Specialty Materials Corp., Quality Distribution Inc., UAP Holding Corp. and Verso Paper Inc.

Dr. William H. Joyce—Dr. Joyce serves as a Director of Holdings. Dr. Joyce currently serves as CEO and Chairman of Nalco Company, and has held that position since November 2003. Dr. Joyce, prior to his appointment as CEO and Chairman of Nalco Company, served as CEO and Chairman at Hercules Incorporated and prior to that at Union Carbide. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University, and M.B.A. and Ph.D. degrees from New York University. Dr. Joyce received the National Medal of Technology Award in 1993 from President Clinton, the Plastics Academy’s Lifetime Achievement Award in 1997, and the Society of Chemical Industry Perkin Medal Award in 2003. Dr. Joyce also serves as a director of CVS Corporation, is a trustee of the Universities Research Association, Inc. and Co-Chairman of the Government-University-Industry Research Roundtable of the National Academies.

Scott Kleinman—Mr. Kleinman serves as a Director of Holdings. Mr. Kleinman is a Partner at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman is also a director of Hexion Specialty Chemicals, Inc., Realogy Corp. and Verso Paper Inc.

Wayne M. Hewett—Mr. Hewett joined the Board of Directors of the Holdings on October 26, 2007. Mr. Hewett is an officer of the General Electric Company and serves as Vice President of GE Supply Chain and Operations. Prior to this role, Mr. Hewett was President and CEO of the Company until June 2007 and a director of the Company and Holdings. Mr. Hewett was President and CEO of GE Advanced Materials from 2003 until the Acquisition. Mr Hewett began his career with GE in 1986 and some of his previous responsibilities with GE include serving as President of GE Plastics Pacific in Shanghai, China and President and CEO of GE Toshiba Silicones in Tokyo, Japan. In 1994, Mr. Hewett joined GE Silicones as Manager, Materials and Logistics. He then moved to GE Plastics as General Manager, Petrochemicals and Global Sourcing in 1995. In 1998, he was named General Manager, Global Six Sigma Quality, for GE Plastics. He was then promoted to Vice President of General Electric Company in August 2001. Mr. Hewett holds a bachelor’s and a master’s degree in industrial engineering, both from Stanford University.

Marvin O. Schlanger—Mr. Schlanger joined the Holdings Board of Directors on February 1, 2007. He has been a Director and Vice Chairman of the Board of Directors of Hexion Specialty Chemicals since June 29, 2005. Mr. Schlanger served as Chairman and Chief Executive Officer of Resolution Performance Products LLC and RPP Capital Corporation from November 16, 2000 and Chairman of Resolution Specialty Materials Company from August 2004 until the formation of Hexion Specialty Chemicals, Inc. Effective February 16, 2006, he is also serving as Chairman of the Board of Covalence Specialty Materials LLC. Since October 1998, Mr. Schlanger has been a principal in the firm of Cherry Hill Chemical Investments, LLC, which provides management services and capital to the chemical and allied industries. Prior to October 1998, Mr. Schlanger held various positions with ARCO Chemical Company, serving as President and Chief Executive Officer from May 1998 to July 1998 and as Executive Vice President and Chief Operating Officer from 1994 to May 1998. Mr. Schlanger is also a director of UGI Corporation and UGI Utilities Inc.

Board Structure

The members of the board of directors of the Company are Dr. Jonathan Rich, Stan Parker and Douglas Johns. The board of directors of the Company has not established any board committees. The members of the board of directors of Holdings consist of Joshua Harris (Chairman), Dr. Jonathan Rich, Dr. William Joyce, Scott Kleinman, Stan Parker, Marvin Schlanger, and Wayne M. Hewett. The Holdings board has established four standing committees. The members of the Executive Committee consist of Joshua Harris, Dr. Jonathan Rich, Scott Kleinman and Stan Parker. The members of the Audit Committee consist of Stan Parker and Scott Kleinman. The members of the Compensation Committee consist of Joshua Harris and Stan Parker. The members of the Environmental, Health and Safety Committee consist of Dr. Jonathan Rich, Dr. William Joyce and Scott Kleinman.

The Company and Holdings have adopted a binding Code of Conduct governing its directors, officers and employees, which is attached as Exhibit 99.6 hereto.

Audit Committee Financial Expert

Audit-related functions are the responsibility of the audit committee of the board of directors of Holdings, which has designated Stan Parker as the “Audit Committee Financial Expert.”

Director Independence

The Company has no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of its board of directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, the Company has adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange’s definition of independence, none of the Company’s directors is independent.

EXECUTIVE COMPENSATION

Overview and Objectives of Compensation Program

We have developed stand-alone compensation programs. These programs were designed to retain our executives, while also motivating them to achieve specific financial objectives and aligning their interests with our shareowners. The Company’s compensation program is intended to be an evolution from the pre-existing approach taken by GE for executives to a program that recognizes strong governance of the Company and its subsidiaries (with special emphasis during our transition from GE to a stand-alone business), excellent cash management and long-term earnings growth.

Role of Compensation Committee

A Compensation Committee was formed in February 2007 to assist the Holdings Board in more fully developing and implementing the compensation program for the CEO and other executives. The members of the Compensation Committee are Joshua Harris and Stan Parker. The Compensation Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program. The Compensation Committee and the CEO together assess the performance and compensation of the other named executives. Both performance and compensation are evaluated to ensure that the Company is able to attract and retain high quality executives in vital positions and that the compensation, taken as a whole, is competitive and appropriate compared to similarly situated executives in other corporations within the industry.

The Compensation Committee’s specific purposes under the Compensation Committee Charter are:

•

to approve and recommend to the Holdings Board all compensation plans for the CEO of the Company and its subsidiaries, all employees of Holdings or its subsidiaries who report directly to the CEO, and other members of senior management of Holdings or its subsidiaries (collectively, the “Senior Management Group”), and for the Holdings Board;

•	to approve the short-term compensation of the Senior Management Group and to recommend short-term compensation for members of the Holdings Board;

•	to approve and authorize grants under Holdings’ or its subsidiaries incentive plans, including all equity plans and long-term incentive plans, to members of these groups; and

•	to prepare any report on executive compensation required by Securities and Exchange Commission rules and regulations for inclusion in Holdings’ annual proxy statement, if any.

Elements Used to Achieve Compensation Objectives

The Company’s compensation programs are designed to emphasize and reward the key areas for our business: strong governance during the transitional phase, cash management and earnings growth. The Company’s compensation programs include three basic elements: Annual Cash Compensation; Management Equity Investment; and Equity Compensation Awards pursuant to the 2007 Long-term Incentive Plan. The Company’s arrangements with its executive officers employ a mix of base salary and incentive bonus, an opportunity to participate and purchase equity in Holdings and stock option grants in amounts relative to the amount of equity participation.

In evaluating the type and amount of compensation for each executive, we expect to review their current pay, their opportunities for future compensation, their contributions to the goals and objectives outlined for them within Holdings and its subsidiaries and their long-term prospects within Holdings and its subsidiaries. We believe this compensation philosophy provides strong long-term incentives, effective cash flow management and investment in the long-term growth of the business.

Annual Cash Compensation. The base salaries of our executive officers depend on their position within the Company or its subsidiaries, the length of their service with the Company or its subsidiaries, the scope of their responsibilities and the period during which they have been performing those responsibilities and their overall performance. Base salaries are reviewed on a regular basis. A 2007 bonus plan has been established for our executive officers. Depending on our overall business performance (specifically related to EBITDA and Free Cash Flow) and each executive’s individual performance, he or she would be eligible to receive a bonus ranging from zero to two times his or her target bonus (target bonuses can be as high as 100 percent of base salary). However, because 2007 is a transition year, our executives will receive a bonus for 2007 at least equal to their 2005 bonus, and their maximum bonuses for 2007 are capped such that they are no greater than the sum of their target bonuses plus the excess, if any, of their target bonuses over their actual 2005 bonuses.

Employment Agreements. As described in more detail under “—Management Arrangements,” prior to the closing of the Acquisition, the Company entered into definitive and binding term sheets with Wayne Hewett, the Company’s former Chief Executive Officer, and Steven Delarge, the Company’s Chief Financial Officer (collectively, the “Named Executive Officers”). On March 19, 2007, the Company entered into a fully executed employment agreement with Mr. Hewett that reflected the terms of his term sheet, which is discussed in more detail below under “—Management Arrangements.” On June 8, 2007, Mr. Hewett resigned as President and Chief Executive Officer and as a member of the Board of Directors of the Company, Holdings, and the Company’s various subsidiaries and entered into a separation agreement with the Company and Holdings which is discussed in more detail below under “—Management Agreements.” In addition, on June 8, 2007, Jonathan Rich was appointed as President, Chief Executive Officer and as a member of the Board of Directors of the Company and of Holdings. In connection with his appointment, Dr. Rich and the Company entered into an employment agreement on June 8, 2007, which is discussed in more detail below under “—Management Agreements.”

Management Agreements

Wayne Hewett Separation Agreement. In connection with Mr. Hewett’s resignation, the Company, Holdings and Mr. Hewett entered into a Separation Agreement dated June 8, 2007, pursuant to which Mr. Hewett agreed to resign from the positions noted above on June 8, 2007 and to remain as a non-officer employee of the Company for the 30-day period following his resignation. Pursuant to his separation agreement, Mr. Hewett is entitled to the following payments and benefits: (i) monthly installment payments of $54,166.66 for a period of twelve months following his termination of employment, subject to cutoff if Mr. Hewett becomes reemployed with another employer which requires him to transfer, directly or indirectly, any portion of his severance payments to such employer, (ii) a pro-rata bonus payable no later than March 15, 2008, based on the achievement of applicable performance targets by the Company for the calendar year ending December 31, 2007 and the portion of the year that Mr. Hewett was employed by the Company (provided that the computation of the bonus will be based upon a target bonus of 100% of Mr. Hewett’s annual salary of $650,000 and the actual bonus may be higher or lower than this percentage based upon actual performance, but will in no event be less than approximately $185,137), (iii) within 30 days of his resignation date, Holdings is required to repurchase Mr. Hewett’s 10,425 shares of common stock in Holdings for $1,042,500 (the same price paid by Mr. Hewett), (iv) continued health and welfare benefits (excluding long-term disability coverage) for Mr. Hewett (and, where applicable, his dependents) on the same terms that would have been provided had Mr. Hewett continued employment with the Company for one year following termination of his employment, subject to cutoff if Mr. Hewett becomes eligible for comparable benefits from a subsequent employer, (v) certain accrued amounts and (vi) the Company remains required to pay Mr. Hewett’s 2007 GE Long-Term Incentive Plan benefit. Pursuant to the separation agreement, Holdings repurchased Mr. Hewett’s shares on July 9, 2007 for $1,042,500 (the same price paid by Mr. Hewett). Pursuant to his separation agreement, Mr. Hewett forfeited all of his options to purchase shares of Holdings common stock as of July 8, 2007. Mr. Hewett is also subject to certain non-competition and non-solicitation restrictions for one year following termination of his employment, and continuing nondisparagement and confidentiality obligations. In connection with his entry into the separation agreement, Mr. Hewett executed a general release of claims against the Company. In connection with his termination of employment, Mr. Hewett has also been released from his obligation to purchase further stock of Holdings.

Jonathan Rich Employment Agreement. In connection with his commencement of employment with the Company, Dr. Rich and the Company entered into an employment agreement on June 8, 2007. Dr. Rich’s employment agreement provides for an initial five-year employment period, subject to annual renewal unless either party gives 90 days notice of its intention not to renew. Pursuant to his employment agreement, Dr. Rich is entitled to an annual base salary of not less than $650,000 and is eligible for an annual target bonus of 100% of his base salary, which bonus may be higher or lower based on actual performance. In addition, Dr. Rich will be entitled to a pro rata bonus for the Company’s 2007 fiscal year, which will be no less than one-half of the base salary that he earns during the year. Dr. Rich is also entitled to participate in employee benefit plans made available to senior executives of the Company and reimbursement for certain relocation expenses.

In the event that the Company terminates Dr. Rich’s employment without “cause” or Dr. Rich resigns for “good reason” (each, as defined in his employment agreement), Dr. Rich is entitled to the following payments and benefits (i) certain accrued amounts, (ii) 18 months of continued base salary, payable in accordance with the Company’s payroll practices, (iii) a pro rata bonus (based on Company performance) for the year of termination and (iv) continued health and welfare benefits (excluding long-term disability coverage) for 18 months for Dr. Rich (and, where applicable, his dependents), subject to cutoff in certain events in connection with Dr. Rich’s subsequent reemployment. Dr. Rich’s receipt of these payments and benefits is subject to his execution and nonrevocation of a release of claims against the Company. In addition, Dr. Rich is subject to noncompetition, nonsolicitation and confidentiality covenants while employed by the Company and for two years (in the case of the noncompetition), one year (in the case of nonsolicitation) and on an ongoing basis (in the case of confidentiality) following termination of his employment for any reason.

Long-Term Incentive Plan. On March 30, 2007, Holdings adopted the 2007 Long-Term Incentive Plan which permits Holdings to grant stock options, rights to purchase shares, restricted stock, restricted stock units and other-stock based rights to employees or directors of, consultants to, or certain investors in, Holdings or any of its subsidiaries. Five hundred thousand shares of the capital stock of Holdings have been reserved for issuance under the 2007 Long-Term Incentive Plan.

Management Share Purchases. Pursuant to the term sheets described below under “—Management Arrangements,” certain of the Company’s executive officers agreed to make equity investments in Holdings through the purchase of Holdings common stock following the consummation of the Acquisition. This equity investment opportunity and the equity compensation awards described below are structured to incentivize management to generate substantial equity value and for gain sharing with our investors.

Mr. Hewett purchased 10,425 shares of Holdings common stock for an aggregate purchase price of $1,042,500 on March 30, 2007, and committed to purchase an additional 14,575 shares of Holdings common stock for an aggregate purchase price of $1,457,500 at the conclusion of the 30-day period ending December 3, 2007. The additional investment was contingent on Mr. Hewett’s continued employment with the Company through the investment date. Pursuant to his separation agreement, on July 9, 2007, Holdings repurchased Mr. Hewett’s 10,425 shares of common stock in Holdings for $1,042,500 (the same price paid by Mr. Hewett) and Mr. Hewett was released from his obligation to purchase any additional shares of Holding. On March 30, 2007, Steven Delarge purchased 2,500 shares of Holdings common stock for an aggregate purchase price of $250,000. Messrs. Hewett and Delarge each purchased their shares at a per share price of $100.00, which is the same as the purchase price paid by Apollo in the Acquisition. In addition, certain other members of our senior management team were offered and accepted the opportunity to make equity investments in Holdings. In connection with his commencement of employment with the Company on June 8, 2007, Dr. Rich invested $2.5 million in Holdings, pursuant to which he purchased 25,000 shares of Holdings common stock at a per share price of $100.00.

All equity securities in Holdings purchased by the executives are subject to restrictions on transfer, repurchase rights and other limitations set forth in a security holders’ agreement. See “Certain Relationships and Related Party Transactions.”

Management Stock Option Agreements. On March 30, 2007, pursuant to individual stock option agreements, Holdings granted the Named Executive Officers, as well as its non-employee directors and certain other management employees, options to purchase shares of Holdings common stock under the 2007 Long-Term Incentive Plan. The exercise price per share of Holdings common stock subject to the options granted to these individuals was equal to $100.00, the same purchase price paid by Apollo in the Acquisition. The terms and conditions of the options granted to the Named Executive Officers are substantially the same as those noted below in “—Management Arrangements—Equity Compensation Awards.” The number of options granted to each of Messrs. Hewett and Delarge was 75,000 and 8,125, respectively. In addition, in connection with Dr. Rich’s investment in Holdings, on June 8, 2007, Holdings granted him options to purchase 75,000 shares of Holdings common stock under the 2007 Long-Term Incentive Plan at an exercise price of $100.00 per share. Dr. Rich’s stock options are generally subject to the same terms and conditions as the options previously granted by Holdings as noted below in “—Management Arrangements—Equity Compensation Awards.” Pursuant to his separation agreement, Mr. Hewett forfeited all of his options to purchase shares of Holdings common stock as of July 8, 2007.

Transition Period. Pursuant to the U.S. Lease Agreement entered into with GE (described below), which was implemented in connection with the Acquisition to achieve an orderly transfer of our employees’ employment from GE to the Company following the acquisition, our Named Executive Officers remained GE employees during December 2006. As a result, in December 2006, our Named Executive Officers continued to participate in GE pay, benefits and executive compensation programs and did not participate in Company programs which were then under development. However, our Named Executive Officers performed services on the Company’s behalf during this transition period and the Company reimbursed GE for any compensation paid on behalf of the executives.

The following table describes the compensation for Messrs. Hewett and Delarge during the December 2006 transition period:

Summary Compensation Table for the period from December 4, 2006 to December 31, 2006

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards	Option Awards	Non-equity Incentive	Change in GE Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	TOTAL
Wayne Hewett President and CEO	2006	$49,840	$30,671	$—	$—	$—	$482	$6,831	$87,824
Steven Delarge Chief Financial Officer	2006	$22,236	$18,633	$—	$—	$—	$—	$3,280	$44,149

(1)	For December 2006 executive salaries were paid in accordance with the Term Sheets described below.

(2)	The December 2006 bonus is the prorated portion of the 2006 bonuses determined by GE.

(3)

During December 2006 the value of Mr. Hewett’s GE pensions did not increase; however, he did receive $482 in GE Nonqualified Deferred Compensation Earnings resulting from above-market earnings in the GE Executive Deferred Salary Plans. During December 2006, the value of Mr. Delarge’s GE pensions did not increase and he did not have any Nonqualified Deferred Compensation Earnings. Mr. Hewett’s and Mr. Delarge’s GE pensions’ present value decreased during December 2006 ($50,042 and $42,171 respectively) because the increase in the accrued benefit value due to additional pay and service during the month was less than the decrease in benefit value due to the increase in the discount rate during the month (from 5.75% to 6.00%). These calculations were prepared using the December 3, 2006 purchase accounting assumptions, including a 5.75% discount rate, for present values as of December 3, 2006 and the December 31, 2006 year-end FAS 87 disclosure assumptions, including a 6.00% discount rate, for present values as of December 31, 2006.

(4)	During December 2006, Mr. Hewett participated in GE executive programs including Automobile ($3,815), Executive Life Insurance ($642), Leadership Life Insurance ($210), Savings Plan Matching Payments ($1,975) and Executive Products ($189). In December, 2006, Mr. Delarge participated in GE executive programs including Automobile ($1,850, Leadership Life Insurance ($280) and Savings Plan Matching Payments ($1,150).

Management Arrangements

In connection with the consummation of the Acquisition, the Company entered into definitive and binding term sheets with each of the Named Executive Officers prior to closing of the Acquisition.

Hewett Term Sheet. Pursuant to his term sheet, Mr. Hewett served as the Chief Executive Officer of the Company. The term sheet provided that Mr. Hewett’s employment would last for five years (which period was subject to confirmation by the Company and Mr. Hewett after the one-year anniversary of the consummation of the Acquisition). After the completion of this five-year period, Mr. Hewett’s employment period would automatically renew for successive one-year periods unless either party gave at least 90 days’ written notice of its intention not to renew the agreement prior to the scheduled expiration of the term.

Mr. Hewett was entitled to an annual base salary of not less than $650,000 and was eligible for a target annual bonus of 100% of his base salary (with a minimum guaranteed bonus of $425,000 for the first fiscal year following the consummation of the Acquisition). Mr. Hewett was also entitled to $60,000 in annual compensation in lieu of foregone GE fringe benefits. The Company also agreed to pay Mr. Hewett any amounts that he would have earned and been entitled to under GE’s long-term incentive plan for GE’s 2007 fiscal year (based on GE’s performance during the applicable performance period).

On June 8, 2007, Mr. Hewett resigned as President and Chief Executive Officer and as a member of the Board of Directors of the Company, Holdings, and the Company’s various subsidiaries. In connection with his resignation, Mr. Hewett and the Company entered into a separation agreement and Mr. Hewett received the benefits described above in “Executive Compensation—Management Agreements—Wayne Hewett Separation Agreement.”

Delarge Term Sheet. Pursuant to his term sheet, Mr. Delarge is entitled to an annual base salary of not less than $290,000 and is eligible for a target annual bonus of $250,000 (with a minimum guaranteed bonus of $210,000 for the first fiscal year following the consummation of the Acquisition). Mr. Delarge is entitled to $15,000 in annual compensation in lieu of foregone GE fringe benefits (automobile). Mr. Delarge is entitled to severance benefits that are no less favorable than those to which he was entitled to under the policies and practices of GE in effect as of December 3, 2006, which are more fully described below in “—Potential Payments Upon Termination or Change in Control.”

Both Named Executive Officers are subject to certain non-competition and non-solicitation restrictions during the terms of their employment and for one year following the termination of their employment, and ongoing confidentiality obligations.

Retention Bonuses for 2007. In order to motivate the executives to work to complete the Acquisition during 2006 and to continue their employment with any potential acquirer, GE provided retention bonus letters to certain employees of the business in the second quarter of 2006. The first installment of the retention bonuses was paid at closing by GE, and the second installment was paid by Holdings on December 3, 2007 (i.e., one year after closing) provided the executive did not resign or was not terminated for cause prior to then. Mr. Hewett is not party to a retention bonus letter. Pursuant to his retention bonus letter, Mr. Delarge received a retention bonus in December 2007 of $250,000. Pursuant to the merger agreement governing the Acquisition, payment of the second installment of the retention bonuses was split equally between GE and Holdings. Accordingly, GE will reimburse Holdings for one-half of Mr. Delarge’s retention bonus.

Management Equity Investments. As noted in “—Management Agreements—Management Share Purchases” above, pursuant to their term sheets (which are more fully discussed above in “Term Sheets”), certain of our executive officers, including the Named Executive Officers, made commitments to make equity investments in Holdings through the purchase of Holdings common stock at the same price per share as the purchase price paid by Apollo in the Acquisition.

Equity Compensation Awards. Neither the Company nor Holdings had an equity compensation program in effect during their 2006 fiscal years. However, pursuant to the term sheets entered into with our Named Executive Officers (and certain other members of our management), Holdings made a commitment to adopt an equity compensation plan providing for the grant of certain equity awards to the executives. Although the executives were not granted options during our 2006 fiscal year, the term sheets provided that the executives would be granted options to purchase shares of Holdings common stock after the consummation of the Acquisition. Pursuant to the term sheets, the Company committed that the exercise price per share of the Holdings common stock subject to these options would be equal to the purchase price per share paid by Apollo in the Acquisition and that the options would be in the form of time vesting options and performance vesting options. The Company committed that one-third of the options granted to the executives would vest and become exercisable in five equal installments on each of the 14th, 24th, 36th, 48th and 60th month anniversaries of the consummation of the Acquisition, and two-thirds of the options are performance vesting options, one half of which would vest upon the achievement of an internal rate of return of funds managed by Apollo with respect to its investment in Holdings of 20%, and the remaining half of which would vest upon the achievement of an internal rate of return of such funds of 25%.

Pension Benefits

Pursuant to the U.S. Employee Lease Agreement, both Named Executive Officers participated in GE Pension Plans during December 2006 and the Company reimbursed GE for the costs of these plans.

Non-Qualified Deferred Compensation

Pursuant to the U.S. Employee Lease Agreement, both Named Executive Officers had the opportunity to participate in GE non-qualified deferred compensation plans during December 2006 and Holdings reimbursed GE for the costs of these plans.

Potential Payments upon Termination or Change in Control

On June 8, 2007, Mr. Hewett resigned as President and Chief Executive Officer and as a member of the Board of Directors of the Company, Holdings, and the Company’s various subsidiaries. In connection with his resignation, Mr. Hewett and the Company entered into a separation agreement and Mr. Hewett received the benefits described above in “Executive Compensation—Management Agreements—Wayne Hewett Separation Agreement.”

Mr. Delarge’s employment with the Company is generally governed by a binding term sheet between him and the Company. Pursuant to this term sheet he is entitled to severance benefits that are no less favorable than those provided under the policies and practices of GE in effect on December 3, 2006 (other than with respect to benefits pursuant to any early retirement program, which may be changed from time to time). Accordingly, upon termination of his employment by the Company without “cause” (as defined in the applicable severance policy), Mr. Delarge would be entitled to stay on the Company’s payroll at his salary then in effect including benefits (health, life insurance, etc.) for up to one year or until he begins full-time employment with another employer, whichever event occurs first. In addition, it is expected that the Company will continue a pre-existing practice to offer out-placement services via a nationally recognized firm for executives. These severance benefits would be contingent on Mr. Delarge’s execution of a separation agreement and general release of claims against the Company. In addition, pursuant to his term sheet, Mr. Delarge is subject to non-competition and non-solicitation restrictions during his employment and for one year following termination, and an ongoing confidentiality obligation.

Pursuant to their term sheets, time-based stock options granted to our Named Executive Officers vest as follows in connection with a change in control of Holdings: (i) if Apollo realizes at least a 20% cash-on-cash return upon such change in control, 50% of the time-based options will vest upon the earlier of 12 months of continued employment after the change in control or termination of the Named Executive Officer’s employment without cause or for good reason during this 12-month period and (ii) if Apollo realizes at least a 25% cash-on-cash return upon such change in control, 100% of the time-based options will vest upon the earlier of the 12-month anniversary of the change in control and the qualifying termination of employment described above. Performance-based options will vest in connection with a change in control to the extent the applicable performance targets are met.

Other than as described above, neither the Company nor Holdings had any specific change in control policies during their 2006 fiscal year.

Compensation of Directors

The Company does not have a formal compensation program in effect for its Directors. In 2007, each non-employee Director of Holdings is entitled to an annual retainer of $75,000 paid quarterly in advance, plus $2,000 for each meeting of the Board attended in person or $1,000 if attended by telephone. Each non-Company employee committee member is entitled to receive $2,000 for each meeting attended in person, or $1,000 for each committee meeting attended by telephone.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GE, Apollo and the Momentive Group have entered into various agreements primarily in connection with the Acquisition.

Transition Services Agreement

GE and Holdings entered into a transition services agreement at the closing of the Acquisition. Under this agreement, GE agreed to provide the Momentive Group various services, for example, certain IT services, access to certain GE systems and historical data, human resource service and Environmental Health and Safety services. Holdings agreed that the Momentive Group would provide to GE certain IT and Environmental Health and Safety services. GE and Holdings agreed to provide these services, assistance and use of certain facilities on an interim basis for up to two years, with possible extensions of up to one additional year, to permit us to transition to a stand-alone business and to permit GE to find replacement providers. The current estimate for TSA services provided by GE to the Momentive Group is approximately $17.7 million over the life of the TSA assuming such arrangements are not voluntarily extended. The current estimate of services that we will provide to GE is approximately $0.4 million.

Trademark License Agreement

GE and Holdings are parties to a trademark license agreement with respect to the GE mark and monogram and certain product specifications containing the letters “GE” for use in connection with certain of Momentive Group’s products. GE has quality control rights with respect to products using the GE mark and monogram. The initial term of the license is seven years and is royalty-free, with a renewal option that would require payment of royalties.

Intellectual Property Cross License Agreement

GE and Holdings are parties to an intellectual property cross-licensing agreement to ensure that the Momentive Group owns or has the right to use all intellectual property necessary to conduct its business as was conducted at the time of the Acquisition. The agreement provides for four different categories of ownership and licensing terms (including the scope, duration and exclusivity of the license) based on the use of the intellectual property by the Momentive Group or by GE prior to closing. All licenses of intellectual property by GE to the Momentive Group or by the Momentive Group to GE are perpetual and royalty-free.

Siloxane Off-take Agreement and Long-Term Siloxane Supply Agreement

One of our subsidiaries, Momentive Performance Materials (Thailand) Ltd., is presently a party to an off-take agreement that provides for ASM to supply siloxane and certain related products to us through 2014 (or until certain ASM financing obligations are satisfied). At the closing of the Acquisition, GE, GE Monomer (Holdings) Pte. Ltd., formerly known as GETOS Singapore Pte. Ltd., Holdings and Momentive Performance Materials (Thailand) Ltd., formerly known as GE Toshiba Silicones (Thailand) Limited, entered into a long-term supply agreement with respect to the supply of siloxane and certain related products. Pursuant to the long-term siloxane supply agreement, GE and GE Monomer (Holdings) Pte. Ltd. will ensure Momentive Performance Materials (Thailand) Ltd. a supply of siloxane and certain related products at least at current levels for a period of 20 years after the closing of the Acquisition, subject to customary force majeure provisions and certain other limited exceptions. Under the current arrangement, Momentive Performance Materials (Thailand) Ltd. pays $80 million each year for off-take product, and it is expected it will pay approximately $1.6 billion over the life of the agreement, without taking account for inflation and changes in foreign exchange effects. For as long as the current off-take agreement is in effect, we will continue to pay the pricing specified in that agreement. After expiration of the off-take agreement, we will pay the same price at which ASM sells product to GE Monomer (Holdings) Pte. Ltd.

Product Supply and Distribution Agreements

At the closing of the Acquisition, the Company and GE entered into a number of product supply agreements pursuant to which we agreed to supply certain silicones and quartz products to GE’s Plastics, Aviation, Energy and Lighting divisions and entered into a distribution agreement pursuant to which we agreed to distribute silicones products through GE’s Polymershapes division. The agreements with GE’s Plastics and Polymershapes divisions were subsequently assigned by GE to unaffiliated third parties in connection with GE’s sale of its Plastics business to Saudi Basic Industries Corporation on August 31, 2007. Following the acquisition we also agreed to supply certain silicone products to GE’s Appliance division. These agreements have initial terms ranging from one year to eighteen years for the small Aviation contract. The agreements in certain cases obligate us to supply, and GE to purchase, minimum volumes of product or require GE to purchase 100% of its requirements of certain products from us. Over the lives of these agreements with GE, we estimate that we will sell to (or distribute through) GE approximately $126 million of products, on terms which management has concluded are fair to us.

Service and Product Agreements

At the closing of the Acquisition, the Company and GE entered into four other commercial agreements pursuant to which GE affiliates provide us with certain services, raw materials and products, including materials testing services, acetone supply and production and refurbishment of certain equipment. The agreement regarding the supply of acetone was subsequently assigned by GE to an unaffiliated third party in connection with GE’s sale of its Plastics business to Saudi Basic Industries Corporation on August 31, 2007. Following the Acquisition, we also entered into a variety of lease and service agreements with affiliates of GE, pursuant to which we lease various assets, including passenger vehicles, heavy equipment and computers, and GE affiliates provide us with various services, including credit card, fleet and outsourcing services. The commercial agreements and the lease and service agreements have terms ranging from one year to seven years. Over the lives of these agreements with GE and its affiliates, we estimate that we will purchase from GE goods and services of approximately $98 million, on terms which management has concluded are fair to us.

Development Agreement

Holdings is party to a research and development agreement with GE’s Global Research Center that will provide for the continuation of certain of our research development activities undertaken by GE Global Research. We pay GE for costs incurred in connection with the research and development services provided by GE and reimburse GE for expenses related to projects under the agreement. The extent of each party’s intellectual property rights for each project depend on the classification assigned to the project by the parties. We estimate that the Company will spend approximately $2.5 million on these services from GE during the initial two-year term of the agreement, which can be extended for another two-year term unless terminated by either party.

Employee Lease Agreements

Following the closing of the Acquisition, GE and Holdings were parties to two employee lease agreements with respect to certain employees of the Business (U.S. and non-U.S.), under which certain of the Momentive Group’s employees would remain employed by GE but provide their services to the Group. The agreement with respect to U.S.-based employees has been terminated and the employment of the persons covered by the agreement has been transferred to the Momentive Group. Holdings may terminate the remaining lease arrangement upon 20 days’ notice. The Momentive Group estimates that it has made or will make payments of approximately $51 million over the lives of these agreements.

Warrants

At the closing of the Acquisition, Holdings issued to GE warrants to purchase up to 155,722 shares of Holdings’ common stock at $100 per share. The warrants have since been transferred to GE Capital Equity

Investments, Inc. with our consent. The warrants are non-transferable for one year, and will expire on the final maturity date of the Seller Note.

Securityholders Agreement

Holdings, the Sponsors and those members of our management team who acquire shares of Holdings common stock or options to acquire shares of Holdings common stock, have entered into a securityholders agreement that is intended, among other things, to provide for the orderly governance of Holdings. Pursuant to the securityholders agreement, GE Capital Equity Investments, Inc. is entitled to designate one member of the Holdings board of directors (currently, Wayne Hewett) or one non-voting observer of Holdings board meetings, depending on its level of ownership of Holdings. Until Holdings completes underwritten, registered public offerings of at least $250 million in the aggregate of Holdings common stock (a “Qualified IPO”) or until the securityholders agreement is terminated, Apollo holds a proxy to vote all the shares of management holders, non-Apollo holders may participate pro rata in certain transfers of Holdings common stock by Apollo, Apollo may require that non-Apollo holders participate pro rata in certain sales of Holdings common stock by Apollo, and non-Apollo holders may not otherwise dispose of their shares of Holdings common stock except in certain limited circumstances.

Apollo, at any time, and GE Capital Equity Investments, Inc., after a Qualified IPO, may demand registration under the Securities Act of Holdings common stock, subject to certain limitations. If, after a Qualified IPO, Holdings proposes to file any registration statement with respect to its common stock, all holders may request piggyback registration of their Holdings common stock as well, subject to underwriter reductions.

Prior to a Qualified IPO for as long as GE Capital Equity Investments, Inc. maintains certain ownership levels, if Apollo purchases any Holdings common stock from Holdings, GE may participate in such purchase on a pro rata basis.

Apollo Management Agreement and Transaction Fee

Apollo and the Company are parties to a management agreement relating to the provision of certain financial and strategic advisory services and consulting services. Terms of the agreement provide for annual fees of $3.5 million. For the fiscal nine-month period ended September 30, 2007, we recorded $2.9 million in expense. Under the terms of the indenture governing the notes, we are permitted to pay to Apollo an annual monitoring fee of up to the greater of $6 million or 1.5% of our Adjusted EBITDA. We paid Apollo and GE an aggregate fee of $40.0 million for services rendered in connection with the Acquisition and reimbursed the Sponsors for certain expenses incurred in rendering those services.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee Charter of Holdings requires that the Audit Committee review all transactions between related persons required to be reported under the provisions of Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

The types of transactions that are covered by the policy include all transactions required to be so reported, including financial and other transactions, arrangements or relationships in which Holdings or any of its subsidiaries is a participant and in which a related person has a direct or indirect material interest, where the amount involved exceeds $120,000. No such transaction occurred for the fiscal nine-month period ended September 30, 2007 other than the transactions described above.

Related persons include directors and director nominees, executive officers, shareholders beneficially owning more than 5% of Holdings’ voting stock, and immediate family members of any of the previously described persons. A related person could also be an entity in which a director, executive officer or 5% shareholder is an employee, general partner or 5% shareholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Holdings owns 100% of our capital stock. The following table sets forth as of December 10, 2007 information regarding the beneficial ownership of the common stock of Holdings and shows the number of shares and percentage owned by:

•	each person known to beneficially own more than 5% of the common stock of Holdings before and after completion of this offering;

•	each of our named executive officers;

•	each member of the board of directors of Holdings; and

•	all of the executive officers and members of the board of directors of Holdings as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Apollo Management VI, L.P. and affiliates (1)	4,613,850	90.16%
GE Capital Equity Investments, Inc. (2)	503,500	9.84%
Jonathan Rich (3)(4)	25,000	*
Steven Delarge (3)(4)	2,500	*
Joshua Harris (5)	0	*
William Joyce (6)	0	*
Scott Kleinman (5)	0	*
Stan Parker (5)	0	*
Wayne Hewett (7)	0	*
Marvin Schlanger (4)(8)	2,500	*
Executive Officers and Directors as a group (4)	47,650	*

Total	5,117,350	100%

(1)	Includes shares owned by the following group of investment funds and vehicles affiliated with Apollo Management VI, L.P.: (i) 2,380,609.9730 shares of common stock owned by Apollo Investment Fund VI, L.P., whose general partner is Apollo Advisors VI, L.P., whose general partner is Apollo Capital Management VI, LLC; (ii) 2,148,390.0270 shares of common stock owned by AP Momentive Holdings, LLC, whose sole manager is Apollo Management VI, L.P., whose general partner is AIF VI Management, LLC. The address of each of these entities is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019. Also includes 84,850 shares for which Apollo Management VI, L.P. has voting power pursuant to proxies granted by all stockholders of Holdings other than GE Capital Equity Investments, Inc. and affiliates of Apollo Management VI, L.P. under the terms of a securityholders agreement.

(2)	The address of GE Capital Equity Investments, Inc. is 299 Park Avenue, New York, New York 10171.

(3)	The address of Dr. Rich and Mr. Delarge is c/o Momentive Performance Materials Inc., 187 Danbury Road, Wilton, Connecticut 06897.

(4)	Apollo Management VI, L.P. has voting power with respect to such shares pursuant to proxies granted under the terms of a securityholders agreement.

(5)	The address of Messrs. Harris, Kleinman and Parker is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(6)	The address of Mr. Joyce is c/o Nalco Company, 1601 W. Diehl Road, Naperville, Illinois 60563.

(7)	The address of Mr. Hewett is c/o GE Capital Equity Investments, Inc., 299 Park Avenue, New York, New York 10071.

(8)	The address of Mr. Schlanger is 15 Southwood Drive, Cherry Hill, New Jersey 08008.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

We summarize below the principal terms of the agreements that govern our senior credit facility. This summary is not a complete description of all of the terms of the applicable agreements.

Senior Credit Facility

The senior credit facility entered into on December 4, 2006 is provided by a syndicate of banks and other financial institutions to our subsidiaries described below. The senior credit facility consists of:

•

two tranches of term loans, one of which is denominated in euros, to Momentive Performance Materials GmbH, which we refer to as the German borrower, with a maturity of seven years, which were drawn in connection with the consummation of the Acquisition. The outstanding aggregate principal amount of the terms loans was approximately $1,049.6 and $1,072.2 million at December 31, 2006 and September 30, 2007, respectively. The increase in the terms loans was due to exchange rate fluctuations, net of required quarterly amortization;

•

a revolving credit facility in an aggregate amount of up to $300 million, with a maturity of six years and which includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. There were no outstanding borrowings under the revolving credit facility as of December 31, 2006 and September 30, 2007. The outstanding letters of credit were $3.3 million and $28.5 million at December 31, 2006 and September 30, 2007, respectively. The borrowers under the revolving facility are Momentive Performance Materials USA Inc., which we refer to as the U.S. borrower, and the German borrower; and

•

a synthetic letter of credit facility in an aggregate initial amount of up to $35 million, with a maturity of seven years. The maximum synthetic letter of credit facility is subject to amortization and was approximately $34.6 as of September 30, 2007. There were $34.6 million and $12.9 million of letters of credit issued under the synthetic letter of credit facility at December 31, 2006 and September 30, 2007, respectively.

Interest Rate and Fees

The interest rates per annum applicable to loans to the U.S. borrower under the senior credit facility are, at the option of the U.S. borrower, equal to either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case plus an applicable margin. The interest rates per annum applicable to loans to the German borrower under the facilities are equal to an adjusted LIBOR rate for any of such periods, plus an applicable margin. The alternate base rate, which is only available for borrowings by the U.S. borrower, means the greater of (i) JPMorgan Chase Bank, N.A.’s prime rate and (ii) one-half of 1% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate is determined by reference to settlement rates established for deposits in the currency of the applicable borrowing in the London or European interbank market for a period equal to the interest period of the applicable loan and the maximum reserve percentages established by the Board of Governors of the U.S. Federal Reserve to which the lenders under the facilities are subject. The German borrower also pays a rate equal to the applicable margin (plus a customary fee) on the maximum principal amount of the synthetic letter of credit facility, irrespective of whether the maximum amount of letters of credit is issued under such facility.

In addition to paying interest on outstanding principal under the senior credit facility, the borrowers are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum subject to step-downs based on our senior secured leverage ratio. The borrowers also pay customary letter of credit and agency fees.

Prepayments

The senior credit facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	beginning with the second half of the fiscal year ending December 31, 2007, 50% (which percentage may be reduced to certain levels upon the achievement of certain senior secured leverage ratios) of excess cash flow (as defined in the credit agreement) less the amount of certain voluntary prepayments as described in the credit agreement;

•	100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances (as defined in the credit agreement); and

•

100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if such proceeds are not reinvested or committed to be reinvested in assets to be used in our business or to make certain other permitted investments within 15 months (and, if committed to be so reinvested, actually reinvested within 36 months).

The applicable borrowers may voluntarily repay outstanding loans under the senior credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to euro currency loans.

Maturity and Amortization

The term loans amortize each year in an amount equal to 1% per annum in equal quarterly installments through September 30, 2013, with the remaining amount payable on December 4, 2013. The synthetic letter of credit facility amortizes at a rate of 1% per annum in annual installments, and is due and payable in full at maturity, on December 4, 2013.

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, on December 3, 2012.

Guarantee and Security

All obligations under the senior credit facility are unconditionally guaranteed by Holdings, us, and, subject to certain exceptions, each of our existing and future direct and indirect U.S. subsidiaries, which we refer to collectively as “U.S. Guarantors.” In addition, all obligations of the German borrower under the senior credit facility are guaranteed by the U.S. borrower, the U.S. Guarantors, and certain other direct and indirect foreign subsidiaries of the Company, which we collectively refer to as the “Foreign Guarantors.”

The obligations of the U.S. borrower under the senior credit facility and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured on a first-lien basis by substantially all of the assets and stock (but in the case of non-U.S. subsidiaries, limited to 65% of the voting equity of such subsidiaries) owned by the U.S. borrower and the U.S. Guarantors, other than the intercompany note issued to the Company by Momentive Performance Materials Japan LLC and subject to certain other exceptions.

The obligations of the German borrower under the senior credit facility and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured on a first-lien basis by substantially all of the assets and stock owned by the U.S. borrower, the U.S. Guarantors, the German borrower and certain of the Foreign Guarantors, subject to certain exceptions, including German real estate and intercompany receivables.

Certain Covenants and Events of Default

Our senior credit facility contains customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividends or other restricted payments.

In addition, our revolving credit facility requires that we do not exceed a maximum senior secured leverage ratio at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder.

Our senior credit facility also contains certain customary affirmative covenants and events of default.

DESCRIPTION OF THE EXCHANGE NOTES

The terms of the exchange notes and the outstanding notes are identical in all material respects, except:

•	the exchange notes are registered under the Securities Act;

•	the exchange notes do not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	the exchange notes do not contain provisions relating to the payment of additional interest to the holders of the outstanding notes under the circumstances related to the timing of the exchange offer.

Any outstanding notes that remain outstanding after the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities for voting purposes under the applicable Indenture under which they were issued. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the words “Issuer” and “we”, “us” and “our” mean Momentive and not any of its subsidiaries.

We issued $1,565.0 million and €275.0 million in aggregate principal amount of the outstanding notes to the initial purchasers on December 4, 2006. The initial purchasers sold the outstanding notes to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes. However, the exchange notes are not subject to transfer restrictions, registration rights or additional interest provisions unless held by certain broker-dealers, affiliates of Momentive and certain other persons. See “The Exchange Offer—Transferability of the Exchange Notes.” The dollar notes that are sold to qualified institutional buyers will be eligible for trading in the PORTALSM market.

The following description is a summary of the material provisions of the Indentures. It does not restate each Indenture in its entirety. We urge you to read the Indentures because they, and not this description, define your rights as holders of the notes. Copies of each Indenture are available upon request to us at the address indicated under “Where You Can Find More Information About Us.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indentures.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indentures.

General

The outstanding notes are and the exchange notes will be issued under Indentures, dated as of December 4, 2006, among the Issuer, the Note Guarantors, and Wells Fargo Bank, N.A., as Trustee. Copies of each Indenture may be obtained from the Issuer upon request.

The Senior Notes and the Senior Subordinated Notes are referred to collectively in this “Description of the Exchange Notes” as the “Notes,” and the Senior Note Indentures and the Senior Subordinated Note Indenture are referred to collectively in this “Description of the Exchange Notes” as the “Indentures.” The Dollar Fixed-Rate Senior Notes, the Senior Toggle Notes and the Dollar Senior Subordinated Notes are referred to collectively in this “Description of the Exchange Notes” as the “Dollar Notes” and the Euro Fixed-Rate Senior Notes are sometimes referred to in this “Description of the Exchange Notes” as the “Euro Notes.”

The following summary of certain provisions of the Indentures and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms therein and those terms made a part thereof by the TIA. We urge you to read the Indentures because they, not this description, define your rights as holders of the notes. Copies of the

Indentures may be obtained from the Issuer upon request when available. Capitalized terms used in this “Description of the Exchange Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

The Dollar Fixed-Rate Senior Notes, the Euro Fixed-Rate Senior Notes, the Senior Toggle Notes and the Senior Subordinated Notes are four separate series of Notes issued under separate Indentures, including for purposes of, among other things, payments of principal and interest, Events of Default and consents to amendments to the applicable Indenture and the applicable Notes.

We will issue the exchange notes with an initial aggregate principal amount of $1,565.0 million and €275.0 million. We may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, in connection with the payment of PIK Interest (as defined under “Description of the Exchange Notes—Terms of the Senior Notes—Senior Toggle Notes”) in respect of the Senior Toggle Notes, the Issuer is entitled to, without the consent of the holders thereof, increase the outstanding principal amount of the Senior Toggle Notes or issue additional Senior Toggle Notes (the “PIK Notes”) under the Senior Toggle Note Indenture on the same terms and conditions as the Senior Toggle Notes offered hereby (in each case, the “PIK Payment”). The notes of a series and any additional notes of such series subsequently issued under the applicable Indenture will be treated as a single class for all purposes under the applicable Indenture, in each case including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indentures and this “Description of the Exchange Notes,” references to the Notes (or any series of Notes) include any additional notes (or notes of such series) actually issued, and references to “principal amount” of the notes includes any increase in the principal amount of the outstanding notes as a result of a PIK Payment.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The Dollar Notes and the Euro Notes were issued only in fully registered form, without coupons, in denominations of $2,000 and €50,000, respectively, and any integral multiple of $1,000 in excess of $2,000 and €2,000 in excess of €50,000, respectively. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Senior Notes

Fixed-Rate Senior Notes

The Fixed-Rate Senior Notes, which are unsecured senior obligations of the Issuer, mature on December 1, 2014. Each Fixed-Rate Senior Note bears interest at a rate per annum shown on the front cover of this prospectus from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing June 1, 2008.

Senior Toggle Notes

The Senior Toggle Notes, which are unsecured senior obligations of the Issuer, mature on December 1, 2014. Interest on the Senior Toggle Notes is payable semiannually to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing June 1, 2008. Interest on the Senior Toggle Notes will accrue from the most recent date to which interest has been paid or provided for.

For any interest payment period after the initial interest payment period and through December 1, 2010, the Issuer may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in cash (“Cash Interest”) or (2) entirely by increasing the principal amount of the outstanding Toggle Notes or by issuing PIK Notes (“PIK Interest”).

The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the holders of the Senior Toggle Notes. In the absence of such an election for any interest period, interest on the Senior Toggle Notes shall be payable according to the method of payment for the previous interest period. Interest for the first interest period commencing on the Issue Date was payable entirely in cash. After December 1, 2010, the Issuer will make all interest payments on the Senior Toggle Notes entirely in cash. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Senior Toggle Notes as described under “Description of the Exchange Notes—Optional Redemption—Senior Notes” or “Description of the Exchange Notes—Change of Control” shall be made solely in cash.

Cash Interest on the Senior Toggle Notes accrues at a rate of 10 1/8% per annum and is payable in cash. PIK Interest on the Senior Toggle Notes accrues at a rate of 10 7/8% per annum and is payable (x) with respect to Senior Toggle Notes represented by one or more global notes registered in the name of, or held by, “DTC” or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Senior Toggle Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and (y) with respect to Senior Toggle Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders thereof on the relevant record date, as shown by the records of the register of such holders. Following an increase in the principal amount of the outstanding global Senior Toggle Notes as a result of a PIK Payment, the global Senior Toggle Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Senior Toggle Notes issued pursuant to a PIK Payment will mature on December 1, 2014 and will be governed by, and subject to the terms, provisions and conditions of, the Senior Toggle Note Indenture and shall have the same rights and benefits as the Senior Toggle Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

If the Senior Toggle Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, at the end of the first accrual period ending after the fifth anniversary of the Senior Toggle Notes’ issuance (the “AHYDO redemption date”), the Issuer will be required to redeem for cash a portion of each Senior Toggle Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Senior Toggle Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Senior Toggle Note required to be redeemed to prevent such Senior Toggle Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(l) of the Code. No partial redemption or repurchase of the Senior Toggle Notes prior to the AHYDO redemption date pursuant to any other provision of the Senior Toggle Note Indenture will alter the Issuer’s obligation to make the Mandatory Principal Redemption with respect to any Senior Toggle Notes that remain outstanding on the AHYDO redemption date.

Terms of the Senior Subordinated Notes

The Senior Subordinated Notes, which are unsecured senior subordinated obligations of the Issuer mature on December 1, 2016. Each Senior Subordinated Note bears interest at a rate per annum shown on the front cover of this prospectus from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing June 1, 2008.

Optional Redemption

Senior Notes

On or after December 1, 2010, the Issuer may redeem the Senior Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Dollar Fixed-Rate Senior Notes Period	Redemption Price
2010	104.875%
2011	102.438%
2012 and thereafter	100.000%

Euro Fixed-Rate Senior Notes Period	Redemption Price
2010	104.500%
2011	102.250%
2012 and thereafter	100.000%

Senior Toggle Notes Period	Redemption Price
2010	105.063%
2011	102.531%
2012 and thereafter	100.000%

In addition, prior to December 1, 2010, the Issuer may redeem the Senior Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to December 1, 2009,

(A)

the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Dollar Fixed-Rate Senior Notes (calculated after giving effect to any issuance of additional Dollar Fixed-Rate Senior Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 109.75%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Dollar Fixed-Rate Senior Notes (calculated after giving effect to any issuance of additional Dollar Fixed-Rate Senior Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Dollar Fixed-Rate Senior Notes being redeemed and otherwise in accordance with the procedures set forth in the Dollar Fixed-Rate Senior Note Indenture,

(B)	the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Euro Fixed-Rate Senior Notes (calculated after giving effect to any issuance of additional Euro Fixed-Rate Senior Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 109.0%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Euro Fixed-Rate Senior Notes (calculated after giving effect to any issuance of additional Euro Fixed-Rate Senior Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Euro Fixed-Rate Senior Notes being redeemed and otherwise in accordance with the procedures set forth in the Euro Fixed-Rate Senior Note Indenture, and

(C)	the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Toggle Notes (calculated after giving effect to any issuance of additional Senior Toggle Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 110.125%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Senior Toggle Notes (calculated after giving effect to any issuance of additional Senior Toggle Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Senior Toggle Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Toggle Note Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Senior Subordinated Notes

On or after December 1, 2011, the Issuer may redeem the Senior Subordinated Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Period	Redemption Price
2011	105.750%
2012	103.833%
2013	101.917%
2014 and thereafter	100.000%

In addition, prior to December 1, 2011, the Issuer may redeem the Senior Subordinated Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to December 1, 2009, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Subordinated Notes (calculated after giving effect to any issuance of additional Senior Subordinated Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 111.50%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Senior Subordinated Notes (calculated after giving effect to any issuance of additional Senior Subordinated Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Senior Subordinated Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Subordinated Note Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no Notes of $2,000 (in the case of Dollar Notes) or €50,000 (in the case of Euro Notes) or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as set forth in the last paragraph under “—Terms of the Senior Notes—Senior Toggle Notes,” the Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” We may at any time and from time to time purchase notes in the open market or otherwise.

Paying Agent and Registrar for the Notes

The Issuer maintains one or more paying agents for the notes. The initial paying agent for the dollar notes is the Trustee.

The Issuer maintains a registrar with co-registrars in London and the United Kingdom in respect of the Notes. If the Issuer fails to appoint a registrar the Trustee will act as such. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuer. The initial registrar for the dollar notes is the Trustee. The initial co-registrar in London is The Bank of New York Mellon.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or a Wholly Owned Subsidiary may act as a paying agent or registrar.

Ranking

Senior Notes

The indebtedness evidenced by the Senior Notes is unsecured senior Indebtedness of the Issuer, is equal in right of payment to all existing and future Senior Pari Passu Indebtedness of the Issuer and is senior in right of payment to all existing and future subordinated Indebtedness of the Issuer, including the Senior Subordinated Notes. The Senior Notes are effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness.

The indebtedness evidenced by the Senior Note Guarantees is unsecured senior Indebtedness of the applicable Note Guarantor, is equal in right of payment to all existing and future Senior Pari Passu Indebtedness of such Note Guarantor and is senior in right of payment to all existing and future subordinated Indebtedness of such Note Guarantor, including such Note Guarantor’s Senior Subordinated Note Guarantee. The Senior Note Guarantees are effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

As of September 30, 2007,

(1)	the Issuer and its Subsidiaries had approximately $1,072.2 million of other Senior Pari Passu Indebtedness outstanding (excluding approximately $12.9 million of letters of credit outstanding under our synthetic letter of credit facility with availability of approximately $21.7 million and $28.5 million of letters of credit outstanding under our revolving credit facility with availability of approximately $271.5 million), all of which would have been Secured Indebtedness; and

(2)	the Issuer and its Subsidiaries have $500 million of subordinated Indebtedness outstanding, consisting of the Senior Subordinated Notes.

Substantially all of the Secured Indebtedness referred to above consists of term loan Indebtedness outstanding under the Credit Agreement, which was borrowed by a German subsidiary of the Issuer and guaranteed by Momentive Performance Materials Holdings Inc., which owns all of the issued and outstanding capital stock of the Issuer, the Note Guarantors and certain of the Issuer’s Foreign Subsidiaries. See “—Liabilities of Subsidiaries other than Note Guarantors.”

Although the Senior Note Indentures limit the Incurrence of Indebtedness by the Issuer and the Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Senior Subordinated Notes

The indebtedness evidenced by the Senior Subordinated Notes which is unsecured senior subordinated Indebtedness of the Issuer, is subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer, including the Senior Notes, ranks equally in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of the Issuer and is senior in right of payment to all existing and future Indebtedness of the Issuer that is by its terms subordinated to the Senior Subordinated Notes. The Senior Subordinated Notes are effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the Senior Subordinated Note Indentures.

The indebtedness evidenced by the Senior Subordinated Note Guarantees is unsecured senior subordinated Indebtedness of the applicable Note Guarantor, is subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, including such Note Guarantor’s Senior Note Guarantee, ranks equally in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of such Note Guarantor and is senior in right of payment to all existing and future Indebtedness of such Note Guarantor that is by its terms subordinated to such Senior Subordinated Note Guarantee. The Senior Subordinated Note Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

As of September 30, 2007,

(1)	the Issuer and its Subsidiaries had approximately $3,026.0 million of total long-term Indebtedness (including payments due within the next twelve months), of which approximately $2,518.7 million constitutes Senior Indebtedness (excluding approximately $12.9 million of letters of credit outstanding under our synthetic letter of credit facility with availability of approximately $21.7 million and approximately $28.5 million of letters of credit outstanding under our revolving credit facility with $271.5 million of availability under our revolving credit facility); and

(2)	the Issuer and its Subsidiaries have no other Senior Subordinated Pari Passu Indebtedness outstanding and no Indebtedness outstanding that is expressly subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees.

Although the Senior Subordinated Note Indenture limits the Incurrence of Indebtedness by the Issuer and the Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Senior Indebtedness” with respect to the Issuer or any of the Restricted Subsidiaries means all Indebtedness and any Receivables Repurchase Obligation of the Issuer or any such Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Issuer or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1)	any obligation of the Issuer to any Subsidiary of the Issuer (other than any Receivables Repurchase Obligation) or of any Subsidiary of the Issuer to the Issuer or any other Subsidiary of the Issuer,

(2)	any liability for federal, state, local or other taxes owed or owing by the Issuer or such Restricted Subsidiary,

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4)	any Indebtedness or obligation of the Issuer or any Restricted Subsidiary that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Issuer or such Restricted Subsidiary, as applicable, including any Senior Subordinated Pari Passu Indebtedness,

(5)	any obligations with respect to any Capital Stock, or

(6)	any Indebtedness Incurred in violation of the Senior Subordinated Note Indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their Representative shall have received an Officer’s Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made, would not) violate the Senior Subordinated Note Indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuer or a Note Guarantor that is Senior Indebtedness will rank senior to the Senior Subordinated Notes or the relevant Senior Subordinated Note Guarantee in accordance with the provisions of the Senior Subordinated Note Indenture. The Senior Subordinated Notes and each Senior Subordinated Note Guarantee in all respects rank pari passu with all other Senior Subordinated Pari Passu Indebtedness of the Issuer and the relevant Note Guarantor, respectively.

The Issuer may not pay principal of, premium (if any) or interest on, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under “—Defeasance” below and may not otherwise purchase, redeem or otherwise retire any Senior Subordinated Notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Defeasance”) (collectively, “pay the Senior Subordinated Notes”) if:

(1)	a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Issuer occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or

(2)	any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness of the Issuer is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuer may pay the Senior Subordinated Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the Senior Subordinated Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuer may resume payments on the Senior Subordinated Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Senior Subordinated Notes are entitled to receive any payment, and until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which such holders would be entitled but for the subordination provisions of the Senior Subordinated Note Indenture will be made to holders of the Senior Indebtedness of the Issuer as their interests may appear (except that holders of Senior Subordinated Notes may receive and retain (1) Permitted Junior Securities and (2) payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Senior Subordinated Notes without violating the subordination provisions described herein). If a distribution is made to holders that due to the subordination provisions of the Senior Subordinated Note Indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration.

By reason of such subordination provisions contained in the Senior Subordinated Note Indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Notes, and creditors of the Issuer who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

The Senior Subordinated Note Indenture contains substantially similar subordination provisions relating to each Note Guarantor’s obligations under its Senior Subordinated Note Guarantee.

See “—Risk Factors—Risks Related to Our Exchange Notes and the Exchange Offer.”

Liabilities of Subsidiaries other than Note Guarantors

All of the operations of the Issuer are conducted through its Subsidiaries. Unless a Subsidiary is a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders

(if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Note Guarantors. As of September 30, 2007, the Issuer’s Subsidiaries that are not Note Guarantors had $2,873.5 million of total liabilities outstanding, approximately $1,072.2 million of which consists of Secured Indebtedness under our Credit Agreement. In addition, one of the Issuer’s Subsidiaries that is not a Note Guarantor is permitted to Incur approximately $300 million of additional Secured Indebtedness under our revolving credit facility (excluding $28.5 million of outstanding letters of credit at September 30, 2007) and an additional $21.7 million of letters of credit under our $35 million synthetic letter of credit facility. See “Risk Factors—Risks Related to Our Exchange Notes and the Exchange Offer.”

Note Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries and that Incur or guarantee Indebtedness under the Credit Agreement have jointly and severally irrevocably and unconditionally guaranteed, in the case of the Senior Notes, on an unsecured senior basis and, in the case of the Senior Subordinated Notes, on an unsecured senior subordinated basis (in the same manner and to the same extent that the Senior Subordinated Notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indentures and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Note Guarantors being herein called the “Guaranteed Obligations”). The Note Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

As of and for the fiscal nine-month period ended September 30, 2007, and as of and for the year ended December 31, 2006, the Note Guarantors represented only 32% and 38% of our total consolidated assets, 8% and 8% of our total consolidated liabilities, 44% and 47% of our net consolidated and combined sales, respectively, in each case after intercompany eliminations.

Each Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to Our Exchange Notes and the Exchange Offer—Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require noteholders to return payments received.” After the Issue Date, the Issuer is obliged to cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of the Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes, in the case of the Senior Notes, on the same unsecured senior basis, and, in the case of the Senior Subordinated Notes, on the same senior subordinated basis. See “—Certain Covenants—Future Note Guarantors.”

Each Note Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the applicable Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor is automatically released upon:

(1) (a)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the applicable Indenture,

(b)	the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary under the applicable Indenture in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c)	in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes of a series pursuant to the covenant described under “—Certain Covenants— Future Note Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee such series of Notes, and

(d)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the applicable Indenture are discharged in accordance with the terms of such Indenture; and

(2)	in the case of clause (1)(a) above, such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary.

A Note Guarantee is also automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof, or if such Subsidiary is released from its obligations under any Indebtedness (or any guarantee of any Indebtedness) of the Issuer or any Restricted Subsidiary (other than the Credit Agreement) which resulted in the obligation to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Future Note Guarantors.”

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Notes as described under “—Optional Redemption”:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness or, in the case of the Senior Subordinated Notes, other Senior Indebtedness, restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness and, in the case of the Senior Subordinated Notes, such other Senior Indebtedness, or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and/or, in the case of the Senior Subordinated Notes, such other Senior Indebtedness, as the case may be, and repay the Bank Indebtedness and/or, in the case of the Senior Subordinated Notes, such other Senior Indebtedness, of each lender who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness and, in the case of the Senior Subordinated Notes, such Senior Indebtedness, to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to Our Exchange Notes and the Exchange Offer. We may not be able to repurchase the notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

The Issuer shall cause to be published in a leading newspaper having a general circulation in London (which is expected to be The Financial Times), and in New York (which is expected to be The Wall Street Journal), through the newswire service of Bloomberg (or if Bloomberg does not then operate, any similar agency) the notice described above.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness or, in the case of the Senior Subordinated Notes, other Senior Indebtedness of the Issuer may contain prohibitions on certain events that would constitute a Change of Control or require such Bank Indebtedness or Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness or Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to Our Exchange Notes and the Exchange Offer—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under each of the Indentures relating to the Issuer’s obligation to make an offer to repurchase the Notes of a series as a result of a Change of Control may be waived or modified with respect to that series with the written consent of the holders of a majority in principal amount of the Notes of that series.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indentures. Following the first day (the “Suspension Date”) that (i) the Notes of a series have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the applicable Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, beginning on that day, the covenants specifically listed under the following captions in this “Description of the Exchange Notes” section of this prospectus will no longer be applicable to such series of Notes:

(1)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)	“—Asset Sales”;

(5)	“—Transactions with Affiliates”;

(6)	“—Future Note Guarantors”; and

(7)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets,”

(collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the applicable Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to such series of Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to such series of Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the applicable Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Issuer may not designate any Subsidiary as an Unrestricted Subsidiary unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth in the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” For purposes of the covenant described under “—Future Note Guarantors,” all Indebtedness Incurred during the Suspension Period and outstanding on the Reversion Date by any Restricted Subsidiary that is not a Note Guarantor will be deemed to have been Incurred on the Reversion Date. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under “—Limitation on Restricted Payments” and the items specified in clauses (1) through (6) of the definition of “Cumulative Credit” will increase the amount available to be made as Restricted Payments under the first paragraph thereof. For purposes of determining compliance with the covenant described under “—Asset Sales,” on the Reversion Date, the Net Proceeds from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. Each Indenture provides that:

(1)	the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of the Restricted Subsidiaries (other than a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary that is a Note Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the Incurrence by the Issuer or the Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to the greater of (1) an aggregate principal amount of $1,500 million and (2) an aggregate principal amount of Secured Indebtedness (with all Indebtedness Incurred under this clause (a) being deemed Secured Indebtedness for purposes of making the determination hereunder) outstanding at any one time that does not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 3.50 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b)	the Incurrence by the Issuer and the Note Guarantors of Indebtedness represented by the Notes and the Note Guarantees;

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of the Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of the Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and (2) Acquired Indebtedness, in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $150.0 million and 4.5% of Total Assets at the time of Incurrence;

(e)	Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case Incurred in connection with the Acquisition or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the applicable Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)	Hedging Obligations that are not incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the applicable Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $75.0 million and 2.25% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	any guarantee by (x) the Issuer or a Note Guarantor of Indebtedness or other obligations of the Issuer or any of the Restricted Subsidiaries or (y) a Foreign Subsidiary of Indebtedness or other obligations of another Foreign Subsidiary, in each case so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the applicable Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any

Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes (provided that any Refinancing Indebtedness Incurred in reliance on this subclause (1)(y) does not provide for any scheduled principal payments prior to the maturity date of the Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

(2)	has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or defeased or (y) 91 days following the maturity date of the Notes;

(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)	is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of, in the case of the Senior Notes, any Bank Indebtedness or, in the case of the Senior Subordinated Notes, any Senior Indebtedness.

(o)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of the Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of the Restricted Subsidiaries or merged or amalgamated with or into the Issuer or a Restricted Subsidiary in accordance with the terms of the applicable Indenture; provided, however, that after giving effect to such acquisition, merger or amalgamation and the Incurrence of such Indebtedness either:

(1)	the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio would be (x) greater than immediately prior to such acquisition, merger or amalgamation and (y) equal to or greater than 1.75 to 1.00;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not exceeding at any time outstanding 200% of the net cash proceeds received by the Issuer and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or a Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries), as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit, to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(t)	Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $150 million and 4.5% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (t) shall cease to be deemed Incurred or outstanding for purposes of this clause (t) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant, and the other provisions of the applicable Indenture, without reliance upon this clause (t));

(u)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million; and

(w)	Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent permitted under clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant and the other provisions of the applicable Indenture; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of the Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (a) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (b) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c)	in the case of any Restricted Payment set forth in clauses (1) and (2) above (“Equity Restricted Payments”), immediately after giving effect to such transaction on a pro forma basis, the Consolidated Leverage Ratio of the Issuer will not exceed 6.00 to 1.00 determined on a pro forma basis (including pro forma for such Restricted Payment); and

(d)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from January 1, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause(s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer); plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause(s) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); plus

(4)	the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished); plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(a)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Issuer or any of the Restricted Subsidiaries) and from repayments of loans or advances (including the release of any guarantee that constituted a Restricted Investment when made) that constituted Restricted Investments (other than, in each case, to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second succeeding paragraph);

(b)	the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary; or

(c)	a distribution or dividend from an Unrestricted Subsidiary; plus

(6)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property, other than cash, covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Issuer, and

(1)	in the case of property with a Fair Market Value in excess of $15.0 million, shall be set forth in an Officer’s Certificate or

(2)	in the case of property with a Fair Market Value in excess of $25.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer and subject to written confirmation thereof by an Independent Financial Advisor.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the applicable Indenture;

(2) (a)	the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock;

(3)

the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Note Guarantor that is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith);

(b)	such Indebtedness is subordinated to the Notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity date of the Notes; and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes (provided that, in the case of this subclause (d)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

(4)	a Restricted Payment to pay for the redemption, repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $30.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and the Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under “—Limitation on Restricted Payments”); plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of the Restricted Subsidiaries issued or Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)	(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (b) a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date, and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, that (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to subclauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $40 million and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed the greater of $50 million and 1.0% of Total Assets at the time made; provided, however, that in the case of any Restricted Payment made pursuant to this clause (10) that is an Equity Restricted Payment, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Leverage Ratio of the Issuer will not exceed 6.00 to 1.00 determined on a pro forma basis (including pro forma for such Restricted Payment);

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12)	the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or the Restricted Subsidiaries are members);

(13)	the payment of any Restricted Payment, if applicable:

(a)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence,

customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness, the proceeds of which have been contributed to the Issuer or any of the Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14)	Restricted Payments used to fund the Acquisition and the payment of fees and expenses incurred in connection with the Acquisition or owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19)	any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Acquisition or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof); and

(20)	cash dividends or other distributions in respect of the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer in order to, fund the payment of expenses of the type and in the amount described in clauses (3) and (5) of the second paragraph under the caption “—Transactions with Affiliates” to the extent that such amounts are not paid directly by the Issuer or any its Subsidiaries;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (6), (7), (10) or (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer is prohibited from permitting any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)	the Indentures and the Notes (and any exchange Notes and guarantees thereof);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations and Capitalized Lease Obligations, in each case for property acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired or leased;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer (i) that is a Note Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets;

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c)	any Designated Noncash Consideration received by the Issuer or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.0% of Total Assets and $70.0 million at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)

to repay Secured Indebtedness, including Indebtedness under the Credit Agreement (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), Indebtedness of a Foreign Subsidiary or, in the case of the Senior Notes, Senior Pari

Passu Indebtedness and, in the case of the Senior Subordinated Notes, Senior Indebtedness or Senior Subordinated Pari Passu Indebtedness (provided that (i) in the case of the Senior Notes, if the Issuer or any Note Guarantor shall so reduce Obligations under unsecured Senior Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the Senior Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Notes and (ii) in the case of the Senior Subordinated Notes, if the Issuer or any Note Guarantor shall so reduce Obligations under Senior Subordinated Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the Senior Subordinated Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Senior Subordinated Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Senior Subordinated Notes) or Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer;

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case used or useful in a Similar Business; or

(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary may satisfy its obligation as to any Net Proceeds by entering into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the applicable Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness), that is at least $2,000 (in the case of Dollar Notes) or €50,000 (in the case of Euro Notes) and an integral multiple of $1,000 (in the case of Dollar Notes) or €1,000 (in the case of Euro Notes) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the applicable Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the applicable Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the applicable Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such Indenture by virtue thereof.

If more Notes (and Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 (in the case of Dollar Notes) or €50,000 (in the case of Euro Notes) or less shall be purchased in part. Selection of such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable, will be made pursuant to the terms of such Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The Credit Agreement provides that certain asset sale events with respect to the Issuer would constitute a default under the Credit Agreement. Any future credit agreements or similar agreements to which the Issuer becomes a party may contain similar restrictions and provisions. In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders, including the lenders under the Credit Agreement, to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the applicable Indenture that would, in turn, constitute a default under the Issuer’s other Indebtedness.

Transactions with Affiliates. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $7.5 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, the Issuer delivers to the Trustee an opinion of an Independent

Financial Advisor that such Affiliate Transaction is fair, from a financial standpoint, to the Issuer and any applicable Restricted Subsidiary.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer and/or any of the Restricted Subsidiaries and any merger of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the applicable Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the applicable Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	(x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (a) $6.0 million and (b) 1.5% of EBITDA of the Issuer and the Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (3)(x) in connection with the termination of such agreement;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to certain agreements with between the Issuer and the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to directors, officers, employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Issuer;

(9)

the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any Registration Rights Agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any agreement described in this prospectus under the heading “Certain Relationships and Related Party Transactions,” and, in each case, any amendment thereto or similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or any such new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10)	the execution of the Acquisition and the payment of all fees and expenses related to the Acquisition, including fees to the Sponsors;

(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture, which are fair to the Issuer and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12)	any transaction effected as part of a Qualified Receivables Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(15)	the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16)	any contribution to the capital of the Issuer;

(17)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18)	transactions between the Issuer or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries;

(20)	any employment agreements entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business; and

(21)	intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the applicable Indenture.

Liens. Each Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien that is granted to secure the Notes or such Note Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Note Guarantee under this covenant.

Limitation on Other Senior Subordinated Indebtedness. The Senior Subordinated Note Indenture provides that the Issuer will not, and does not permit any Note Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Indebtedness of any such Note Guarantor, as the case may be, unless such Indebtedness is either:

(1)	pari passu in right of payment with the Senior Subordinated Notes or such Note Guarantor’s Senior Subordinated Note Guarantee, as the case may be, or

(2)	subordinate in right of payment to the Senior Subordinated Notes or such Note Guarantor’s Senior Subordinated Note Guarantee, as the case may be.

Reports and Other Information. Each Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	as soon as available and in any event on or before the date on which such reports would be required to be filed with the SEC (if the Issuer were subject to Section 13 or 15(d) of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2)	as soon as available and in any event on or before the date on which such reports would be required to be filed with the SEC (if the Issuer were subject to Section 13 or 15(d) of the Exchange Act), reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form); and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, including by posting such reports on the primary website of the Issuer or its subsidiaries, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b)	any direct or indirect parent of the Issuer becomes a guarantor of the Notes,

the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Guarantors, if any, and the other Subsidiaries on a stand-alone basis, on the other hand.

In addition, the Issuer has agreed that, for so long as any Notes of a series remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes of such series and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the exchange offer covered by this prospectus by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreements, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of the description of this covenant.

Future Note Guarantors. Each Indenture provides that the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that

(a)	guarantees any Indebtedness of the Issuer or any of the Restricted Subsidiaries, or

(b)	Incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (a) or (l) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Note Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the applicable Indenture described under “—Note Guarantees.”

Limitation on Actions with Respect to Intercompany Note. Unless Momentive Performance Materials Japan LLC shall have executed and delivered to the Trustee a supplemental indenture pursuant to which it guarantees payment of the Notes:

(a)	the Issuer (and any Note Guarantor that holds all or any portion of the Japan Note) may not sell, assign or otherwise transfer (other than any sale, assignment or transfer to the Issuer or a Note Guarantor), or forgive or waive any principal amount of, the Japan Note, and the Issuer (and any Note Guarantor that holds all or any portion of the Japan Note) and Momentive Performance Materials Japan LLC may not amend the Japan Note in a manner adverse in any material respect (as determined in good faith by the Issuer) to the holders of the Notes (other than any amendment to the interest terms, including the interest rate, payable thereunder; provided that a portion of such interest remains payable in cash) or expressly subordinate Momentive Performance Materials Japan LLC’s obligations in respect of the Japan Note to any other obligations of Momentive Performance Materials Japan LLC (other than obligations owing to the Issuer or a Note Guarantor); provided, however, that nothing in this covenant shall compel the Issuer or any such Note Guarantor to demand payment under the Japan Note;

(b)	the Issuer (and any Note Guarantor that holds all or any portion of the Japan Note) may not, directly or indirectly, create, Incur or suffer to exist any consensual Lien on the Japan Note; and

(c)

any proceeds received by the Issuer or any Note Guarantor in respect of the Japan Note prior to its maturity (other than regularly scheduled payments of interest due under the Japan Note) shall be either

(i) applied as set forth in clause (1) of the second paragraph of the covenant described under “—Asset Sales” or (2) deemed to constitute Excess Proceeds and shall be applied as such in accordance with such covenant.

Notwithstanding the foregoing, the Japan Note may be cancelled, forgiven or otherwise repaid, released or discharged upon the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock of Momentive Performance Materials Japan LLC, or the transfer of all or substantially all of the assets of Momentive Performance Materials Japan LLC, to a Person that is not an Affiliate of the Issuer or any Restricted Subsidiary if such sale, disposition or other transfer is made in compliance with the applicable Indenture.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

Each Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the applicable Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5)	each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the applicable Indenture and the Notes; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the applicable Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the applicable Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under such Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) subject to the restrictions on Note Guarantors described in the following paragraph, any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby. This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and the Restricted Subsidiaries.

Each Indenture further provides that, subject to certain provisions in such Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Note Guarantor, each Note Guarantor will not, and the Issuer will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Acquisition described in this prospectus) unless:

(1)	either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the applicable Indenture and such Note Guarantor’s applicable Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales”; and

(2)	the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the applicable Indenture.

Subject to certain limitations described in each Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the applicable Indenture and such Note Guarantor’s applicable Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under such Indenture and such Note Guarantor’s applicable Note Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of the Issuer and the Note Guarantors as shown on the most recent available balance sheet of the Issuer and the

Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this prospectus).

Defaults

An Event of Default is defined in each Indenture as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due (whether or not, in the case of the Senior Subordinated Notes, prohibited by the provisions described under “—Ranking” above), continued for 30 days;

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not, in the case of the Senior Subordinated Notes, prohibited by the provisions described under “—Ranking” above);

(3)	the failure by the Issuer or any Restricted Subsidiary to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above;

(4)	the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or such Indenture;

(5)	the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the “cross-acceleration provision”);

(6)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”);

(7)	failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”); or

(8)	any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under such Indenture or any Note Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes of such series notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes of such series to be due and payable; provided, however, that, in the case of the Senior Subordinated Notes, so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an

Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes of a series may rescind any such acceleration with respect to the Notes of such series and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above with respect to a series of Notes, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes of such series, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of a series of Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the applicable Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes of such series have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under an Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Each Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the Notes of such series notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the applicable noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, each Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes of the applicable series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5)	make any Note payable in money other than that stated in such Note;

(6)	in the case of the Senior Notes, expressly subordinate the Senior Notes or any Senior Note Guarantees to any other Indebtedness of the Issuer or any Note Guarantor or, in the case of the Senior Subordinated Notes, make any change to the subordination provisions of the Senior Subordinated Note Indenture that adversely affects the rights of any holder of Senior Subordinated Notes;

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions; or

(9)	except as expressly permitted by the applicable Indenture, modify any Note Guarantee in any manner adverse to the holders.

Without the consent of any holder, the Issuer and the Trustee may amend each Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under such Indenture and the Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Note Guarantor under such Indenture and its applicable Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(b) of the Code), to add a Note Guarantee with respect to the Notes, to secure the Notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of such Indenture under the TIA to effect any provision of such Indenture or to make certain changes to such Indenture to provide for the issuance of additional Notes.

The consent of the noteholders is not necessary under the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under an Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the Notes, the Indentures or for any claim based on, in respect of or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the applicable Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the applicable Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

An Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in such Indenture) as to all outstanding Notes of a series when:

(1)	either (a) all the Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes of such series (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer and/or the Note Guarantors have paid all other sums payable under the applicable Indenture; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the applicable Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes of a series and the applicable Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of such Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its applicable Note Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option with respect to a series of Notes, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in U.S. dollars, U.S. dollar-denominated Government Obligations or a combination thereof, in the case of the Dollar Notes, and cash in euro, euro-denominated Government Obligations or a combination thereof, in the case of the Euro Notes, in each case for the payment of principal, premium (if any) and interest on the applicable series of Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the Notes of the applicable series not theretofore delivered to the Trustee for cancellation have become due and payable.

Concerning the Trustee

Wells Fargo Bank, National Association, is the Trustee under each of the Indentures and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the dollar notes.

Governing Law

Each of the Indentures provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights; Additional Interest

The following description is a summary of the material provisions of each of the Registration Rights Agreements. It does not restate those agreements in their entirety. We urge you to read the proposed form of the Registration Rights Agreements in their entirety because they, and not this description, define your registration rights as holders of the Notes.

The Issuer, the Note Guarantors and the initial purchasers entered into the Registration Rights Agreements on December 4, 2006. Pursuant to each Registration Rights Agreement, the Issuer and the Note Guarantors agreed to use their commercially reasonable efforts to file with the SEC and cause to become effective a registration statement, on the appropriate form under the Securities Act, relating to the exchange Notes. Upon the effectiveness of the exchange offer registration statement, the Issuer and the Note Guarantors will offer to the holders of the outstanding notes who are able to make certain representations the opportunity to exchange the outstanding notes for exchange notes.

If:

(1)	the Issuer and the Note Guarantors are not permitted to consummate the exchange offer with respect to a series of Notes because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of Notes of a series notifies us prior to the 20th day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer with respect to such Notes;

(b)	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as our affiliate) and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns Notes of such series acquired directly from us or our affiliate, the Issuer and the Note Guarantors will file with the SEC a shelf registration statement to cover resales of such Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with such shelf registration statement, then the Issuer and the Note Guarantors will use their commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

Each Registration Rights Agreement provides that:

(1)	the Issuer and the Note Guarantors will use their commercially reasonable efforts to have the exchange offer registration statement with respect to the applicable series of Notes declared effective by the SEC on or prior to 365 days after the Issue Date;

(2)	unless the exchange offer with respect to such series of Notes would not be permitted by applicable law or SEC policy, the Issuer and the Note Guarantors will

(a)	commence the exchange offer; and

(b)	issue exchange notes in exchange for all outstanding notes tendered prior thereto in the exchange offer; and

(3)	if obligated to file the shelf registration statement with respect to such series of Notes, the Issuer and the Note Guarantors will file such shelf registration statement with the SEC on or prior to 180 days after such filing obligation arises and will use their commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 365 days after such obligation arises.

If:

(1)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(2)	the Issuer and the Note Guarantors fail to consummate the exchange offer with respect to a series of Notes within 30 business days of the Effectiveness Target Date with respect to the applicable exchange offer registration statement; or

(3)	the shelf registration statement or the exchange offer registration statement with respect to a series of Notes is declared effective but thereafter ceases to be effective or usable, subject to certain exceptions, in connection with resales or exchanges of outstanding notes during the periods specified in the applicable Registration Rights Agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then the Issuer and the Note Guarantors will pay additional interest to each holder of outstanding notes of such series, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to 0.25% per annum of the principal amount of outstanding notes held by such holder.

The amount of the additional interest will increase by an additional 0.25% per annum of the principal amount of such outstanding notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum of the principal amount of such outstanding notes.

Any Additional Interest on the Senior Toggle Notes will be payable in the same form of payment elected by the Issuer for the payment of interest with respect to the applicable interest period. All references in the Indentures, in any context, to any interest payable on or with respect to the outstanding notes shall be deemed to include any additional interest payable pursuant to the applicable Registration Rights Agreement.

All accrued additional interest will be paid by the Issuer and the Note Guarantors on each interest payment date to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of outstanding notes will be required to make certain representations to the Issuer (as described in each Registration Rights Agreement) in order to participate in the applicable exchange offer and will be required to deliver certain information to be used in connection with the applicable shelf registration statement within the time periods set forth in the applicable Registration Rights Agreement in order to have their outstanding notes included in such shelf registration statement and benefit from the provisions regarding additional interest set forth above. By acquiring outstanding notes, a holder will be deemed to have agreed to indemnify the Issuer and the Note Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in such shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Issuer.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Affiliates of the Sponsors of the silicone and quartz businesses of General Electric pursuant to the Acquisition Documents.

“Acquisition Documents” means the Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Acquisition Documents as in effect on the Issue Date).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note, at December 1, 2010 (in the case of the Senior Notes) or December 1, 2011 (in the case of the Senior Subordinated Notes) (such redemption prices being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments (in the case of the Senior Toggle Notes, calculated based on the cash interest rate payable thereon) due on the Note through December 1, 2010 (in the case of the Senior Notes) or December 1, 2011 (in the case of the Senior Subordinated Notes (in each case excluding accrued but unpaid interest)), computed using a discount rate equal to, in the case of the Dollar Notes, the Treasury Rate or, in the case of the Euro Notes, the Bund Rate, in each case as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $12.5 million;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g)	foreclosure on assets of the Issuer or any of the Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)	in the ordinary course of business, any swap of assets, or any lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and the Restricted Subsidiaries taken as a whole, as determined in good faith by the Issuer; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Asset Sales;”

(m)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the applicable Indenture;

(n)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(o)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(p)	the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(q)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(r)	the sale of any intellectual property and other assets primarily related to the production of gallium nitride, including any interests in joint ventures relating thereto.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Bund Rate” means (i) the rate borne by direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) having a constant maturity most nearly equal to the period from the redemption date to December 1, 2010, in the case of the Senior Notes, or December 1, 2011, in the case of the Senior Subordinated Notes, and (ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the Federal Republic of Germany maturing closest to, but straddling such date, in each case, as published in the Financial Times.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in Luxembourg, London or New York City or the city in which the Trustee’s principal office is located.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9)	instruments equivalent to those referred to in clauses (1) through (8) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2)	consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and the Restricted Subsidiaries; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries as of such date (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of the Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, that all or any portion of the commitment under any Indebtedness as being Incurred at the time such commitment is entered into and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of the Restricted Subsidiaries has either determined to make or made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued

operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) net operating expense reductions and other net operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 5 to the “Summary historical and pro forma combined financial data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, (i) severance expenses, expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternate uses, fees, expenses or charges relating to new product lines, plant shutdown costs and acquisition integration costs, (ii) up to $30.0 million in the aggregate of transition expenses attributable to the Issuer becoming an independent operating company in connection with the Transactions, (iii) expenses or charges in connection with the Transactions related to curtailments or modifications to pension or other post-employment benefit plans and (iv) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the applicable Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions, in each case, shall be excluded;

(2)	any increase in amortization or depreciation or any one-time noncash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from abandoned, closed or discontinued operations and any net after-tax gains or losses on disposal of abandoned, closed or discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any noncash impairment charges and amortization of intangibles in each case arising pursuant to the application of GAAP;

(11)	any noncash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights shall be excluded;

(12)	any (a) severance or relocation costs or expenses, (b) one-time noncash compensation charges, (c) costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of the Restricted Subsidiaries, shall be excluded;

(13)	accruals and reserves that are established or adjusted, in each case as a result of the Transactions within 12 months after the Issue Date, and that are so required to be established or adjusted in accordance with GAAP, and changes in accruals and reserves as a result of the adoption or modification of accounting policies in connection with the Transactions, shall be excluded;

(14)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and the Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)(a)(i)	the noncash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) noncash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of Statement of Financial Accounting Standards No. 52 shall be excluded; and

(17)	solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Noncash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other noncash expenses of such Person and the Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means, collectively, (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among an indirect wholly owned subsidiary of the Issuer organized under the laws of Germany that will consummate a portion of the Acquisition and Momentive Performance Materials USA Inc., a Delaware corporation and a direct wholly owned subsidiary of the Issuer, as borrowers, and the guarantors named therein, the financial institutions named therein, and JP Morgan Chase Bank, N.A., as Administrative Agent, and (ii) whether or not the agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuer or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Designated Senior Indebtedness” means, with respect to the Issuer or a Note Guarantor:

(1)	the Bank Indebtedness;

(2)	the Senior Notes; and

(3)	any other Senior Indebtedness of the Issuer or such Note Guarantor that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Issuer or such Note Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Note Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Noncash Charges; plus

(4)	business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, severance, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officer’s Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Issuer and its Subsidiaries as described with particularity in this prospectus and as in effect on the Issue Date;

less, without duplication,

(6)	noncash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of the Restricted Subsidiaries has either determined to make or made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) net operating expense reductions and other net operating improvements or synergies reasonably expected to result from the applicable pro forma event

(including, to the extent applicable, from the Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 5 to the “Summary historical and pro forma combined financial data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and the Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of each Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with the Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“General Electric” means General Electric Company, a New York corporation.

“Government Obligations” means securities that are:

(1)	direct obligations of the United States of America or a member of the European Union, for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such member of the European Union, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)	to the extent not otherwise included, with respect to the Issuer and the Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of the Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indentures to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indentures as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indentures but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indentures.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the Notes are originally issued.

“Japan Note” means the note, to be dated on or about the Issue Date, issued by Momentive Performance Materials Japan LLC to the Issuer in exchange for the Loan to Momentive Performance Materials Japan LLC by the Issuer of $800 million of the proceeds if the issuance of the Notes, as such note is amended, supplemented or otherwise modified from time to time in compliance with the covenant described under “—Certain Covenants—Limitation on Actions With Respect to Intercompany Note.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Momentive Performance Materials Japan LLC “ means the indirect wholly owned subsidiary of the Issuer organized under the laws of Japan for the purpose of consummating a portion of the Acquisition, and any successor thereto.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means a Senior Note Guarantee or a Senior Subordinated Note Guarantee, as applicable.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee with respect to a series of Notes in accordance with the applicable Indenture, such Person ceases to be a Note Guarantor with respect to such series of Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the applicable Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Paying Agent” means an office or agency maintained by the Issuer where the notes may be presented for payment.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) General Electric and its controlled Affiliates and (iii) the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the applicable Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date; provided, that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

(6)	advances to directors, officers or employees not in excess of $25.0 million outstanding at any one time in the aggregate;

(7)	any Investment acquired by the Issuer or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9)	any Investment by the Issuer or any of the Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by the Issuer or any of the Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments;”

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors”;

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18)	additional Investments in joint ventures of the Issuer or any of the Restricted Subsidiaries existing on the Issue Date not to exceed $50.0 million at any one time; and

(19)	Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Junior Securities” means unsecured debt or equity securities of the Issuer or any Note Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or any Note Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, at least to the same extent that the Senior Subordinated Notes are subordinated to the payment of all Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)

(A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) (i) in the case of the Senior Notes, Liens securing an aggregate principal amount of Senior Pari Passu Indebtedness not to exceed the aggregate amount of Senior Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (ii) in the case of the Senior Subordinated Notes, Liens securing Senior Indebtedness, and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary);

(7)	Liens existing on the Issue Date;

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the applicable Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Note Guarantor;

(16)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B)(i), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B)(i), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the applicable Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(21)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)	Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(26)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

(27)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $30 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Agreement” means the Stock and Asset Purchase Agreement, dated as of September 14, 2006, between General Electric and Momentive Performance Materials Holdings Inc., a Delaware corporation, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Purchase Agreement as in effect on the Issue Date).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(f) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)	to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Registrar” means an office or agency maintained by the Issuer where the notes may be presented for registration of transfer or for exchange.

“Registration Rights Agreements” means the Registration Rights Agreement in respect of the Dollar Fixed-Rate Senior Notes, the Registration Rights Agreement in respect of the Euro Fixed-Rate Senior Notes, the Registration Rights Agreement in respect of the Senior Toggle Notes and the Registration Rights Agreement in respect of the Dollar Senior Subordinated Notes (each, a “Registration Rights Agreement”), in each case dated the Issue Date, among the initial purchasers, the Issuer and the Note Guarantors.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Exchange Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of the Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, that all or any portion of the commitment under any Secured Indebtedness as being Incurred at the time such commitment is entered into and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be the creation or Incurrence of a Lien at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of the Restricted Subsidiaries has either determined to make or made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Acquisition), dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) net operating expense reductions and other net operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 5 to the “Summary historical and pro forma combined financial data” under “Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Note Guarantee” means any guarantee of the obligations of the Issuer under the Senior Note Indentures and the Senior Notes by any Person in accordance with the provisions of the Senior Note Indentures.

“Senior Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Senior Notes and any Indebtedness that ranks pari passu in right of payment to the Senior Notes; and

(2)	with respect to any Note Guarantor, its Senior Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s Senior Note Guarantee.

“Senior Subordinated Note Guarantee” means any guarantee of the obligations of the Issuer under the Senior Subordinated Note Indenture and the Senior Subordinated Notes by any Person in accordance with the provisions of the Senior Subordinated Note Indenture.

“Senior Subordinated Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the Senior Subordinated Notes and any Indebtedness that ranks pari passu in right of payment to the Senior Subordinated Notes; and

(2)	with respect to any Note Guarantor, its Senior Subordinated Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s Senior Subordinated Note Guarantee.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) one or more investment funds controlled by Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Senior Notes, in the case of the Senior Note Indentures, or the Senior Subordinated Notes, in the case of the Senior Subordinated Note Indenture, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Senior Note Guarantee, in the case of the Senior Note Indentures, or its Senior Subordinated Note Guarantee, in the case of the Senior Subordinated Note Indenture.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain Covenants—Limitation on Restricted Payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indentures.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transactions” means the Acquisition and the transactions related thereto, the offering of Notes being offered hereby and borrowings made pursuant to the Credit Agreement on the Issue Date.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2010, in the case of the Senior Notes, or December 1, 2011, in the case of the Senior Subordinated Notes; provided, however, that if the period from such redemption date to December 1, 2010, in the case of the Senior Notes, or December 1, 2011, in the case of the Senior Subordinated Notes, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the applicable Indenture.

“Trustee” means the party named as such in the applicable Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of the Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of the outstanding notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. This summary only applies to you if you exchange your outstanding notes for exchange notes in the exchange offer. This summary also does not discuss the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. In addition, this summary does not describe every aspect of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special tax rules, including, without limitation, if you are:

•	a bank;

•	a financial institution;

•	a broker or dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	an investor in a pass-through entity holding the notes;

•	an S-corporation, a partnership or other entity treated as a partnership for tax purposes;

•	a U.S. expatriate;

•	a person holding notes as a part of a hedging, conversion or other risk-reduction transaction or a straddle for tax purposes; or

•	a foreign person or entity.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The exchange of the outstanding notes for the exchange notes in the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes, because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. As a result, for U.S. federal income tax purposes (1) you should not recognize any income, gain or loss as a result of exchanging the outstanding notes for the exchange notes; (2) the holding period of the exchange notes should include the holding period of the outstanding notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of time ending on the earlier of 180 days from the date on which this registration statement is declared effective or the date upon which a broker-dealer is no longer required to deliver a prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until [•], all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold, from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holder of the outstanding notes) other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the exchange notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, in respect of the laws of the States of Delaware and New York.

EXPERTS

The consolidated balance sheet of Momentive as of December 31, 2006 and the related consolidated statements of operations, shareholder’s equity and comprehensive income (loss) and cash flows for the period from December 4, 2006 to December 31, 2006 (Successor), and the combined balance sheet as of December 31, 2005, and the related combined statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for the period from January 1, 2006 to December 3, 2006 and for the years ended December 31, 2005 and 2004 of GE Advanced Materials (Predecessor) appearing in this prospectus have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Momentive Performance Materials Inc.:

We have audited the accompanying consolidated balance sheet of Momentive Performance Materials Inc. as of December 31, 2006 and the related consolidated statements of operations, shareholder’s equity and comprehensive income (loss) and cash flows for the period from December 4, 2006 to December 31, 2006 (Successor), and the accompanying combined balance sheet as of December 31, 2005 and the related combined statements of operations, shareholder’s equity and comprehensive income (loss) and cash flows for the period from January 1, 2006 to December 3, 2006 and for the years ended December 31, 2005 and 2004 of GE Advanced Materials (Predecessor), together referred to hereafter as the Company, as described in note 1. These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Momentive Performance Materials Inc. as of December 31, 2006 and the results of its operations and its cash flows for the period from December 4, 2006 to December 31, 2006 (Successor), and the financial position of GE Advanced Materials as of December 31, 2005 and the results of its operations and its cash flows for the period from January 1, 2006 to December 3, 2006 and for the years ended December 31, 2005 and 2004 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in note 16 to the consolidated and combined financial statements, effective December 31, 2006, the Company adopted FASB Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R).

/s/ KPMG LLP

Albany, New York

April 3, 2007

MOMENTIVE PERFORMANCE MATERIALS INC.

Consolidated and Combined Balance Sheets

(Dollar amounts in thousands)

	Successor	Predecessor
	December 31, 2006	December 31, 2005
Assets (Note 2)
Current assets:
Cash and cash equivalents	$198,010	638,227
Receivables, net (notes 3(g) and 5)	537,303	219,520
Due from affiliates (notes 3(g) and 4)	34,992	4,883
Inventories, net (note 6)	429,538	387,955
Prepaid expenses	11,138	4,771
Deferred income taxes (note 12)	13,082	31,205
Other current assets	7,074	8,376

Total current assets	1,231,137	1,294,937

Property and equipment, net (note 7)	1,468,843	1,091,611
Other long-term assets (note 3(n))	86,966	—
Deferred income taxes (note 12)	3,060	27,358
Investments in nonconsolidated affiliates (note 3(j))	454	490
Intangible assets, net (notes 2 and 8)	709,094	123,867
Goodwill (notes 2 and 8)	918,630	897,856

Total assets	$4,418,184	3,436,119

Liabilities and Shareholder’s Equity
Current liabilities:
Trade payables	$202,305	211,915
Short-term borrowings (note 9)	2,128	9,978
Accrued expenses and other liabilities (note 10)	173,144	254,956
Accrued interest (note 9)	20,776	—
Due to affiliates (note 4)	39,569	32,264
Accrued income taxes (note 12)	32,507	55,046
Deferred income taxes (note 12)	4,144	359
Current installments of long-term debt (note 9)	10,496	4,555
Current installments of obligations under capital leases (note 13)	2,029	1,844

Total current liabilities	487,098	570,917

Long-term debt (note 9)	2,957,668	72,501
Obligations under capital leases (note 13)	332	2,282
Other liabilities	48,894	21,226
Pension liabilities (notes 3(o) and 16)	164,214	68,893
Deferred income taxes (note 12)	179,254	127,502

Total liabilities	3,837,460	863,321

Commitments and contingencies (notes 3(t), 13, and 15)
Minority interests (note 14)	3,961	398,112

Shareholder’s equity:
Common stock (note 11)	—	—
Additional paid-in capital (note 11)	643,160	—
Accumulated deficit	(70,605)	—
Due to General Electric Company (notes 3(g) and 4)	—	2,160,461
Accumulated other comprehensive income (note 11)	4,208	14,225

Total shareholder’s equity	576,763	2,174,686

Total liabilities and shareholder’s equity	$4,418,184	3,436,119

See accompanying notes to consolidated and combined financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Consolidated and Combined Statements of Operations

(Dollar amounts in thousands)

	Successor	Predecessor
	Period from		Year ended December 31
	December 4, 2006 through December 31, 2006	January 1, 2006 through December 3, 2006	2005	2004

Net sales	$246,189	2,167,986	2,341,964	2,228,070
Cost of sales, excluding depreciation	185,261	1,397,590	1,429,639	1,397,150

Gross profit	60,928	770,396	912,325	830,920

Selling, general and administrative expenses (note 4)	52,901	534,574	617,336	587,331
Research and development expenses	7,399	72,830	72,140	65,492
In-process research and development (note 8)	52,026	—	—	—
Restructuring and other costs (note 3(v))	200	10,600	—	—

Operating income (loss)	(51,598)	152,392	222,849	178,097

Other income (expense):
Interest income (note 4)	727	87,323	76,652	67,723
Interest expense (notes 4 and 9)	(22,309)	(99,157)	(93,292)	(91,072)
Other income (expense), net	49	(4,705)	(1,767)	(7,055)
Minority interests (note 14)	(167)	(43,865)	(64,663)	(34,674)

Income (loss) before income taxes	(73,298)	91,988	139,779	113,019

Income taxes (benefit) (note 12)	(2,693)	58,291	65,469	45,614

Net income (loss)	$(70,605)	33,697	74,310	67,405

See accompanying notes to consolidated and combined financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Consolidated and Combined Statements of Shareholder’s Equity and Comprehensive Income (Loss)

(Dollar amounts in thousands)

Predecessor	Common Shares	Common Stock	Additional paid-in capital	Accumulated deficit	Due to General Electric Company	Accumulated other comprehensive income	Total shareholder’s equity	Comprehensive income (loss)
Balance at December 31, 2003	—	$—	—	—	1,957,994	26,471	1,984,465
Comprehensive income:
Net income—2004	—	—	—	—	67,405	—	67,405	$67,405
Foreign currency translation adjustments—net	—	—	—	—	—	16,559	16,559	16,559
Other comprehensive income adjustments—net	—	—	—	—	—	1,549	1,549	1,549

Total comprehensive income								$85,513

Net transfers to General Electric Company	—	—	—	—	168,797	—	168,797

Balance at December 31, 2004	—	—	—	—	2,194,196	44,579	2,238,775

Comprehensive income:
Net income—2005	—	—	—	—	74,310	—	74,310	$74,310
Foreign currency translation adjustments—net	—	—	—	—	—	(29,384)	(29,384)	(29,384)
Other comprehensive income adjustments—net	—	—	—	—	—	(970)	(970)	(970)

Total comprehensive income								$43,956

Net transfers to General Electric Company	—	—	—	—	(108,045)	—	(108,045)

Balance at December 31, 2005	—	—	—	—	2,160,461	14,225	2,174,686

Comprehensive income:
Net income—January 1, 2006 to December 3, 2006	—	—	—	—	33,697	—	33,697	$33,697
Foreign currency translation adjustment—net	—	—	—	—	—	36,741	36,741	36,741
Other comprehensive income adjustments—net	—	—	—	—	—	864	864	864

Total comprehensive income								$71,302

Net transfers to General Electric Company	—	—	—	—	1,083,353	—	1,083,353

Balance at December 3, 2006	—	$—	—	—	3,277,511	51,830	3,329,341

Successor
Issuance of common stock, 100 shares at $ .01 par (note 11(a))	100	—	643,160	—	—	—	643,160
Comprehensive income:
Net loss—December 4, 2006 to December 31, 2006	—	—	—	(70,605)	—	—	(70,605)	$(70,605)

Foreign currency translation adjustments—net	—	—	—	—	—	4,098	4,098	4,098

Total comprehensive loss								$(66,507)

Other comprehensive income adjustments—net	—	—	—	—	—	110	110

Balance at December 31, 2006	100	$—	643,160	(70,605)	—	4,208	576,763

See accompanying notes to consolidated and combined financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Consolidated and Combined Statements of Cash Flows

(Dollar amounts in thousands)

	Successor	Predecessor
	Period from		Year ended December 31
	December 4, 2006 through December 31, 2006	January 1, 2006 through December 3, 2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$(70,605)	33,697	74,310	67,405
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,944	153,380	186,339	182,137
In-process research and development	52,026	—	—	—
Deferred income taxes	(11,041)	604	(2,643)	(2,740)
Change in minority interests	179	43,865	64,663	34,674
Equity in income of nonconsolidated affiliates	—	1,009	—	950
Gain on sale of investments in nonconsolidated affiliates	—	—	(4,100)	—
Changes in operating assets and liabilities:
Receivables	(43,617)	(276,803)	13,605	33,894
Inventories	71,095	(28,071)	(16,789)	(4,099)
Due to/from affiliates	10,370	(38,861)	(14,924)	(39,701)
Prepaid expenses and other assets	(2,072)	702	2,732	18,604
Trade payables	50,088	(39,605)	13,056	(11,347)
Accrued expenses and other liabilities	9,830	(50,277)	51,441	(2,221)
Accrued income taxes	8,349	(3,483)	47,790	(19,269)
Pension liabilities	(900)	2,658	4,606	5,420

Net cash provided by operating activities	100,646	(201,185)	420,086	263,707

Cash flows from investing activities:
Capital expenditures	(21,723)	(148,272)	(131,175)	(152,404)
Purchases of intangible assets	—	(1,739)	(387)	(2,030)
Payments associated with acquisition	—	(56,260)	(62,713)	(61,638)
Investment in nonconsolidated affiliate	—	(37,462)	—	—
Payments for Momentive Performance Materials Inc. acquisition transaction	(3,704,361)	—	—	—
Proceeds from sale of investment in nonconsolidated affiliate	—	—	15,500	—

Net cash used in investing activities	(3,726,084)	(243,733)	(178,775)	(216,072)

Cash flows from financing activities:
Proceeds from issuance of common stock	903,500	—	—	—
Capital contribution from joint venture partner	—	7,350	—	5,390
Dividends paid to joint venture partner	—	(63,664)	(2,660)	—
Net (decrease) increase in short-term borrowings	—	(693)	(2,434)	6,090
Proceeds from issuance of long-term debt	3,023,928	—	32,996	—
Payments of long-term debt	(50,000)	(3,089)	—	(4,248)
Debt issuance costs	(78,212)	—	—	—
Principal payments of capital lease obligations	(193)	(1,750)	(2,256)	(1,617)
Net transfers to General Electric Company and affiliates	—	101,578	(88,963)	143,527

Net cash provided by (used in) financing activities	3,799,023	39,732	(63,317)	149,142

Increase (decrease) in cash and cash equivalents	173,585	(405,186)	177,994	196,777
Effect of exchange rate changes on cash	(633)	21,469	(32,357)	14,291
Cash and cash equivalents, beginning of period	25,058	638,227	492,590	281,522

Cash and cash equivalents, end of period	$198,010	254,510	638,227	492,590

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$424	99,292	90,550	90,290
Income taxes	—	64,622	21,909	58,807

See accompanying notes to consolidated and combined financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

(1) Description of Business

Momentive Performance Materials Inc. (the Company or Successor) was established in November 2006, as a wholly-owned subsidiary of Momentive Performance Materials Holdings Inc. (Holdings) for the purpose of acquiring the assets and stock of various subsidiaries of General Electric Company (GE) that comprised GE’s Advanced Materials (GEAM or the Predecessor) business. The acquisition was completed on December 3, 2006 (the Acquisition). Holdings is owned approximately 90% by Apollo Management VI, L.P. (Apollo) and 10% by GE. GEAM was comprised of two business segments, GE Silicones and GE Quartz, and was an operating unit within the Industrial segment of GE.

After the Acquisition, the Company is comprised of two business segments, Silicones and Quartz. The Silicones segment (Silicones) is a global organization engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. The Quartz segment (Quartz), also a global business, is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company is headquartered in Wilton, Connecticut. The accompanying financial statements include the Successor, representing the period subsequent to the Acquisition from December 4, 2006 through December 31, 2006, and the Predecessor, representing the periods prior to the Acquisition.

Momentive Performance Materials Inc. is comprised of the following legal entities and their wholly-owned subsidiaries: Momentive Performance Materials USA Inc.; Momentive Performance Materials Worldwide Inc.; and Momentive Performance Materials China SPV Inc. Due to the short period of time between December 3, 2006 and December 31, 2006, legal entity names of certain of the Company’s wholly-owned subsidiaries have not yet changed from their legal entity names when owned by GE. It is the Company’s intention to change legal entity names of certain wholly-owned subsidiaries in the future.

Prior to the Acquisition, Silicones was comprised of the following legal entities and their wholly owned subsidiaries: America Silicones, Inc.; GE Silicones, Inc.; GE Sealants and Adhesives, Inc; GE Silicones LLC; OSi Industria de Silicones, Ltda; GE Bayer Silicones Verwaltungs GmbH; GE Bayer Silicones GmbH & Co. KG; GE Specialty Materials (Suisse) Sarl; GE Silicones (Benelux) BVBA; GE Toshiba Silicones Co. Ltd. GE Toshiba Silicones Asia Pacific Pte Ltd.; GE Toshiba Silicones (Nantong) Co. Ltd.; GE Toshiba Silicones Shanghai Co. Ltd.; GE Toshiba Silicones (Thailand) Ltd.; and GE Toshiba Silicones Co Ltd (Hong Kong). Quartz was comprised of the following legal entities and their wholly owned subsidiaries: GE Quartz, Inc.; GE Quartz Europe GmbH; GE Specialty Materials (UK) Limited; Advanced Ceramics Europe Ltd (UK); GE Specialty Materials Japan Co. Ltd, (Japan); and GE Quartz (China) Co. Ltd.

Silicones in the Americas has manufacturing facilities in Waterford, New York; Sistersville, West Virginia; Euless, Texas; Pickering, Ontario, Canada; Itatiba, Brazil; and custom elastomers compounding operations in Chino, California and Garrett, Indiana. Quartz in the Americas manufactures in Strongsville, Ohio; Willoughby, Ohio; Richmond Heights, Ohio and Hebron, Ohio. A majority of the manufacturing personnel in Waterford, New York; Pickering, Ontario; Sistersville, West Virginia and Willoughby, Ohio are covered by collective bargaining agreements that expire in September 2007.

Silicones has manufacturing facilities outside the U.S. (non-U.S.) in Leverkusen, Germany, Ohta, Japan, Bergen op Zoom, Netherlands, Termoli, Italy and Antwerp, Belgium. Quartz’ non-U.S. manufacturing facilities are located in Kozuki, Japan, Wuxi, China and Geesthacht, Germany. In Europe, the Leverkusen, Bergen op Zoom, Termoli, and Geesthacht facilities are covered by collective bargaining agreements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Prior to the Acquisition, the German and Japanese facilities operated under joint venture arrangements between GE and Bayer Chemical AG and Toshiba Corporation, respectively.

(2) Acquisition

As described above, Momentive Performance Materials Inc. and its subsidiaries acquired GEAM on December 3, 2006, pursuant to the terms of the stock and asset purchase agreement between Holdings and GE, dated September 14, 2006. In connection with the Acquisition, the Company issued $3,031,152 of debt, consisting of $1,053,090 in term loans, $50,000 from a revolving credit facility, $765,000 of senior notes, $363,062 of senior notes denominated in euros, $300,000 of senior toggle notes and $500,000 of senior subordinated notes. In addition to the debt issued, affiliates of Apollo contributed cash of $453,150 to Holdings, and Holdings issued 10% of the common equity of Holdings to GE in the amount of $50,350, together with warrants to acquire an additional 3% of Holdings, and issued a seller note with a stated principal amount of $400,000. Holdings contributed capital of $903,500 to the Company.

The purchase price as of the acquisition date was $3,640,592, excluding transactions fees and subject to certain purchase price adjustments. The purchase price consists of cash paid to GE of $3,190,185, the issuance to GE of 10% of the equity of Holdings and the seller note.

The purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based on the estimated fair values of those assets and liabilities. Since the acquisition was completed shortly before the end of the Company’s year there was not enough time for the Company to complete its valuation of all of its assets. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair values of tangible and intangible assets acquired and liabilities assumed as of the closing date of the transaction. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed and the resulting goodwill as of December 3, 2006:

Current assets	$1,117,981
Property and equipment	1,460,847
Intangible assets	776,132
Goodwill	1,114,277
Other assets	5,952

Total assets acquired	4,475,189

Current liabilities	457,747
Noncurrent liabilities	373,068
Minority interests	3,782

Total liabilities assumed	834,597

Net assets acquired	$3,640,592

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Identifiable intangible assets	Life	Amount
In-process research and development	Immediate write-off	$52,026
Amortizable:
Customer relationships	15-20 years	374,013
Trademarks	18-20 years	145,104
Unpatented technology	20 years	143,724
Backlog	1/2 year	16,182
Patents	8-11 years	18,270
Other	1/2-7 years	26,813

Total intangible assets		$776,132

The $3,640,592 in net assets acquired consists of the purchase price, net of $260,390 in deemed cash dividend to the selling shareholder, which was required to be recognized by Emerging Issues Task Force Issue No. 88-16, Basis in Leverage Buyout Transactions.

The following unaudited pro forma financial information presents the combined results of operations as if the acquisition had occurred as of January 1, 2005, after giving effect to certain adjustments including changes in depreciation and amortization expenses resulting from fair value adjustments to net tangible assets and amortizable intangible assets, increase in interest expense resulting from additional indebtedness incurred and amortization of debt issuance costs incurred in connection with the acquisition and financing, elimination of minority interest resulting from the joint venture transactions. This pro forma financial information does not necessarily reflect the results of operations that would have occurred if the Company operated as a stand-alone entity during such periods and should not be taken as representative of results that may occur in the future.

	Year ended December 31
	2006 Pro forma	2005 Pro forma

	(Unaudited)
Net sales	$2,414,175	2,341,964
Income (loss) before income taxes	(154,268)	(231,353)
Net loss	(201,436)	(258,781)

(3) Summary of Significant Accounting Policies

(a) Accounting Principles

These consolidated and combined financial statements are prepared in conformity with U.S. generally accepted accounting principles.

(b) Consolidation and Combination

The consolidated financial statements include the financial statements of Momentive Performance Materials Inc. and its subsidiaries as of December 31, 2006 and for the Successor period. The combined financial statements include the financial statements of the GEAM business for the Predecessor period. Minority interests represent the minority shareholder’s proportionate share of the equity in the consolidated joint venture affiliates described in note 14. All significant intercompany balances and transactions, including profit and loss as a result of those transactions, have been eliminated in the consolidation and the combination.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

(c) Foreign Currency

Assets and liabilities of non-U.S. operations have been translated into U.S. dollars at the applicable rates of exchange in effect at the end of the period, and any resulting translation gains and losses are included as a separate component of shareholder’s equity in the accompanying Consolidated and Combined Balance Sheets. Revenues, expenses and cash flows have been translated at the applicable weighted average rates of exchange in effect during the period. GE Toshiba Silicones Shanghai Co. Ltd, GE Toshiba Silicones Co Ltd (Hong Kong), GE Toshiba Silicones (Thailand) Ltd, GETOS Singapore Pte. Ltd., GE Toshiba Silicones Asia Pacific Pte. Ltd, GE Toshiba Silicones Korea Co., Ltd, GE Silicones (Shanghai) Ltd., and Momentive Performance Materials Mexico S. de R.L. de C.V. use the U.S. dollar as their functional currency since a majority of the activities are transacted in U.S. dollars. Aggregate gains (losses) on foreign currency transactions for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004 were $1,651, $(5,138), $(987) and $6,817, respectively.

(d) Use of Estimates

The preparation of the consolidated and combined financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, goodwill and intangibles, valuation allowances for receivables, inventories, deferred income tax assets and assets and obligations related to employee benefits. Actual results could differ from those estimates.

(e) Cash Equivalents

Cash equivalents consist of cash deposited in GE’s pooled treasury operation, money market and other financial instruments with an initial maturity of three months or less. For purposes of the Consolidated and Combined Statements of Cash Flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(f) Revenue Recognition

The Company recognizes revenue primarily when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

(g) Receivables

Trade receivables are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts at December 31, 2006 and 2005 was $5,702 and $3,832, respectively.

Prior to December 4, 2006, trade receivables recorded by the Company’s U.S. domestic operations were subject to GE’s securitization agreement. Under the terms of the securitization agreement, GE had the ability to sell certain receivables on an ongoing basis, and continued to service the receivables subject to certain recourse provisions. The sale of receivables was accounted for under Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Under the securitization agreement, the Company sold receivables at mid-month. Receivables in the accompanying Combined Balance Sheet included $46,471 at December 31, 2005, related to the securitization program that represented receivables generated between the last securitized sale for the applicable month and the end of the month, as well as residual interests in receivables that had been previously sold. In addition, the Company recorded $33,369 at December 31, 2005 within accrued expenses and other liabilities on the accompanying Combined Balance Sheet related to cash collected on sold trade receivables (serviced by the Company) that had not yet been remitted to the purchaser of these receivables.

In addition to the securitization program described above, the Company sold, on an ongoing basis and without recourse, trade accounts receivables recorded by the Company’s operations in Canada and the Europe and Pacific regions to affiliates of GE. The sale of the receivables was accounted for under SFAS No. 140. As of December 31, 2005, trade receivables of $150,953 were securitized. During the period January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, the Company paid $6,824, $11,428 and $12,362, respectively, in interest and service fees to affiliates of GE related to the sale of receivables. These expenses are recorded as interest expense in the accompanying Combined Statements of Operations.

The remaining agreements are with third party financial institutions, and $0 and $73,680 were securitized under these agreements as of December 31, 2006 and 2005, respectively. During the period January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, the Company paid $290, $562 and $723, respectively, in interest and service fees related to the sale of receivables under these agreements. These expenses are recorded as interest expense in the accompanying Combined Statements of Operations.

The Company ceased the securitization of receivables with GE during the second half of 2006; accordingly, no receivables were securitized with GE for the period from December 4, 2006 through December 31, 2006.

(h) Inventories

All inventories are stated at the lower of cost or realizable values. The Company’s raw materials are readily available. Silicones inventory is determined using the first-in, first-out (FIFO) method. Quartz inventory is determined using the last-in, first-out (LIFO) method. At December 31, 2006 and 2005, approximately 6% and 12%, respectively, of inventories were recorded using the LIFO method. In connection with the acquisition on December 3, 2006, all inventories were stepped-up to the estimated fair values on that date. During the period from December 4, 2006 to December 31, 2006, $33,531 of the inventory step-up was expensed and recorded in cost of sales.

(i) Property and Equipment

Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation expense on property and equipment is calculated using (i) accelerated methods over the estimated useful lives of the assets during the period January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, and (ii) the straight-line method during the period December 4, 2006 through December 31, 2006. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset. Depreciation expense is recorded in selling, general and administrative expenses.

Property and equipment considers the preliminary allocation of fair values as of the date of the acquisition, and are reflected in the amounts as of December 31, 2006.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

The estimated useful lives of the Company’s assets are as follows:

Land improvements	3-40 years
Buildings, structures and improvements	3-40 years
Machinery and equipment	3-20 years
Software	5 years

(j) Investments in Nonconsolidated Affiliates

For those investments in affiliates that the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the affiliates as they occur rather than as dividends or as other distributions are received. The Company’s share of net income or loss of affiliates also includes other than temporary declines in fair value recognized during the period, if any.

In May 2005, the Company sold 42,500 shares of Dong Yang Silicone Co. Ltd. (Dysil) to DC Chemical Co. Ltd. for $15,500. The book value of the Company’s equity investment in Dysil at the date of the sale was $11,400. In 2005, a gain of $4,100 was recorded as other income in the accompanying Combined Statement of Operations.

(k) Goodwill

Goodwill represents the excess of costs over the fair value of net assets acquired. Goodwill acquired in a purchase business combination is not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives using the straight-line method and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

(l) Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the Consolidated and Combined Balance Sheets, reported at the lower of their carrying amount or fair value less costs to sell, and no longer depreciated.

(m) Advertising

Advertising costs are expensed as incurred and amounted to $564, $6,953, $6,797 and $7,945 for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively. Advertising costs are recorded in selling, general, and administrative expenses in the accompanying Consolidated and Combined Statements of Operations.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

(n) Deferred Financing Costs

Deferred financing costs of $78,212 were recorded by the Company in connection with the long-term financing arrangements associated with the acquisition on December 3, 2006 and are recorded in other long-term assets in the accompanying Consolidated Balance Sheet at December 31, 2006. These costs are amortized using the effective interest method over the term of the related debt. The amortization of deferred financing costs, which is classified as interest expense in the Consolidated Statement of Operations, was $814 for the period from December 4, 2006 through December 31, 2006.

(o) Employee Benefits—United States and Canada

Employees and retirees of the Company participated in a number of employee benefit plans maintained by GE or its affiliates through December 3, 2006. In connection with the acquisition, the Company effectively assumed the liabilities for the employee benefit plans. U.S. based employees continued to participate in employee benefit plans maintained by GE or its affiliates through January 28, 2007, at which time new U.S. employee benefit plans were established. As of December 31, 2006, actuarial estimates of future obligations related to the new U.S. benefit plans amount to $88,540, which includes $38,670 for pension benefits and $49,870 for health and life benefits, and are included as pension liabilities in the Consolidated Balance Sheet.

The principal U.S. benefit plans are described below. Non-U.S. plans are disclosed in note 16.

Pension Benefits—The principal pension plan benefits are provided under the GE Pension Plan, a defined benefit plan which provides benefits to certain U.S. employees of the Company based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. Eligible employees may also participate in the GE Savings and Security Program, a defined contribution plan. Under this plan, eligible employees may invest a portion of their earnings (generally up to 7%, with GE matching up to 3.5% of the employees’ earnings) in various program funds.

Health and Life Benefits—The principal retiree health and life plan benefits are covered under the GE Life, Disability and Medical Plan, a health and welfare plan, which provides benefits to pay medical expenses, dental expenses, flexible spending accounts for otherwise unreimbursed expenses, short-term disability benefits, and life and accidental death and dismemberment insurance benefits. Retirees share in the cost of healthcare benefits.

IEA Benefits—Income Extension Aid (IEA) benefits are benefits available upon involuntary termination of employment. The benefit amount is calculated based upon years of service.

The cost of employee benefits described above were billed by GE to the Company based upon a percentage of compensation and were $2,126, $25,511, $27,529 and $26,325 for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively.

(p) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates.

From December 4, 2006, domestic operations of the Company were included in a new, consolidated U.S. income tax return of the Successor separate from GE. In addition, the majority of the Company’s non-U.S. operations have been treated as branches of the U.S. company and are included in the Company’s U.S. consolidated income tax return. The Company files certain state and local tax returns on a combined basis. The Company will also file foreign income tax returns for certain of its non-U.S. operations.

Prior to December 4, 2006, the U.S. domestic operations of the Company were included in GE’s consolidated U.S. and certain state and local tax returns and have been aggregated for purposes of these consolidated and combined financial statements as if they were filing a separate consolidated U.S. tax return. GE also filed non-U.S. income tax returns for certain of its non-U.S. operations. For purposes of the consolidated and combined financial statements, for the period from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, the tax provision for all operations has been prepared on a stand-alone basis, as if the Company was a separate group of companies under common ownership.

(q) Stock-Based Compensation

Certain employees of the Company participated in GE stock option plans as of December 31, 2006 and 2005. The options related to these employees and any resulting liability or cost is the responsibility of GE and accordingly, do not relate to the Company.

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 Revised (FAS 123R), Share-Based Payment, which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. The accounting provisions of FAS 123R have been adopted by the Company as of December 4, 2006. However, there was no effect on the Company’s financial statements as the Company did not have a share-based awards program during 2006.

Stock-based compensation represents the cost related to stock-based awards granted to employees and directors. The Company will measure stock-based compensation cost at grant date, based on the estimated fair value of the award, and will recognize the cost as expense on a straight-line basis (net of estimated forfeitures) over the option’s requisite service period.

(r) Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, receivables and trade payables. Carrying amounts approximate fair value due to the short-term maturity of these instruments. The fair value of long-term debt is disclosed in note 9.

(s) Derivative Instruments and Hedging Activities

The Company conducts business activities in diverse markets around the world. The Company is exposed to the impact of market fluctuations of the price of platinum, natural gas and electricity, as well as currency exchange

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

risks of its business operations. The Company manages its exposure to these risks using derivative instruments. The Company applies strict policies to manage each of these risks, including prohibitions on derivatives trading, derivatives market-making or other speculative activities.

The Company accounts for its derivatives and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB statement No. 133, and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which requires that all derivative instruments be recorded on the Consolidated and Combined Balance Sheets at their respective fair values and changes in the fair value are recognized immediately in income, unless the derivatives qualify as hedges of cash flows. The Company uses internal valuation models that incorporate market-based information to value derivative contracts that are not exchange-traded instruments. Derivative contracts representing unrealized gain positions and purchased options are recorded as assets. Derivative contracts representing unrealized losses and options sold are recorded as liabilities.

Prior to December 3, 2006, GE held on behalf of the Company certain derivatives associated with the Company’s management of market fluctuations in natural gas and electricity. These instruments were not recorded on the Company’s Combined Balance Sheet; however the realized gains or losses were assessed to the Company and have been included in the accompanying Combined Statements of Operations.

For the period December 4, 2006 through December 31, 2006, the Company did not enter into any natural gas, electricity or platinum derivative instruments.

The Company designates derivative instruments as fair value or cash flow hedges. For all derivatives designated as hedges, the relationship between the hedging instrument and the hedged item is formally documented, as well as the risk management objective and strategy for using the hedging instrument, specific risks that are to be hedged, and how effectiveness is being assessed. The Company assesses whether the hedging relationship between the derivative and the hedged item is highly effective at offsetting changes in cash flows or fair values as appropriate for the risk being hedged, both at the inception of the hedging relationship and on an ongoing basis. If specified criteria for the assumption of effectiveness are not met at hedge inception, effectiveness is assessed quarterly on a retrospective and prospective basis. Any change in fair value of the derivative that is not effective at offsetting changes in the cash flows or fair values of the hedged item is recognized currently in earnings. Hedge accounting is discontinued prospectively for derivatives that have ceased to be highly effective hedges.

The Company’s cash flow hedging arrangements use derivatives to offset the variability of expected future cash flows associated with the purchase of platinum and fluctuations in foreign exchange rates associated with costs or selling prices denominated in currencies other than the functional currency. For derivatives designated as cash flow hedges, the Company records changes in fair value in a separate component of equity to the extent effective, then releases those changes to earnings contemporaneously with the earnings effects of the hedged items. For cash flow hedge transactions, the Company discontinues hedge accounting if the occurrence of the forecasted transaction is determined to be no longer probable. The Company reclassifies any derivative gains or losses reported in accumulated other comprehensive income to earnings when the forecasted item affects earnings, or earlier, if it becomes probable that the forecasted transaction will not occur. If the hedge relationship is terminated, then the change in fair value of the derivative recorded in equity is recognized contemporaneously with the earnings effects of the hedged item, consistent with the original hedge strategy.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Fair value hedges are hedges that reduce the risk of changes in the fair values of assets, liabilities and certain types of firm commitments. The Company uses currency forwards to hedge the effects of short-term currency exchange rate changes on local and nonfunctional currency denominated current assets and liabilities. The Company records changes in fair value of a derivative designated and effective as a fair value hedge in earnings, offset by corresponding changes in the fair value of the hedged item. There were no outstanding fair value hedges at December 31, 2006.

Gains and losses on derivatives designated as hedges (including assessments related to derivatives held by GE), when recognized, are included in cost of sales or selling, general and administrative expense in the Company’s Consolidated and Combined Statements of Operations. Specific line item classification is determined based on the nature of the risk underlying individual hedge strategies.

As of December 31, 2006 and 2005, the fair value of all outstanding foreign currency forward contracts resulted in an asset (liability) being recorded in the Consolidated and Combined Balance Sheets of $0 and $(241), respectively.

As of December 31, 2006 and 2005, the fair value of all outstanding platinum forward contracts resulted in an asset (liability) being recorded in the accompanying Consolidated and Combined Balance Sheets of $0 and $517, respectively.

(t) Commitments and Contingencies

The Company records liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environment remediation obligations are not discounted to their present value.

(u) Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of adopting this required accounting change. Prior periods will not be restated as a result of this required accounting change.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is in the process of evaluating this guidance and therefore has not yet determined the impact that SFAS 157 will have on the financial statements upon adoption.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 (SFAS 159). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 is effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. The Company is in the process of evaluating this guidance and therefore has not yet determined the impact that SFAS 159 will have on the financial statements upon adoption.

(v) Restructuring and other costs

Included in restructuring and other costs are costs incurred one-time related to restructurings in the Company and other non-recurring costs.

(4) Related Party Transactions

The Company sells products to various affiliated businesses (affiliates). For the periods December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, sales to affiliates amounted to $4,599, $40,157, $23,140, and $18,921, respectively. Receivables from affiliates of $10,573 and $4,883 at December 31, 2006 and 2005, respectively, relate to such sales.

Through October 2006, the Company participated in a payables program with Vendor Financial Services (VFS), a GE affiliate. The Company settled invoices with vendors to obtain cash discounts. VFS provides funding for the period from when the invoice was eligible for cash discount until the final date for invoice settlement. At December 31, 2005, the Company had a liability related to the VFS program in the amount of $37,624. The expense related to program participation for the period from January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004 was $2,154, $3,115, and $2,452, respectively. The expense is classified as other expense in the accompanying Consolidated and Combined Statements of Operations.

The Company’s U.S. domestic operations and several of the Company’s non-U.S. entities participate in a pooled treasury operation with GE. As part of this pooled activity, the Company earned interest on balances on deposit with GE and paid interest when local operations borrow money from the pool. As of December 31, 2006 and 2005, the Company had $362 and $579,219, respectively, of amounts on deposit with GE that is included within cash and cash equivalents in the accompanying Consolidated and Combined Balance Sheets. The related interest charges are reflected in the Consolidated and Combined Statements of Operations.

GE and its affiliates provide a variety of services to the Company, including services pursuant to certain transition service agreements entered into at the time of the Acquisition. Certain services, such as administering employee benefit plans and paying related claims, provision of voice and data networking, outsourcing of certain functions, environmental remediation, and other corporate services and headquarters’ overhead were charged to the Company as utilized through December 3, 2006, and were charged pursuant to terms of transition service agreements from December 4, 2006 through December 31, 2006. Billings for these services amounted to $12,255, $138,926, $136,606 and $126,776 for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively. Of these amounts, $12,255, $138,538, $135,891 and $125,682 is included in selling, general and

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

administrative expenses and $0, $390, $715, and $1,094 is included in cost of sale for the periods December 4, 2006 through December 31, 2006 and January 1, 2006 to December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively. Furthermore, corporate assessments from GE of $0, $57,578, $62,492, and $52,058 for the periods December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively, and are included in the services billings from GE and its affiliates.

The Company purchased products from various affiliates totaling $233, $395, $657 and $1,363, during the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 and December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively. Payable to affiliates as of December 31, 2006 and 2005, resulting from procurement activity and services and assessments was $39,569 and $32,264, respectively.

Due to General Electric Company at December 31, 2005 principally represented the Company’s cumulative earnings and cash distributions from operations to GE in excess of amounts charged by GE to the Company for services, employee related benefits, income taxes and other items, and is reflected as a component of shareholder’s equity in the Combined Statements of Shareholder’s Equity and Comprehensive Income (Loss) at December 31, 2005.

Interest income and interest expense consisted substantially of transfers to and from GE for the period from January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004. Interest expense for the period from December 4, 2006 through December 31, 2006 is associated with the Company’s indebtedness as described in note 9.

(5) Receivables, net

Receivables consisted of the following at December 31:

	Successor	Predecessor
	2006	2005
Trade	$482,540	136,914
Other:
VAT	30,036	13,414
Advances	16,093	—
Other	14,336	26,553
Monetization	—	46,471

	543,005	223,352
Allowance for doubtful accounts	(5,702)	(3,832)

Total receivables, net	$537,303	219,520

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

(6) Inventories, net

Inventories consisted of the following at December 31:

	Successor	Predecessor
	2006	2005
Raw materials and work in process	$158,797	142,800
Finished goods	268,242	248,858
Consigned inventory	2,499	3,746

	429,538	395,404
LIFO reserve	—	(7,449)

Total inventory, net	$429,538	387,955

(7) Property and Equipment, Net

Property and equipment consisted of the following at December 31:

	Successor	Predecessor
	2006	2005
Land and improvements	$48,101	1,022,109
Buildings, structures and related improvements	262,910	846,369
Machinery and equipment	995,896	624,360
Software	29,734	106,343
Construction-in-process	146,105	102,119

	1,482,746	2,701,300
Less accumulated depreciation and amortization	(13,903)	(1,609,689)

Total property and equipment, net	$1,468,843	1,091,611

Total depreciation and amortization expense for the periods December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004 was $14,077, $139,793, $177,172 and $170,832, respectively.

Interest costs of $149, $1,578, $1,711 and $1,103 were capitalized for the periods December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively.

(8) Goodwill and Other Intangible Assets, Net

In connection with the Acquisition and the resulting determination of the fair value of net assets acquired and liabilities assumed, the Company recorded goodwill of $917,712, net of a deemed cash dividend of $260,390 on December 4, 2006.

On August 1, 2003, the Company acquired certain assets and liabilities of the OrganoSilicones (Osi) business from Crompton Corporation in exchange for $645,000 in cash and certain net assets of the GE Specialty Chemicals business. In accordance with the Purchase and Exchange Agreement dated as of April 24, 2003 by and

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

between Crompton Corporation and General Electric Company, incremental payments became due to Crompton Corporation for each dollar of contribution margin achieved above a predetermined contribution margin baseline of $504,000 per annum over a three year earn-out period beginning September 29, 2003 and ending October 1, 2006. Minimum and maximum earn-out payments over the life of the earn-out period were established at $105,000 and $250,000, respectively. The $105,000 minimum earn-out liability was recorded at the present value in 2003 with the minimum earn-out payment accreted at the full amount by periodic changes to interest expense using the effective interest method. Incremental earn-out payments were made on a quarterly basis. As of December 3, 2006, the Company had paid incremental earn-out payments of $61,219.

In May 2006, the Company was advised by Crompton Corporation that they would need additional financial information pertaining to the 2005 earn-out statement. As of the date of the audit report, there are uncertainties that could lead to an incremental payment of approximately $1,800. GE is currently working with Crompton to resolve the uncertainties, and any incremental payment due Crompton, if any, will be funded by GE.

The following table sets forth the changes in goodwill:

Predecessor	Silicones	Quartz	Total
Balance as of December 31, 2004	$810,235	77,096	887,331
Purchase accounting adjustments	1,504	—	1,504
Foreign exchange translation	(27,096)	—	(27,096)
Incremental earn-out amounts	36,117	—	36,117

Balance as of December 31, 2005	820,760	77,096	897,856
Purchase accounting adjustments	(7,179)	108	(7,071)
Foreign exchange translation	21,571	(25)	21,546
Incremental earn-out amounts	25,229	—	25,229

Balance as of December 3, 2006	$860,381	77,179	937,560

Successor
Balance as of December 4, 2006	$806,556	111,156	917,712
Foreign exchange translation	1,338	(420)	918

Balance as of December 31, 2006	$807,894	110,736	918,630

At December 31, 2006, goodwill deductible for income tax purposes was approximately $775,000.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Intangible assets as of December 31, 2006 and 2005 consisted of the following:

Successor	Amortization period	Gross amount	Accumulated amortization	Net carrying amount

2006:
Amortizing intangible assets:
Customer relationships	15-20 years	$370,505	(1,575)	368,930
Trademarks	18-20 years	145,149	(605)	144,544
Unpatented technology	20 years	143,263	(591)	142,672
Backlog	1/2 year	16,357	(6,630)	9,727
Patents	8-11 years	18,246	(137)	18,109
Other	1/2–7 years	26,595	(1,483)	25,112

Total		$720,115	(11,021)	709,094

Predecessor
2005:
Amortizing intangible assets:
Manufacturing rights	25 years	$42,850	(4,142)	38,708
Patents	10-25 years	18,548	(6,321)	12,227
Technology rights	10-25 years	49,274	(13,813)	35,461
Trademark	25 years	11,800	(1,411)	10,389
Customer relationships	25 years	25,300	(2,446)	22,854
Other intangibles	10-25 years	7,814	(3,586)	4,228

Total		$155,586	(31,719)	123,867

Amortization expense for amortizing intangible assets was $11,072, $13,587, $9,167, and $11,305 for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively.

The estimated amortization expense for the next five years is as follows:

Year ending December 31:
2007	$54,643
2008	38,282
2009	37,679
2010	37,613
2011	37,607

In connection with the Acquisition, the Company acquired $52,026 of in-process research and development, which was expensed immediately and is included in the Consolidated Statement of Operations for the period December 4, 2006 through December 31, 2006.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

(9) Indebtedness

(a) Short-Term Borrowings

At December 31, 2006, short-term borrowings consisted of a book overdraft balance of $2,128. At December 31, 2005, short-term borrowings consisted of a book overdraft balance and other borrowings of $9,825 and $153, respectively.

(b) Long-Term Debt

In connection with the Acquisition, the Company entered into a credit agreement (Senior Secured Credit Facility), which includes: (i) $1,053,090 term loan facility, consisting of a U.S. dollar denominated tranche (B-1) and Euro denominated tranche (B-2); (ii) $300,000 revolving credit facility that includes a revolving letter of credit facility (Revolver); and, (iii) a $35,000 synthetic letter of credit facility (L/C Facility).

Interest accrues on the Revolver and L/C Facility at LIBOR +2.25% and is payable monthly. Additionally, a commitment fee accrues under the Revolver and L/C Facility at a rate not exceeding 0.50% of the average available balance each period, and such commitment fee is payable quarterly. As of December 31, 2006, the Company had $3,300 and $34,563 in outstanding letters of credit against the Revolver and L/C Facility, respectively. At December 31, 2006, there were no borrowings under the Revolver.

In addition to the Senior Secured Credit Facility, the Company also issued notes, as described in the table that follows. Proceeds of these notes were also used in connection with the Acquisition described in note 2. With respect to the Senior Toggle Notes due 2014, interest accrues at either 10.125% per annum if paid in cash or 10.875% if paid-in-kind through additional borrowings. The Company is required to pay interest in cash in the first semi-annual interest period and to elect to change methods prospectively each semi-annual interest period within specified timeframes.

The Senior Secured Credit Facility is secured under first priority pledges of all of the equity interest of the Company’s U.S. subsidiaries (Guarantors), and it is also secured by first priority interests in and mortgages on substantially all of the Company’s tangible and intangible assets. The Senior Secured Credit Facility also contains various restrictive covenants. It prohibits the Company from prepaying other indebtedness, requires the Company to maintain a maximum consolidated first lien leverage ratio. Additionally, it restricts the Company’s ability to incur additional indebtedness or liens, make investments or declare or pay any dividends.

Indentures governing the Senior Notes, Senior Toggle Notes and the Senior Subordinated Notes also limit the Company’s ability to, among other things: (i) incur additional indebtedness; (ii) declare or pay dividends or make other distributions or repurchase or redeem Company stock; (iii) make investments; (iv) sell assets, including capital stock of restricted subsidiaries; (v) enter into agreements restricting the Company’s subsidiaries ability to pay dividends; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; (vii) enter into transactions outside the ordinary course of business with our affiliates; and, (viii) incur liens.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

A summary of long-term debt as of December 31, 2006 is as follows:

Successor
JPMorgan Chase Bank, N.A. $525,000 term loan tranche B-1. Matures December 4, 2013. Interest is payable monthly and 1% per annum principal payments are payable quarterly. Interest varies at LIBOR plus 2.25%. The interest rate as of December 31, 2006 was 7.625%.	$525,000

JPMorgan Chase Bank, N.A. €400,000 term loan trance B-2. Matures December 4, 2013. Interest is payable monthly and 1% per annum principal payments are payable quarterly. Interest varies at Euro LIBOR plus 2.25%. The interest rate as of December 31, 2006 was 5.83%.	524,640

Wells Fargo Bank, N.A. $765,000 Senior Notes.

Matures December 1, 2014. Interest is payable semi-annually at 9.75%.	765,000

Wells Fargo Bank, N.A. €275,000 Senior Notes.

Matures December 1, 2014. Interest is payable semi-annually at 9%.	360,690

Wells Fargo Bank, N.A. $300,000 Senior Toggle Notes.

Matures December 1, 2014, Interest is payable semi-annually in cash at 10.125% or payable-in-kind at 10.875%.	300,000

Wells Fargo Bank, N.A. $500,000 Senior Subordinated Notes.

Matures December 1, 2016. Interest is payable semi-annually at a coupon rate of 11.5%, with a yield-to-maturity of 11.75% as the notes were issued at a discount of $7,225, of which $59 was amortized during the period December 4, 2006 through December 31, 2006.	492,834

Total long-term debt	2,968,164
Less current installments	10,496

Long-term debt, excluding current installments	$2,957,668

A summary of long-term debt as of December 31, 2005 is as follows:

Predecessor
New York State Environmental Facilities Corporation—1992 Environmental Bond. Matures July 2011. Interest is payable at a variable rate. The weighted average coupon rate as of December 31, 2005 was 2.15%. The bonds are the direct obligation of General Electric.	$26,400

New York State Environmental Facilities Corporation—1987 Environmental Bond. Matures July 2019. Interest is payable at a variable rate. The weighted average coupon rate as of December 31, 2005 was 2.11%. The bonds are the direct obligation of General Electric.	17,200

ABN AMRO Bank, N.V., 5 year loan maturing July 2010 with an interest rate of 6 month LIBOR plus 0.8%. The weighted average coupon rates as of December 31, 2005 was 4.5%.	15,000

ABN AMRO Bank, N.V., 4 year loan maturing July 2009 with an interest rate of 6 month LIBOR plus 0.65%. The weighted average coupon rates as of December 31, 2005 was 4.5%.	15,000

ABN AMRO Bank, N.V., 3.5 year loan maturing July 2009 with an interest rate of 6 month Australia LIBOR plus 0.75%. The weighted average coupon rates as of December 31, 2005 was 6.5%.	2,996

Bank of Communication Shanghai. Interest rate is 6 months LIBOR plus 0.65%. The weighted average interest rate as of December 31, 2005 was 2.2%.	460

Total long-term debt	77,056
Less current installments	4,555

Long-term debt, excluding current installments	$72,501

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Interest expense on long-term debt was $22,002, $3,094, $1,793, and $533 for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively. Cash paid for interest on long-term debt was $424, $3,860, $952, and $523 for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively. Amortization of debt discount and debt issuance costs amounted to $873 for the period December 4, 2006 through December 31, 2006, and is included in interest expense in the Consolidated Statement of Operations.

The fair value of long-term debt was estimated using interest rates currently available for issuance of debt with similar terms and remaining maturities. The fair value of long-term debt approximates its carrying value as of December 31, 2006 and 2005.

As of December 31, 2006, the aggregate principal maturities for the next five years are as follows:

Year ending December 31:
2007	$10,496
2008	10,496
2009	10,496
2010	10,496
2011	10,496

(10) Accrued Expenses and Other Liabilities

The following represents a summary of accrued expenses and other liabilities at December 31:

	Successor	Predecessor
	2006	2005
Accrued earn-out liability	$—	36,503
Employee compensation and benefits	40,189	55,051
Monetization	—	45,812
Other accrued expenses	132,955	117,590

Total accrued expenses and other liabilities	$173,144	254,956

(11) Shareholder’s Equity

(a) Common Stock and Additional Paid-in Capital

At December 31, 2006, common stock consists of 100 shares issued and outstanding with a par value of one cent per share. At December 31, 2006, Holdings represented the sole shareholder of the Company as a result of its capital contribution of $903,500 to the Company on December 4, 2006. Additional paid-in capital relates to the excess of paid-in-capital over the par value of the common shares from the capital contribution at December 4, 2006, net of $260,390 in deemed cash dividend to the selling shareholder.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

(b) Comprehensive Income (loss)

The accumulated balances for each classification of comprehensive income (loss) are as follows:

Predecessor	Foreign currency	Minimum pension liability	Derivative instruments	Accumulated other comprehensive income

Balance at December 31, 2003	$34,433	(5,164)	(2,798)	26,471
Net current period change	16,559	(953)	2,502	18,108

Balance at December 31, 2004	50,992	(6,117)	(296)	44,579
Net current period change	(29,384)	(1,517)	547	(30,354)

Balance at December 31, 2005	21,608	(7,634)	251	14,225
Net current period change	36,741	1,178	(314)	37,605

Balance at December 3, 2006	$58,349	(6,456)	(63)	51,830

Successor
Balance at December 4, 2006	$—	—	—	—
Net current period change	4,098	110	—	4,208

Balance at December 31, 2006	$4,098	110	—	4,208

The accumulated balances and corresponding tax effects to each component of other comprehensive income (loss) as of December 31, 2006 and 2005 are as follows:

	Successor
	2006
	Before-tax amount	Tax (expense) or benefit	Net-of-tax amount

Foreign currency translation	$4,098	—	4,098
Pension adjustment	135	(25)	110

	$4,233	(25)	4,208

	Predecessor
	2005
	Before-tax amount	Tax (expense) or benefit	Net-of-tax amount

Foreign currency translation	$21,608	—	21,608
Derivatives instruments	385	(134)	251
Minimum pension liability	(9,561)	1,927	(7,634)

	$12,432	1,793	14,225

(12) Income Taxes

For the period December 4, 2006 through December 31, 2006, the Company’s tax provision was computed based on the legal entity structure in place.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

The operations from the Company’s domestic and non-U.S. operations represent the results of a portion of GE and certain subsidiaries through December 3, 2006, which are included in certain GE consolidated returns. As such, the tax provisions for all operations have been prepared on a stand-alone basis as if the business was a separate group of companies under common ownership. The domestic operations have been combined as if they were filing on a consolidated basis. Any tax benefit or valuation allowance related to net operating losses (NOL) was recognized and evaluated on a stand-alone basis. As a result, certain NOL’s or deductions of Company affiliates that have actually been used in the consolidated tax returns of GE or other GE affiliates are reflected as carryforwards solely for purposes of these combined financial statements.

Total income taxes for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004 were allocated as follows:

	Successor	Predecessor
	Period from		Year ended December 31
	December 4, 2006 to December 31, 2006	January 1, 2006 to December 3, 2006	2005	2004
Income (loss) before income taxes:
U.S.	$(49,342)	(3,065)	18,857	15,966
Non U.S.	(23,956)	95,053	120,922	97,053

	$(73,298)	91,988	139,779	113,019

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Income tax expense attributable to income from operations consists of:

	Successor
	Current	Deferred	Total
Period December 4, 2006 through December 31, 2006:
United States federal	$—	—	—
State and local	—	—	—
Foreign jurisdiction	8,349	(11,042)	(2,693)

	$8,349	(11,042)	(2,693)

	Predecessor
	Current	Deferred	Total
Period January 1, 2006 through December 3, 2006:
United States federal	$—	3,981	3,981
State and local	5,197	2,074	7,271
Foreign jurisdiction	52,490	(5,451)	47,039

	$57,687	604	58,291

Year ended December 31, 2005:
United States federal	$(101)	4,213	4,112
State and local	1,130	2,312	3,442
Foreign jurisdiction	67,083	(9,168)	57,915

	$68,112	(2,643)	65,469

Year ended December 31, 2004:
United States federal	$(201)	(496)	(697)
State and local	213	(1,390)	(1,177)
Foreign jurisdiction	48,342	(854)	47,488

	$48,354	(2,740)	45,614

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Income tax expense (benefit) attributable to income from operations was ($2,693), $58,291, $65,469 and $45,614 for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as a result of the following:

	Successor	Predecessor
	Period from		Year ended December 31
	December 4, 2006 through December 31, 2006	January 1, 2006 through December 3, 2006	2005	2004
Effective income tax expense (benefit):
Computed “expected” tax expense (benefit)	$(25,654)	32,196	48,923	39,557
State and local income taxes, net of Federal income tax benefit	—	4,509	2,681	(980)
Increase (reduction) in income taxes resulting from:
Tax rate changes	819	—	—	—
Foreign tax rate differential	(1,824)	(1,874)	1,737	(2,779)
Branch accounting effect	(2,099)	—	—	—
Taxes allocated to JV partner	—	(2,841)	(4,301)	(3,830)
Foreign deemed dividends	—	12,928	3,075	—
FSC/ETI benefits	—	(1,379)	(4,345)	(2,837)
Unrealized foreign exchange gain	—	—	(1,007)	249
Valuation allowance	18,212	—	(6,168)	4,395
Minority interest	—	15,353	22,632	12,136
Foreign tax adjustment	942	—	—	—
Other	1,186	(601)	2,242	(297)
In-process research and development expense	5,725	—	—	—

	$(2,693)	58,291	65,469	45,614

Effective income tax rate	3.67%	63.40%	46.80%	40.00%

Shanghai and Shenzhen, China qualified for a tax holiday that ended in 2004. Under the rules in China, the Company currently has a tax holiday under which its operations are eligible for a 50% reduction in its applicable tax rate. As a result, a tax benefit of $328 was realized in 2004 for Shenzhen, China and one for $852 was realized in 2005 for Shanghai, China.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented below.

	Successor	Predecessor	Successor	Predecessor
	U.S.		Non U.S.
	2006	2005	2006	2005
Current deferred tax assets:
Inventory	$2,856	6,643	—	691
Net operating losses	—	—	—	11,570
Enterprise tax	—	—	—	1,301
Vacation	936	3,437	740	651
Provision for expenses related to timing	—	—	—	9,938
Tolling	—	—	—	1,217
Other	108	—	—

Total current deferred tax assets	3,900	10,080	740	25,368

Noncurrent deferred tax assets:
Amortization	42,785	—	—	24,512
Depreciation	—	228	—	387
Pension	58,811	—	2,822	4,730
Net operating losses	4,037	31,194	16,383	10,659
State tax credits	—	2,844	—	—
Foreign tax credits	7,629	—	—	—
Branch accounting future credits	180,819	—	—	—
Reserves	1,163	3,017	13,115	7,856
VAT adjustment	—	—	—	930
Other	1,106	1,566	5,904	3,502

Total noncurrent deferred tax assets	296,350	38,849	38,224	52,576

Total gross deferred tax assets	300,250	48,929	38,964	77,944
Less valuation allowance	(291,759)	(3,552)	(4,177)	—

Net deferred tax assets	8,491	45,377	34,787	77,944

Current deferred tax liabilities:
Inventory	—	—	(173)	(995)
Provisions for expenses related to timing	—	—	(17)	(2,897)
Tolling	—	—	—	(710)
Other	—	—	(783)	—

Total current deferred tax liabilities	—	—	(973)	(4,602)

Noncurrent deferred lax liabilities:
Amortization	—	(32,325)	(87,706)	(37,055)
Depreciation	(8,491)	(75,899)	(109,709)	(31,576)
Profit pooling	—	—	(3,602)	(2,957)
Pension	—	—	—	(1,377)
Investment in nonconsolidated affiliate	—	—	—	—
Other	—	(4,216)	(53)	(2,612)

Total noncurrent deferred tax liabilities	(8,491)	(112,440)	(201,070)	(75,577)

Total deferred tax liabilities	(8,491)	(112,440)	(202,043)	(80,179)

Net deferred tax asset (liability)	$—	(67,063)	(167,256)	(2,235)

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Deferred income tax assets, net of valuation allowances, is expected to be realized through the reversal of existing taxable temporary differences and future taxable income. In 2005, the Company reversed $6,168 of valuation allowances established in prior years as a result of increased profitability at several non-U.S. subsidiaries. The Company has established a valuation allowance of $3,552 as of December 31, 2005 for state net operating losses which results from reporting as if the Company were a stand-alone entity. The Company intends to maintain valuation allowances for those net operating loss carryforwards until sufficient evidence exists to support the reversal of the valuation allowance. As of December 31, 2006, the Company has a federal net operating loss of $10,952, subject to a valuation allowance.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

As of December 31, 2005, the Company has recognized a deferred tax asset of $35,350 related to U.S. and German net operating losses that would have existed if the Company filed tax returns on a stand-alone basis. These operating losses have been used by GE of affiliated entities on their income tax returns and therefore the related deferred tax assets are recognized in these financial statements solely for the purpose of reporting on a stand-alone basis. Management’s assessment has determined that valuation allowances are not required for federal tax purpose due to scheduled reversals of taxable temporary differences and projected future taxable income.

During the period December 4, 2006 through December 31, 2006, the Company generated $7,629 of foreign tax credits with an expiration period of 10 years.

At December 31, 2006, the Company had available approximately $61,806 ($86,588 at December 31, 2005) of actual net operating loss carryforwards with expiration dates ranging from one year to indefinite that may be applied against future taxable income.

NOL Schedule

Country	NOL value
Switzerland	$18,879
United States	10,952
Thailand	8,917
Japan	7,468
Italy	5,516
Germany	4,999
Singapore	2,952
China	1,430
Hong Kong	620
Belgium	73

Total	$61,806

Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believed it is more likely than not that the Company will not realize the benefits of these deductible differences.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

The Company is recognizing the earnings of non-U.S. operations currently in its U.S. consolidated income tax return as of December 31, 2006, and is expecting, with the exception of certain operations in China, that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. As of December 31, 2006, in most jurisdictions in which there is a net deferred tax asset, the Company has established a full valuation allowance. However, there are exceptions for certain foreign jurisdictions where, based on management’s assessment, it is more likely than not the net deferred tax asset will be realized.

Under branch accounting, the inclusion of the non-U.S. operations in the U.S. income tax return requires the establishment of a deferred tax asset or liability to offset the foreign affiliates’ tax consequences; eliminating a duplicative deferred tax benefit or expense. The Branch accounting-future credit deferred tax asset of $180,819 at December 31, 2006 principally represents the offset to the non-U.S. affiliates deferred tax liabilities. As of the date of the Acquisition, a Branch deferred tax asset of $171,247 offset the non-U.S. affiliates deferred tax liabilities. Additionally, management has assessed that a full valuation allowance is necessary and has recorded a full valuation allowance on all net deferred tax assets at December 31, 2006. If the deferred tax assets are subsequently realized, approximately $277,724 of the valuation allowance reversal will be a reduction to goodwill. As of December 31, 2005, the Company intended to permanently re-invest non-U.S. earnings of $198,397.

Also, as a result of the stand-alone reporting, included in accrued income taxes, as of December 31, 2005, the amount due to GE of $18,160 represents intercompany tax payments, receipts and settlements resulting from inclusion of the Company’s attributes in GE’s consolidated tax return.

As of December 31, 2006, included in accrued income taxes is $24,419 of foreign tax which will be reimbursed by GE. The related receivable is included in due from affiliates.

(13) Lease Commitments

The Company is obligated under a capital lease for the headquarters office building of GE Specialty Materials Sarl, located in Geneva, Switzerland, until December 2007 and a capital lease of storage tanks and trailers, located in Sistersville, West Virginia, until August 2008. The gross amount of building and equipment and related accumulated amortization recorded under the capital leases and included within property and equipment were as follows:

	Successor	Predecessor
	2006	2005
Building	$1,532	4,265
Equipment	829	1,991

	2,361	6,256
Less accumulated amortization	(174)	(2,686)

	$2,187	3,570

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Amortization of assets under capital leases is recorded in depreciation expense. Future minimum capital lease payments as of December 31, 2006 are as follows:

	Building	Equipment
Year ending December 31:
2007	$1,607	525
2008	—	338

Total minimum lease payments	1,607	863
Less amount representing interest as 7.75% and 4.55% for the building and equipment, respectively	75	34

Present value of net minimum capital lease payments	1,532	829
Less current installments of obligations under capital leases	1,532	497

Obligations under capital leases, excluding current installments	$—	332

The Company also has several noncancelable operating leases, primarily for manufacturing equipment, office equipment and office buildings that expire during the next 25 years. These leases generally require the Company to pay all executory costs such as maintenance and insurance. Future minimum lease payments as of December 31, 2006 are as follows:

Year ending December 31:
2007	$13,042
2008	10,140
2009	7,631
2010	2,840
2011	1,912
Thereafter	7,534

Total future minimum lease payments	$43,099

The Company is also a lessee under various cancelable operating lease arrangements for industrial equipment, computer and office equipment. Rent expense for noncancelable and cancelable operating leases was $2,181, $23,211, $26,150 and $24,064 for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively.

(14) Minority Interests

In connection with the Acquisition, the Company acquired Bayer Aktiengesellschaft’s 49.9% minority ownership of GE Bayer Silicones GmbH & Co. KG and Toshiba Corporation’s (Japan) 49% minority ownership in most of the GE Silicones entities located in the Pacific region.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

The following table presents the changes in the proportionate share of the equity of the minority interest shareholder balances for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004:

	Successor	Predecessor
	Period from		Year ended December 31
	December 4, 2006 through December 31, 2006	January 1, 2006 through December 3, 2006	2005	2004
Balance, beginning of period	$3,718	398,112	366,926	308,912
Currency translation adjustment	76	(5,102)	(30,817)	17,950
Dividends paid	—	(63,670)	(2,660)	—
Capital contribution	—	7,350	—	5,390
Minority interests share of income	167	43,865	64,663	34,674

Balance, end of period	$3,961	380,555	398,112	366,926

(15) Commitments and Contingencies

(a) Litigation

The Company is subject to various claims and legal actions arising in the ordinary course of business, none of which management believes is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

(b) Purchase Commitments

The Company has signed agreements with vendors with contract periods as long as 20 years in order to obtain favorable pricing and terms on products that are necessary for the ongoing operation of its business. Under the terms of these agreements, the Company has committed to contractually specified minimums over the contractual periods. As of December 31, 2006, future contractual minimums are as follows:

Year ending December 31:
2007	$129,000
2008	106,000
2009	89,000
2010	89,000
2011	84,000
Thereafter	959,000

$1,456,000

To the extent that the Company does not purchase the contractual minimum amount, the Company must pay vendors the shortfall. The Company believes that it will meet the contractual minimums through the normal course of business.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

(c) Environmental Matters

The Company is involved in certain remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs at each site are based on the Company’s best estimate of undiscounted future costs. As of December 31, 2006 and 2005, the Company had recognized obligations of $3,035 and $3,013, respectively, for remediation costs at the Company’s manufacturing facilities and offsite landfills. These amounts are included in other liabilities in the accompanying Consolidated and Combined Balance Sheets.

(16) Non-U.S. Employee Benefit Plans

(a) GE Bayer Silicones UK Branch and GE Bayer Silicones BV

Employees at GE Bayer Silicones BV in the Netherlands and GE Bayer Silicones UK participate in a GE pension plan along with other GE employees. Pension expense allocated to the Company for this shared pension plan was $121, $1,362, $2,152 and $1,426 for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, respectively.

(b) GE Bayer Silicones GmbH & Co. KG

GE Bayer Silicones GmbH & Co. KG has four defined benefit pension plans covering substantially all of its employees. These plans are not funded and benefits are paid from the Company to retirees directly. The benefits are based on years of service and the employee’s final pensionable salary, as defined by the plan. The benefits are not vested until the employee retires at a minimum eligible age of 60 years.

The funded status of the four defined benefit pension plans and the accrued retirement cost recognized were as follows as of December 31, 2006, December 3, 2006, and December 31, 2005 and 2004:

	Successor	Predecessor
	December 31, 2006	December 3, 2006	December 31, 2005	December 31, 2004
Change in projected benefit obligation during the period:
Projected benefit obligation at beginning of period	$32,732	29,815	24,851	19,225
Service cost	159	1,470	1,274	1,112
Interest cost	109	1,196	1,201	1,067
Participant contributions	—	—	—	—
Actuarial (gain) loss	(129)	(1,739)	5,996	1,958
Unexpected prior service cost	—	—	—	121
Benefits paid	(49)	(543)	(531)	(635)
Other economic events	—	(442)	—	—
Change in foreign currency translation	(171)	2,975	(2,976)	2,003

Projected benefit obligation at end of period	$32,651	32,732	29,815	24,851

Reconciliation of funded status at end of period:
Funded status	$(32,601)	(32,731)	(29,815)	(24,851)
Unrecognized net actuarial loss	—	8,441	9,761	4,666

	$(32,601)	(24,290)	(20,054)	(20,185)

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

The accumulated benefit obligation for the pension plans was $31,964 and $28,959 as of December 31, 2006 and 2005, respectively.

At December 31, 2006, the Company recorded a noncash adjustment to accumulated other comprehensive income to recognize the unamortized actuarial gain in accordance with SFAS No. 158. The decreased accrued pension liability of $110 is reflected in accumulated other comprehensive income, net of related tax expense, in the accompanying Consolidated Balance Sheet.

At December 31, 2005, the Company recorded a noncash adjustment to accumulated other comprehensive loss to recognize the change in its additional minimum pension liability in accordance with SFAS No. 87, Employers’ Accounting for Pensions. The additional minimum pension liability balance of $8,906 is reflected in minimum pension liability, net of related tax benefit, in the accompanying Combined Balance Sheets.

Net periodic pension cost include the following (income) expense components:

	Successor	Predecessor
	Period from		Year ended December 31
	December 4, 2006 through December 31, 2006	January 1, 2006 through December 3, 2006	2005	2004
Service cost	$159	1,470	1,274	1,112
Participant contributions	—	—	—	—
Interest cost	109	1,196	1,201	1,067
Unexpected prior service cost	—	—	—	121
Amortization net loss	—	429	123	63

	$268	3,095	2,598	2,363

Weighted average assumptions used to determine benefit obligations as of December 31 were as follows:

	Successor	Predecessor
	December 31
	2006	2005
Discount rate	4.50%	5.00%
Rate of compensation increase	3.00	2.75

Cash Flows

At December 31, 2005, the future benefits expected to be paid from the pension plans are as follows:

Year ending December 31:
2007	$620
2008	722
2009	839
2010	921
2011	991
2012-2016	6,473

$10,566

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

(c) GE Specialty Materials Sarl

GE Specialty Materials Sarl’s defined benefit pension plan covers substantially all of its employees. As of December 31, 2006, the benefits of the GE Specialty Materials Sarl pension plan are based on years of service and the employee’s three highest years of compensation during employment. The pension liability is insured through a collective foundation managed by Swiss Life.

During 2006, the pension plan assets and benefit obligations were transferred into GE’s pension plan funded in Switzerland. The GE pension fund in Switzerland consists of both risk benefits such as death and disability and pension benefits. The benefits of the new plan are based on participant’s accumulated account balances plus an annuity conversion factor set by the Swiss Government.

The Company measures and records the expense of its pension plan obligations based on actuarially determined estimates. The net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits. The Company makes annual contributions to the applicable plans based on the premiums requested by insurer/administrator less the portion paid by the employees.

The following table sets forth the plan’s benefit obligations, fair value of plan assets, and funded status as of December 31, 2006, December 3, 2006, and December 31, 2005 and 2004:

	Successor	Predecessor
	December 31, 2006	December 3, 2006	2005	2004
Change in projected benefit obligation during the period:
Projected benefit obligation at beginning of period	$20,140	18,874	19,049	20,773
Service cost	87	877	843	1,087
Interest cost	46	487	612	622
Participant contributions	25	221	258	276
Actuarial (gain) loss	(42)	(1)	1,092	(5,303)
Benefits paid	(48)	(506)	(757)	(506)
Plan amendments	(6)	(963)	—	—
Change in foreign currency translation	(361)	1,151	(2,223)	2,100

Projected benefit obligation at end of period	$19,841	20,140	18,874	19,049

Change in plan assets during the period:
Fair value of plan assets at beginning of period	$15,655	13,611	14,422	12,232
Actual return on plan assets	34	495	185	(332)
Employer contributions	66	790	1,086	1,546
Participant contributions	25	221	258	276
Benefits paid	(48)	(506)	(757)	(506)
Change in foreign currency translation	(260)	1,044	(1,583)	1,206

Fair value of plan assets at end of period	$15,472	15,655	13,611	14,422

Reconciliation of funded status at end of period:
Funded status	$(4,369)	(4,485)	(5,263)	(4,627)
Unrecognized net actuarial loss	—	(1,393)	(1,564)	(3,663)
Net prior service cost	—	(932)	—	—

	$(4,369)	(6,810)	(6,827)	(8,290)

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

The accumulated benefit obligation for the pension plan was $18,344 and $15,477 as of December 31, 2006 and 2005, respectively.

Net periodic pension cost for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004 include the following (income) expense components:

	Successor	Predecessor
	Period from		Year ended December 31
	December 4, 2006 through December 31, 2006	January 1, 2006 through December 3, 2006	2005	2004
Service cost	$87	877	1,101	1,087
Participant contributions	(25)	(221)	(258)	(276)
Interest cost	46	487	612	622
Expected return on plan assets	(57)	(614)	(491)	(706)
Amortization net gain	—	(233)	(294)	(391)

	$51	296	670	336

Weighted average assumptions used to determine benefit obligations as of December 31 were as follows:

	Successor	Predecessor
	2006	2005
Discount rate	3.00%	3.00%
Rate of compensation increase	2.25	2.25

Weighted average assumptions used to determine net benefit cost for the periods ending December 31 were as follows:

	Successor	Predecessor
	2006	2005
Discount rate	3.00%	3.00%
Expected return of plan assets	4.75	3.50
Rate of compensation increase	2.25	2.25

The expected long-term rate of return is based on the portfolio as a whole, taking into account the expected rate of return by asset class according to an actuarial asset model.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Plan Assets

The following table sets forth the percentage of the fair value of total plan assets, by asset category, held as of December 31:

	Successor	Predecessor
	2006	2005
Asset category:
Equity securities	40%	4%
Debt securities	56	72
Real estate	1	11
Other	3	13

	100%	100%

The GE Specialty Materials Sarl pension plan assets were maintained in a fully insured collective foundation. The minimum interest rate to be earned on these assets was fixed by Swiss law at 2.25% during 2005 and 2004. Since January 1, 2006, the GE Specialty Materials Sarl pension plan assets are invested through the pension fund of General Electric in Switzerland. The target asset allocation of the pension fund is 57% debt securities, 38% equity securities and 5% hedge funds, and real estate.

Cash Flows

During the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 to December 3, 2006, and for the years ended December 31, 2005 and 2004, the Company contributed $66, $790, $1,086 and $1,546, respectively, to the GE Specialty Materials Sarl pension plan. The Company expects to contribute $1,166 to the GE Specialty Materials Sarl pension plan in 2007.

During the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 to December 3, 2006, and for the years ended December 31, 2005 and 2004, the GE Specialty Materials Sarl pension plan paid out benefits of $48, $506, $757 and $506, respectively. At December 31, 2006, the future benefits expected to be paid from the pension plans are as follows:

Year ending December 31:
2007	$1,017
2008	618
2009	1,165
2010	1,019
2011	597
2012 – 2016	3,651

$8,067

The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2006, and include estimated future employee service.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

(d) GE Toshiba Silicones (Japan)

GE Toshiba Silicones’ defined benefit pension plan covers substantially all of its employees. The benefits of the GE Toshiba Silicones pension plan are based on years of service and the employee’s three highest years of compensation during the last 10 years of employment. The pension plan assets are managed by a variety of Japanese financial institutions.

The following table sets forth the plan’s benefit obligations, fair value of plan assets, and funded status as of December 31, 2006, December 3, 2006, and December 31, 2005 and 2004:

	Successor	Predecessor
	December 31, 2006	December 3, 2006	2005	2004
Change in projected benefit obligation during the period:
Projected benefit obligation at beginning of period	$52,231	56,612	61,000	57,542
Service cost	144	1,765	2,250	2,242
Interest cost	89	948	1,143	1,137
Actuarial loss	—	(1,825)	—	—
Benefits paid	(167)	(1,256)	(1,504)	(1,809)
Plan amendments	—	(4,029)	—	—
Change in foreign currency translation	(964)	16	(6,277)	1,888

Projected benefit obligation at end of period	$51,333	52,231	56,612	61,000

Change in plan assets during the period:
Fair value of plan assets at beginning of period	$17,643	15,964	15,050	13,819
Actual return on plan assets	30	1,181	2,331	(866)
Employer contributions	125	1,791	1,631	3,414
Benefits paid	(167)	(1,253)	(1,504)	(1,809)
Change in foreign currency translation	(326)	(40)	(1,544)	492

Fair value of plan assets at end of period	$17,305	17,643	15,964	15,050

Reconciliation of funded status at end of period:
Funded status	$(34,028)	(34,588)	(40,648)	(45,950)
Net prior service cost	—	(3,791)	—	—
Unrecognized net actuarial loss	—	8,016	10,810	15,430

	$(34,028)	(30,363)	(29,838)	(30,520)

The accumulated benefit obligation for the pension plan was $45,633 and $46,459 as of December 31, 2006 and 2005, respectively.

At December 31, 2005, the Company recorded a noncash adjustment to accumulated other comprehensive income to recognize the change in its additional minimum pension liability in accordance with SFAS No. 87. The additional minimum pension liability balance of $656 is reflected in minimum pension liability, net of related tax benefit, in the accompanying Combined Balance Sheet.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Net periodic pension cost for the periods from December 4 to December 31, 2006 and January 1 to December 3, 2006, and for the years ended December 31, 2005 and 2004 include the following (income) expense components:

	Successor	Predecessor
	Period from		Year ended December 31
	December 4, 2006 through December 31, 2006	January 1, 2006 through December 3, 2006	2005	2004
Service cost	$144	1,765	2,250	2,242
Interest cost	89	948	1,143	1,137
Expected return on plan assets	—	(294)	(151)	(137)
Amortization net loss	—	404	912	1,082

	$233	2,823	4,154	4,324

Weighted average assumptions used to determine benefit obligations as of December 31 were as follows:

	Successor	Predecessor
	2006	2005
Discount rate	2.25%	2.00%
Rate of compensation increase	2.50	2.50

Weighted average assumptions used to determine net benefit cost for the periods ending December 31 were as follows:

	Successor	Predecessor
	2006	2005
Discount rate	2.25%	2.00%
Expected long-term rate of return on plan assets	2.25	2.00
Rate of compensation increase	2.50	2.50

The expected long-term rate of return is based on the portfolio as a whole, taking into account the expected rate of return by asset class according to an actuarial asset model.

Plan Assets

The following table sets forth the percentage of the fair value of total plan assets, by asset category, held as of December 31:

	Successor	Predecessor
	2006	2005
Asset category:
Equity securities	43%	42%
Debt securities	24	22
Other	33	36

	100%	100%

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Cash Flows

During the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, the Company contributed $125, $1,791, $1,631 and $3,414, respectively, to the GE Toshiba Silicones pension plan. The Company expects to contribute $1,637 to the GE Toshiba Silicones pension plan in 2007.

During the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004, the GE Toshiba Silicones pension plan paid out benefits of $167, $1,256, $1,504 and $1,809, respectively. At December 31, 2006, the future benefits expected to be paid from the pension plans are as follows:

Year ending December 31:
2007	$2,859
2008	2,652
2009	3,799
2010	3,803
2011	4,088
2012 – 2016	19,021

$36,222

The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2006, and include estimated future employee service.

Adoption of SFAS No. 158

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement requires employers to recognize the funded status of defined benefit postretirement plans as an asset or liability on the balance sheet and to recognize changes in that funded status through comprehensive income. SFAS No. 158 also establishes the measurement date of plan assets and obligations as the date of the employers’ fiscal year end, and provides for additional annual disclosures. The Company currently uses a December 31 measurement date for all of its plans, consistent with its fiscal year end.

As required, the Company adopted this statement effective December 31, 2006. The following table summarizes the effects on the Consolidated Balance Sheet as of December 31, 2006 from applying this Statement:

	Successor
	Before application of Statement 158	Adjustments	After application of Statement 158
Liability for pension benefits	$71,925	(135)	71,790
Deferred income taxes	—	(25)	(25)
Total liabilities	71,925	(110)	71,815
Accumulated other comprehensive income	—	110	110
Total stockholder’s equity	576,653	110	576,763

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

(17) Operating Segments

The Company operates in two independent business segments: Silicones and Quartz. The Silicones segment is engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additive. The Quartz segment is engaged in the manufacture, sale and distribution of high-priority fused quartz and ceramic materials. Further information about each segment’s operating locations and legal entities is described in note 1 to these consolidated and combined financial statements.

The Company’s operating segments are organized based on the nature of the products they serve. They are managed separately because each business requires different technology and marketing strategies.

The accounting policies of the Silicones and Quartz segments are as described in the summary of significant accounting policies described in note 3 to these consolidated and combined financial statements.

Successor	Silicones	Quartz	Corporate and other items	Total
Period from December 4, 2006 to December 31, 2006:
Net sales (a)	$219,257	26,932	—	246,189
Operating income (b)	(54,511)	6,751	(3,838)	(51,598)
Depreciation and amortization	74,228	4,044	698	78,970
Interest expense and other financial charges	21,875	50	384	22,309
Interest income	811	30	(114)	727
Provision for income taxes	14	(2,707)	—	(2,693)
Capital expenditures	18,615	3,108	—	21,723

Predecessor
Period from January 1, 2006 to December 3, 2006:
Net sales (a)	$1,925,679	242,307	—	2,167,986
Operating income (b)	188,279	33,993	(69,880)	152,392
Depreciation and amortization	125,320	28,060	—	153,380
Interest expense and other financial charges	7,158	1,394	90,605	99,157
Interest income	4,023	6,437	76,863	87,323
Provision for income taxes	46,410	11,881	—	58,291
Capital expenditures	115,755	32,517	—	148,272

Year ended December 31, 2005
Net sales (a)	$2,094,451	247,513	—	2,341,964
Operating income (b)	263,037	36,867	(77,055)	222,849
Depreciation and amortization	153,901	32,438	—	186,339
Interest expense and other financial charges	5,172	15	88,105	93,292
Interest income	2,037	204	74,411	76,652
Provision for income taxes	24,037	9,474	31,958	65,469
Capital expenditures	107,277	23,898	—	131,175

Year ended December 31, 2004
Net sales (a)	$1,961,387	266,683	—	2,228,070
Operating income (b)	199,244	45,393	(66,540)	178,097
Depreciation and amortization	154,468	27,669	—	182,137
Interest expense and other financial charges	3,636	60	87,376	91,072
Interest income	910	268	66,545	67,723
Provision for income taxes	3,996	10,948	30,670	45,614
Capital expenditures	117,556	34,848	—	152,404

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

	Successor	Predecessor
	December 31
	2006	2005
Silicones	$3,063,367	2,150,785
Quartz	420,045	328,915
Corporate and other items	934,772	956,419

Total assets (c)	$4,418,184	3,436,119

(a)	There were no intersegment sales during the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, and 2005 and 2004. There were no individual customers for which revenue transactions comprised 10% or more of net sales for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 or 2004.

(b)	Segment operating income excludes certain corporate charges. A reconciliation of the segment operating income to income before income taxes would include interest income, interest expense, other expense, net and minority interests as presented on the Consolidated and Combined Statements of Operations.

(c)	Goodwill and deferred income taxes are included within corporate and other items as reconciling amounts to the Company’s total assets as presented on the Consolidated and Combined Balance Sheets.

The following tables show data by geographic area. Net sales are based on the location of the operation recording the final sale to the customer.

	Successor	Predecessor
	Period from		Year ended December 31
	December 4, 2006 through December 31, 2006	January 1, 2006 through December 3, 2006	2005	2004
Net sales:
United States	$79,051	798,806	725,550	752,775
Canada	2,760	46,524	55,766	52,920
Pacific	82,914	571,565	670,608	568,981
Europe	76,015	694,870	839,842	808,494
Mexico and Brazil	5,449	56,221	50,198	44,900

	$246,189	2,167,986	2,341,964	2,228,070

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

	Successor	Predecessor
	December 31, 2006	December 31, 2005

Property and equipment, net:
United States	$625,869	607,164
Canada	6,990	7,058
Pacific	426,908	220,103
Europe	402,417	250,929
Mexico and Brazil	6,659	6,357

	$1,468,843	1,091,611

(18) Quarterly Financial Information (Unaudited)

A summary of the quarterly operating results during 2006 and 2005 were as follows:

	Predecessor				Successor
				Period from
	First quarter 2006	Second quarter 2006	Third quarter 2006	October 2, 2006 to December 3, 2006	December 4, 2006 to December 31, 2006
Net sales	$584,150	616,948	615,598	351,290	246,189
Cost of sales, excluding depreciation	369,763	385,657	397,467	244,703	185,261

Gross profit	214,387	231,291	218,131	106,587	60,928
Selling, general and administrative expenses	152,597	143,010	139,897	109,670	53,101
Research and development expenses	15,689	19,377	20,734	17,030	59,425

Operating income (loss)	46,101	68,904	57,500	(20,113)	(51,598)
Other income (expense):
Interest income	29,259	15,493	25,313	17,258	727
Interest expense	(32,523)	(25,363)	(26,948)	(14,323)	(22,309)
Other, net	(1,710)	(432)	(522)	(2,041)	49
Minority interests	(15,550)	(16,742)	(14,162)	2,589	(167)

Income (loss) before income taxes	25,577	41,860	41,181	(16,630)	(73,298)
Income taxes (benefit)	12,217	26,115	23,346	(3,387)	(2,693)

Net income (loss)	$13,360	15,745	17,835	(13,243)	(70,605)

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

	Predecessor
	First quarter 2005	Second quarter 2005	Third quarter 2005	Fourth quarter 2005
Net sales	$577,231	609,738	570,005	584,990
Cost of sales, excluding depreciation	352,097	379,150	346,816	351,576

Gross profit	225,134	230,588	223,189	233,414
Selling, general and administrative expenses	155,604	155,951	156,051	149,730
Research and development expenses	17,358	17,263	18,513	19,006

Operating income	52,172	57,374	48,625	64,678
Other income (expense):
Interest income	15,673	20,115	19,276	21,588
Interest expense	(20,620)	(25,650)	(23,350)	(23,672)
Other, net	(1,688)	2,425	(957)	(1,547)
Minority interests	(19,722)	(14,578)	(13,148)	(17,215)

Income before income taxes	25,815	39,686	30,446	43,832
Income taxes	12,122	22,388	18,320	12,639

Net income	$13,693	17,298	12,126	31,193

(19) Guarantor and Nonguarantor Condensed Consolidated Financial Statements

The following condensed consolidated and combined financial information presents the Condensed Consolidated and Combined Balance Sheets as of December 31, 2006 and 2005, and the Condensed Consolidated and Combined Statements of Operations and Consolidated and Combined Statements of Cash Flows for the periods from December 4, 2006 through December 31, 2006 and January 1, 2006 through December 3, 2006, and for the years ended December 31, 2005 and 2004 of (i) Momentive Performance Materials Inc. (Parent); (ii) the guarantor subsidiaries; (iii) the nonguarantor subsidiaries; and (iv) the Company on a consolidated and combined basis. The 2005 and 2004 amounts are presented for comparative purposes.

Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. The guarantor subsidiaries are 100% owned by Parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the guarantor subsidiaries are pledged under the senior credit facility, and consequently will not be available to satisfy the claims of the Company’s general creditors.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Condensed Consolidated Balance Sheets as of December 31, 2006:

	Successor
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	67,459	130,551	—	198,010
Receivables	—	139,009	398,294	—	537,303
Due from affiliates	—	92,679	336,485	(394,172)	34,992
Inventories	—	202,324	228,720	(1,506)	429,538
Prepaid expenses	—	1,687	9,451	—	11,138
Deferred income taxes	—	—	13,082	—	13,082
Other assets	—	2,840	4,234	—	7,074

Total current assets	—	505,998	1,120,817	(395,678)	1,231,137
Property and equipment, net	—	625,870	842,973	—	1,468,843
Other long-term assets	51,462	—	35,504	—	86,966
Deferred income taxes	—	—	3,060	—	3,060
Investments in nonconsolidated affiliates	—	—	454	—	454
Investment in affiliates	2,519,408	—	—	(2,519,408)	—
Intangible assets	—	267,793	441,301	—	709,094
Goodwill	—	268,477	650,153	—	918,630

Total assets	$2,570,870	1,668,138	3,094,262	(2,915,086)	4,418,184

Liabilities and Shareholder’s Equity
Current liabilities:
Trade payables	$—	67,768	134,537	—	202,305
Short-term borrowings	—	2,128	—	—	2,128
Accrued expenses and other liabilities	—	81,932	91,212	—	173,144
Accrued interest	15,161	122	5,493	—	20,776
Accrued income taxes	—	—	32,507	—	32,507
Due to affiliates	—	50,921	385,412	(396,764)	39,569
Deferred income taxes	—	—	4,144	—	4,144
Current installments of long-term debt	—	—	10,496	—	10,496
Current installments of obligations under capital leases	—	498	1,531	—	2,029

Total current liabilities	15,161	203,369	665,332	(396,764)	487,098
Long-term debt	1,918,524	—	1,039,144	—	2,957,668
Obligations under capital leases	—	332	—	—	332
Other liabilities	—	3,484	45,410	—	48,894
Pension liabilities	—	88,540	75,674	—	164,214
Deferred income taxes	—	—	179,264	(10)	179,254

Total liabilities	1,933,685	295,725	2,004,824	(396,774)	3,837,460

Minority interests	—	—	3,961	—	3,961
Shareholder’s equity:
Additional paid-in capital	643,160	1,417,142	1,102,110	(2,519,252)	643,160
Accumulated deficit	(5,975)	(44,729)	(20,841)	940	(70,605)
Accumulated other comprehensive income	—	—	4,208	—	4,208

Total shareholder’s equity	637,185	1,372,413	1,085,477	(2,518,312)	576,763

Total liabilities and shareholder’s equity	$2,570,870	1,668,138	3,094,262	(2,915,086)	4,418,184

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Condensed Combined Balance Sheets as of December 31, 2005:

	Predecessor
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$246,058	392,169	—	638,227
Receivables	67,296	152,224	—	219,520
Due from affiliates	125,335	117,987	(238,439)	4,883
Inventories	207,458	189,991	(9,494)	387,955
Prepaid expenses	2,359	2,412	—	4,771
Deferred income taxes	9,923	21,282	—	31,205
Other assets	3,641	4,735	—	8,376

Total current assets	662,070	880,800	(247,933)	1,294,937
Property and equipment, net	607,157	484,454	—	1,091,611
Deferred income taxes	—	27,358	—	27,358
Investments in nonconsolidated affiliates	—	490	—	490
Intangible assets	80,094	51,091	(7,318)	123,867
Goodwill	626,485	271,371	—	897,856

Total assets	$1,975,806	1,715,564	(255,251)	3,436,119

Liabilities and Shareholder’s Equity
Current liabilities:
Trade payables	$77,059	134,856	—	211,915
Short-term borrowings	9,978	—	—	9,978
Accrued expenses and other liabilities	144,548	110,408	—	254,956
Due to affiliates	75,057	195,646	(238,439)	32,264
Accrued income taxes	22,040	33,006	—	55,046
Deferred income taxes	—	359	—	359
Current installments of long-term debt	—	4,555	—	4,555
Current installments of obligations under capital leases	499	1,345	—	1,844

Total current liabilities	329,181	480,175	(238,439)	570,917
Long-term debt	41,994	30,507	—	72,501
Obligations under capital leases	2,282	—	—	2,282
Other liabilities	5,271	23,273	(7,318)	21,226
Pension liabilities	—	68,893	—	68,893
Deferred income taxes	77,861	49,641	—	127,502

Total liabilities	456,589	652,489	(245,757)	863,321

Minority interests	—	398,112	—	398,112
Shareholder’s equity:
Due to General Electric Company	1,519,183	650,772	(9,494)	2,160,461
Accumulated other comprehensive income	34	14,191	—	14,225

Total shareholder’s equity	1,519,217	664,963	(9,494)	2,174,686

Total liabilities and shareholder’s equity	$1,975,806	1,715,564	(255,251)	3,436,119

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Condensed Consolidated Statement of Operations for the period from December 4, 2006 through December 31, 2006:

	Successor
	Period from December 4, 2006 through December 31, 2006
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	97,563	180,152	(31,526)	246,189
Cost of sales, excluding depreciation	—	77,785	139,932	(32,456)	185,261

Gross profit	—	19,778	40,220	930	60,928
Selling, general and administrative expenses	(2,336)	27,491	28,378	(432)	53,101
Research and development expenses	—	37,034	22,391	—	59,425

Operating income (loss)	2,336	(44,747)	(10,549)	1,362	(51,598)
Other income (expense):
Interest income	343	248	136	—	727
Interest expense	(8,654)	(201)	(13,454)	—	(22,309)
Other expense, net	—	(29)	78	—	49
Minority interests	—	—	(167)	—	(167)

Income (loss) before income taxes	(5,975)	(44,729)	(23,956)	1,362	(73,298)
Income taxes (benefit)	—	—	(3,115)	422	(2,693)

Net income (loss)	$(5,975)	(44,729)	(20,841)	940	(70,605)

Condensed Consolidated Statement of Operations for the period from January 1, 2006 through December 3, 2006:

	Predecessor
	Period from January 1, 2006 through December 3, 2006
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net sales	$1,047,018	1,473,293	(352,325)	2,167,986
Cost of sales, excluding depreciation	706,667	1,045,120	(354,197)	1,397,590

Gross profit	340,351	428,173	1,872	770,396
Selling, general and administrative expenses	293,923	251,251	—	545,174
Research and development expenses	49,407	23,423	—	72,830

Operating income (loss)	(2,979)	153,499	1,872	152,392
Other income (expense):
Interest income	85,750	1,573	—	87,323
Interest expense	(75,775)	(23,382)	—	(99,157)
Other expense, net	(11,588)	6,623	260	(4,705)
Minority interests	(605)	(43,260)	—	(43,865)

Income (loss) before income taxes	(5,197)	95,053	2,132	91,988
Income taxes	11,252	47,039	—	58,291

Net income (loss)	$(16,449)	48,014	2,132	33,697

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Condensed Consolidated Statement of Operations for the year ended December 31, 2005:

	Predecessor
	Year ended December 31, 2005
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net sales	$1,144,697	1,609,758	(412,491)	2,341,964
Cost of sales, excluding depreciation	759,068	1,083,425	(412,854)	1,429,639

Gross profit	385,629	526,333	363	912,325
Selling, general and administrative expenses	316,765	300,571	—	617,336
Research and development expenses	60,728	11,412	—	72,140

Operating income	8,136	214,350	363	222,849
Other income (expense):
Interest income	78,021	(1,369)	—	76,652
Interest expense	(70,558)	(22,734)	—	(93,292)
Other expense, net	2,895	(4,662)	—	(1,767)
Minority interests	—	(64,663)	—	(64,663)

Income before income taxes	18,494	120,922	363	139,779
Income taxes	7,555	57,914	—	65,469

Net income	$10,939	63,008	363	74,310

Condensed Consolidated Statement of Operations for the year ended December 31, 2004:

	Predecessor
	Year ended December 31, 2004
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net sales	$1,148,691	1,466,752	(387,373)	2,228,070
Cost of sales, excluding depreciation	766,065	1,016,604	(385,519)	1,397,150

Gross profit	382,626	450,148	(1,854)	830,920
Selling, general and administrative expenses	317,130	270,201	—	587,331
Research and development expenses	48,841	16,651	—	65,492

Operating income (loss)	16,655	163,296	(1,854)	178,097
Other income (expense):
Interest income	32,072	35,651	—	67,723
Interest expense	(24,026)	(67,046)	—	(91,072)
Other expense, net	(5,588)	(1,467)	—	(7,055)
Minority interests	(1,293)	(33,381)	—	(34,674)

Income (loss) before income taxes	17,820	97,053	(1,854)	113,019
Income taxes	(1,873)	47,487	—	45,614

Net income (loss)	$19,693	49,566	(1,854)	67,405

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Condensed Consolidated Statement of Cash Flows for the period from December 4, 2006 through December 31, 2006:

	Successor
	Period from December 4, 2006 through December 31, 2006
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$9,723	31,381	59,219	323	100,646

Cash flows from investing activities:
Capital expenditures	—	(11,652)	(10,071)	—	(21,723)
Acquisition related payments	(3,704,361)	—	—	—	(3,704,361)

Net cash provided by (used in) investing activities	(3,704,361)	(11,652)	(10,071)	—	(3,726,084)

Cash flows from financing activities:
Capital contribution	903,500	—	—	—	903,500
Proceeds from issuance of long-term debt	3,023,928	—	—	—	3,023,928
Payments of long-term debt	(50,000)	—	—	—	(50,000)
Debt issuance cost	(78,212)	—	—	—	(78,212)
Principal payments of capital lease obligations	—	(67)	(126)	—	(193)
Net borrowings with affiliates	(102,265)	52,693	49,895	(323)	—

Net cash provided by (used in) financing activities	3,696,951	52,626	49,769	(323)	3,799,023

Increase in cash and cash equivalents	2,313	72,355	98,917	—	173,585

Effect of exchange rate changes on cash	(2,313)	—	1,680	—	(633)
Cash and cash equivalents, beginning of period	—	(4,898)	29,956	—	25,058

Cash and cash equivalents, end of period	$—	67,457	130,553	—	198,010

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Condensed Consolidated Statement of Cash Flows for the period from January 1, 2006 through December 3, 2006:

	Predecessor
	Period from January 1, 2006 through December 3, 2006
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(32,430)	(169,015)	260	(201,185)

Cash flows from investing activities:
Capital expenditures	(79,835)	(68,437)	—	(148,272)
Purchases of intangible assets	(193)	(1,546)	—	(1,739)
Payments associated with acquisition	(56,260)	—	—	(56,260)
Investments in nonconsolidated affiliates	—	(37,462)	—	(37,462)

Net cash provided by (used in) investing activities	(136,288)	(107,445)	—	(243,733)

Cash flows from financing activities:
Capital contribution from joint venture partner	—	7,350	—	7,350
Dividend paid to joint venture partner	—	(63,664)	—	(63,664)
Net (decrease) increase in short-term borrowings	(3,540)	2,847		(693)
Payments of long-term debt	—	(3,089)	—	(3,089)
Principal payments of capital lease obligations	(504)	(1,246)	—	(1,750)
Net transfers to General Electric Company and affiliates	24,057	77,781	(260)	101,578

Net cash provided by (used in) financing activities	20,013	19,979	(260)	39,732

Increase in cash and cash equivalents	(148,705)	(256,481)	—	(405,186)

Effect of exchange rate changes on cash	(950)	22,419	—	21,469
Cash and cash equivalents, beginning of period	248,205	390,022	—	638,227

Cash and cash equivalents, end of period	$98,550	155,960	—	254,510

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Condensed Consolidated Statement of Cash Flows for the year ended December 31, 2005:

	Predecessor
	Year ended December 31, 2005
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net cash provided by (used in) operating activities	$126,280	293,806	—	420,086

Cash flows from investing activities:
Capital expenditures	(61,647)	(69,528)	—	(131,175)
Purchases of intangible assets	—	(387)	—	(387)
Payments associated with acquisition	(62,713)	—	—	(62,713)
Proceeds from sale of investments in nonconsolidated affiliates	15,500	—	—	15,500

Net cash provided by (used in) investing activities	(108,860)	(69,915)	—	(178,775)

Cash flows from financing activities:
Dividend paid to joint venture partner	—	(2,660)	—	(2,660)
Net (decrease) increase in short-term borrowings	9,891	(12,325)	—	(2,434)
Proceeds from issuance of long-term debt	—	32,996	—	32,996
Principal payments of capital lease obligations	(450)	(1,806)	—	(2,256)
Net transfers to General Electric Company and affiliates	17,652	(106,615)	—	(88,963)

Net cash provided by (used in) financing activities	27,093	(90,410)	—	(63,317)

Increase in cash and cash equivalents	44,513	133,481	—	177,994

Effect of exchange rate changes on cash	—	(32,357)	—	(32,357)
Cash and cash equivalents, beginning of year	203,692	288,898	—	492,590

Cash and cash equivalents, end of year	$248,205	390,022	—	638,227

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Consolidated and Combined Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(Dollar amounts in thousands)

Condensed Consolidated Statement of Cash Flows for the year ended December 31, 2004:

	Predecessor
	Year ended December 31, 2004
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net cash provided by (used in) operating activities	$76,538	187,169	—	263,707

Cash flows from investing activities:
Capital expenditures	(77,827)	(74,577)	—	(152,404)
Purchases of intangible assets	—	(2,030)	—	(2,030)
Payments associated with acquisition	(23,486)	(38,152)	—	(61,638)

Net cash provided by (used in) investing activities	(101,313)	(114,759)	—	(216,072)

Cash flows from financing activities:
Capital contribution from joint venture partner	—	5,390	—	5,390
Net (decrease) increase in short-term borrowings	(5,639)	11,729	—	6,090
Proceeds from issuance of long-term debt	—	—	—	—
Payments of long term-debt	—	(4,248)	—	(4,248)
Principal payments of capital lease obligations	(164)	(1,453)	—	(1,617)
Net transfers to General Electric Company and affiliates	134,635	8,892	—	143,527

Net cash provided by (used in) financing activities	128,832	20,310	—	149,142

Increase in cash and cash equivalents	104,057	92,720	—	196,777

Effect of exchange rate changes on cash	—	14,291	—	14,291
Cash and cash equivalents, beginning of year	99,634	181,888	—	281,522

Cash and cash equivalents, end of year	$203,691	288,899	—	492,590

(20) Subsequent Event

On March 30, 2007, the Board of Directors of Holdings adopted and stockholders approved the 2007 Long-Term Incentive Plan of Momentive Performance Holdings Inc. (the Incentive Plan). Individuals eligible to receive stock or options under the Incentive Plan include officers, employees, directors or consultants of Holdings or any of its subsidiaries, including the Company. The maximum number of shares of Holdings common stock that may be issued or transferred under the Incentive Plan equals 500,000 shares. All of the options granted under the Incentive Plan have an exercise price of one hundred dollars per share.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollar amounts in thousands)

	September 30, 2007	December 31, 2006
Assets (Note 2)
Current assets:
Cash and cash equivalents	$255,439	198,010
Receivables, net (note 5)	513,052	537,303
Due from affiliates (note 4)	10,702	34,992
Inventories (note 6)	397,887	429,538
Prepaid expenses	13,218	11,138
Deferred income taxes (note 10)	13,082	13,082
Other current assets	14,526	7,074

Total current assets	1,217,906	1,231,137
Property and equipment, net (note 7)	1,242,775	1,468,843
Other long-term assets	82,805	86,966
Deferred income taxes (note 10)	3,060	3,060
Investments in nonconsolidated affiliates (note 16)	454	454
Intangible assets, net	681,762	709,094
Goodwill	1,180,331	918,630

Total assets	$4,409,093	4,418,184

Liabilities and Shareholder’s Equity
Current liabilities:
Trade payables	$272,556	202,305
Short-term borrowings (note 8)	1,695	2,128
Accrued expenses and other liabilities	206,373	173,144
Accrued interest	66,102	20,776
Due to affiliates (note 4)	21,162	39,569
Accrued income taxes (note 10)	19,303	32,507
Deferred income taxes (note 10)	4,144	4,144
Current installments of long-term debt	10,798	10,496
Current installments of obligations under capital leases	1,218	2,029

Total current liabilities	603,351	487,098
Long-term debt	3,015,215	2,957,668
Obligations under capital leases	—	332
Other liabilities	50,114	48,894
Pension liabilities (note 13)	196,302	164,214
Deferred income taxes (note 10)	156,960	179,254

Total liabilities	4,021,942	3,837,460

Commitments and contingencies (note 12)

Minority interests	4,281	3,961
Shareholder’s equity:
Common stock	—	—
Additional paid-in capital	596,899	643,160
Accumulated deficit	(247,054)	(70,605)
Accumulated other comprehensive income	33,025	4,208

Total shareholder’s equity	382,870	576,763

Total liabilities and shareholder’s equity	$4,409,093	4,418,184

See accompanying notes to condensed consolidated and combined financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated and Combined Statements of Operations (Unaudited)

(Dollar amounts in thousands)

	Successor	Predecessor
	Fiscal nine-month period ended
	September 30, 2007	October 1, 2006
Net sales	1,884,231	1,816,696
Cost of sales, excluding depreciation	1,232,801	1,152,887

Gross profit	651,430	663,809
Selling, general and administrative expenses (note 4)	532,440	432,504
Research and development expenses	56,918	55,800
Restructuring and other costs (note 3(f))	23,995	3,000

Operating income	38,077	172,505
Other income (expense):
Interest income	4,834	70,065
Interest expense	(214,254)	(84,834)
Other income (expense), net	2,782	(2,664)
Minority interests	(19)	(46,454)

Income (loss) before income taxes	(168,580)	108,618
Income taxes (note 10)	7,869	61,678

Net income (loss)	(176,449)	46,940

See accompanying notes to condensed consolidated and combined financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated and Combined Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Successor	Predecessor
	Fiscal nine-month period ended
	September 30, 2007	October 1, 2006
Cash flows from operating activities:
Net income (loss)	$(176,449)	46,940
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	219,919	123,915
Amortization of debt issuance costs	7,356	—
Deferred income taxes	(16,035)	29,662
Change in minority interests	408	46,454
Equity in income of Non-consolidated Affiliates	—	1,009
Unrealized loss on derivative instruments	16,789	—
Changes in operating assets and liabilities:
Receivables	39,897	(10,147)
Inventories	39,794	17,733
Due to/from affiliates	(17,951)	(57,107)
Prepaid expenses and other assets	(8,462)	102
Trade payables	63,605	13,075
Accrued expenses and other liabilities	57,751	5,541
Accrued income taxes	(16,530)	(23,737)
Pension liabilities	23,891	963

Net cash provided by operating activities:	233,983	194,403

Cash flows from investing activities:
Capital expenditures	(123,728)	(100,234)
Purchase of intangible assets	(2,925)	(1,674)
Investment in nonconsolidated affiliates	—	(37,462)
Payments associated with acquisition of Momentive Performance Materials Inc.	(61,985)	—
Payments associated with acquisition of OrganoSilicones Inc.	—	(54,427)

Net cash used in investing activities	(188,638)	(193,797)

Cash flows from financing activities:
Dividend paid to joint venture partner	—	(63,664)
Net change in short-term borrowings	(419)	(693)
Payments of long-term debt	(7,961)	(3,089)
Proceeds from long-term debt	13,995	—
Principal payments on capital lease obligations	(1,198)	(1,465)
Net transfer to General Electric Company and affiliates	—	(31,158)

Net cash provided by (used in) financing activities	4,417	(100,069)

Increase (decrease) in cash and cash equivalents	49,762	(99,463)
Effect of exchange rate changes on cash	7,667	26,960
Cash and cash equivalents, beginning of period	198,010	638,227

Cash and cash equivalents, end of period	$255,439	565,724

See accompanying notes to condensed consolidated and combined financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)

(Dollar amounts in thousands, except per share amounts)

(1) Business and Basis of Presentation

Momentive Performance Materials Inc. (the Company or Successor) was incorporated in Delaware on September 6, 2006 as a wholly-owned subsidiary of Momentive Performance Materials Holdings Inc. (Holdings and together with its subsidiaries the Momentive Group) for the purpose of acquiring the assets and stock of various subsidiaries of General Electric Company (GE) that comprised GE’s Advanced Materials (GEAM or the Predecessor) business. Prior to November 21, 2006, the Company was known as Nautilus Holdings Intermediate Corp. The acquisition was completed on December 3, 2006 (the Acquisition). Holdings is owned approximately 90% by Apollo Management VI, L.P. (Apollo) and 10% by GE Capital Equity Investments, Inc. GEAM was comprised of two business segments, GE Silicones and GE Quartz, and was an operating unit within the Industrial segment of GE.

The Company is comprised of two business segments, Silicones and Quartz. The Silicones segment (Silicones) is a global organization engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. The Quartz segment (Quartz), also a global business, is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company is headquartered in Wilton, Connecticut. The accompanying financial statements include the Successor, representing the periods subsequent to the Acquisition, and the Predecessor, representing the periods prior to the Acquisition.

Momentive Performance Materials Inc. is comprised of the following legal entities and their wholly-owned subsidiaries: Momentive Performance Materials USA Inc.; Momentive Performance Materials Worldwide Inc.; and Momentive Performance Materials China SPV Inc.

Prior to the Acquisition, Silicones was comprised of the following legal entities and their wholly owned subsidiaries: America Silicones, Inc.; GE Silicones, Inc.; GE Sealants and Adhesives, Inc; GE Silicones LLC; OSi Industria de Silicones, Ltda; GE Bayer Silicones Verwaltungs GmbH; GE Bayer Silicones GmbH & Co. KG; GE Specialty Materials (Suisse) Sarl; GE Silicones (Benelux) BVBA; GE Toshiba Silicones Co. Ltd. GE Toshiba Silicones Asia Pacific Pte Ltd.; GE Toshiba Silicones (Nantong) Co. Ltd.; GE Toshiba Silicones Shanghai Co. Ltd.; GE Toshiba Silicones (Thailand) Ltd.; and GE Toshiba Silicones Co Ltd (Hong Kong). Quartz was comprised of the following legal entities and their wholly owned subsidiaries: GE Quartz, Inc.; GE Quartz Europe GmbH; GE Specialty Materials (UK) Limited; Advanced Ceramics Europe Ltd (UK); GE Specialty Materials Japan Co. Ltd, (Japan); and GE Quartz (China) Co. Ltd.

In the Americas, Silicones has manufacturing facilities in Waterford, New York; Sistersville, West Virginia; Euless, Texas; New Smyrna Beach, Florida; Pickering, Ontario, Canada; Itatiba, Brazil; and custom elastomers compounding operations in Chino, California and Garrett, Indiana. In the Americas, Quartz manufactures in Strongsville, Ohio; Willoughby, Ohio; Richmond Heights, Ohio and Newark, Ohio. A majority of the manufacturing personnel in Waterford, New York; Pickering, Ontario; Sistersville, West Virginia and Willoughby, Ohio are covered by collective bargaining agreements.

Silicones has manufacturing facilities outside the U.S. (non-U.S.) in Leverkusen, Germany, Nantong, China, Ohta, Japan, Rayong, Thailand, Shanghai, China, Shenzhen, China, Songjiang, China, Bergen op Zoom, Netherlands, Lostock, U.K., Termoli, Italy, Bangalore, India and Antwerp, Belgium. Quartz’ non-U.S. manufacturing facilities are located in Kobe, Japan, Kozuki, Japan, Wuxi, China and Geesthacht, Germany. In Europe, the Leverkusen, Bergen op Zoom, Termoli, and Geesthacht facilities are covered by collective bargaining agreements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

Prior to the Acquisition, the German and Japanese facilities operated under joint venture arrangements between GE and Bayer Chemical AG and Toshiba Corporation, respectively.

The unaudited condensed consolidated and combined financial statements of the Company and its subsidiaries have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for audited financial statements. In the opinion of management, all adjustments, consisting only of normal, recurring adjustments, considered necessary for a fair presentation, have been included. These unaudited condensed consolidated and combined financial statements should be read in conjunction with the financial statements, accounting policies and notes included in the Company’s audited financial statements as of and for the year ended December 31, 2006. Results for the interim periods are not necessarily indicative of results for the full year. The December 31, 2006 balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP.

(2) Acquisition

The Momentive Group acquired GEAM on December 3, 2006, pursuant to terms of the Stock and Asset Purchase Agreement between Holdings and GE, dated September 14, 2006 (the “Acquisition”). In connection with the Acquisition, the Company issued $3,031,152 of debt, consisting of $1,053,090 in term loans, $50,000 from a revolving credit facility, $765,000 of senior notes, $363,062 of senior notes denominated in euros, $300,000 of senior toggle notes and $500,000 of senior subordinated notes. In addition to the debt issued, affiliates of Apollo contributed cash of $453,150 to Holdings, and issued 10% of the common equity of Holdings to GE in the amount of $50,350, together with warrants to acquire an additional 3% of Holdings, and issued a seller note with a stated principal amount of $400,000. Holdings contributed capital of $903,500 to the Company.

The preliminary purchase price exchanged as of the acquisition date was $3,640,592, excluding transactions fees and subject to certain purchase price adjustments. The preliminary purchase price consists of cash paid to GE of $3,190,185, the issuance to GE of 10% of the equity of Holdings and the seller note. GE’s 10% interest of Holdings common equity and the seller note are now held by GE Capital Equity Investments, Inc.

During August 2007, the Company paid GE a final purchase price adjustment of $61,985, together with related interest of $2,318. The Company has recorded a $15,000 obligation to GE associated with the settlement of a pre-Acquisition inter-company obligation associated with the Company’s Quartz business in China. This amount is reflected as a component of due to affiliates in the condensed consolidated balance sheet as of September 30, 2007.

The purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based on the fair values of those assets and liabilities, as determined by the Company utilizing the assistance of third party valuations. During the fiscal nine-month period ended September 30, 2007, the Company made certain adjustments to the purchase price allocated to property and equipment and intangible assets based on final fair value information received in September 2007 and its final assessment of the useful lives of the property and equipment acquired.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

The following unaudited pro forma financial information presents the combined results of operations as if the acquisition had occurred as of January 1, 2006 for the period presented after giving effect to certain adjustments, including changes in depreciation and amortization expenses resulting from fair value adjustments to net tangible assets and amortizable intangible assets, increase in interest expense resulting from additional indebtedness incurred and amortization of debt issuance costs incurred in connection with the acquisition and financing and elimination of minority interest resulting from the joint venture transactions:

Fiscal Nine-month period ended October 1, 2006 Pro forma
Net sales	$1,816,696
Loss before income taxes	(88,941)
Net loss	(130,370)

The unaudited pro forma financial information is being furnished solely for informational purposes and is not intended to represent or be indicative of the consolidated results of operations that the Company would have reported had the Company operated as a stand-alone business for the period presented, nor are they necessarily indicative of future results.

(3) Summary of Significant Accounting Policies

The following is an update of the significant accounting policies followed by the Company.

(a) Consolidation and Combination

The condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries as of September 30, 2007 and December 31, 2006, and for the fiscal nine-month period ended September 30, 2007 (Successor period). The combined financial statements include the accounts of the GEAM business for the fiscal nine-month period ended October 1, 2006 (Predecessor period). Minority interests represent the minority shareholder’s proportionate share of the equity in the consolidated joint venture affiliates. All significant intercompany balances and transactions, including profit and loss as a result of those transactions, have been eliminated in the consolidation and combination.

(b) Inventories

Effective January 1, 2007, the Company changed its method of accounting for Quartz inventory from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. There was no impact on the consolidated financial statements as of and for the fiscal nine-month period ended September 30, 2007 due to this change in accounting policy because of the fair value step-up recorded to inventory in connection with the Acquisition. Silicones inventory continues to be determined using the FIFO method, and all inventories are stated at the lower of cost or realizable value.

At December 31, 2006, 6% of inventories were recorded using the LIFO method. In connection with the Acquisition, all inventories were stepped-up to their estimated fair values on that date.

For the fiscal nine-month period ended September 30, 2007, $23,438 of the inventory fair value step-up was expensed and recorded in cost of sales as the acquired inventories were sold.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

(c) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. A valuation allowance is established, as needed, to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, the Company adopted the requirements of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in its tax return. The Company also applies the guidance prescribed under FIN 48 relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. There was no material impact on the Company’s financial statements as a result of adopting this required accounting policy.

(d) Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123 Revised (SFAS 123R), Share-Based Payment. SFAS 123R requires companies to recognize compensation expense using a fair-value based method for costs related to share-based payments including stock options and employee stock purchase plans. The expense is measured based on the fair value of the award at its grant date based on the estimated number of awards that are expected to vest, and recorded over the applicable requisite service period. In the absence of an observable market price for a share-based award, the fair value is based upon a valuation methodology that takes into consideration various factors, including the exercise price of the award, the expected term of the award, the current price of the underlying shares, the expected volatility of the underlying share price based on peer companies, the expected dividends on the underlying shares and the risk-free interest rate.

A portion of the Company’s option awards have graded vesting, while some have a vesting contingent upon attainment of a specified level of investor internal rate-of-return. For expense recognition related to awards with graded vesting, the Company has adopted a policy of recognizing expense on a straight-line basis over the requisite service period of each separately vesting portion of the award as if each vesting tranche was a separate grant. For awards with vesting associated to investor’s return, expense is recognized over the expected service period derived from the output of a valuation model.

(e) Foreign currency derivatives

In early 2007, the Company entered into foreign currency forward contracts to purchase a total of $240,000 with Euros at rates ranging from $1.3121 to $1.3229. The maturity dates of the contracts outstanding as of September 30, 2007 range from November 23, 2007 to November 23, 2011. The fair value of the remaining contracts of $16,789 is recorded as a liability in the Condensed Consolidated Balance Sheet as of September 30, 2007 and a corresponding loss has been recognized as a loss in the fiscal nine-month period ended September 30, 2007. The Company recognized an unrealized loss of $16,789 for foreign currency forward contracts for the

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

fiscal nine-month period ended September 30, 2007. The Company recognized a loss of $1,061 for settled foreign currency forward contracts during nine-month period ended September 30, 2007. All realized and unrealized losses on foreign currency forward contracts were recognized as a component of selling, general, and administrative expense in the Condensed Consolidated Statement of Operations. As of December 31, 2006, there were no outstanding foreign currency derivative contracts.

(f) Restructuring and other costs

Included in restructuring and other costs are costs related to restructuring and initial stand-alone activities including: other services; retention payments; transferring production to a new facility; consulting services related to setting up the U.S. Benefit Plan and reorganization of the sales force in Europe.

For the fiscal nine-month period ended September 30, 2007, the Company recognized restructuring costs of $2,378 and consulting and other service costs of $21,617.

(g) Reclassification

Certain prior period balances in the Condensed Consolidated Balance Sheet have been reclassified to conform to the current period presentation.

(4) Related Party Transactions

In connection with the Acquisition described in note 2, Holdings entered into a management consulting and advisory services agreement with Apollo and its affiliates for the provision of management and advisory services for an initial term of up to twelve years. The Company also agreed to indemnify Apollo and its affiliates and their directors, officers, and representatives for potential losses relating to the services contemplated under these agreements. Terms of the agreement provide for annual fees of $3,500, payable in one lump sum annually, and provide for a lump-sum settlement equal to the net present value of the remaining annual management fees payable under the remaining term of the agreement in connection with a sale of the Company or initial public offering by the Company. For the fiscal nine-month period ended September 30, 2007, the Company recorded expenses for fees paid of $2,899. These amounts are included within selling, general and administrative expenses in the Company’s Condensed Consolidated Statements of Operations.

The Company sells products to various affiliated businesses (affiliates). For the fiscal nine-month periods ended September 30, 2007 and October 1, 2006, sales to affiliates were $43,338 and $32,673, respectively. Receivables from affiliates of $8,499 and $10,573, at September 30, 2007 and December 31, 2006, respectively, relate to such sales.

GE and its affiliates provide a variety of services to the Company, including services pursuant to certain transition service agreements entered into at the time of the Acquisition. Certain services, such as administering employee benefit plans and paying related claims, provision of voice and data networking, outsourcing of certain functions, environmental remediation, and other corporate services and headquarters’ overhead were charged to the Company as utilized through December 3, 2006, and were charged pursuant to terms of transition service agreements from December 4, 2006. Billings for these services were $84,851 and $116,533 for the fiscal nine–month periods ended September 30, 2007 and October 1, 2006, respectively. These amounts are principally included in selling, general and administrative expenses in the accompanying Condensed Consolidated and Combined Statements of Operations.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

The Company purchased products from various affiliates. Product purchases from affiliates during the fiscal nine-month periods ended September 30, 2007 and October 1, 2006 were $2,843 and $532, respectively. Payable to affiliates at September 30, 2007 and December 31, 2006, resulting from procurement activity and transition services was $6,162 and $39,569, respectively.

During 2006, the Company sold, on an ongoing basis and without recourse, certain of its trade accounts receivable recorded by the Company’s operations in Canada, United States and the Europe and Pacific regions to affiliates of GE. The sale of the receivables was accounted for under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Trade receivables of $112,035 were sold as of October 1, 2006. For the fiscal nine-month period ended October 1, 2006, the Company paid $11,530 in interest and service fees to affiliates of GE related to the sale of such receivables. These expenses are recorded as interest expense in the accompanying Combined Statements of Operations. No such transactions were recorded in the Company’s condensed consolidated financial statements as of September 30, 2007 and for the fiscal nine-month period then ended.

During 2006, the Company’s U.S. domestic operations and several of the Company’s non-U.S. entities participated in a pooled treasury operation with GE. As part of this pooled activity, the Company earned interest on balances on deposit with GE and paid interest when local operations borrow money from the pool. As of December 31, 2006, the Company had $362 of amounts on deposit with GE that is included within cash and cash equivalents in the accompanying Condensed Consolidated Balance Sheet. The related interest charges are reflected in the Condensed Consolidated Statement of Operations.

Through October 2006, the Company participated in a payables program with Vendor Financial Services (VFS), a GE affiliate. The Company settled invoices with vendors to obtain cash discounts. VFS provided funding for the period from when the invoice was eligible for cash discount until the final date for invoice settlement. The Company had no liability related to the VFS program at September 30, 2007 or December 31, 2006. Expenses related to program participation amounted to $2,154 for the fiscal nine-month period ended October 1, 2006. The expense is classified as other expense in the accompanying Condensed Combined Statements of Operations.

Interest income and interest expense related substantially to cash transfers to and from GE for the fiscal nine-month period ended October 1, 2006. Interest expense for the fiscal nine-month period ended September 30, 2007 is substantially associated with the Company’s indebtedness.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

(5) Receivables, Net

Receivables consisted of the following at September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006
Trade	$469,233	482,540
Other:
VAT	31,255	30,036
Advances	8,978	16,093
Other	9,099	14,336

	518,565	543,005

Allowance for doubtful accounts	(5,513)	(5,702)

Total receivables, net	$513,052	537,303

(6) Inventories

Inventories consisted of the following at September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006
Raw materials and work in process	$129,969	158,797
Finished goods	261,476	268,242
Consigned inventory	6,442	2,499

Total inventories	$397,887	429,538

(7) Property and Equipment, Net

Property and equipment consisted of the following at September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006
Land and improvements	$80,391	48,101
Buildings, structures and related improvements	291,710	262,910
Machinery and equipment	904,863	995,896
Software	28,161	29,734
Construction-in-progress	145,695	146,105

	1,450,820	1,482,746

Less accumulated depreciation and amortization	(208,045)	(13,903)

Total property and equipment, net	$1,242,775	1,468,843

The Company reclassified approximately $195,000 from Software to Machinery and Equipment as of December 31, 2006.

Depreciation expense is recorded in selling, general and administrative expenses.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

(8) Short-Term Borrowings

At September 30, 2007, the Company’s short-term borrowings consisted of bank borrowings, other than the revolving credit facility, of $1,695. At December 31, 2006, short-term borrowings consisted of a book overdraft balance of $2,128.

(9) Stock-Based Compensation

On March 30, 2007, the Board of Directors of Holdings approved the 2007 Long-Term Incentive Plan of Holdings (“the Incentive Plan”). A maximum of 500,000 shares of Holdings common stock may be issued or transferred, including options pursuant to the Incentive Plan. On the date the Incentive Plan was adopted, 204,700 and 2,000 shares of non-qualified stock options were granted to certain employees and directors, respectively, of the Company, and an additional 102,574 and 76,250 shares of non-qualified stock options were granted and forfeited, respectively, during the fiscal nine-month period ended September 30, 2007.

Employee option grants with graded vesting vest over a five-year period. Other options vest only if the Company’s investors realize a specified actual annual IRR. Investor internal rate of return (“IRR”) is a performance condition that refers to the rate of return achieved by Holdings’ primary shareholder as defined by the Incentive Plan. Director options vested immediately upon being granted. The fair value of each employee’s options with graded vesting and the director options was estimated using the Black-Scholes-Merton option pricing model. For the options associated with investor IRR, an adaptation of the Black-Scholes-Merton, which took into consideration the internal rate of return thresholds, was used to estimate fair value. This model adaptation is essentially equivalent to the use of a path-dependent lattice model.

Expected volatility was based on the historical volatility of representative peer companies’ stocks. Expected term for graded and director options was based on the simplified method in Staff Accounting Bulletin No. 107 which allows a term equal to the period from grant date to the mid point between vesting dates and contractual expiration of the options. For options associated with investor IRR, the expected term reflected an assumed date when the investor would reach its internal rate of return threshold plus an estimated additional holding period until the option exercise. Expected dividend yield was based on management’s expectation of no dividend payments. Risk free interest rates were based on the U.S. treasury yield curve in effect at the grant date for instruments with similar lives.

Options granted during 2007 used the following weighted average assumptions:

Risk-free interest rate	4.68%
Expected term (in years)	5.83
Volatility	27%
Expected dividend yield	—
Weighted average fair value	$21.45

At September 30, 2007, 231,024 of the 307,274 employee options granted remain outstanding and unvested. There was zero intrinsic value on any options at September 30, 2007.

For the fiscal nine-month period ended September 30, 2007, the Company recognized $66 for director compensation and $792 for employee compensation. As of September 30, 2007, there was $3,661 of unrecognized compensation costs related to unvested options, which is expected to be recognized over a weighted-average period of 1.7 years.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

The following is a summary of the stock options as of and for the fiscal nine-month period ended September 30, 2007:

	Options	Weighted Average Exercise Price
Outstanding at January 1, 2007	—
Granted	309,274	$100.00
Forfeited	(76,250)	$100.00
Expired	—
Exercised	—

Outstanding at September 30, 2007	233,024	$100.00

The weighted average characteristics of outstanding options at September 30, 2007 were as follows:

Options Outstanding
Outstanding at September 30, 2007	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
233,024	9.18	$100.00

(10) Income Taxes

The Company determined that the most appropriate estimate of its effective tax rate for interim periods would result from the use of the discrete approach.

The effective tax rate was -4.67% for the fiscal nine-month period ended September 30, 2007 and 56.78% for the fiscal nine-month period ended October 1, 2006. The reduction in the effective tax rate in 2007 was primarily due to a change in the amount of profit and loss before tax earned in the various jurisdictions in which the Company operates, decreases in tax rates in certain jurisdictions, the maintenance of a valuation allowance against a substantial amount of the Company’s net deferred tax assets and recognition of a deferred tax liability for certain long-lived taxable temporary differences. The valuation allowance, which relates principally to U.S. deferred tax assets, was established and maintained based on the Company’s assessment that a portion of the deferred tax assets will likely not be realized. Deferred tax liabilities are established in certain jurisdictions due to basis differences in goodwill.

As described in note 3 (c), the Company adopted FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no adjustment in the liability for unrecognized income tax positions. At the adoption date of January 1, 2007 and as of September 30, 2007, the Company had no unrecognized tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2007, the Company also has recorded no interest related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business the company is subject to examination by taxing authorities

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

throughout the world. Such major jurisdictions with open tax years are as follows: Germany 2001-2006, Italy 2002-2006, Switzerland 2001-2006, Singapore 2000-2006, Japan 2003-2006, Thailand 2001-2006, Hong Kong 2000-2006, Canada 2006 and Brazil 2001-2006.

(11) Comprehensive Income (Loss)

The balances for each classification of comprehensive income (loss) are as follows:

	Successor	Predecessor
	Fiscal nine-month period ended
	September 30, 2007	October 1, 2006
Net income (loss)	$(176,449)	46,940
Foreign currency translation	25,645	26,366
Other comprehensive income adjustments, net	3,172	(311)

Comprehensive income (loss)	$(147,632)	72,995

(12) Commitments and Contingencies

The Company is subject to various claims and legal actions arising in the ordinary course of business, none of which management believes is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

The Company is involved in certain remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs at each site are based on the Company’s best estimate of undiscounted future costs. As of September 30, 2007 and December 31, 2006, the Company had recognized obligations of $3,151 and $3,035, respectively, for remediation costs at the Company’s manufacturing facilities and offsite landfills. These amounts are included in other liabilities in the accompanying Condensed Consolidated Balance Sheets.

A majority of the Company’s manufacturing personnel in Waterford, New York; Sistersville, West Virginia; and Willoughby, Ohio are covered by collective bargaining agreements that expired at the end of September 2007. The Company has reached agreement with the unions representing such manufacturing personnel on the terms for new collective bargaining agreements which expire in 2010. The union members have approved the terms and the Company expects to formally enter into the new collective bargaining agreements later this year.

The Company entered into a ten-year operating lease agreement for a facility located in Shanghai, China in the first half of 2007. The total lease payments under this agreement are approximately $14,000.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

(13) Pension Plans and Other Postretirement Benefits

The following are the components of the Company’s U.S. and non-U.S. net pension and postretirement cost recognized by the Company for the fiscal nine-month periods ended September 30, 2007 and October 1, 2006:

	Pension		Postretirement
	Fiscal nine-month period ended		Fiscal nine-month period ended
	Successor	Predecessor	Successor	Predecessor
	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
Service cost	$16,019	2,844	$1,654	—
Interest cost	4,199	1,962	2,185	—
Expected return on plan assets	(824)	(296)	—	—
Net actuarial loss	—	582	—	—

	$19,394	5,092	$3,839	—

In the United States, employees and retirees of the Company participated in a number of employee benefit plans maintained by GE or its affiliates through January 28, 2007. As of September 30, 2007, the Company has recorded unfunded obligations of $109,952 related to employee's prior service with GE, of which $54,821 represents the projected benefit obligation of the pension plan and $55,131 represents the accumulated postretirement benefit obligation of the Postretirement Health and Welfare plans. The Company’s Board of Directors approved the Company’s U.S. benefit plans and executed the formal plan documents in August 2007.

Actuarial assumptions used to determine benefit obligations and 2007 earnings effects for the benefit plans are as follows:

Actuarial Assumptions
Discount Rate	6%
Compensation Increases	4.5% Non-Executive; 6.0% Executives
Initial healthcare trend rate	9.0% for 2007, gradually declining to 5.2% for 2013 and thereafter

Increasing or decreasing the healthcare cost trend rates by one percentage point would have had an insignificant effect on the obligation and the annual cost of retiree health plans. Our principal retiree benefit plans are collectively bargained and have provisions that limit our per capita costs.

Included in the benefit cost above are U.S. based expenses for service costs for the fiscal nine-month period ended September 30, 2007 of $13,997; and interest costs for the fiscal nine-month period ended September 30, 2007 of $3,825, respectively. The Company funds retiree healthcare benefits on a pay-as-you-go basis. We expect to contribute approximately $405 in 2007 to fund such benefits. As this is the inception year for the United States based Pension Plan, 2007 funding is not required. Management is still evaluating the timing and amount of future Pension Plan funding.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

Expected Future Benefit Payments for U.S. Benefit Plans:

	2007	2008	2009	2010	2011	2012-2016
Post-retirement Health and Welfare Plans	$405	1,177	1,918	2,654	3,298	24,386
Principal Pension Plans	$26	131	352	665	1,093	17,794

(14) Operating Segments

The Company operates in two independent business segments: Silicones and Quartz. The Silicones segment is engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. The Quartz segment is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company’s operating segments are organized based on the nature of the products and customers. The segments are managed separately because each business requires unique technology and marketing strategies.

An update of the accounting policies of the Silicones and Quartz segments are as described in the summary of significant accounting policies in note 3.

Successor	Silicones	Quartz	Corporate and other items	Total
Fiscal nine-month period ended September 30, 2007:
Net sales (a)	$1,678,071	206,160	—	1,884,231
Operating income (b)	60,809	17,381	(40,113)	38,077
Depreciation and amortization	178,523	41,396	—	219,919
Interest expense and other financial charges	213,912	4	338	214,254
Interest income	4,018	492	324	4,834
Provision for income taxes	5,182	2,687		7,869
Capital expenditures	110,371	13,357	—	123,728

Predecessor
Fiscal nine-month period ended October 1, 2006:
Net sales (a)	$1,620,066	196,630	—	1,816,696
Operating income (b)	208,087	21,219	(56,801)	172,505
Depreciation and amortization	102,325	21,590	—	123,915
Interest expense and other financial charges	5,566	12	79,256	84,834
Interest income	2,245	42	67,778	70,065
Provision for income taxes	52,478	9,200	—	61,678
Capital expenditures	78,697	21,537	—	100,234

(a)	There were no intersegment sales during the periods January 1, 2007 through September 30, 2007 and January 1, 2006 through October 1, 2006

(b)	Segment operating income excludes certain corporate charges for the Predecessor period. A reconciliation of the segment operating income to income (loss) before income taxes would include interest income, interest expense, other expense, net and minority interests as presented on the Condensed Consolidated and Combined Statements of Operations.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

The following tables show data by geographic area. Net sales are based on the location of the operation recording the final sale to the customer.

	Successor	Predecessor
	Fiscal nine-month period ended
	September 30, 2007	October 1, 2006
Net sales:
United States	$529,556	570,523
Canada	55,921	52,399
Pacific	557,998	520,854
Europe	679,826	627,003
Mexico and Brazil	60,930	45,917

	$1,884,231	1,816,696

	Successor	Predecessor
	September 30, 2007	December 31, 2006
Property and equipment, net:
United States	$627,197	625,869
Canada	8,955	6,990
Pacific	311,284	426,908
Europe	287,362	402,417
Mexico and Brazil	7,977	6,659

	$1,242,775	1,468,843

(15) Guarantor/ Nonguarantor Subsidiary Financial Information

The following condensed consolidated and combined financial information presents the Condensed Consolidated Balance Sheets as of September 30, 2007 and December 31, 2006, and the Condensed Consolidated and Combined Statements of Operations and Consolidated and Combined Statements of Cash Flows for the fiscal nine-month periods ended September 30, 2007 and October 1, 2006 of (i) Momentive Performance Materials Inc. (Parent); (ii) the guarantor subsidiaries; (iii) the non-guarantor subsidiaries; and (iv) the Company on a consolidated and combined basis. Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. The guarantor subsidiaries are 100% owned by Parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the guarantor subsidiaries are pledged under the senior credit facility and consequently will not be available to satisfy the claims of the Company’s general creditors. The long-term debt of $3,026,013 as of September 30, 2007 is only related to the Successor.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

Condensed Consolidated Balance Sheet as of September 30, 2007:

	Successor
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,610	60,379	193,450	—	255,439
Receivables, net	—	125,995	387,057	—	513,052
Due from affiliates	—	95,914	254,602	(339,814)	10,702
Inventories	—	186,304	220,259	(8,676)	397,887
Prepaid expenses	—	4,160	9,058	—	13,218
Deferred income taxes	—	—	13,082	—	13,082
Other current assets	—	7,695	6,831	—	14,526

Total current assets	1,610	480,447	1,084,339	(348,490)	1,217,906
Property and equipment, net	—	627,197	615,578	—	1,242,775
Other long-term assets	48,561	43	34,201	—	82,805
Deferred income taxes	—	—	3,060	—	3,060
Investments in nonconsolidated affiliates	—	—	454	—	454
Investment in affiliates	1,728,748	—	—	(1,728,748)	—
Intercompany borrowing	859,902	7,404	—	(867,306)	—
Intangible assets, net	—	104,624	577,138	—	681,762
Goodwill	—	185,095	995,236	—	1,180,331

Total assets	$2,638,821	1,404,810	3,310,006	(2,944,544)	4,409,093

Liabilities and Shareholder’s Equity
Current liabilities:
Trade payables	$—	84,953	187,603	—	272,556
Short-term borrowings	—	—	1,695	—	1,695
Accrued expenses and other liabilities	133	78,997	127,243	—	206,373
Accrued interest	66,102	—	—	—	66,102
Due to affiliates	15,000	36,642	309,334	(339,814)	21,162
Accrued income taxes	—	—	19,303	—	19,303
Deferred income taxes	—	—	4,144	—	4,144
Current installments of long-term debt	—	—	10,798	—	10,798
Current installments of obligations under capital leases	—	454	764	—	1,218

Total current liabilities	81,235	201,046	660,884	(339,814)	603,351
Long-term debt	1,939,854	—	1,075,361	—	3,015,215
Obligations under capital leases	—	—	—	—	—
Other liabilities	—	5,810	44,304	—	50,114
Pension liabilities	—	111,443	84,859	—	196,302
Intercompany Borrowings	—	—	867,307	(867,307)	—
Deferred income taxes	—	19,573	140,749	(3,362)	156,960

Total liabilities	2,021,089	337,872	2,873,464	(1,210,483)	4,021,942

Minority interests	—	—	4,281	—	4,281
Shareholder’s equity:
Additional paid-in capital	611,699	1,158,425	399,578	(1,572,803)	596,899
Accumulated deficit	6,033	(95,049)	3,220	(161,258)	(247,054)
Accumulated other comprehensive income	—	3,562	29,463	—	33,025

Total shareholder’s equity	617,732	1,066,938	432,261	(1,734,061)	382,870

Total liabilities and shareholder’s equity	$2,638,821	1,404,810	3,310,006	(2,944,544)	4,409,093

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

Condensed Consolidated Balance Sheet as of December 31, 2006:

	Successor
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	67,459	130,551	—	198,010
Receivables, net	—	139,009	398,294	—	537,303
Due from affiliates	—	92,679	336,485	(394,172)	34,992
Inventories	—	202,324	228,720	(1,506)	429,538
Prepaid expenses	—	1,687	9,451	—	11,138
Deferred income taxes	—	—	13,082	—	13,082
Other current assets	—	2,840	4,234	—	7,074

Total current assets	—	505,998	1,120,817	(395,678)	1,231,137
Property and equipment, net	—	625,870	842,973	—	1,468,843
Other long-term assets	51,462	—	35,504	—	86,966
Deferred income taxes	—	—	3,060	—	3,060
Investments in nonconsolidated affiliates	—	—	454	—	454
Investment in affiliates	2,519,408	—	—	(2,519,408)	—
Intangible assets, net	—	267,793	441,301	—	709,094
Goodwill	—	268,477	650,153	—	918,630

Total assets	$2,570,870	1,668,138	3,094,262	(2,915,086)	4,418,184

Liabilities and Shareholder’s Equity
Current liabilities:
Trade payables	$—	67,768	134,537	—	202,305
Short-term borrowings	—	2,128	—	—	2,128
Accrued expenses and other liabilities	—	81,932	91,212	—	173,144
Accrued interest	15,161	122	5,493	—	20,776
Due to affiliates	—	50,921	385,412	(396,764)	39,569
Accrued income taxes	—	—	32,507	—	32,507
Deferred income taxes	—	—	4,144	—	4,144
Current installments of long-term debt	—	—	10,496	—	10,496
Current installments of obligations under capital leases	—	498	1,531	—	2,029

Total current liabilities	15,161	203,369	665,332	(396,764)	487,098
Long-term debt	1,918,524	—	1,039,144	—	2,957,668
Obligations under capital leases	—	332	—	—	332
Other liabilities	—	3,484	45,410	—	48,894
Pension liabilities	—	88,540	75,674	—	164,214
Deferred income taxes	—	—	179,264	(10)	179,254

Total liabilities	1,933,685	295,725	2,004,824	(396,774)	3,837,460

Minority interests	—	—	3,961	—	3,961
Shareholder’s equity:
Additional paid-in capital	643,160	1,417,142	1,102,110	(2,519,252)	643,160
Accumulated deficit	(5,975)	(44,729)	(20,841)	940	(70,605)
Accumulated other comprehensive income	—	—	4,208	—	4,208

Total shareholder’s equity	637,185	1,372,413	1,085,477	(2,518,312)	576,763

Total liabilities and shareholder’s equity	$2,570,870	1,668,138	3,094,262	(2,915,086)	4,418,184

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

Condensed Consolidated and Combined Statements of Operations for the fiscal nine-month periods ended September 30, 2007 and October 1, 2006:

	Successor
	Fiscal nine-month period ended September 30, 2007
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	820,256	1,342,368	(278,393)	1,884,231
Cost of sales, excluding depreciation	—	558,796	945,714	(271,709)	1,232,801

Gross profit	—	261,460	396,654	(6,684)	651,430
Selling, general and administrative expenses	20,868	285,433	250,134	—	556,435
Research and development expenses	—	33,159	23,759	—	56,918

Operating income (loss)	(20,868)	(57,132)	122,761	(6,684)	38,077
Other income (expense):
Interest income	47,580	2,543	3,330	(48,619)	4,834
Interest expense	(131,747)	1,705	(132,832)	48,620	(214,254)
Other income (expense), net	117,041	22,138	19,116	(155,513)	2,782
Minority interests	—	—	(19)	—	(19)

Income (loss) before income taxes	12,006	(30,746)	12,356	(162,196)	(168,580)
Income taxes (benefit)	—	19,574	(11,705)	—	7,869

Net income (loss)	$12,006	(50,320)	24,061	(162,196)	(176,449)

	Predecessor
	Fiscal nine-month period ended October 1, 2006
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	934,193	1,234,828	(352,325)	1,816,696
Cost of sales, excluding depreciation	—	644,220	860,698	(352,031)	1,152,887

Gross profit	—	289,973	374,130	(294)	663,809
Selling, general and administrative expenses	—	228,532	206,972	—	435,504
Research and development expenses	—	40,800	15,000	—	55,800

Operating income (loss)	—	20,641	152,158	(294)	172,505
Other income (expense):
Interest income	—	63,387	6,678	—	70,065
Interest expense	—	(62,175)	(22,659)	—	(84,834)
Other income (expense), net	—	743	(3,407)	—	(2,664)
Minority interests	—	—	(46,454)	—	(46,454)

Income (loss) before income taxes	—	22,596	86,316	(294)	108,618
Income taxes	—	978	60,700	—	61,678

Net income (loss)	$—	21,618	25,616	(294)	46,940

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

Condensed Consolidated Statement of Cash Flows for the fiscal nine-month period ended September 30, 2007:

	Successor
	Fiscal nine-month period ended Sept 30, 2007
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities:	$53,488	171,293	164,989	(155,787)	233,983

Cash flows from investing activities:
Capital expenditures	—	(49,343)	(74,385)	—	(123,728)
Payments associated with acquisition of Momentive Performance Materials Inc.	(61,985)	—	—	—	(61,985)
Purchase of intangible assets	—	(96)	(2,829)	—	(2,925)

Net cash used in investing activities	(61,985)	(49,439)	(77,214)	—	(188,638)

Cash flows from financing activities:
Dividends paid within MPM Inc.	—	(125,513)	(30,000)	155,513	—
Net change in short term borrowings	—	(2,128)	1,709	—	(419)
Payments of long term debt	—	—	(7,961)	—	(7,961)
Proceeds of long term debt	—	—	13,995	—	13,995
Principal payments on capital lease obligations	—	(376)	(822)	—	(1,198)
Net borrowings with affiliates	(11,223)	(917)	11,866	274	—

Net cash provided by (used in) financing activities	(11,223)	(128,934)	(11,213)	155,787	4,417

Increase (decrease) in cash and cash equivalents	(19,720)	(7,080)	76,562	—	49,762
Effect of exchange rate changes on cash	21,330	—	(13,663)	—	7,667
Cash and cash equivalents, beginning of period	—	67,459	130,551	—	198,010

Cash and cash equivalents, end of period	$1,610	60,379	193,450	—	255,439

Condensed Combined Statement of Cash Flows for the fiscal nine-month period ended October 1, 2006:

	Predecessor
	Fiscal nine-month period ended Oct 1, 2006
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities:	$—	25,253	169,150	—	194,403

Cash flows from investing activities:
Capital expenditures	—	(56,061)	(44,173)	—	(100,234)
Purchase of intangible assets	—	(128)	(1,546)	—	(1,674)
Investment in non-consolidated affiliates	—	—	(37,462)	—	(37,462)
Payments associated with acquisition of OrganoSilicones Inc.	—	(35,353)	(19,074)	—	(54,427)

Net cash used in investing activities	—	(91,542)	(102,255)	—	(193,797)

Cash flows from financing activities:
Dividends paid to joint venture partners	—	—	(63,664)	—	(63,664)
Net change in short-term borrowings	—	—	(693)	—	(693)
Payments of long term debt	—	31,557	(34,646)	—	(3,089)
Principal payments of capital lease obligations	—	(2,781)	1,316	—	(1,465)
Net transfer to General Electric Company and affiliates	—	97,172	(128,330)	—	(31,158)

Net cash provided by (used in) financing activities	—	125,948	(226,017)	—	(100,069)

Increase (decrease) in cash and cash equivalents	—	59,659	(159,122)	—	(99,463)
Effect of exchange rate changes on cash	—	3,856	23,104	—	26,960
Cash and cash equivalents, beginning of period	—	244,898	393,329	—	638,227

Cash and cash equivalents, end of period	$—	308,413	257,311	—	565,724

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated and Combined Financial Statements (Unaudited)—Continued

(Dollar amounts in thousands, except per share amounts)

(16) Investments in Nonconsolidated Affiliates

On April 9, 2007, Momentive Performance Materials Pte. Ltd., a Singapore subsidiary of the Company and Zhejiang Xin An Chemical Industrial Group, a business organized under the laws of the People’s Republic of China (Xinan) signed an agreement (Agreement) to create a joint venture for the construction and operation of a siloxane manufacturing facility in Jiande, Zhejiang province, China. The shares of the joint venture company for Xinan and Parent will be 51% and 49%, respectively, and the total registered capital of the venture is $40,000. The Company has no additional financial commitment after the initial equity contribution. In connection with the Agreement, Momentive Performance Materials Japan LLC, a subsidiary of the Company, and Xinan signed a technology license agreement (Technology License) whereby the Company will provide technology to Xinan to be used by the joint venture company. During the third quarter 2007, the Company and Xinan received government approval for the joint venture company. The Company is accounting for the joint venture under the equity method of accounting.

(17) Restatement of Interim Financials

The Company has restated its unaudited condensed consolidated financial statements as of April 1, 2007 and July 1, 2007 for the fiscal three and six-month periods then ended to correct errors in previously reported cost of sales, depreciation expense and income taxes.

During the fiscal three-month period ended April 1, 2007, the Company overstated cost of sales by $6,800 related to the recognition of the inventory fair-value step-up for the Quartz segment recorded in connection with the Acquisition. This overstatement of cost of sales was corrected in the originally reported results of operations for the fiscal three-month period ended July 1, 2007. The Company has restated cost of sales for the fiscal three-month period ended July 1, 2007 to remove the effects of this originally reported correction from the fiscal three-month period ended July 1, 2007 results and made a corresponding correction to fiscal three-month period ended April 1, 2007 results. This restatement of cost of sales has no effect on the unaudited condensed consolidated financial statements as of and for the fiscal six-month period ended July 1, 2007.

Subsequent to the initial issuance of the unaudited condensed consolidated financial statements for the fiscal three and six-month periods ended July 1, 2007, the Company became aware of errors in reported depreciation expense and income taxes in those financial statements. The Company understated previously reported depreciation expense by $9,300, resulting from errors arising in the process of calculating depreciation recognized on the preliminary property and equipment fair value adjustments recorded in connection with the Acquisition. The Company overstated previously reported income tax expense by $4,264, resulting from errors arising in the process, resulting from the Acquisition, for calculating income taxes associated with foreign subsidiaries. The correction of errors in depreciation expense and income taxes had no effect on the Company’s consolidated financial statements for any period prior to the fiscal three-month period ended July 1, 2007.

Part II

Information Not Required in the Prospectus

Item 20.	Indemnification of Directors and Officers

Momentive Performance Materials Inc. and certain subsidiaries

Momentive Performance Materials Inc. (“Momentive”) is a Delaware Corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, including attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Article VIII of Momentive’s Certificate of Incorporation, as amended, provides for the indemnification of directors, officers, employees or agents to the fullest extent authorized by the DGCL. Article VIII also provides that, in any action initiated by a person seeking indemnification, Momentive shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of Momentive’s Certificate of Incorporation, as amended, includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article VIII of Momentive’s Certificate of Incorporation, as amended, permits the corporation to maintain insurance, at the corporation’s expense, to protect itself or any of its directors, officers, employees or agents or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Each of Momentive Performance Materials USA Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc. have identical provisions under their respective Certificates of Incorporation. Each of Momentive Performance Materials USA Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc. are incorporated within the state of Delaware and, therefore, the provisions listed above with respect to Momentive, apply to each.

MPM Silicones, LLC

MPM Silicones, LLC, formerly known as GE Silicones, LLC (“Silicones”), is a New York Limited Company. Section 420 of the Limited Liability Company Law of New York (the “NYLLCL”), provides that if set forth in its operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless, and advance expenses to, any member, manager or other person, or any testator or intestate of such member, manager or other person, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such member, manager or other person establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 5.4 of Silicones’ Amended and Restated Operating Agreement provides that Silicones shall indemnify the members and agents for all costs, losses, liabilities and damages paid or accrued by such member or agent in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of New York.

Section 6.4 of Silicones’ Amended and Restated Operating Agreement provides that each member that performs its duties in good faith, in a manner he or it reasonably believes to be in the best interests of Silicones and with such care as an ordinarily prudent person in a like position would use under similar circumstances shall not have any liability by reason of being or having been a member of Silicones. Section 6.4 further provides that no member shall be liable to Silicones or to any other member for any loss or damage sustained by Silicones or any member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by such member. Silicones shall indemnify and hold harmless each member from and against all claims and demands to the maximum extent permitted under the NYLLCL, as provided by Section 6.6.

Momentive Performance Materials Quartz, Inc.

Momentive Performance Materials Quartz, Inc., formerly known as GE Quartz, Inc., is a Delaware Corporation. Section 145(a) of the “DGCL,” provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, including attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction in which such action or suit was brought shall determine, that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Article Eleventh and Twelfth of Momentive Performance Materials Quartz’s Certificate of Incorporation, as amended, provides for the indemnification of directors, officers, employees or agents to the fullest extent authorized by the DGCL. Article Twelfth provides that, in any action initiated by a person seeking indemnification, Momentive Performance Materials Quartz, Inc. shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Eleventh of GE Quartz’s Certificate of Incorporation, as amended, includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article Twelfth of Momentive Performance Materials Quartz’s Certificate of Incorporation, as amended, permits the corporation to maintain insurance, at the corporation’s expense, to protect itself or any of its directors, officers, employees or agents, or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 21.	Exhibits and Financial Schedules

(a)	Exhibits

Exhibit Number	Description
2.1	Stock and Asset Purchase Agreement, dated as of September 14, 2006, by and between General Electric Company and Nautilus Holdings Acquisition Corp. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

2.2	Amendment to Stock and Asset Purchase Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.1	Certificate of Incorporation, as amended, of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.2	Amended and Restated By-laws of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.3	Certificate of Incorporation, as amended, of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.4	Amended and Restated By-laws of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.5	Certificate of Incorporation, as amended, of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.6	Amended and Restated By-laws of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.7	Certificate of Incorporation, as amended, of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.8	Amended and Restated By-laws of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.9	Amended and Restated Operating Agreement of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.10	Articles of Organization, as amended, of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.11	Certificate of Incorporation, as amended, of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.12	Amended and Restated By-laws of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.13	Certificate of Incorporation, as amended, of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.14	Amended and Restated By-laws of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

Exhibit Number	Description

4.1	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $765,000,000 9 3/4% Senior Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.2	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $300,000,000 10 1/8%/10 7/8% Senior Toggle Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.3	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $500,000,000 11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.4	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to €275,000,000 9% Senior Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.5	9 3/4% Senior Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.6	10 1/8%/10 7/8% Senior Toggle Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.7	11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.8	9% Senior Euro Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.9	Registration Rights Agreement by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc., J.P. Morgan Securities Inc., GE Capital Markets, Inc., UBS Securities LLC, ABN AMRO Incorporated, Barclays Capital Inc., Mizuho International plc, RBC Capital Markets Corporation, dated as of December 4, 2006, with respect to $765,000,000 9 3/4% Senior Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.10	Registration Rights Agreement by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc., J.P. Morgan Securities Inc., GE Capital Markets, Inc., UBS Securities LLC, ABN AMRO Incorporated, Barclays Capital Inc., Mizuho International plc, RBC Capital Markets Corporation, dated as of December 4, 2006, with respect to $300,000,000 10 1/8%/10 7/8% Senior Toggle Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

Exhibit Number	Description

4.11	Registration Rights Agreement by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc., J.P. Morgan Securities Inc., GE Capital Markets, Inc., UBS Securities LLC, ABN AMRO Incorporated, Barclays Capital Inc., Mizuho International plc, RBC Capital Markets Corporation, dated as of December 4, 2006, with respect to $500,000,000 11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.12	Registration Rights Agreement by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc., J.P. Morgan Securities Inc., GE Capital Markets, Inc., UBS Securities LLC, ABN AMRO Incorporated, Barclays Capital Inc., Mizuho International plc, RBC Capital Markets Corporation, dated as of December 4, 2006, with respect to €275,000,000 9% Senior Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the legality and binding effect of the notes

10.1	$1,385,000,000 Credit Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Blitz 06-103 GmbH and the Financial Institutions party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.2	Guarantee Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Blitz 06-103 GmbH, each of the Subsidiary Loan Parties identified therein and JPMorgan Chase Bank, N.A. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.3	Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among Momentive Performance Materials Inc. and the other Holders that are party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.4	Management Fee Agreement, dated as of December 14, 2006, by and among Momentive Performance Materials Holdings Inc., Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.5*	Intellectual Property Cross License Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.6*	Trademark License Agreement (GE Name and Marks), dated as of December 3, 2006, by and between GE Monogram Licensing International and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.7*	Quartz Sand Products Purchase Agreement, dated as of February 15, 2005, by and between Unimin Corporation and GE Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.8*	Offtake Agreement in Relation to the ASM Silicone Monomer Plant at Map Ta Phut, Kingdom of Thailand, dated as of May 20, 2002, by and among Asia Silicones Monomer Limited, GE Toshiba Silicones (Thailand) Limited and Shin-Etsu Silicones (Thailand) Limited (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.9

Transition Services Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

Exhibit Number	Description

10.10	Land Lease Agreement, as amended, dated as of July 1, 1998, by and among Bayer AG and Bayer Silicones GmbH & Co. KG (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.11	2007 Long-Term Incentive Plan (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.12	Form of Non-Qualified Stock Option Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.13	Form of Management Equity Investment and Incentive Term Sheet (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.14	Form of Subscription Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.15	Employment Agreement, dated June 8, 2007, between Momentive Performance Materials Inc. and Jonathan Rich (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.16	Employment Agreement, dated March 19, 2007, between Momentive Performance Materials Inc. and Wayne Hewett (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.17	Separation Agreement, dated June 8, 2007, between Momentive Performance Materials Inc. and Wayne Hewett (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.18	Management Equity Investment and Incentive Term Sheet for Steven Delarge, dated as of September 11, 2006, between Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

12.1	Statement re: Computation of Ratios

21.1	List of Subsidiaries of Momentive Performance Materials Inc.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included in signature pages to our Form S-4 Registration Statement, filed on September 14, 2007)

25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, N.A. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

99.1	Form of Letter of Transmittal (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

99.2	Form of Notice of Guaranteed Delivery (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Issuer Companies and Other Nominees (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

99.4	Form of Letter from Brokers, Dealers, Commercial Banks, Issuer Companies and Other Nominees to their Clients (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

Exhibit Number	Description

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in Exhibit 99.1)

99.6	Code of Conduct (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

*	Certain portions of this document have been omitted pursuant to a confidential treatment request.

(b)	Financial Statement Schedules

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

(c)	Reports, Opinion and Appraisals

None

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6) The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7) The undersigned registrant hereby undertakes to respond to any request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES—MOMENTIVE PERFORMANCE MATERIALS INC.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of December, 2007.

Momentive Performance Materials Inc.

By:	/S/ STEVEN P. DELARGE
Steven P. Delarge
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* Jonathan D. Rich	Chief Executive Officer, President and Director	December 17, 2007

/S/ STEVEN P. DELARGE Steven P. Delarge	Chief Financial Officer	December 17, 2007

* William L. Torrence	Controller	December 17, 2007

* Douglas A. Johns	Secretary, General Counsel and Director	December 17, 2007

* Stan Parker	Director	December 17, 2007

*By:	/S/ STEVEN P. DELARGE
Steven P. Delarge , as attorney-in-fact, pursuant to Powers of Attorney previously filed

SIGNATURES—ADDITIONAL REGISTRANT GUARANTORS

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of December, 2007.

Each Additional Registrant Guarantor

By:	/S/ STEVEN P. DELARGE
Steven P. Delarge

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* Jonathan D. Rich	(1)	December 17, 2007

/S/ STEVEN P. DELARGE Steven P. Delarge	(2)	December 17, 2007

* Raymond F. Kolberg	(3)	December 17, 2007

* Joseph P. Reyes	(4)	December 17, 2007

* Douglas A. Johns	(5)	December 17, 2007

* Stan Parker	(6)	December 17, 2007

* William L. Torrence	(7)	December 17, 2007

* Richard Ryan	(8)	December 17, 2007

* Brett Buffa	(9)	December 17, 2007

*By:	/S/ STEVEN P. DELARGE
Steven P. Delarge, as attorney-in-fact, pursuant to Powers of Attorney previously filed

(1)	Jonathan D. Rich has signed this registration statement as: Chief Executive Officer of Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc.; Director of Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc.
(2)	Steven P. Delarge has signed this registration statement as: Chief Financial Officer of Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA, Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc.
(3)	Raymond F. Kolberg has signed this registration statement as: Chief Executive Officer and Director of Momentive Performance Materials Quartz, Inc.
(4)	Joseph P. Reyes has signed this registration statement as: Chief Financial Officer and Director of Momentive Performance Materials Quartz, Inc.
(5)	Douglas A. Johns has signed this registration statement as: Director of Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc. and Momentive Performance Materials Quartz, Inc. Mr. Johns has also signed this registration statement as Secretary and General Counsel of Momentive Performance Materials USA Inc., sole managing member of MPM Silicones, LLC.
(6)	Stan Parker has signed this registration statement as: Director of Momentive Performance Materials Worldwide Inc. and Momentive Performance Materials USA Inc.
(7)	William L. Torrence has signed this registration statement as: Controller of Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials SPV Inc., Momentive Performance Materials South America Inc. and MPM Silicones, LLC.
(8)	Richard Ryan has signed this registration statement as: Director of Momentive Performance Materials Quartz, Inc.
(9)	Brett Buffa has signed this registration statement as: Controller of Momentive Performance Materials Quartz, Inc.

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Stock and Asset Purchase Agreement, dated as of September 14, 2006, by and between General Electric Company and Nautilus Holdings Acquisition Corp. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

2.2	Amendment to Stock and Asset Purchase Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.1	Certificate of Incorporation, as amended, of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.2	Amended and Restated By-laws of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.3	Certificate of Incorporation, as amended, of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.4	Amended and Restated By-laws of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.5	Certificate of Incorporation, as amended, of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.6	Amended and Restated By-laws of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.7	Certificate of Incorporation, as amended, of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.8	Amended and Restated By-laws of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.9	Amended and Restated Operating Agreement of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.10	Articles of Organization, as amended, of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.11	Certificate of Incorporation, as amended, of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.12	Amended and Restated By-laws of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.13	Certificate of Incorporation, as amended, of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.14	Amended and Restated By-laws of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.1	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $765,000,000 9 3/4% Senior Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

Exhibit Number	Description

4.2	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $300,000,000 10 1/8%/10 7/8% Senior Toggle Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.3	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $500,000,000 11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.4	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to €275,000,000 9% Senior Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.5	9 3/4% Senior Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.6	10 1/8%/10 7/8% Senior Toggle Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.7	11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.8	9% Senior Euro Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.9	Registration Rights Agreement by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc., J.P. Morgan Securities Inc., GE Capital Markets, Inc., UBS Securities LLC, ABN AMRO Incorporated, Barclays Capital Inc., Mizuho International plc, RBC Capital Markets Corporation, dated as of December 4, 2006, with respect to $765,000,000 9 3/ 4% Senior Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.10	Registration Rights Agreement by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc., J.P. Morgan Securities Inc., GE Capital Markets, Inc., UBS Securities LLC, ABN AMRO Incorporated, Barclays Capital Inc., Mizuho International plc, RBC Capital Markets Corporation, dated as of December 4, 2006, with respect to $300,000,000 10 1/8%/10 7/8% Senior Toggle Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.11	Registration Rights Agreement by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc., J.P. Morgan Securities Inc., GE Capital Markets, Inc., UBS Securities LLC, ABN AMRO Incorporated, Barclays Capital Inc., Mizuho International plc, RBC Capital Markets Corporation, dated as of December 4, 2006, with respect to $500,000,000 11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

Exhibit Number	Description

4.12	Registration Rights Agreement by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc., J.P. Morgan Securities Inc., GE Capital Markets, Inc., UBS Securities LLC, ABN AMRO Incorporated, Barclays Capital Inc., Mizuho International plc, RBC Capital Markets Corporation, dated as of December 4, 2006, with respect to €275,000,000 9% Senior Notes Due 2014 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the legality and binding effect of the notes

10.1	$1,385,000,000 Credit Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Blitz 06-103 GmbH and the Financial Institutions party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.2	Guarantee Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Blitz 06-103 GmbH, each of the Subsidiary Loan Parties identified therein and JPMorgan Chase Bank, N.A. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.3	Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among Momentive Performance Materials Inc. and the other Holders that are party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.4	Management Fee Agreement, dated as of December 14, 2006, by and among Momentive Performance Materials Holdings Inc., Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.5*	Intellectual Property Cross License Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.6*	Trademark License Agreement (GE Name and Marks), dated as of December 3, 2006, by and between GE Monogram Licensing International and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.7*	Quartz Sand Products Purchase Agreement, dated as of February 15, 2005, by and between Unimin Corporation and GE Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.8*	Offtake Agreement in Relation to the ASM Silicone Monomer Plant at Map Ta Phut, Kingdom of Thailand, dated as of May 20, 2002, by and among Asia Silicones Monomer Limited, GE Toshiba Silicones (Thailand) Limited and Shin-Etsu Silicones (Thailand) Limited (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.9	Transition Services Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.10	Land Lease Agreement, as amended, dated as of July 1, 1998, by and among Bayer AG and Bayer Silicones GmbH & Co. KG (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.11	2007 Long-Term Incentive Plan (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.12	Form of Non-Qualified Stock Option Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.13	Form of Management Equity Investment and Incentive Term Sheet (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.14	Form of Subscription Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

Exhibit Number	Description

10.15	Employment Agreement, dated June 8, 2007, between Momentive Performance Materials Inc. and Jonathan Rich (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.16	Employment Agreement, dated March 19, 2007, between Momentive Performance Materials Inc. and Wayne Hewett (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.17	Separation Agreement, dated June 8, 2007, between Momentive Performance Materials Inc. and Wayne Hewett (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.18	Management Equity Investment and Incentive Term Sheet for Steven Delarge, dated as of September 11, 2006, between Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

12.1	Statement re: Computation of Ratios

21.1	List of Subsidiaries of Momentive Performance Materials Inc.

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included in signature pages to our Form S-4 Registration Statement, filed on September 14, 2007)

25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, N.A. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

99.1	Form of Letter of Transmittal (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

99.2	Form of Notice of Guaranteed Delivery (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Issuer Companies and Other Nominees (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

99.4	Form of Letter from Brokers, Dealers, Commercial Banks, Issuer Companies and Other Nominees to their Clients (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in Exhibit 99.1)

99.6	Code of Conduct (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

*	Certain portions of this document have been omitted pursuant to a confidential treatment request.